   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1996

                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                      TRUMP HOTELS & CASINO RESORTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    7011                    13-3818402
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                     MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                (609) 441-6060
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                               NICHOLAS L. RIBIS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      TRUMP HOTELS & CASINO RESORTS, INC.
                     MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                                (609) 441-6060
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                WITH COPIES TO:
  DANIEL D. RUBINO, ESQ.    ROBERT M. PICKUS, ESQ.       NICHOLAS P. SAGGESE,
 WILLKIE FARR & GALLAGHER  EXECUTIVE VICE PRESIDENT              ESQ.
   ONE CITICORP CENTER                                  SKADDEN, ARPS, SLATE,
                                                            MEAGHER & FLOM
                      TRUMP HOTELS & CASINO RESORTS, INC.
   153 EAST 53RD STREET
                     MISSISSIPPI AVENUE AND THE BOARDWALK
 NEW YORK, NEW YORK 10022                               300 SOUTH GRAND AVENUE
                        ATLANTIC CITY, NEW JERSEY 08401
      (212) 821-8000            (609) 441-6060                SUITE 3400
                                                       LOS ANGELES, CALIFORNIA
                                                                90071
                                                            (213) 687-5000
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  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                           PROPOSED
 TITLE OF EACH CLASS OF                MAXIMUM OFFERING     PROPOSED
    SECURITIES TO BE     AMOUNT TO BE     PRICE PER     MAXIMUM AGGREGATE    AMOUNT OF
       REGISTERED        REGISTERED(1)     SHARE(2)     OFFERING PRICE(2) REGISTRATION FEE
------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........    8,050,000       $21.1875       $170,559,375        $58,814

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(1) Includes 1,050,000 shares which may be sold pursuant to the Underwriters'
    over-allotment option.
(2) Estimated solely for purposes of determining the registration fee.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                      TRUMP HOTELS & CASINO RESORTS, INC.

                             CROSS REFERENCE SHEET

  Cross-reference sheet furnished pursuant to Item 501(b) of Regulation S-K showing location in the Prospectus of information required by Items of Form S-1.

              ITEM IN FORM S-1                      LOCATION IN PROSPECTUS
              ----------------                      ----------------------
  1. Forepart of the Registration Statement
      and Outside Front Cover Page of         Facing Page; Cross Reference
      Prospectus...........................    Page; Outside Front Cover Page
  2. Inside Front and Outside Back Cover      Inside Front and Outside Back
      Pages of Prospectus..................    Cover Pages; Available
                                               Information
  3. Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges...   Prospectus Summary; Risk Factors
  4. Use of Proceeds.......................   Prospectus Summary; Use of
                                               Proceeds
  5. Determination of Offering Price.......   Not Applicable
  6. Dilution..............................   Not Applicable
  7. Selling Security Holders..............   Not Applicable
  8. Plan of Distribution..................   Outside Front Cover Page;
                                               Underwriting
  9. Description of Securities to be          Prospectus Summary; Dividend
      Registered...........................    Policy; Capitalization;
                                               Description of Capital Stock;
                                               Special Tax Considerations for
                                               Foreign Shareholders
 10. Interests of Named Experts and           Experts
      Counsel..............................
 11. Information with Respect to the          Prospectus Summary; Risk Factors;
      Registrant...........................    Price Range of Common Stock;
                                               Dividend Policy; Capitalization;
                                               Selected Historical Financial
                                               Information; Management's
                                               Discussion and Analysis of
                                               Financial Condition and Results
                                               of Operations; Unaudited Pro
                                               Forma Financial Information;
                                               Business; Regulatory Matters;
                                               Management; Certain
                                               Transactions; Security Ownership
                                               of Certain Beneficial Owners and
                                               Management; Description of
                                               Capital Stock; Description of
                                               THCR Holdings Partnership
                                               Agreement; Shares Eligible for
                                               Future Sale; Legal Matters
 12. Disclosure of Commission Position on
      Indemnification of Securities Act
      Liabilities..........................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 1996

PROSPECTUS
      , 1996

                                                  [LOGO]

                                        SHARES

                      TRUMP HOTELS & CASINO RESORTS, INC.

                                  COMMON STOCK

  All of the shares of Common Stock ("Common Stock") offered hereby (the "Stock Offering") are being sold by Trump Hotels & Casino Resorts, Inc. (the "Company").

  The Stock Offering is part of a comprehensive plan (the "Merger Transaction") relating to the acquisition of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), by Trump Hotels & Casino Resorts Holdings, L.P., a subsidiary of the Company ("THCR Holdings"), and the refinancing of the debt obligations of Taj Associates and Trump Plaza Associates ("Plaza Associates"), the owner and operator of the Trump Plaza Hotel and Casino ("Trump Plaza"). Upon consummation of the Merger Transaction, Trump Plaza Holding Associates ("AC Holdings"), a wholly owned subsidiary of THCR Holdings, will wholly own Plaza Associates and Taj Associates. In addition to the shares of Common Stock to be issued in the
Stock Offering, the Company may issue up to   shares of Common Stock in the
Merger.

  As part of the Merger Transaction and concurrently with the Stock Offering, AC Holdings and THCR Atlantic City Funding, Inc. ("AC Funding"), a wholly owned finance subsidiary of AC Holdings, are offering $1.18 billion aggregate principal amount of first mortgage notes (the "Mortgage Notes") (the "Mortgage Note Offering"). Consummation of the Stock Offering is conditioned upon the consummation of the other transactions contemplated by the Merger Transaction (including the Mortgage Note Offering).

  The Common Stock is listed on the New York Stock Exchange ("NYSE") under the
symbol "DJT." On      , 1996, the closing price of the Common Stock on the NYSE
was $    per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF CERTAIN FACTORS
THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 NEITHER  THE  NEW  JERSEY  CASINO  CONTROL  COMMISSION,  THE  INDIANA  GAMING
   COMMISSION  NOR  ANY  OTHER  REGULATORY  AUTHORITY  HAS  PASSED  UPON  THE
    ADEQUACY  OF THIS  PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY  IS
      UNLAWFUL.

--------------------------------------------------------------------------------

                                                PRICE   UNDERWRITING   PROCEEDS
                                                TO THE DISCOUNTS AND    TO THE
                                                PUBLIC COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Share......................................  $          $            $
Total(3).......................................  $          $            $
--------------------------------------------------------------------------------

(1) The Company and its subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $   , payable by Trump Hotels &
    Casino Resorts Holdings, L.P.
(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to   additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts
    and Commissions, and Proceeds to the Company will be $   , $    and $   ,
    respectively. See "Underwriting."

  The shares of Common Stock offered by this Prospectus are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares
of Common Stock will be made in New York, New York on or about      , 1996.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION
                 SALOMON BROTHERS INC
                                                       BT SECURITIES CORPORATION

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  IN CONNECTION WITH THIS STOCK OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements, and notes thereto, contained elsewhere in this Prospectus. Unless otherwise indicated, (i) the term "Company" as used in this Prospectus includes the Company and its subsidiaries and gives effect to the Merger Transaction and (ii) the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Prospective investors are urged to read this Prospectus carefully in its entirety.

                                  THE COMPANY


  Trump Hotels & Casino Resorts, Inc. (the "Company") will acquire all of the outstanding equity interests of Trump Taj Mahal Associates ("Taj Associates"), which owns and operates the Trump Taj Mahal Casino Resort (the "Taj Mahal"), in connection with the Merger Transaction. The Merger Transaction will create one of the largest casino entertainment companies in the United States by combining two "Four Star" Atlantic City casino hotels, a riverboat gaming project approximately 25 miles from downtown Chicago (the "Indiana Riverboat") and the rights to any future Donald J. Trump ("Trump") gaming venture. Upon consummation of the Merger Transaction, the Company will own and operate the Taj Mahal, currently Atlantic City's largest casino hotel, and Trump Plaza Hotel and Casino, which will be the largest casino hotel in Atlantic City upon completion of its ongoing expansion program (the "Trump Plaza Expansion"). Trump Plaza and the Taj Mahal are collectively referred to herein as the "Atlantic City Properties." Following the consummation of the Merger Transaction, the Company plans to undertake an expansion program at the Taj Mahal designed to increase its hotel room inventory and casino floor space and expand its parking facilities (the "Taj Mahal Expansion"). In addition, the Company is in the process of developing the Indiana Riverboat casino project located at Buffington Harbor on Lake Michigan, which will establish the Company's position in the greater Chicago metropolitan area market, one of the most successful new gaming markets in the United States. The Company will also continue to be the exclusive vehicle through which Trump will engage in new gaming activities in both emerging and established gaming jurisdictions.

  The acquisition of the Taj Mahal will strengthen the Company's position as a leader in the casino entertainment industry through its ownership of two successful land-based casino hotels. Furthermore, the Merger Transaction will enhance the Company's presence in the growing Atlantic City market, which, in terms of gaming revenues, has demonstrated a ten-year compound annual growth rate of 5.8% and a growth rate of 9.5% for calendar year 1995 versus calendar year 1994. After giving effect to the Merger Transaction and the Trump Plaza Expansion, the Company will have approximately one-quarter of Atlantic City's casino square footage, slot machines, table games and hotel room inventory. In addition, the combination of the Taj Mahal with the Company's existing and planned operations will provide opportunities for operational efficiencies, economies of scale and benefits from the talent, expertise and experience of management at the operating entities. Management believes that the critical mass resulting from the Merger Transaction, along with the marquee status of the "Trump" name, will allow the Company to compete more effectively for prime gaming licenses in other jurisdictions.

  Management believes the Company will benefit from the following factors:

  . THE "TRUMP" NAME. The Company capitalizes on the widespread recognition of the "Trump" name and its association with high quality amenities and first class service. To this end, the Company provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality, tailored to the gaming patron in each market. The Company also benefits from the "Trump" name in connection with its efforts to expand and to procure new gaming opportunities in the United States and abroad. The Company explores opportunities to establish additional gaming operations, particularly in jurisdictions where the legalization of casino gaming is relatively recent or is anticipated. Management believes that Trump's involvement with the Company facilitates the Company's expansion efforts, as the Company plans to capitalize on the "Trump" name and what management believes to be its marquee value in seeking new casino opportunities.

  . LEADING ATLANTIC CITY FACILITIES. Upon consummation of the Merger
    Transaction and the Trump Plaza Expansion, the Company will own and operate the two largest casino hotel properties in Atlantic City, both of which are strategically located on The Boardwalk. The Company believes that the Atlantic City Properties' reputations for high quality amenities and first class customer service, prime locations and targeted marketing strategies are ideally suited to capitalize on the expected growth in the Atlantic City gaming market. The Company believes that its leading market share in Atlantic City following the consummation of the Merger Transaction, will provide it with a competitive advantage in marketing the Atlantic City Properties, particularly to large convention groups and multi-day stay destination resort visitors.

  . ATLANTIC CITY PROPERTIES EXPANSION. The Company is in the process of executing expansion projects at both of its Atlantic City Properties to increase the Company's gaming space and hotel room capacity allowing the Company to meet both existing demand and the anticipated demand from the increased number of available rooms and infrastructure improvements that are currently under development to enhance further the "vacation destination appeal" of Atlantic City.

  The following table profiles the Company's casino and hotel capacity following the planned expansion at the Atlantic City Properties:

                            CURRENT                            PLANNED
                         --------------      ---------------------------------------------
                         TRUMP    TAJ         TRUMP PLAZA       INDIANA       TAJ MAHAL
                         PLAZA   MAHAL       EXPANSION(/1/)  RIVERBOAT(/1/) EXPANSION(/2/)  TOTAL
                         ------ -------      --------------  -------------- -------------- -------
Casino square footage... 73,000 120,000(/3/)     66,340          37,000         60,000     356,340(/3/)
Slot machines...........  2,325   3,550           2,025           1,500          2,500      11,900
Table games.............     97     162              46              73            --          378
Hotel rooms.............    555   1,250             849(/4/)        --           1,280       3,934

--------------------
(1) Scheduled to be completed early in the second quarter of 1996.
(2) Plans for the Taj Mahal Expansion, scheduled to be completed in phases from the first quarter of 1997 through 1999, are preliminary and subject to modification.
(3) Excludes a 12,000 square foot poker, keno and race simulcasting room which contains 64 poker tables.
(4) Includes 150 rooms which were opened at Trump Plaza East on October 30,
    1995.


  . OPERATING SYNERGIES. The Company intends to capitalize on the opportunities for efficiencies which can be generated by integrating certain operations of the Atlantic City Properties. Management has identified certain potential cost savings which, by the end of the second year following the Merger Transaction, are estimated to be approximately $18-20 million on an annual basis. Management believes that it will be able to consolidate certain departments at the Atlantic City Properties, reduce general and administrative expenses through possible personnel reductions and the consolidation of certain marketing efforts and reduce operating costs through efficiencies that are expected to result from the combined purchasing power of the Atlantic City Properties.

  . INDIANA RIVERBOAT. Trump Indiana, Inc. ("Trump Indiana"), the Company's subsidiary that will own and operate the Indiana Riverboat, has received site approval and a certificate of suitability to develop a gaming project at Buffington Harbor on Lake Michigan, approximately 25 miles southeast of downtown Chicago. Trump Indiana was the first recipient of a certificate of suitability in Indiana and is one of 11 riverboat gaming projects permitted under current Indiana law and one of only five to be located in northern Indiana. The Indiana Riverboat is currently on schedule to open for business early in the second quarter of 1996. The Indiana Riverboat is planned to have approximately 37,000 square feet of gaming space that will feature 1,500 slot machines and 73 table games and will be one of the largest riverboat casinos in the United States. The Indiana Riverboat's principal market will be the approximately 6.8 million people residing within 50 miles of Buffington Harbor in the greater Chicago metropolitan area. Approximately 11.2 million and 24.2 million people live within a 100- and 200-mile radius of Buffington Harbor, respectively.

ATLANTIC CITY PROPERTIES

 TRUMP PLAZA

  Management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.


  Trump Plaza Expansion. The Company is seeking to enhance further Trump Plaza's position as an industry leader through the Trump Plaza Expansion, scheduled to be completed early in the second quarter of 1996, which involves expanding and renovating Trump Plaza's gaming space, increasing its hotel capacity and constructing retail operations and entertainment venues. As part of the Trump Plaza Expansion, the Company will renovate and integrate into Trump Plaza a hotel located adjacent to Trump Plaza's main tower ("Trump Plaza East") and the former Trump Regency Hotel ("Trump World's Fair"), located on The Boardwalk adjacent to the existing Atlantic City Convention Center, which is next to Trump Plaza.

  Upon completion of the Trump Plaza Expansion, Trump Plaza's casino floor space will be the largest in Atlantic City, increasing from approximately 75,000 square feet to an aggregate of approximately 140,000 square feet, housing a total of approximately 4,350 slot machines and 143 table games. Trump Plaza's hotel capacity will increase to a total of 1,404 guest rooms, making Trump Plaza's guest room inventory the largest in Atlantic City. Management believes the increased hotel capacity as a result of the Trump Plaza Expansion will better enable it to meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings. The following table details plans for the Trump Plaza Expansion:

                                                                  TRUMP
                                         TRUMP PLAZA   TRUMP     WORLD'S
                                         FACILITY(1) PLAZA EAST   FAIR    TOTAL
                                         ----------- ----------  ------- -------
Casino square footage...................   75,000      15,000    49,340  139,340
Slot machines...........................    2,400         400     1,550    4,350
Table games.............................       97          13        33      143
Hotel rooms.............................      555         349(2)    500    1,404

--------------------
(1) Includes the 2,000 square foot area which will connect the existing facility with Trump Plaza East and the 75 slot machines to be included in this area.
(2) Includes 150 rooms opened on October 30, 1995.

  The Trump Plaza Expansion will increase Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. Furthermore, Trump World's Fair will add 49,340 square feet of casino floor space directly accessible from The Boardwalk, and Trump Plaza East will be reconfigured to provide a new entranceway to Trump Plaza directly off the Atlantic City Expressway. Management believes that the construction of a new convention center and "tourist corridor" linking the new convention center with The Boardwalk will enhance the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, will benefit Trump Plaza in particular. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

  THE TAJ MAHAL

   The Taj Mahal is currently the largest casino hotel in Atlantic City and has ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues since it commenced operations in 1990. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must see" attraction will enable the Taj Mahal to benefit from the growth of the Atlantic City market.

  The Taj Mahal Expansion. It is currently expected that the Taj Mahal Expansion will be funded principally out of the cash from the operations of the Atlantic City Properties and will be completed in phases from the fourth quarter of 1996 through 1999. The Taj Mahal Expansion, the plans for which are preliminary and subject to modification, involves the construction of an approximately 2,200 space expansion of the Taj Mahal's existing self-parking facilities and a new arena on a surface parking area located adjacent to the Taj Mahal, each scheduled to be completed in the first quarter of 1997; the conversion of the current site of the Mark Etess Arena into a new 60,000 square-foot circus-themed casino with 2,500 slot machines, scheduled to be completed in 1997; and the construction of two new hotel towers adjacent to the Taj Mahal's existing hotel tower each containing in excess of 640 rooms, the first of which is scheduled to be completed in 1997, and the second of which is scheduled to begin construction following the completion of the first tower and is scheduled to be completed in 1999.

  THE ATLANTIC CITY MARKET

  The Atlantic City gaming market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.75 billion in gaming revenues in 1995, an approximately 9.3% increase over 1994 gaming revenues of approximately $3.43 billion. During 1995, all 12 casinos experienced increased gaming revenues compared to 1994.

  The approximately $3.75 billion of gaming revenues produced by the 12
Atlantic City casino hotels in 1995 exceeded the approximately $     billion of
gaming revenues produced by the 19 largest casino hotels on the Las Vegas Strip for the same period, even though the Atlantic City casino hotels have less than one-quarter the number of hotel rooms of the Las Vegas Strip casino hotels. Management believes, however, that given current high occupancy levels, future casino revenue growth in the Atlantic City market will be dependent in part upon expansion in hotel capacity. Occupancy levels in Atlantic City increased to historic highs in 1995, reaching %, up from 82.7% in 1990. This increase reflects an improved economic environment and the fact that, between 1990 and 1995, there were no major additions to hotel capacity in Atlantic City.

  Due principally to an improved regulatory environment, the general improvement of economic conditions in 1993 and 1994 and existing high occupancy rates, significant investment in the Atlantic City market has been initiated and/or announced. Management believes that in addition to increases in hotel capacity, the currently planned major infrastructure improvements will be instrumental in stimulating future revenue growth in Atlantic City, and that the Atlantic City Properties are particularly well positioned to benefit from these infrastructure improvements. For example, Trump Plaza will be located at the end of the planned "tourist corridor" featuring an entertainment and retail complex that will link The Boardwalk with downtown Atlantic City. In addition, the New Jersey Casino Redevelopment Authority ("CRDA") is currently overseeing the development of the new convention center. When completed, the approximately $290 million convention center will be the largest exhibition space between New York City and Washington, D.C. The new convention center, currently scheduled to open in January 1997, will be located at the base of the Atlantic City Expressway. Trump Plaza is adjacent to the existing Atlantic City Convention Center and will also be one of the closest casino hotels to the new convention center, which as currently planned would hold approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, food-service facilities and a 1,600-car underground parking garage. An additional planned infrastructure improvement is the State of New Jersey's approximately $125 million capital plan to upgrade and expand the Atlantic City International Airport. The Company further believes that, as leading Atlantic City attractions, the Atlantic City Properties will attract a large portion of any increase in the number of potential casino hotel patrons.

THE INDIANA RIVERBOAT

  The Indiana Riverboat, currently scheduled to open for business early in the second quarter of 1996, will feature an approximately 280-foot luxury yacht with approximately 37,000 square feet of gaming space with 1,500 slot machines, 73 table games and capacity of approximately 2,450 passengers and 300 employees. The Indiana Riverboat will be one of the largest riverboat casinos in the United States. Trump Indiana was the first recipient of a certificate of suitability in Indiana and the Indiana Riverboat is one of 11 riverboat gaming projects permitted under current Indiana law and one of only five to be located in northern Indiana. Trump Indiana's certificate of suitability, which has been extended until June 28, 1996, constitutes approval of the application for a riverboat owner's license.

  The Indiana Riverboat's principal market will be the approximately 6.8 million people residing within 50 miles of Buffington Harbor in the greater Chicago metropolitan area. Approximately 11.2 million and 24.2 million people live within a 100- and 200-mile radius of Buffington Harbor, respectively, encompassing portions of the states of Indiana, Illinois, Michigan, Ohio and Wisconsin (the "Great Lakes Market"). Through the use of the "Trump" name and systematic marketing programs, the Company will seek to attract drive-in customers to the Indiana Riverboat. Casinos currently operating in the Great Lakes Market have been very successful, achieving operating results which represent significant premiums to other national gaming markets. The Company believes that these operating premiums indicate that the Great Lakes Market will be capable of absorbing significant capacity expansion in the future. Under current regulations in Indiana, all games typically available in Atlantic City casinos will be permitted on the Indiana Riverboat. Riverboat casinos in Indiana will be permitted to stay open 24 hours per day, 365 days per year and to extend credit and accept credit charge cards, with no loss or wagering limits. It is anticipated that the Indiana Riverboat would make approximately six daily cruises of two to three hours in duration each. Indiana gaming regulations permit gaming while cruising and during each 30-minute period during passenger embarkation and disembarkation.

                               THE STOCK OFFERING

 Common Stock Offered..................       shares
 Common Stock to be outstanding after
  the Merger Transaction...............       shares
 New York Stock Exchange Symbol........   DJT

                           THE MORTGAGE NOTE OFFERING

   (Offered by AC Holdings and AC Funding exclusively pursuant to a separate prospectus)

  Concurrently with and as a condition to consummation of the Stock Offering, AC Holdings and AC Funding, will issue $1.18 billion of the Mortgage Note Offering. AC Funding, a Delaware corporation, was recently formed for the sole purpose of, and will engage in no activities or business other than in connection with, the issuance of the Mortgage Notes. Certain terms of the Mortgage Notes are described under "Business--Certain Indebtedness."

                                  RISK FACTORS

  Prospective investors should consider, among other risks, (i) the high leverage and fixed charges of the Company; (ii) the Company's holding company structure, the risk in refinancing and repayment of indebtedness, and the need for additional financing; (iii) the restrictions on certain activities imposed by certain debt instruments; (iv) the recent results of the Atlantic City Properties; (v) risks associated with the Trump Plaza Expansion and the Taj Mahal Expansion; (vi) risks relating to the Indiana Riverboat; (vii) competition in the gaming industry; (viii) conflicts of interest; (ix) control by and the involvement of Trump; (x) reliance on certain key personnel; (xi) the strict regulation by gaming authorities, including the potential disqualification of holders of Common Stock; (xii) considerations with respect to the acquisition and development of additional gaming ventures; (xiii) limitations on the Company's license of the "Trump" name; (xiv) fraudulent transfer considerations; (xv) the shares of Common Stock eligible for future sale; and (xvii) the trading markets and potential volatility of the market price of the shares of Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Stock Offering, after payment of underwriting discounts and expenses of the Stock Offering, are estimated to be
$    million ($    million if the Underwriters' over-allotment option is
exercised in full). The proceeds from the Stock Offering, together with
proceeds of $    million from the Mortgage Note Offering, and available cash, will be used as set forth below.

  The aggregate proceeds of the Mortgage Note Offering and the Stock Offering will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger (see note (i) below); (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A, due 1999 of the Trump Taj Mahal Funding, Inc.'s ("Taj Funding") (the "Taj Bonds") (the "Taj Bond Redemption"), at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption;
(iii) redeem the outstanding shares of the Class B Common Stock of Taj Holding (the "Taj Holding Class B Common Stock"), as required in connection with the Taj Bond Redemption at the redemption price of $.50 per share; (iv) purchase and/or defease the outstanding 10 7/8% Mortgage Notes due 2001 (the "Plaza Notes) of Trump Plaza Funding, Inc. ("Plaza Funding"), (the "Plaza Note Purchase"); (v) satisfy the indebtedness of Taj Associates under a loan agreement with National Westminster Bank U.S.A. ("NatWest") (the "NatWest Loan"); (vi) purchase, for $50 million in cash and 500,000 shares of Common Stock, certain real property that is currently leased by Taj Associates from Trump Taj Mahal Realty Corp. ("Realty Corp."), a corporation wholly owned by Trump, including land underlying the Taj Entertainment Complex, land adjacent to the Taj Mahal used by it for surface parking and bus terminals, the pier located across The Boardwalk from the Taj Mahal (the "Steel Pier"), and a warehouse complex (collectively, the "Specified Parcels"); (vii) purchase Trump Plaza East pursuant to the purchase option (the "Trump Plaza East Purchase Option") held by Trump Plaza Associates ("Plaza Associates"); (viii) pay Bankers Trust Company ("Bankers Trust") $10 million to obtain releases of the liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to certain lenders, including Bankers Trust (the "Trump Indebtedness"); and (ix) pay related fees and expenses.

  The following table sets forth the anticipated sources and uses of funds for the Merger Transaction (assuming a March 31, 1996 consummation):

ANTICIPATED SOURCES OF FUNDS            ANTICIPATED USES OF FUNDS

                                                       (DOLLARS IN
CASH SOURCES                                           THOUSANDS)
------------                                           -----------
Stock Offering.................                        $  140,000
Mortgage Note Offering.........                         1,180,000
Available Cash.................                            46,947
                                                       ----------
 Total Cash Sources............                         1,366,947
                                                       ----------
NON-CASH SOURCES
----------------
Common Stock to be issued to
 Holders of Taj Holding Class A
 Common Stock(/1/).............                            40,500
Common Stock Equivalents to be issued to Trump(/2/)..      40,500
Common Stock to be issued to
 First Fidelity(/3/)...........                            10,000
 Total Non-Cash Sources........                            91,000
                                                       ----------
TOTAL SOURCES..................                        $1,457,947
                                                       ==========

                                (DOLLARS IN
CASH USES                       THOUSANDS)
---------                       -----------
Redeem Taj Bonds(/4/).........  $  793,767
Purchase and defease Plaza
 Notes(/5/)...................     377,790
Satisfy NatWest Loan..........      36,500
Exercise Trump Plaza East
 Purchase Option..............      28,000
Cash Payment to First
 Fidelity.....................      50,000
Cash Payment to Bankers
 Trust........................      10,000
Redeem Taj Holding Class B
 Common Stock.................         390
Transaction Fees and Expenses
 and Working Capital..........      70,500
                                ----------
 Total Cash Uses..............   1,366,947
                                ----------
NON-CASH USES
-------------
Acquisition of Taj Holding
 Class A Common Stock.........      40,500
Acquisition of Trump's Direct
 and Indirect Equity Interests
 in Taj Associates............      40,500
Common Stock issued to First
 Fidelity(/3/)................      10,000
 Total Non-Cash Uses..........      91,000
                                ----------
TOTAL USES....................  $1,457,947
                                ==========

-------------------
(/1/Assumes)all holders of Taj Holding Class A Common Stock elect Stock
    Consideration in connection with the Merger. See "--The Merger
    Transaction."
(/2/Includes)the value of the shares of Common Stock into which the limited partnership interest in THCR Holdings to be issued to Trump and Trump Taj Mahal, Inc., a corporation wholly owned by Trump ("TTMI") in connection with the Merger Transaction will be convertible.
(/3/Assumes)a price of $20.00 per share of Common Stock.
(/4/Includes)the Additional Amount (as defined) through March 31, 1996. See
    "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(/5/Assumes)that 90% of the Plaza Notes are purchased and the remaining 10% defeased.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY FINANCIAL INFORMATION OF THE COMPANY

  The following tables set forth (a) certain historical consolidated financial information of AC Holdings (formerly Trump Plaza Holding Associates) and Plaza Associates (predecessors of the Company) for each of the five years ended December 31, 1990 through 1994 and for the nine months ended September 30, 1994 and certain historical consolidated financial information of the Company for the period from inception (June 12, 1995) to September 30, 1995 (unaudited) and
(b) certain unaudited pro forma financial information of the Company (giving effect to the initial public offering by the Company of $140 million of Common Stock (the "June 1995 Stock Offering") and the offering by THCR Holdings and Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding") of $155 million aggregate principal amount of 15 1/2% Senior Secured Notes due 2005 (the "Senior Notes") (the "June 1995 Note Offering" and, together with the June 1995 Stock Offering, the "June 1995 Offerings"). The unaudited pro forma information also gives effect to the Merger Transaction (including the effects of the Mortgage Note Offering and the Stock Offering (collectively, the "Offerings"), the Taj Bond Redemption, the Plaza Note Purchase and the consolidation of Taj Associates). The historical financial information of AC Holdings and Plaza Associates as of December 31, 1994 and for the years ended December 31, 1992, 1993 and 1994 as set forth below has been derived from the audited consolidated financial statements of AC Holdings and Plaza Associates included elsewhere in this Prospectus. The historical financial information of AC Holdings and Plaza Associates for the years ended December 31, 1990 and 1991 as set forth has been derived from the audited consolidated financial statements of AC Holdings and Plaza Associates not included in this Prospectus.

  The unaudited financial information as of September 30, 1994 and 1995 and for the periods then ended has been derived from the unaudited condensed consolidated financial statements included elsewhere in this Prospectus. The results of these interim periods are not necessarily indicative of the operating results for a full year. The pro forma Statement of Operations Data and Other Data give effect to the Merger Transaction as if it had occurred on January 1, 1994 and the pro forma Balance Sheet Data gives effect to the same as if it had occurred on September 30, 1995. The pro forma financial information should not be considered indicative of actual results that would have been achieved had the transactions occurred on the date or for the period indicated and does not purport to indicate results of operations as of any future date or for any future period. All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                           HISTORICAL                        HISTORICAL      HISTORICAL
                          ------------------------------------------------  ------------- ----------------
                                                                                NINE       FROM INCEPTION
                                                                               MONTHS     (JUNE 12, 1995)
                                                                                ENDED     TO SEPTEMBER 30,
                                    YEARS ENDED DECEMBER 31,                SEPTEMBER 30,  1995 (NOTE 1)
                          ------------------------------------------------  ------------- ----------------
                            1990      1991      1992      1993      1994        1994            1995
                          --------  --------  --------  --------  --------  ------------- ----------------
                                     (DOLLARS IN THOUSANDS)                  (UNAUDITED)    (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net revenues...........  $319,937  $279,684  $313,318  $300,491  $295,063    $222,066        $113,301
 Depreciation and amor-
  tization..............    16,725    16,193    15,842    17,554    15,653      11,734           5,091
 Income from opera-
  tions.................    19,109    16,087    35,003    49,640    43,415      33,952          23,134
 Interest expense, net..    33,128    33,363    31,356    39,889    48,219      36,051          16,816
 Extraordinary gain
  (loss)................       --        --    (38,205)    4,120       --          --              --
 Net income (loss) (a)..   (10,591)  (29,230)  (35,787)    9,338    (8,870)     (5,305)          1,299
OTHER DATA:
 EBITDA (b).............  $ 44,016  $ 44,000  $ 60,399  $ 68,241  $ 60,524    $ 46,908        $ 28,630
 Capital expenditures
  (c)...................    11,002     5,509     8,643    10,052    20,489      14,611         102,535
 Ratio of earnings to
  fixed charges
  (deficiency) (d)......   (11,902)  (32,094)      1.1x      1.1x   (9,735)     (5,828)            1.2x
 Cash flows provided by
  (used in)
 Operating activities...     7,297     9,514  $ 26,191  $ 21,820    19,950      19,817        $ 10,315
 Investing activities...    (6,959)   (6,175)  (10,469)  (12,679)  (21,691)    (14,611)       (198,530)
 Financing activities...    (1,960)   (2,870)   (7,367)  (13,550)   (1,508)      2,560         183,386
BALANCE SHEET DATA (AT
 END OF PERIODS):
 Total assets...........  $395,775  $378,398  $370,349  $374,498  $375,643    $386,080        $599,415
 Total long-term debt,
  net of current
  maturities (e)........   247,048    33,326   249,723   395,948   403,214     398,644         486,655
 Total capital (defi-
  cit)..................    83,273    54,043    11,362   (54,710)  (63,580)    (60,068)         53,727

                                                 HISTORICAL                                      HISTORICAL
                           -------------------------------------------------------------    -----------------------
                                                                                              NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                              SEPTEMBER 30,
                           -------------------------------------------------------------    -----------------------
                              1990        1991         1992         1993         1994          1994         1995
                           ----------  ----------   ----------   ----------   ----------    ----------   ----------
                                           (DOLLARS IN THOUSANDS)                                (UNAUDITED)
OPERATING DATA (AT END OF
 PERIOD): (F)
 Casino square footage...      60,000      60,000       60,000       60,000       73,000(n)     66,299       74,033
 Number of hotel rooms...         557         557          557          557          555           557          555
 Hotel occupancy rate....        88.3%       87.1%        86.9%        87.6%        88.6%         89.9%        92.2%
TABLE GAMES:
 Total Atlantic City
  table drop (g).........  $7,903,248  $7,219,192   $7,055,034   $6,835,572   $6,832,517    $5,131,243   $5,350,188
 Atlantic City table drop
  growth.................         3.1%       (8.7)%       (2.3)%       (3.1)%        0.0%         (1.3)%        4.3%
 Trump Plaza table drop
  (g)....................  $  848,823  $  646,480   $  689,919   $  626,621   $  599,881    $  450,595   $  473,153
 Trump Plaza table games
  market share (h).......        10.7%        9.0%         9.8%         9.2%         8.8%          8.8%         8.8%
 Trump Plaza table games
  fair share (i).........         8.9%        8.5%         8.2%         7.8%         8.0%          7.9%         8.6%
 Trump Plaza table games
  efficiency (j).........       120.6%      105.1%       118.8%       118.0%       110.6%        110.9%       102.8%
 Trump Plaza table
  units..................         117         112           98           87           89            88           97
 Trump Plaza table
  revenue................  $  127,993  $   98,905   $   95,864   $   93,392   $   92,770    $   69,284   $   72,293
 Trump Plaza table
  revenue per unit per
  day (actual dollars)...  $    2,997  $    2,419   $    2,679   $    2,940   $    2,855    $    2,877   $    2,740
SLOTS:
 Total Atlantic City slot
  revenue................  $1,724,309  $1,851,070   $2,113,829   $2,214,638   $2,297,280    $1,738,656   $1,971,442
 Atlantic City slot
  revenue growth.........         9.3%        7.4%        14.2%         4.8%         3.7%          1.7%        13.4%
 Trump Plaza slot revenue
  (k)....................  $  150,715  $  136,128   $  168,388   $  173,215   $  170,316    $  129,370   $  154,157
 Trump Plaza slot market
  share (h)..............         8.7%        7.4%         8.0%         7.8%         7.4%          7.4%         7.8%
 Trump Plaza slot fair
  share (i)..............         8.2%        7.8%         7.8%         7.6%         8.0%          8.0%         8.3%
 Trump Plaza slot
  efficiency (j).........       107.2%       94.5%       102.6%       103.1%        92.5%         92.8%        94.6%
 Trump Plaza slot units..       1,661       1,659        1,727        1,812        2,076         2,047        2,342
 Trump Plaza slot revenue
  per unit per day
  (actual dollars) (k)...  $      248  $      225   $      267   $      262   $      225    $      232   $      241

                                                   (footnotes on following page)

                                                      PRO FORMA (O)
                                           ------------------------------------
                                                             NINE MONTHS ENDED
                                              YEAR ENDED     SEPTEMBER 30, 1995
                                           DECEMBER 31, 1994      (NOTE 1)
                                           ----------------- ------------------
STATEMENT OF OPERATIONS DATA:                 (UNAUDITED)       (UNAUDITED)
 Net revenues.............................     $812,245          $  668,445
 Depreciation and amortization............       60,285              47,861
 Income from operations...................      121,231             120,997
 Interest expense, net (l)................      160,952             116,565
 Net (loss) income........................      (30,609)              2,925
 Net (loss) income per common share (m)...        (1.56)               (.08)
OTHER DATA:
 EBITDA (b)(l)............................     $182,972          $  168,330
 Ratio of earnings to fixed charges
  (deficiency) (d)........................      (44,724)              1.02x
BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets.............................          --           $1,646,313
 Total long-term debt, net of current
  maturities..............................          --            1,340,330
 Total capital............................          --              174,164

  Note 1: The Company was incorporated on March 28, 1995 and conducted no operations until June 12, 1995, when the Company issued $140,000,000 of Common Stock in the June 1995 Stock Offering and contributed the proceeds therefrom to THCR Holdings in exchange for an approximately 60% general partnership interest in THCR Holdings. At the consummation of the June 1995 Stock Offering, pursuant to the contribution agreement, dated as of July 12, 1995, between Trump and THCR Holdings (the "Contribution Agreement"), Trump contributed, among other things, his 100% beneficial interest in Plaza Funding, AC Holdings and Plaza Associates to THCR Holdings for an approximately 40% limited partnership interest in THCR Holdings. The financial data as of September 30, 1995 and for the period ended September 30, 1995 reflect the operations of the Company from inception (June 12, 1995) to September 30, 1995.
--------------------
(a) Net loss for the year ended December 31, 1990, includes income of $2.4 million resulting from the settlement of a lawsuit relating to a boxing match. Net loss for the year ended December 31, 1991, includes a $10.9 million charge associated with the rejection of the lease of the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Net income for 1992 includes $1.5 million of costs associated with certain litigation. Net income for the years ended December 31, 1993 and 1994, and the nine months ended September 30, 1994 and the period from inception (June 12, 1995) to September 30, 1995, includes $3.9, $4.9, $3.7 and $1.3 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.
(b) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, non-cash compensation charges associated with awards to the President of the Company under the 1995 Stock Incentive Plan, and the non-cash write-down of CRDA investments. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA as management understands that it is used by certain investors as one measure of the Company's historical ability to service its debt.
(c) Capital expenditures attributable to Trump Plaza East were approximately $2.8 million and $8.7 million for the years ended December 31, 1993 and 1994, $6.2 million and $14.3 million for the nine months ended September 30, 1994 and 1995.
(d) For purposes of computing this ratio, earnings consist of loss before income taxes, extraordinary items, minority interest and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, preferred partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense). Earnings were insufficient to cover fixed charges for the years ended 1990, 1991, 1994, and the nine months ended September 30, 1994 and, on a pro forma basis, for the year ended 1994 and the nine months ended September 30, 1995.
(e) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then existing events of default.
(f) Atlantic City industry data has been compiled from information filed with and published by the CCC and is unaudited.
(g) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(h) Market share represents the total Trump Plaza gaming revenues expressed as a percentage of total Atlantic City gaming revenues.
(i) Fair share is the percentage of the total number of gaming units (table games and slot machines) in Trump Plaza to the total number of gaming units in casino hotels in Atlantic City.
(j) Efficiency is the ratio of Trump Plaza's market share to its fair share.
(k) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.
(l) Does not give effect to any return on investment of the net proceeds of the June 1995 Offerings.
(m) Pro forma earnings per share is based upon weighted average shares outstanding as of September 30, 1995, shares and phantom stock units awarded to the President of the Company pursuant to the 1995 Stock Incentive Plan and shares to be issued in the Stock Offering. The shares of Class B Common Stock owned by Trump have no economic interest and, therefore are not considered.
(n) The expansion of 13,000 square feet was commenced in April 1994 and completed at the end of that year.
(o) The Pro Forma Statement of Operations Data and Other Data give effect to the Merger Transaction as if the same had occurred on January 1, 1994 and the Pro Forma Balance Sheet Data gives effect to the Merger Transaction as if the same had occurred on September 30, 1995.

SUMMARY FINANCIAL INFORMATION OF TAJ ASSOCIATES

  The following table sets forth certain historical consolidated financial information of Taj Associates for each of the five years ended December 31, 1990 through 1994 and for the nine months ended September 30, 1994 and 1995. The financial information of Taj Associates as of December 31, 1990, 1991, 1992, 1993 and 1994 and for the years then ended set forth below has been derived from the audited consolidated financial statements of Taj Associates. The audited financial information as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 are included elsewhere in this Prospectus. The financial information as of September 30, 1994 and 1995 and for each of the nine months then ended has been derived from the unaudited consolidated financial statements of Taj Associates included elsewhere in this Prospectus and in the opinion of management, includes all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position, results of operations and changes in cash flows for the periods presented. This information should be read in conjunction with "Unaudited Pro Forma Financial Information" and the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                              NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                           ---------------------------------------------------------------  -----------------------
                            1990(A)       1991(B)        1992         1993         1994        1994         1995
                           ----------    ----------   ----------   ----------   ----------  ----------   ----------
                                           (DOLLARS IN THOUSANDS)                                (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
 Net revenues............   $ 356,698    $  438,313   $  469,753   $  498,911   $  517,182  $  386,538   $  417,296
 Depreciation and
  amortization...........      44,647        36,202       36,388       36,858       39,750      28,944       32,407
 Income (loss) from
  operations.............     (23,289)       31,828       68,027       84,458       76,634      54,190       72,404
 Interest expense, net...     (82,105)     (100,683)    (103,126)    (106,997)    (113,292)    (85,512)     (86,112)
 Extraordinary gain
  (loss).................           0       259,618            0            0            0           0            0
 Net income (loss).......    (124,269)      188,513      (35,099)     (22,539)     (36,658)    (31,322)     (13,708)
OTHER DATA:
 EBITDA(c)...............  $   62,361    $   96,234   $  106,978   $  124,080   $  120,018  $   85,282   $  107,126
 Capital expenditures....     178,060        17,045       12,111       16,752       23,030      15,749       19,477
 Ratio of earnings to
  fixed charges
  (deficiency)(d)........    (143,612)      (71,105)     (35,099)     (22,539)     (36,658)    (31,322)     (13,708)
 Cash flows provided by
  (used in)
  operating activities...       7,798        35,126       31,786       48,634       33,422      40,562       73,310
 Investing activities....    (117,965)      (18,901)     (17,759)     (22,160)     (27,231)    (19,749)     (23,751)
 Financing activities....      61,613       (16,170)      (2,500)      (2,492)      (3,039)     (2,355)      (1,986)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total assets............  $  845,804    $  814,051   $  802,556   $  811,508   $  807,612  $  822,914   $  843,725
 Total long-term debt,
  net of current
  maturities(e)..........         917(f)    573,844      595,682      625,765      656,701     651,626      688,143
 Total capital
  (deficit)..............     (69,420)      167,837      130,913      106,641       67,812      73,609       52,899
OPERATING DATA (AT END OF
 PERIOD)(G):
 Casino Square Footage...     120,000       120,000      120,000      130,110      132,317     132,317      133,111
 Number of Hotel Rooms...       1,250         1,250        1,250        1,250        1,250       1,250        1,250
 Hotel Occupancy Rate....        95.5%         87.3 %       91.3 %       92.3 %       92.4%       93.8 %       92.0%
TABLE GAMES:
 Total Atlantic City
  table drop(h)..........  $7,903,249    $7,219,192   $7,055,034   $6,835,572   $6,832,517  $5,131,243   $5,350,188
 Atlantic City table drop
  growth.................         3.1%         (8.7)%       (2.3)%       (3.1)%        0.0%       (1.3)%        4.3%
 Taj Mahal table games
  market share(i)........        12.6%         16.4 %       15.3 %       16.2 %       17.1%       16.4 %       17.7%
 Taj Mahal table games
  fair share(j)..........        12.3%         12.7 %       13.3 %       14.5 %       14.2%       14.4 %       13.4%
 Taj Mahal table games
  efficiency(k)..........       102.1%        129.1 %      115.0 %      111.7 %      120.4%      113.9 %      132.1%
 Taj Mahal table units...         167           166          159          163          159         161          150
 Taj Mahal table
  revenue................  $  154,048    $  186,644   $  169,112   $  173,432   $  184,774  $  132,019   $  148,953
 Taj Mahal table revenue
  per unit per day
  (actual dollars).......       3,354         3,080        2,913        2,915        3,184       3,004        3,637


                                                                                       NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                         ----------------------------------------------------------  ----------------------
                          1990(A)       1991        1992        1993        1994        1994        1995
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS)                           (UNAUDITED)
SLOTS:
 Total Atlantic City
  slot revenue(k)(l).... $1,724,309  $1,851,070  $2,113,829  $2,214,638  $2,297,280  $1,738,656  $1,971,442
 Atlantic City slot rev-
  enue growth...........        9.3%        7.4%       14.2%        4.8%        3.7%        1.7%       13.4%
 Taj Mahal slot
  revenue(l)............ $  150,842  $  197,383  $  246,947  $  264,504  $  259,114  $  200,213  $  217,475
 Taj Mahal slot market
  share(i)..............        8.8%       10.7%       11.7%       11.9%       11.3%       11.5%       11.0%
 Taj Mahal slot fair
  share(j)..............       14.2%       13.0%       12.7%       13.1%       12.6%       12.3%       12.5%
 Taj Mahal slot
  efficiency(k).........       62.0%       82.3%       92.1%       90.8%       89.7%       93.5%       88.0%
 Taj Mahal slot units...      2,909       2,778       2,840       3,146       3,342       3,241       3,540
 Taj Mahal slot revenue
  per unit per day (ac-
  tual dollars)(l)...... $      189  $      195  $      238  $      230  $      213  $      226  $      225

--------------------
(a) The Taj Mahal was substantially completed and opened to the public on April 2, 1990.
(b) Taj Associates and Trump Taj Mahal Funding, Inc. ("Taj Funding") completed the 1991 Taj Restructuring (as defined) on October 4, 1991, which may affect the comparability of prior periods.
(c) EBITDA represents income from operations before depreciation, amortization, restructuring costs, the non-cash write-down of CRDA investments and a nonrecurring cost of a litigation settlement. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Taj Associates' operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA, as management understands that it is used by certain investors as one measure of Taj Associates' historical ability to service its debt.
(d) For purposes of computing this ratio, earnings consist of loss before income taxes and extraordinary items and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense).
(e) The years ended December 31, 1991, 1992, 1993, 1994 and the nine months ended September 30, 1994 and 1995 include approximately $528,124, $550,140, $580,464, $611,533, $606,509 and $643,135 of Bonds, net of discount of approximately $201,334, $188,162, $172,417, $153,597, $158,622 and
    $137,108, respectively, which is being accreted as additional interest expense to maturity and results in an effective interest rate of approximately 18.0%. See Note 2 of Notes to Consolidated Financial Statements of Taj Associates.
(f) Long-term debt of $720,715 had been reclassified to current maturities as of December 31, 1990.
(g) Atlantic City industry data has been compiled from information filed with and published by the CCC (as defined) and is unaudited.
(h) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(i) Market share represents the total Taj Mahal gaming revenues expressed as a percentage of total Atlantic City gaming revenues.
(j) Fair share is the percentage of the total number of gaming units (table games or slot machines) in the Taj Mahal to the total number of gaming units in casinos in Atlantic City.
(k) Efficiency is the ratio of the Taj Mahal's market share to its fair share.
(l) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.

                             THE MERGER TRANSACTION

  Upon consummation of the Merger Transaction, the Company will own and operate the Taj Mahal and Trump Plaza. Pursuant to the Agreement and Plan of Merger, dated as of January 8, 1996, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996, among the Company, Taj Holding and THCR Merger Corp. ("Merger Sub") (the "Merger Agreement"), (a) Merger Sub will be merged with and into Taj Holding (the "Merger") and, (b) each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either
(i) $30.00 in cash ("Cash Consideration") or (ii) that number of shares of the Company's Common Stock as is determined by dividing $30.00 by the Market Value ("Stock Consideration"). Market Value is defined as the average of the high and low per share sales prices on the NYSE of a share of Common Stock on the 15 trading days immediately preceding the effective time of the Merger (the "Effective Time"). In addition to the Merger, the Merger Transaction includes the transactions discussed below.

  Real Property Purchases. The Specified Parcels are currently leased by Taj Associates from Realty Corp. for approximately $3.3 million per year. See "Business--Certain Indebtedness--Taj Associates--First Fidelity Loan/Specified Parcels." Realty Corp. has outstanding indebtedness of approximately $78 million owing to First Fidelity Bank, National Association, New Jersey ("First Fidelity") (the "First Fidelity Loan") which is due November 15, 1999. The First Fidelity Loan is currently secured by a mortgage on the Specified Parcels, and Taj Associates has previously guaranteed the repayment of the First Fidelity Loan up to a maximum of $30 million. Trump has also previously personally guaranteed (up to a maximum of approximately $19.2 million), and pledged his direct and indirect equity interests in Taj Associates as collateral for, the First Fidelity Loan. As mortgagee, First Fidelity has the right to terminate the lease on the Specified Parcels under certain circumstances. See "Business--Certain Indebtedness--Taj Associates--First Fidelity Loan/Specified Parcels."

  In order to secure future use of the Specified Parcels and eliminate all future lease payments on the Specified Parcels, Taj Associates expects to satisfy the First Fidelity Loan through the payment of $50 million in cash and 500,000 shares of Common Stock and purchase the Specified Parcels from Realty Corp. for a nominal amount by exercising a purchase option with respect to the Specified Parcels. Upon consummation of the purchase of the Specified Parcels,
(i) the lease relating to the Specified Parcels will be terminated, thus eliminating Taj Associates' rental obligations thereunder; (ii) the $30 million guaranty by Taj Associates of the First Fidelity Loan will be released; and
(iii) Trump's guaranty of such indebtedness will be released and First Fidelity will relinquish its lien on Trump's direct and indirect equity interests in Taj Associates. The Specified Parcels will be part of the collateral securing the Mortgage Notes. See "Business--Certain Indebtedness--Taj Associates--First Fidelity Loan/Specified Parcels."

  Pursuant to the Trump Plaza East Purchase Option, Plaza Associates has the right to purchase Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction and purchase Trump Plaza East, thereby eliminating approximately $3.1 million of annual lease payments associated with Trump Plaza East. See "Business-- Properties--Trump Plaza East."

  Consent and Release Payment. The Trump Indebtedness is currently secured by, among other things, a promissory note from TTMI to Trump (the "TTMI Note"), as well as a lien on Trump's direct and indirect equity interests in Taj Associates and related guarantees. As part of the Merger Transaction, Taj Associates will pay $10 million to Bankers Trust to obtain the consent of Bankers Trust to the Merger Transaction and to obtain releases of certain liens on Trump's direct and indirect equity interests in Taj Associates and related guarantees, and the pledge of the TTMI Note, all of which secure a portion of the Trump Indebtedness. See "Business--Certain Indebtedness--Taj Associates-- TTMI Note."

  Plaza Note Purchase; Consent Solicitations. As part of the Merger Transaction, Plaza Associates and Plaza Funding intend to purchase and (to the extent not purchased) defease the Plaza Notes. Any such purchase of Plaza Notes will be conditioned upon, among other things, the concurrent consummation of the other transactions contemplated by the Merger Transaction. Plaza Associates and Plaza Funding also intend to solicit the consent of holders of a majority in aggregate principal amount of the Plaza Notes to amend certain provisions in the indenture pursuant to which the Plaza Notes were issued (the "Plaza Note Indenture"). Under the terms of the Plaza Note Indenture, Plaza Associates and Plaza Funding have the right to retire the Plaza Notes through defeasance by depositing in trust a sum sufficient to provide for the redemption of the Plaza Notes on June 15, 1998 at 105% of their principal amount, plus accrued interest.

  To effect the Merger Transaction, THCR Holdings and its subsidiary THCR Funding, the issuers of the Senior Notes, will solicit from the holders of the Senior Notes the waiver of, and consent to modify, certain provisions of the indenture pursuant to which the Senior Notes were issued (the "Senior Note Indenture") (the "Senior Note Consent Solicitation"). Consent of holders of a majority in aggregate principal amount of outstanding Senior Notes is required in connection with the Senior Note Consent Solicitation.

  Trump Contribution and Consideration. In connection with the Merger Transaction, Trump will contribute or cause to be contributed all of his direct and indirect equity interests in Taj Associates (representing a 50% economic interest) to AC Holdings (on behalf, and at the direction of, THCR Holdings). Trump will contribute to AC Holdings his shares (consisting of 50% of the outstanding capital stock) of The Trump Taj Mahal Corporation, the holder of a
 .01% general partnership interest in Taj Associates ("TTMC"), and will cause TTMI to contribute to AC Holdings (on behalf, and at the direction of, THCR Holdings) TTMI's 49.995% general partnership interest in Taj Associates.

  In addition, Trump will contribute to Taj Holding all of his shares of Class C Common Stock of Taj Holding ("Taj Holding Class C Common Stock") which will be canceled pursuant to the Merger Agreement. The Taj Holding Class C Common Stock provides Trump with the ability to elect a majority of the members of the Board of Directors of, and thereby control, Taj Holding. It also affords Trump separate class voting rights in certain events, including in connection with the Merger. The Taj Services Agreement (as defined herein), pursuant to which Trump has received or will receive approximately $1.7 million, $1.4 million and $1.6 million (less $575,000 which was paid annually by Trump to First Fidelity to reduce the amount owed by Taj Associates under the lease for the Specified Parcels) in respect of the years ended 1995, 1994 and 1993, respectively, as compensation for services rendered to Taj Associates, will also be terminated in connection with the Merger Transaction.

  In exchange for the contribution by Trump and TTMI to AC Holdings (on behalf, and at the direction, of THCR Holdings), Trump's directly held limited partnership interest in THCR Holdings will be modified and TTMI will receive a limited partnership interest in THCR Holdings. As a result of the Merger Transaction, Trump's aggregate beneficial ownership of limited partnership interests in THCR Holdings will decrease from approximately 40% to
approximately    %, of which an approximately   % interest will be held
directly by TTMI (assuming a price of $    per share of Common Stock as the
Market Value in connection with the Merger and as the public offering price in the Stock Offering).

  Trump's current limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings and is convertible, at Trump's option, into 6,666,667 shares of Common Stock (representing approximately 40% of the outstanding shares of Common Stock after giving effect to such conversion). Upon consummation of the Merger Transaction
(assuming a price of $      per share of Common Stock as the Market Value in
connection with the Merger and as the public offering price in the Stock Offering. Trump's and TTMI's limited partnership interests in THCR Holdings
will be convertible into an aggregate of    shares of Common Stock,
representing approximately    % of the then outstanding shares of Common Stock
(after giving effect to such conversion). At the time that TTMI becomes a
limited partner of THCR Holdings, Trump will contribute    shares of Class B
Common Stock of the Company, par value $.01 per share ("Class B Common Stock") to TTMI. The Company's Class B Common Stock has voting power equivalent to the voting power of the Common Stock into which a Class B Common Stockholder's limited partnership interest in THCR Holdings is convertible. The Class B Common Stock is not entitled to dividends or distributions. Upon conversion of all or any portion of a holder's THCR Holdings limited partnership interest into shares of Common Stock, the corresponding voting power of such holders's Class B Common Stock (equal in voting power to the number of shares of Common Stock issued upon such conversion) will be proportionately diminished.

  Concurrent with the consummation of the Merger Transaction, the Company will issue to Trump a warrant to purchase an aggregate of 1.8 million shares of Common Stock, (i) 600,000 shares of which may be purchased on or prior to the third anniversary of the issuance of the warrant at $30.00 per share, (ii) 600,000 shares of which may be purchased on or prior to the fourth anniversary of the issuance of the warrant at $35.00 per share and (iii) 600,000 shares of which may be purchased on or prior to the fifth anniversary of the issuance of the warrant at $40.00 per share.

  Trump, through TTMI, has the right to reduce the equity interest of the Taj Holding Class A Common Stock in Taj Associates from 50% to 20% by causing Taj Associates to make a payment to the holders of the Taj Bonds in an amount calculated to provide them with a cumulative return equal to approximately 14% per annum (the "14% Payment"). If the 14% Payment is made (which can occur only if the Taj Bonds are retired, redeemed or paid in full), Trump would beneficially own 80% of Taj Associates. Moreover, the 14% Payment is permitted to be financed with Taj Associates' borrowings. In connection with the Merger Transaction, TTMI will not exercise its right to cause Taj Associates to make such payment and such right will terminate upon the redemption of the Taj Bonds.

  The Company Contribution and Consideration. In connection with the Merger Transaction, the Company will cause TM/GP Corporation, which will become an indirect wholly owned subsidiary of the Company after the Effective Time and which holds a 49.995% general partnership interest in Taj Associates, to contribute to AC Holdings (on behalf, and at the direction, of THCR Holdings) its general partnership interest in Taj Associates, and will cause Taj Holding, which will become a direct wholly owned subsidiary of the Company after the Effective Time, to contribute to TM/GP and will then cause TM/GP to contribute to AC Holdings (on behalf, and at the direction, of THCR Holdings) its shares (consisting of 50% of the outstanding capital stock) of TTMC (the holder of a
 .01% general partnership in Taj Associates). As a result of the Merger Transaction, the Company's beneficial equity interest in THCR Holdings will
increase from approximately 60% to approximately   %, of which an approximately
  % interest will be held directly by TM/GP (assuming a $    price per share of
Common Stock as the Market Value in connection with the Merger and as the public offering price in the Stock Offering).

  Redemption of the Taj Bonds and the Taj Holding Class B Common Stock. The Taj Holding Class B Common Stock is essentially a nonparticipating stock issued as part of a Unit in connection with the Taj Bonds that entitles the holders thereof to elect the Class B Directors, to vote on matters presented to the stockholders of Taj Holding and to separately approve certain matters. The Taj Holding Certificate of Incorporation provides that the outstanding shares of Taj Holding Class B Common Stock must be redeemed at such time as the principal amount of Taj Bonds are redeemed, defeased or paid, at the redemption price of $.50 per share. In connection with the Merger Transaction, Taj Funding will redeem the outstanding Taj Bonds at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption and Taj Holding will cause each outstanding share of Taj Holding Class B Common Stock to be redeemed at the redemption price of $.50 per share in accordance with the provisions of the Taj Holding Certificate of Incorporation.

                       MANAGEMENT AND CORPORATE STRUCTURE

  Trump is the Company's Chairman of the Board and Nicholas L. Ribis is the Company's President, Chief Executive Officer and Chief Financial Officer. The Company is a holding company with no independent operations, the principal asset of which is its general partnership interest in THCR Holdings. THCR Holdings is also a holding company with no independent operations. THCR Holdings' principal assets are its ownership interests in its subsidiary corporations and partnerships. The partnership agreement governing THCR Holdings provides that all business activities of the Company must be conducted through THCR Holdings or its subsidiary corporations and partnerships. As the sole general partner of THCR Holdings, the Company generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings.

  THCR Holdings' subsidiary corporations and partnerships currently include Trump Indiana, Plaza Associates, Plaza Funding, AC Holdings, Trump Plaza Holding, Inc. ("Plaza Holding Inc."), AC Funding and Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"). THCR Funding, together with THCR Holdings, are the co-obligors of the Senior Notes. Plaza Associates owns and operates Trump Plaza and is the guarantor of the Plaza Notes. Plaza Funding is the issuer of the Plaza Notes and currently owns a 1% equity interest in Plaza Associates which will be transferred to TTMC in connection with the Merger Transaction. AC Holdings currently owns a 99% equity interest in Plaza Associates, and Plaza Holding Inc. owns a 1% equity interest in AC Holdings. In addition to its ownership of the Indiana Riverboat, Trump Indiana has a 50% equity interest in Buffington Harbor Riverboats, LLC ("BHR"), which will own, develop and operate all common land-based and waterside operations in support of the Indiana Riverboat and another operator's riverboat casino at Buffington Harbor.

  Upon consummation of the Merger Transaction, THCR Holdings will indirectly wholly own Taj Associates through its ownership of a 99% equity interest in AC Holdings and all of the capital stock of Plaza Holding Inc., which owns a 1% equity interest in AC Holdings. AC Holdings will wholly own Taj Associates through its ownership of a 99% equity interest in Taj Associates and all of the capital stock of TTMC, which owns a 1% equity interest in Taj Associates. The Company intends to change the name of Trump Plaza Holding Associates to THCR Atlantic City Holdings on or before the consummation of the Merger Transaction. AC Holdings and its subsidiary AC Funding will be the issuers and co-obligors of the Mortgage Notes. Plaza Associates and Taj Associates will be guarantors of the Mortgage Notes.

  The Company, a Delaware corporation, was incorporated on March 28, 1995. The principal executive offices of the Company are located at Mississippi Avenue and The Boardwalk, Atlantic City, New Jersey 08401, and the Company's telephone number (609) 441-6060.

                       PRO FORMA STRUCTURE OF THE COMPANY


                             [GRAPH APPEARS HERE]

                                 RISK FACTORS

  Each prospective investor should consider carefully all information contained in this Prospectus and should give particular consideration to the following factors before deciding to purchase shares of Common Stock offered hereby.

HIGH LEVERAGE AND FIXED CHARGES

  Upon consummation of the Merger Transaction, the Company and its subsidiaries will have a substantial amount of indebtedness on a consolidated basis. At December 31, 1995, after giving pro forma effect to the Merger Transaction, the Company's consolidated indebtedness for borrowed money would
have totaled approximately $   billion, including $155 million aggregate
principal amount of Senior Notes and $1.18 billion aggregate principal amount of Mortgage Notes (collectively, the "Notes"). See "Use of Proceeds" and "Business--Certain Indebtedness." Assuming that the Merger Transaction had been consummated on January 1, 1995, the Company's consolidated pro forma
earnings would have been insufficient to cover fixed charges by $    million
for the year ended December 31, 1995.

  Interest on the Senior Notes is, and interest on the Mortgage Notes will be, payable semiannually in cash. The ability of THCR Holdings to pay cash interest on the Senior Notes, and the ability of AC Holdings, to pay cash interest on the Mortgage Notes, respectively, will be dependent upon the ability of the Company and its subsidiaries (in the case of the Senior Notes) and AC Holdings and its subsidiaries (in the case of the Mortgage Notes) to generate enough cash from operations sufficient for such purposes and will be subject to the risks associated with refinancing and repayment of indebtedness described below. See "--Holding Company Structure; Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing," "--Recent Results-- Trump Plaza," and "--Recent Results--Taj Mahal." In addition, under the terms of their indebtedness, the ability of THCR Holdings and AC Holdings to make distributions or other payments to holders of their equity interests is and will be severely limited. See "--Restrictions on Certain Activities."

  Taj Associates has a working capital facility (the "Working Capital Facility") which matures in 1999 and permits borrowings of up to $25.0 million. During 1994 and 1995, no amounts were borrowed under the Working Capital Facility. Taj Associates anticipates either modifying the Working Capital Facility or terminating the Working Capital Facility and replacing it with a new $25.0 facility.

  The substantial consolidated indebtedness and fixed charges of the Company may limit its ability to respond to changing business and economic conditions, to fund capital expenditures for future expansion or otherwise, either through cash flow or additional indebtedness, to absorb adverse operating results or to maintain their facilities at an operating level which will continue to attract patrons. Although management believes that the Merger Transaction will allow THCR to realize certain synergies and cost savings, no assurance can be given as to the amount that will be realized from these cost savings. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are outside the Company's control. The Company may be required to reduce or delay planned capital expenditures, sell assets, restructure debt or raise additional equity to meet principal repayment and other obligations of it and its subsidiaries in later years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." There is no assurance that any of these alternatives could be effected on satisfactory terms, if at all. See "--Holding Company Structure; Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing." Furthermore, such alternatives could impair their competitive position, reduce cash flow and/or have a material adverse effect on the Company's results of operations.

HOLDING COMPANY STRUCTURE; RISK IN REFINANCING AND REPAYMENT OF INDEBTEDNESS; NEED FOR ADDITIONAL FINANCING

  The Company is a holding company, the principal asset of which is its general partnership interest in THCR Holdings, and has no independent means of generating revenue. As a holding company, the Company depends on distributions and other permitted payments from THCR Holdings to meet its cash needs. In addition, each of THCR Holdings and AC Holdings are holding companies, the principal assets of which are the shares of capital stock and partnership interest of their respective subsidiaries. Dividends and distributions received with respect to equity interests in subsidiaries of THCR Holdings and AC Holdings are the sole source of funds which are available to THCR Holdings and AC Holdings to meet their respective obligations, including the obligations under the Senior Notes of THCR Holdings and the Mortgage Notes of AC Holdings. The payment of dividends and distributions by the Company's subsidiaries, however, is significantly restricted by certain covenants contained in debt agreements and other agreements to which such subsidiaries are subject and may be subject, pursuant to other agreements entered into in the future and by applicable law. In addition, the terms of the Mortgage Notes will, under certain circumstances and subject to certain limitations, require AC Holdings to make distributions to THCR Holdings to enable THCR Holdings to make scheduled interest payments on its Senior Notes. See "--Restrictions on Certain Activities" and "Description of the THCR Holdings Partnership Agreement."

  The ability of THCR Holdings and THCR Funding, and AC Holdings and AC Funding, to pay their respective indebtedness when due will depend upon the ability of the Company and its subsidiaries (with respect to the Senior Notes) and AC Holdings and its subsidiaries (with respect to the Mortgage Notes) to generate cash from operations sufficient for such purpose or to refinance such indebtedness on or before the date on which it becomes due. Management does not currently anticipate being able to generate sufficient cash flow from operations to repay a substantial portion of the principal amount of the Senior Notes or Mortgage Notes. Thus, the repayment of the principal amount of the Notes will likely depend primarily upon the ability to refinance the Notes when due. The future operating performance and the ability to refinance the Notes will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of the Company. There can be no assurance that the future operating performance of THCR Holdings and its subsidiaries will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry and to the Company will be conducive to refinancing the Notes or other attempts to raise capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The cost to the Company for the development of the Indiana Riverboat through the commencement of its operations (expected early in the second quarter of 1996), which includes the land, the vessel, gaming equipment, a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and parking facilities, is expected to be approximately $84 million. The Company initially anticipated spending $59 million prior to the commencement of the Indiana Riverboat's operations for the vessel, gaming equipment and temporary berthing and support facilities, and also anticipated spending an additional $27 million in the second phase to be completed by mid-1997, which would feature a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and expanded parking. To facilitate the Indiana Riverboat's operations from the opening day and to avoid disruptive construction at the site for an additional year, the Company determined to accelerate the second phase of the project, now expected to cost $25 million, and complete both phases prior to commencing operations. The Company anticipates obtaining the additional $25 million in financing to complete the accelerated development of the Indiana Riverboat through the commencement of its operations in the form of $5 million in additional vessel financing, $10 million in mortgage financing or from an unsecured working capital facility and $10 million in operating leases. Trump Indiana is seeking commitments for this additional financing, although no commitments are currently in place. During its initial five-year license term, an additional $69 million of funds (consisting of approximately $48 million for construction of a hotel and other amenities and $21 million in infrastructure improvements and other municipal uses) will be required to be spent by Trump Indiana, which is expected to be funded with cash from operations or additional borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company also contemplates obtaining an aggregate of approximately $17.5 million of equipment financing in connection with the acquisition of slot machines and related gaming equipment for Trump Plaza's existing facilities, Trump World's Fair and Trump Plaza East. Plaza Associates is seeking commitments for this financing, a portion of which is currently in place. The failure of the Company to obtain all or a significant portion of the financings discussed above may have a material adverse effect on the Company.

RESTRICTIONS ON CERTAIN ACTIVITIES

  The Senior Note Indenture imposes restrictions on the activities of THCR Holdings and its subsidiaries. The indenture pursuant to which the Mortgage Notes were issued (the "Mortgage Note Indenture") will impose restrictions on the activities of AC Holdings and its subsidiaries. Generally, the restrictions contained in these instruments relate to the incurrence of additional indebtedness, the distribution of cash and/or property to partners, the repayment or repurchase of pari passu or junior securities, the maintenance of required net worth, investments, mergers and sales of assets and the creation of liens. These restrictions could limit the ability of the Company to respond to changing business and economic conditions. A failure to comply with any of these obligations could also result in an event of default under the Senior Note Indenture or the Mortgage Note Indenture, which could permit acceleration of the Notes and acceleration of certain other indebtedness of the Company under other instruments that may contain cross-acceleration or cross-default provisions.

  The activities of Trump are restricted by certain debt agreements under which he is personally obligated. These agreements impose restrictions on Trump and certain of his affiliates, relating to, among other things, incurrence of additional indebtedness, the creation of liens, mergers and sales of assets, investments, leases, issuance of equity interests, affiliate transactions and capital expenditures. As a result, certain transactions in which Trump may wish to engage involving his ownership interest in the Company or its affiliates may require the prior consent of such lenders. See "-- Control and Involvement of Trump."

RECENT RESULTS

  Trump Plaza. Plaza Associates had net losses of $5.3 million, $29.2 million, $35.8 million (including an extraordinary loss of $38.2 million) and $8.9 million for the nine months ended September 30, 1994 and the years ended December 31, 1991, 1992, and 1994, respectively, and net income of $0.4 million (including an extraordinary loss of $9.3 million) for the nine months ended September 30, 1995 and $9.3 million for the year ended December 31, 1993 (including an extraordinary gain of $4.1 million). In 1991, Plaza Associates began to experience liquidity problems, principally due to amortization requirements of its long-term debt. On May 29, 1992, Plaza Associates and Plaza Funding completed a restructuring (the "1992 Plaza Restructuring"), the purpose of which was to improve the amortization schedule and extend the maturity of Plaza Associates' indebtedness. In June 1993, Plaza Associates, Plaza Funding and AC Holdings completed a refinancing, the purpose of which was to enhance Plaza Associates' liquidity and to position Plaza Associates for a subsequent deleveraging transaction. See "Business--Restructurings--The 1992 Plaza Restructuring." Management believes that the deterioration in results experienced in 1990 and 1991 was attributable primarily to a recession in the Northeast and increased industry competition, primarily due to the opening of the Taj Mahal in April 1990, which had a disproportionate impact on Trump Plaza as compared to certain other Atlantic City casinos due in part to the common use of the "Trump" name. See "Business--Business Strategy--Trump Plaza."

  Taj Mahal. Taj Associates had net losses of $31.3 million, $13.7 million, $35.1 million, $22.5 million and $36.7 million for the nine months ended September 30, 1994 and 1995 and the years ended December 31, 1992, 1993 and 1994, respectively. From the opening of the Taj Mahal in April 1990 through the Spring of 1991, cash generated from Taj Associates' operations was insufficient to cover its fixed charges. As a result, Taj Associates failed to provide Taj Funding with sufficient funds to meet its debt servicing needs. During 1991, Taj Funding, Taj Associates and Taj Associates' then existing general partners (TTMI and TTMC) restructured their existing indebtedness (the "1991 Taj Restructuring"). Pursuant to the terms of the 1991 Taj Restructuring, Taj Funding's 14% First Mortgage Bonds, Series A, due 1998 (the "Old Taj Bonds") were exchanged for the Taj Bonds and certain modifications were made to the terms of bank borrowings and amounts owed to both Trump and his affiliates. In addition, approximately 50% of the ownership interest in Taj Associates was transferred indirectly to the holders of the Old Taj Bonds. See "Business--Restructurings--The 1991 Taj Restructuring."

ATLANTIC CITY PROPERTIES EXPANSION

  Construction and Regulatory Approvals. The Trump Plaza Expansion is expected to be completed early in the second quarter of 1996, and the Taj Mahal Expansion, the plans for which are preliminary and subject to modification, is expected to be completed in phases from the first quarter of 1997 through 1999. Construction projects, however, such as those contemplated by the Trump Plaza Expansion and the Taj Mahal Expansion, can entail significant development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems, geological problems, construction, demolition, excavation, zoning or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. There can be no assurance that Plaza Associates and Taj Associates will receive the licenses and regulatory approvals necessary to undertake, in the case of the Taj Mahal Expansion, and to complete, in the case of each of the Trump Plaza Expansion and the Taj Mahal Expansion, their respective expansion plans, or that such licenses and regulatory approvals will be obtained within the anticipated time frames.

  The Trump Plaza Expansion and the Taj Mahal Expansion will each require various licenses and regulatory approvals, including the approval of the New Jersey Casino Control Commission (the "CCC"). Furthermore, the New Jersey Casino Control Act (the "Casino Control Act") requires that additional guest rooms be put in service within a specified time period after any such casino expansion. If Plaza Associates or Taj Associates completed any casino expansion and subsequently did not complete the requisite number of additional guest rooms within the specified time period, such party might have to close all or a portion of the expanded casino in order to comply with regulatory requirements, which could have a material adverse effect on the Company. In addition, in order to operate the additional casino space contemplated by the Taj Mahal Expansion, Taj Associates must obtain, among other regulatory approvals, the approval of the CCC and determinations by the CCC that the Taj Mahal's additional casino space, together with its current casino space, is a "single room" under the Casino Control Act and that the operation of this additional casino space by Taj Associates will not constitute undue economic concentration of Atlantic City casino operations. Taj Associates will file a petition with the CCC seeking such declaratory rulings. See "Regulatory Matters--New Jersey Gaming Regulations--Casino Licensee" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities."

  Trump Plaza East. Plaza Associates has already begun development of Trump Plaza East. If Plaza Associates is unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option and its leasehold interest therein is terminated, any amounts expended with respect to Trump Plaza East, including payments under the Trump Plaza East Purchase Option and the lease pursuant to which Plaza Associates leases Trump Plaza East, and any improvements thereon, would inure to the benefit of the unaffiliated third party that owns Trump Plaza East and not to Plaza Associates and would increase the cost of demolition of any improvements for which Plaza Associates would be liable. As of December 31, 1995, Plaza Associates had capitalized approximately $ million in construction costs related to Trump Plaza East. If the development of Trump Plaza East is not successful, the Company would be required to write off the capitalized construction costs associated with the project. Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction. See "Certain Transactions."


  On October 30, 1995, Plaza Associates opened 150 of the rooms and suites at Trump Plaza East. Plaza Associates intends to open the remainder of the rooms and suites and the casino at Trump Plaza East in the first quarter of 1996, although there can be no assurance that such openings will occur by such time.

  In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into a sublease (the "Time Warner Sublease") with Time Warner pursuant to which Time Warner subleased the entire first floor of retail space at Trump Plaza East for a Warner Brothers Studio Store which opened in July 1994. Rent under the Time Warner Sublease is currently accruing and will not become due and payable to Plaza Associates until the satisfaction of certain conditions designed to protect Time Warner from the termination of the Time Warner Sublease by reason of the termination of Plaza Associates' leasehold estate in Trump Plaza East or the foreclosure of a certain mortgage and until Time Warner's unamortized construction costs are less than accrued rent. No assurances can be made that such conditions will be satisfied. In addition, Time Warner may terminate the Time Warner Sublease at any time beginning two years after the commencement date in the event that gross sales for the store do not meet certain threshold amounts or at any time if Plaza Associates fails to operate a first class hotel on Trump Plaza East. No assurances can be made that Trump Plaza East will continually be operated as a first class hotel or that sales for the Warner Brothers Studio Store will exceed the threshold amounts. See "Certain Transactions--Plaza Associates-- Trump Plaza East."

  Trump World's Fair. The ongoing renovation of Trump World's Fair is currently expected to be completed early in the second quarter of 1996, although there can be no assurance that the project will be completed by such time. Upon the completion of such renovation, the Company intends to operate Trump World's Fair as a casino hotel. In order to operate the casino space in Trump World's Fair, Plaza Associates must obtain all necessary regulatory approvals, including approval of the CCC, which approval cannot be assured. Plaza Associates has applied for a separate casino license with respect to Trump World's Fair. The CCC was required to determine that the operation of the casino by Plaza Associates will not result in undue economic concentration in Atlantic City. On May 18, 1995, the CCC ruled that the operation of Trump World's Fair by Plaza Associates will not result in undue economic concentration. Although this determination is a required condition precedent to the CCC's ultimate issuance of a casino license for Trump World's Fair, and management believes that a casino license will ultimately be issued for Trump World's Fair, there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto. See "Regulatory Matters--New Jersey Gaming Regulations--Casino Licensee" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities." Although construction at Trump World's Fair has commenced, if the costs of developing, constructing, equipping and opening Trump World's Fair exceed the proceeds allocated from the June 1995 Offerings for such expenditures, Plaza Associates may be forced to rely on alternative methods of financing, which could impair the competitive position of Trump Plaza and reduce Plaza Associates' cash flow. See "--High Leverage and Fixed Charges," "--Holding Company Structure; Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing" and "--Restrictions on Certain Activities."

  The Taj Mahal. It is expected that the Taj Mahal Expansion will be funded principally out of the cash from operations of the Atlantic City Properties. If the operations of the Atlantic City Properties do not generate the anticipated cash flow to fund the Taj Mahal Expansion, the ability to complete such expansion will depend on the ability of the Company to obtain financing for such purpose. There can be no assurance that the Atlantic City Properties will be able to generate sufficient cash from operations or that financing could be obtained on terms satisfactory to the Company, if at all. In addition, any indebtedness incurred in connection with the Taj Mahal Expansion would be subject to the limitations set forth in the Senior Note Indenture and the Mortgage Note Indenture. See "--High Leverage and Fixed Charges," "-- Holding Company Structure; Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing," "--Restrictions on Certain Activities" and "Business--Business Strategy--Taj Mahal."

THE INDIANA RIVERBOAT

  New Venture Risk. The Indiana Riverboat is a start-up development. Trump Indiana's operations are subject to all of the many risks inherent in the establishment of a new business enterprise, including unanticipated construction, permitting, licensing or operating problems with the riverboat and land-based, berthing and support facilities, as well as the ability of the Company to market and operate a new venture in a new gaming jurisdiction. Although construction has begun on the Indiana Riverboat, there can be no assurance that the Indiana Riverboat will become operational or that such project will be completed on budget or on schedule. Furthermore, construction projects, such as the Indiana Riverboat, entail significant risks. See "-- Considerations with Respect to the Acquisition or Development of Additional Gaming Ventures."

  Northern Indiana is a new gaming market. The success of gaming in a market which has never supported gaming operations cannot be guaranteed or accurately predicted. The number of patrons of a riverboat casino in a new gaming jurisdiction like northern Indiana and the propensity of these patrons to wager cannot be predicted with any degree of certainty and there can be no assurance that the Company will be able to operate the Indiana Riverboat in a profitable manner.

  While the Company and its management have substantial experience in operating gaming properties in New Jersey, the Company has never been involved in constructing or operating riverboat casinos, and there is no operating history with respect to the Company's proposed operation at Buffington Harbor, Indiana. The Company's future operating results at Buffington Harbor will depend upon the Company's ability to complete and open gaming facilities on schedule and several other factors over which the Company will have little or no control, including, without limitation, general economic conditions, gaming taxes, the availability of ancillary facilities to support gaming visitors, competition, the availability of adequately trained gaming employees and the ability to obtain and maintain the necessary licenses and permits. There can be no assurance that the Company's operations will prove successful or that the Company will be able to generate sufficient revenues from such operations or attain and maintain profitable operations. In addition, the Company is unable to predict whether seasonality will have a material effect on the operations of the Indiana Riverboat.

  Trump Indiana and The Majestic Star Casino, LLC, formerly Barden-Davis Casinos, LLC ("Barden"), an entity beneficially owned by Don H. Barden, a developer based in Detroit without significant gaming experience, are the two holders of certificates of suitability for Buffington Harbor. Trump Indiana and Barden have entered into an agreement (the "BHR Agreement") relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor. Trump Indiana and Barden will each be equally responsible for the development and operating expenses at such site and the Company will be dependent on the ability of Barden to pay for its share of all future expenses. There can be no assurance that the Company or Trump Indiana will be able to fund from operations or to finance on terms satisfactory to the Company or Trump Indiana any such required expenditures or, if available, such other indebtedness would be permitted under existing debt instruments of the Company. Furthermore, there can be no assurance that Barden will be able to fund its portion of such expenses. Additionally, if either Trump Indiana or Barden causes, permits or suffers an event of default under the BHR Agreement to continue for more than 270 days, including the failure to make a capital contribution or to fulfill any other obligation thereunder within 30 days after written notice, the nondefaulting party will have the right to acquire the defaulting party's interest in BHR for a purchase price of $1,000,000.

  The Company has capitalized, and will continue to capitalize, certain costs associated with the expansion of its gaming operations in Indiana and other jurisdictions. As of December 31, 1995, the Company and its predecessors had
capitalized approximately $     million in development and pre-opening costs
in connection with the Indiana Riverboat operation. The Company's policy is to capitalize pre-opening costs, such as site identification and evaluation, salaries and overhead and marketing, in addition to construction costs, based primarily on its experience with new project developments. If the development of the Indiana Riverboat or any other pending or future new venture is not successful, the Company will be required to write off the capitalized costs. In addition, the Company anticipates obtaining additional financing prior to the opening of the Indiana Riverboat early in the second quarter of 1996, although no commitments are currently in place. See "Risk Factors--Holding Company Structure; Risk in Refinancing and Repayment of Indebtedness; Need for Additional Refinancing."

  Environmental Risks. The Indiana Riverboat is located in an area on Lake Michigan known as Buffington Harbor. Buffington Harbor had been the site of industrial operations, which prior operations or activities have or may have resulted in pollution or contamination of the environment. As an owner and operator of the Indiana Riverboat, Trump Indiana and the Company could be held liable under certain legal theories for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from the site, regardless of whether either party knew of, or was responsible for, the presence of such substances or wastes at the site. Neither the Company nor Trump Indiana has a source of indemnity for any such liability. However, the Company believes, based on third-party engineering reports, that the costs of any remedial activities would not be significant.

  Maritime and Weather Considerations. Under the provisions of Title 46 of the United States Code, the design, construction and operation of the Indiana Riverboat are subject to regulation and approval by the U.S. Coast Guard. Prior to the commencement of operations, a Certificate of Inspection and a Certificate of Documentation must be obtained from the U.S. Coast Guard. As a condition of the issuance of a Certificate of Inspection, the U.S. Coast Guard may, among other things, require changes in the design or construction of the Indiana Riverboat that may materially increase the cost of construction and/or materially delay the completion of construction and the commencement of operations. All shipboard employees of Trump Indiana employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to certain federal legislation relating to maritime activity, which, among other things, exempts those employees from state limits on workers' compensation awards. The Company expects that it will have adequate insurance to cover employee claims.

  The Indiana Riverboat is anticipated to be a cruising riverboat, which, among other things, would require a U.S. Coast Guard hull inspection at five-year intervals. Operating at Buffington Harbor will expose the Indiana Riverboat to marine hazards such as unpredictable currents, floods or other severe weather conditions and a heavy volume of maritime traffic. The Company anticipates that adequate maritime insurance coverage will be obtained for the Indiana Riverboat; however, the occurrence of a catastrophic loss in excess of coverage would have a material adverse effect on the Company. Trump Indiana's revenues will be derived from its riverboat and land-based facilities. A riverboat could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, or inspection. The loss of a vessel from service for an extended period of time could adversely affect Trump Indiana's operations. Business activity at any location could also be adversely affected by a flood or other severe weather conditions. Flooding in particular, as well as other severe weather conditions, could make the Company's vessel more difficult or impossible to board, or even result in a prolonged or total loss of a gaming vessel, either of which could have a material adverse effect on the Company. Although the Company expects to maintain insurance against casualty losses resulting from severe weather, the insurance coverage maintained may not adequately compensate the Company for losses, including loss of profits, resulting from severe weather.

COMPETITION

  Competition in the Atlantic City casino hotel market is intense. The Atlantic City Properties compete with each other and with the other casino hotels located in Atlantic City, including the other casino hotel owned by Trump, Trump's Castle Casino Resort ("Trump's Castle"). See "--Conflicts of Interest." The Atlantic City Properties each are located on The Boardwalk, approximately
1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Atlantic City Properties, all of which compete for patrons. In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a proposal by Mirage Resorts, Inc.), although the Company is not aware of any current construction of such sites by third parties. No new casino hotels have commenced operations in Atlantic City since 1990, although several existing casino hotels have recently expanded or are in the process of expanding their operations. While management believes that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to either of the Atlantic City Properties. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

  Total Atlantic City gaming revenues have increased over the past four years, although at varying rates. Although all 12 Atlantic City casinos reported increases in gaming revenues in 1992 as compared to 1991, the Company believes that this was due, in part, to the depressed industry conditions in 1991. In 1993, nine casinos experienced increased gaming revenues compared to 1992 (including the Taj Mahal), while three casinos (including Trump Plaza) experienced decreased revenues. In 1994, ten casinos experienced increased gaming revenues compared to 1993 (including the Taj Mahal), while two casinos (including Trump Plaza) experienced decreased revenues. During 1995, all 12 casinos experienced increased gaming revenues compared to 1994.

  In 1990, the Atlantic City casino industry experienced a significant increase in room capacity and in available casino floor space, including the rooms and floor space made available by the opening of the Taj Mahal. The effects of such expansion were to increase competition and to contribute to a decline in 1990 in gaming revenues per square foot of casino floor space. In 1990, the Atlantic City casino industry experienced a decline in gaming revenues per square foot of 5.0%, which trend continued in 1991, although at the reduced rate of 2.9%. In 1992, however, the Atlantic City casino industry experienced an increase of 6.9% in gaming revenues per square foot from 1991. Gaming revenues per square foot increased by 1.4% for 1993 (excluding poker and race simulcast rooms, which were introduced for the first time in such year), compared to 1992. In 1994, gaming revenues per square foot decreased 2.5% (or 4.5%, including square footage devoted to poker, keno and race simulcasting). The 1994 decline was due, in part, to the increase in casino floor space in Atlantic City as a result of expansion of a number of casinos and to the severe weather conditions which affected the Northeast during the winter of 1994. Between April 30, 1993 and September 30, 1995, many operators in Atlantic City expanded their facilities in anticipation of and in connection with the June 1993 legalization of simulcasting and poker, increasing total gaming square footage by approximately 183,000 square feet (23.6%) of which approximately 73,000 square feet is currently devoted to poker, keno and race simulcasting. During this same period, 176 poker tables and 5,967 slot machines were added. See "Business--Atlantic City Market."

  The Atlantic City Properties also compete, or will compete, with facilities in the northeastern and mid- Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, the Atlantic City Properties face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, the Atlantic City Properties compete directly with each other for gaming patrons. Although management does not intend to operate Trump Plaza and the Taj Mahal to the competitive detriment of each other, the effect may be that Trump Plaza and the Taj Mahal will operate to the competitive detriment of each other.

  The Company anticipates that the Indiana Riverboat will compete primarily with riverboats and other casinos in the northern Indiana suburban and Chicago metropolitan area and throughout the Great Lakes Market. In addition to competing with Barden's riverboat at the shared Buffington Harbor site, the Indiana Riverboat will compete with a riverboat in Hammond, Indiana which is being developed by the owner and operator of the Empress Riverboat Casino in Joliet, Illinois, a riverboat in East Chicago, Indiana, which is being developed by Showboat, Inc. and with the riverboat expected to be licensed in the nearby community of Michigan City, Indiana. To a lesser degree, the Indiana Riverboat will compete with the six additional riverboats expected to be licensed in the rest of Indiana. At present there are four other riverboat casino operations in the Chicago area (three of which operate two riverboats each, with each operator limited to 1,200 gaming positions in the aggregate). In addition, a casino opened during 1994 in Windsor, Ontario, across the river from Detroit, and Detroit is considering several proposals for casinos in its downtown area. Although the Company believes that there is sufficient demand in the market to sustain the Indiana Riverboat, there can be no assurance to that effect. There can be no assurance that either Indiana or Illinois, or both, will not authorize additional gaming licenses, including for the Chicago metropolitan area. See "--The Indiana Riverboat."

  In addition, the Atlantic City Properties face, and the Indiana Riverboat will face, competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to the Indian Gaming Regulatory Act ("IGRA"), which was passed by Congress in 1988, any state which permits casino style gaming (even if only for limited charity purposes) is required to negotiate gaming compacts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including the Atlantic City Properties the Indiana Riverboat. See "Business--Competition."

  Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the State of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump Plaza and the Taj Mahal could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut, was voted down by that state's senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, in the past, proposals have been introduced to legalize gaming in other locations, including Philadelphia.

  In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Legislation has also been introduced on numerous occasions in recent years to expand riverboat gaming in Illinois, including by authorizing new sites in the Chicago area with which the Indiana Riverboat would compete and by otherwise modifying existing regulations to decrease or eliminate certain restrictions such as gaming position limitations. To date, no such legislation has been enacted. The Company is unable to predict whether any such legislation, in New Jersey, Illinois or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on their respective results of operations or financial condition.

  The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Indiana Riverboat will allow the Company to compete effectively with other casinos in the geographic area surrounding its casino, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational. Furthermore, new or expanded operations by other persons can be expected to increase competition for existing and future operations and could result in a saturation of certain gaming markets.

CONFLICTS OF INTEREST

  Trump is currently the beneficial owner of 100% of Trump's Castle, which competes directly with the Atlantic City Properties, and Trump could, under certain circumstances, have an incentive to operate Trump's Castle to the competitive detriment of the Atlantic City Properties. Trump and TC/GP, Inc. ("TC/GP"), a corporation beneficially owned by Trump, have entered into a services agreement (the "Trump's Castle Services

Agreement") with Trump's Castle Associates ("TCA"), the partnership that owns and operates Trump's Castle, pursuant to which TC/GP has agreed to provide marketing, advertising and promotional and other similar and related services to Trump's Castle. Pursuant to the Trump's Castle Services Agreement, in respect of any matter or matters involving employees, contractors, entertainers, celebrities, vendors, patrons, marketing programs, promotions, special events, or otherwise, Trump will, and will cause his affiliates, to the best of his ability and consistent with his fiduciary obligations to TCA, Trump Plaza and the Taj Mahal, to act fairly and in a commercially reasonable manner so that on an annual overall basis (x) neither of the Atlantic City Properties shall realize a competitive advantage over Trump's Castle, by reason of any activity, transaction or action engaged in by Trump or his affiliates and (y) Trump's Castle shall not be discriminated against.

  Trump is subject to certain loan agreements which contain covenants that relate to his equity interests in the Company and Taj Associates. See "-- Control and Involvement of Trump." In connection with the Merger Transaction, Trump is seeking to obtain from his personal creditors, among other things, releases of liens on his equity interests in Taj Associates, which releases are required to consummate the Merger Transaction. Bankers Trust, an affiliate of BT Securities Corporation("BT Securities"), which has rendered financial advisory services to the Company and Taj Holding in the past, acted as a co-manager in the June 1995 Offerings and is expected to serve as an underwriter of the Offerings, is a significant creditor of Trump and will be receiving a payment of $10 million in connection with the Merger Transaction in order to release certain liens and guarantees. See "The Merger Transaction" and "Business--Certain Indebtedness--Taj Associates."

  In connection with the Merger Transaction, Plaza Associates intends to purchase Trump Plaza East from Boardwalk, Inc. ("Boardwalk"), a wholly owned subsidiary of Midlantic National Bank ("Midlantic"). As a result of such purchase, Trump will obtain a release of certain debt owed by him to Midlantic which debt was associated with Trump's original purchase of the real property underlying of Trump Plaza East.

  Nicholas L. Ribis, the Chief Executive Officer of the Company and Taj Associates, is also the Chief Executive Officer of TCA, the partnership that owns and operates Trump's Castle. Messrs. Robert M. Pickus and John P. Burke, officers of the Company, are each executive officers of TCA, and Mr. Pickus is an officer of Taj Associates. Mr. Burke is an officer of TM/GP. In addition, Messrs. Trump, Ribis and Burke serve on one or more of the governing bodies of the Company, Taj Holding, TCA and their affiliated entities. Mr. Pickus serves on one or more of the governing bodies of Taj Holding and TCA. As a result of Trump's interests in three competing Atlantic City casino hotels, the common chief executive officer and other common officers, a conflict of interest may be deemed to exist, including by reason of such persons' access to information and business opportunities possibly useful to any or all of such casino hotels. Furthermore, Trump has agreed that he will pursue, develop, control and conduct all new gaming activities through the Company. Although no specific procedures have been devised for resolving conflicts of interest confronting, or which may confront, Trump, such persons and all the casinos affiliated with Trump, Messrs. Trump, Ribis, Pickus and Burke have informed the Company that they will not engage in any activity which they reasonably expect will harm the Company or its affiliates or is otherwise inconsistent with their obligations as officers and directors of the Company, or its affiliates. See "Certain Transactions."

CONTROL AND INVOLVEMENT OF TRUMP

  Upon consummation of the Merger Transaction, through his beneficial ownership of the Class B Common Stock, Trump will control approximately % of
the total voting power of the Company (assuming a price of $   per share of
Common Stock as Market Value in connection with the Merger and as the public offering price in the Stock Offering). The Company believes that the involvement of Trump in the affairs of the Company is an important factor that will affect the prospects of the Company. Following the Merger Transaction, Trump will continue to pursue, develop, control and conduct all of his gaming business (except for Trump's Castle) through the Company. See "--Conflicts of Interest."

  Although Trump has no obligation to contribute funds to the Company or THCR Holdings and is not providing any personal guarantees in connection with the Merger Transaction, the Company believes that

Trump's financial condition and general business success together with the public's perception of such success may be relevant to the success of the Company due, in part, to the marquee value of the "Trump" name. Trump is engaged, through various enterprises, in a wide range of business activities. During 1989 through 1992, certain of Trump's businesses, including businesses for which Trump supplied personal guarantees, experienced financial difficulties that necessitated a comprehensive financial restructuring of certain of his properties and holdings, including Trump's interest in Trump Plaza, Trump's Castle and the Taj Mahal, and his personal indebtedness. See "Management." Since 1990, Trump has engaged in a series of transactions designed to reduce his personal indebtedness. However, Trump will continue to have a substantial amount of personal indebtedness following the Merger Transaction, most of which has a scheduled maturity in 1998. See "Business-- Certain Indebtedness--Taj Associates--TTMI Note."

  Trump will have ongoing requirements to make payments of principal and interest on his outstanding indebtedness following the consummation of the Merger Transaction. In addition, the agreements with respect to Trump's indebtedness generally contain comprehensive covenants and events of default which relate to the operations of certain of his affiliates. If such covenants are breached or if events of default otherwise occur, either of which could occur at any time, such indebtedness could be subject to acceleration by the applicable lenders. Any such acceleration could have a material adverse effect on Trump. Furthermore, a substantial portion of Trump's assets consist of real property or interests in regulated enterprises, which may affect the liquidity of such assets. Trump has advised the Company that he is actively pursuing all reasonable means of providing for the repayment or rescheduling of such indebtedness. There can be no assurance that Trump will be successful in repaying or rescheduling his indebtedness or that his assets will appreciate sufficiently to provide a source of repayment for such indebtedness. Trump's ability to repay his indebtedness is subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond his control. Any failure by Trump to repay or reschedule his indebtedness or to otherwise maintain financial stability may have a material adverse effect on the Company. Moreover, if the CCC at any time finds Trump to be financially unstable under the Casino Control Act, the CCC is authorized to take any necessary public action to protect the public interest, including the suspension or revocation of the casino licenses of Plaza Associates and/or Taj Associates. Any jurisdiction in which the Company may seek to conduct gaming operations would likely have similar regulations. See "--Strict Regulation by Gaming Authorities" and "Regulatory Matters."

  In order to consummate the Merger Transaction, Trump will need to obtain certain consents and waivers from his personal creditors in addition to Bankers Trust, which creditors have a security interest in his equity interests in Taj Associates. The prior consent of such creditors is a condition to consummation of the Merger Transaction.

  The Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") and the Amended and Restated By-Laws of the Company (the "By-Laws") contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Senior Note Indenture contains, and the Mortgage Note Indenture will contain, provisions relating to certain changes of control of the Company, THCR Holdings, AC Holdings. Upon the occurrence of such a change of control, the respective issuer would be obligated to make an offer to purchase all of the respective Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. There can be no assurance that funds necessary to effect such a purchase would be available if such an event were to occur. See "Description of the THCR Holdings Partnership Agreement."

  Because of the control of Trump as described above, the value of the Common Stock may be less than it would otherwise be absent such control.

RELIANCE ON KEY PERSONNEL

  The ability of the Company and Taj Associates to operate successfully is dependent, in part, upon the continued services of certain of its employees, including Nicholas L. Ribis, the President and Chief Executive Officer of the Company, the Chief Executive Officer of THCR Holdings and the Chief Executive Officer of Taj

Associates. Mr. Ribis' employment agreements with the Company and THCR Holdings on the one hand and Taj Associates on the other will expire on June 7, 2000 and September 25, 1996, respectively (subject to earlier termination upon the occurrence of certain events). There can be no assurance that a suitable replacement for Mr. Ribis could be found in the event of a termination of his employment. A shortage of skilled management-level employees currently exists in the gaming industry which may make it difficult and expensive to attract and retain qualified employees. In addition, Mr. Ribis and certain other executives of the Company and Taj Associates currently allocate their time among the Company's and Taj Associates' various operations as well as certain other enterprises owned by Trump. Following the consummation of the Merger Transaction, Mr. Ribis will devote approximately 75% of his professional time to the affairs of the Company and its subsidiaries. See "Management."

STRICT REGULATION BY GAMING AUTHORITIES

  The ownership and operation of the gaming related businesses of Plaza Associates and Taj Associates are subject to strict state regulation under the Casino Control Act. Plaza Associates and Taj Associates and their various officers and other qualifiers have received the licenses, permits and authorizations required to operate Trump Plaza and the Taj Mahal, respectively. Failure to maintain or obtain the requisite casino licenses would have a material adverse effect on the Company. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999 and renewed Plaza Associates' casino license through June 30, 1999. No assurance can be given as to the term for which the CCC will renew these licenses or as to what license conditions, if any, may be imposed by the CCC in connection with any future renewals. The Merger Transaction is subject to approval by the CCC. See "Regulatory Matters--New Jersey Gaming Regulation."

  In January 1996, the Indiana Gaming Commission (the "IGC") extended Trump Indiana's certificate of suitability constituting approval of the application for a riverboat owner's license for a riverboat to be docked at Buffington Harbor, on Lake Michigan in Indiana. The certificate of suitability is valid until June 28, 1996, and may be further extended upon written application to and approval of the IGC. A riverboat owner's license will only be issued upon satisfaction of the conditions of the certificate of suitability and the requirements of the gaming laws, which include completion of the Indiana Riverboat's vessel, acquisition of necessary permits or approvals from federal, state and local authorities and readiness to commence operations. Pursuant to the terms of the certificate of suitability, Trump Indiana must comply with certain other requirements imposed by the IGC, including a requirement that Trump Indiana invest an aggregate of $153 million in the Indiana Riverboat and certain related projects and certain economic development projects and pay certain incentive fees based on percentages of gaming revenues and earnings to the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions as may be required by the IGC may result in the expiration of the certificate of suitability. There can be no assurance that the Company and/or Trump Indiana will be able to comply with the terms of the certificate of suitability, that it will be further extended if operations do not commence by June 28, 1996 or that a riverboat owner's license for the Indiana Riverboat will ultimately be granted. Further, the IGC may place restrictions, conditions or requirements on the permanent riverboat owner's license. If granted, such license would be for an initial term of five years and renewable annually thereafter. With respect to certain land-based, berthing and support facilities as currently planned, Trump Indiana is also dependent on the ability of Barden to obtain the requisite licenses and fund its portion of joint development and operating costs under the BHR Agreement.

  In October 1994, the U.S. Attorney General's Office in Indiana notified the IGC that a federal law passed in 1951, commonly known as the Johnson Act, prohibits gaming vessels from cruising anywhere on the Great Lakes, including portions of Lake Michigan falling within Indiana's borders and jurisdiction. The IGC has requested further consideration on this matter by the Department of Justice. Recently adopted state legislation and pending Federal legislation may also affect the foregoing. See "Regulatory Matters--Indiana Gaming Regulations--Excursions."

  Any jurisdiction in which the Company may seek to conduct gaming operations would be likely to require the Company to apply for and obtain licenses and regulatory approvals with respect to the construction, design and operational features of the gaming facilities it intends to operate in that jurisdiction. The obtaining of such licenses and approvals may be time consuming and expensive and cannot be assured.

  The Company believes that the availability of significant additional revenue through taxation is one of the primary reasons that Indiana and other jurisdictions have legalized gaming. The Company's current gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect the Company.

  The Casino Control Act imposes substantial restrictions on the ownership of securities of the Company. A shareholder may be required to meet the qualification provisions of the Casino Control Act relating to financial sources and/or security holders. Each institutional investor (as defined in the Casino Control Act) seeking a waiver of qualification must execute a certification that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies (except for voting at shareholder meetings), which certification will be provided to the New Jersey Division of Gaming Enforcement and the CCC. Pursuant to the provisions of the Casino Control Act, the Certificate of Incorporation provides that all securities of the Company are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC pursuant to the provisions of the Casino Control Act, such holder shall (a) dispose of his interest in the Company; (b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or through any trustee or nominee, any right conferred by such securities; and (d) not receive any remuneration in any form from the casino licensee for services rendered or otherwise. See "Regulatory Matters--New Jersey Gaming Regulations."

  Pursuant to IGC proposed rules, any person acquiring 5% or more of Common Stock (or for certain institutional investors, a greater percentage) must be found suitable by the IGC. The IGC has the authority to require a finding of suitability with respect to any stockholder regardless of the percentage of ownership. In this regard, the Certificate of Incorporation provides that the Company may redeem any shares of the Company's capital stock held by any person or entity whose holding of shares may cause the loss or non-reinstatement of a governmental license held by the Company. Such redemption shall be at the lesser of the price at which the stock was purchased or the market price (as defined in the Certificate of Incorporation). See "Regulatory Matters--Indiana Gaming Regulations--Indiana Gaming Commission."

CONSIDERATIONS WITH RESPECT TO THE ACQUISITION OR DEVELOPMENT OF ADDITIONAL GAMING VENTURES

  The Company's growth strategy includes the selective acquisition, development, ownership and/or management of dockside, riverboat and/or land-based casinos in emerging and established gaming jurisdictions. The Company's plans for development and acquisition of gaming ventures in addition to Trump Plaza, the Indiana Riverboat and the Taj Mahal are speculative at this time, as the Company has no present plans to acquire or develop any other specific gaming venture. The availability of new gaming opportunities is largely dependent on the legality of gaming in various states, and gaming is currently prohibited throughout most of the United States. Moreover, the recent expansion of the legalization of gaming may not continue and furthermore, the potential exists for the repeal of gaming in certain jurisdictions where it is currently permitted. Legislation relating to gaming has been introduced and failed to pass in the legislatures in a number of states including Connecticut and Florida, and furthermore, the potential exists for the repeal of gaming in certain jurisdictions where it is currently permitted. For these and other reasons, no assurance can be given that attractive opportunities to develop new operations will be available to the Company or that the Company will be able to take advantage of any opportunity that does arise.

  To engage in multiple projects or larger scale development activities, the Company will need to obtain financing from third parties and may require additional managerial resources. There can be no assurance that additional financing or managerial talent will be available or, if available, that it would be on terms satisfactory to the Company. Incurrence of such indebtedness would also be subject to restrictions under debt instruments of the Company. See "--High Leverage and Fixed Charges" and "--Restrictions on Certain Activities." In addition, the Company would need to obtain additional sites and licenses to operate the gaming facilities and competition for suitable sites and for licenses is usually intense. No assurance can be given that the Company will be able to obtain desirable sites or necessary licenses or successfully overcome the regulatory, financial, business and other problems inherent in the construction and operation of any new gaming venture.

  Construction projects, such as those proposed in connection with the development of new gaming ventures, including those currently proposed by Plaza Associates, Trump Indiana and Taj Associates, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods, unanticipated cost increases, the inability to commence operations as scheduled and other problems. The number and scope of the licenses and approvals required to complete the construction of any project, such as a hotel and other destination resort facilities, are extensive, including, without limitation, the approval of state and local land-use authorities and the acquisition of building and zoning permits. Unexpected concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay scheduled openings of facilities. There can be no assurance that the Company will receive the licenses and approvals necessary to undertake or complete any of its development plans, or that such licenses and approvals will be obtained within the anticipated time frame.

LIMITATIONS ON LICENSE OF THE TRUMP NAME

  Subject to certain restrictions, the Company has the exclusive right (except with respect to the Taj Mahal (during the period prior to the consummation of the Merger Transaction) and Trump's Castle) to use the "Trump" name and likeness in connection with gaming and related activities pursuant to a trademark license agreement between Trump and the Company (the "License Agreement"). See "Business--Trademark/Licensing." The Company's rights under the License Agreement are secured by a security interest in the names "Trump," "Donald Trump" and "Donald J. Trump" (including variations thereon, the "Trump Names") and related intellectual property rights (collectively, the "Marks") for use in connection with casino services, pursuant to a security agreement (the "Trademark Security Agreement"). If there were a default under the License Agreement or the Trademark Security Agreement, the Company would have rights, subject to the requirements of applicable state law, to enforce the rights and remedies contained in the Trademark Security Agreement. In the event of a foreclosure sale of the Marks, the net amount realized in such sale by the Company might not yield the full amount of damages that the Company could sustain as a result of the default. In addition, the existence of rights of others to the use of the Trump Names, including pursuant to the existing security interests with respect to trademarks associated with Trump's Castle as well as to any other security interests in trademarks for non-gaming hotels, could adversely affect the ability of the Company to realize the benefits of the Trademark Security Agreement. The Company's right to repossess and dispose of the Marks upon a breach of the License Agreement may be significantly impaired if the owner of the Marks were to become the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code") prior to the Company's having repossessed and disposed of the Marks. Under the Bankruptcy Code, secured creditors, such as the Company, are automatically stayed from repossessing or disposing of their collateral without bankruptcy court approval. Moreover, the Bankruptcy Code permits a defaulting debtor to retain and continue to use the collateral if the secured creditor is given "adequate protection" of its interest in the collateral. Such adequate protection under the Bankruptcy Code may take various forms, including the granting of a replacement lien or other relief that will enable the secured creditor to realize the "indubitable equivalent" of its interest in the collateral. Accordingly, it is impossible to predict whether or when the Company would repossess or dispose of the Marks, or whether or to what extent the Company would then be compensated for any delay in payment or loss of value of the Marks through the requirement of "adequate protection" if the owner of the Marks were to become the subject of a bankruptcy or reorganization case. Furthermore, the License Agreement could be rejected in connection with a bankruptcy of the licensor if, in the business judgment of a trustee or the licensor, as debtor-in-possession, rejection of the contract would benefit the licensor's estate. In the event of such rejection, the Company could assert a claim for damages, secured by the Company's lien on the Marks.

FRAUDULENT TRANSFER CONSIDERATIONS

  The obligations of AC Holdings under the Mortgage Notes, which will be issued as part of the Merger Transaction, may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of AC Holdings. Under those laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of AC Holdings, such as a trustee in bankruptcy, or AC Holdings as debtor in possession, were to find that at the time AC Holdings incurred its obligations under the Mortgage Notes, it (a) did so with actual intent to hinder, delay or defraud its creditors, or (b) did not receive reasonably equivalent value or fair consideration therefor, and either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such courts could avoid AC Holdings' obligations under the Mortgage Notes and direct the return of any amounts paid thereunder to AC Holdings or to a fund for the benefit of its creditors.

  Similarly, the obligations of Taj Associates or Plaza Associates (or any other guarantor) under its guarantee of the Mortgage Notes, as well as the security interest granted by such guarantor in its assets to secure the Mortgage Notes and such guarantee, may be subject to review under such laws in the event of the bankruptcy or other financial difficulty of such guarantor. In that event, if a court were to find that at the time such guarantor incurred such obligations or granted such security interest the factors set forth in either clause (a) or (b) in the foregoing paragraph applied to such guarantor, such court could avoid such guarantor's obligations under its guarantee, as well as the security interests securing such guarantee, and direct the return of any amounts paid under such guarantee to such guarantor or to a fund for the benefit of its creditors.

  Among other things, a court might conclude that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent that the economic benefits realized by it in the Merger Transaction (including the payment of its outstanding obligations) was less the aggregate amount of its liability under its guarantee.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following completion of the Merger Transaction, there will be shares of Common Stock outstanding (assuming all of the holders of Taj
Holding elect Stock Consideration and a Market Value of $    per share in
connection with the Merger and as the public offering price in the Stock
Offering) (    shares if the Underwriters' over-allotment options are
exercised in full), excluding (i)     shares of Common Stock (subject to
certain adjustment) issuable upon conversion of Trump's and TTMI'S limited
partnership interest in THCR Holdings, (ii) an additional     shares of Common
Stock reserved for issuance pursuant to the 1995 Stock Plan (as defined),
(iii) 1.8 million shares of Common Stock reserved for issuance in connection with the warrant issued to be issued to Trump and (iv) the Class B Common Stock, which shares are not entitled to dividends or distributions and represent Trump's and TTMI's respective voting interest and become nonvoting to the extent of a conversion of Trump's and TTMI's respective interest in
THCR Holdings. Of those shares outstanding, an aggregate of      shares sold
in the Stock Offering and issued in the Merger (     shares if the
Underwriters' over-allotment options are exercised in full) (the "Offered Shares"), will be freely tradeable without restriction or future registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by an "affiliate" (as defined in the Securities Act) of the Company, which shares will be subject to resale limitations of Rule 144 promulgated
under the Securities Act ("Rule 144"). The remaining    shares outstanding
upon completion of the Stock Offering will not have been registered under the Securities Act and are restricted securities within the meaning of Rule 144 ("Restricted Shares"), except that such shares and the shares of Common Stock issuable upon conversion of Trump's limited partnership interest in THCR Holdings, will have certain registration rights. See "Description of the THCR Holdings Partnership Agreement--Exchange and Registration Rights." Restricted Shares cannot be sold publicly in the absence of such registration, unless sold pursuant to an exemption under the Securities Act, such as the exemption provided by Rule 144. It is expected that the Company and certain stockholders will agree not to sell or otherwise dispose of shares of or securities convertible into or exercisable
or exchangeable for Common Stock for   days after the date of this Prospectus
without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as the lead Underwriter of the Stock Offering. Upon expiration of the applicable lock-up agreement with the Underwriters, the shares subject to and covered thereby will be eligible for sale subject to the restrictions contained in the Securities Act and the rules and regulations promulgated thereunder, including Rule 144. Sales of substantial amounts of Common Stock in the public market subsequent to the Stock Offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale."

TRADING MARKETS; POTENTIAL VOLATILITY OF MARKET PRICE

  The Common Stock began trading in June 1995, and since that time its price has fluctuated substantially. The price at which the Common Stock will trade in the future will depend upon a number of factors, including, without limitation, the Company's historical and anticipated operating results (including the timing of the openings related to the various expansion projects), overall Atlantic City gaming results and general market and economic conditions, several of which factors are beyond the control of the Company. In addition, factors such as quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others, and developments affecting the Company, its customers, the Atlantic City Market or the gaming industry generally, could cause the market price of the Common Stock to fluctuate substantially. See "Price Range of Common Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Stock Offering, after payment of
underwriting discounts and expenses, are estimated to be $    million ($
million if the Underwriters' over-allotment option is exercised in full). In connection with the Merger Transaction, the net proceeds from the Stock Offering, together with the net proceeds from the Mortgage Note Offering
(estimated to be $   million) and available cash, will be used as set forth
below.

  THE ANTICIPATED SOURCES AND USES SET FORTH HEREIN NECESSARILY ARE BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY THE COMPANY, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND UPON ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS DECISIONS WHICH ARE SUBJECT TO CHANGE.

  The following table sets forth the anticipated sources and uses of funds for the Merger Transaction (assuming a March 31, 1996 consummation):

ANTICIPATED SOURCES OF FUNDS              ANTICIPATED USES OF FUNDS


                          (DOLLARS IN
CASH SOURCES               THOUSANDS)
------------              -----------
Stock Offering...........  $  140,000
Mortgage Note Offering...   1,180,000
Available Cash...........      46,947
                           ----------
 Total Cash Sources......   1,366,947
                           ----------

                              (DOLLARS IN
CASH USES                     THOUSANDS)
---------                     -----------
Redeem Taj Bonds(/4/).......   $ 793,767
Repurchase and defease Plaza
 Notes(/5/).................     377,790
Satisfy NatWest Loan........      36,500
Exercise Trump Plaza East
 Purchase Option............      28,000
Cash Payment to First
 Fidelity...................      50,000
Cash Payment to Bankers
 Trust......................      10,000
Redeem Taj Holding Class B
 Common Stock...............         390
Transaction Fees and
 Expenses and
 Working Capital ...........      70,500
                               ---------
 Total Cash Uses............   1,366,947
                               ---------

NON-CASH SOURCES
----------------
Common Stock to be issued to
 Holders of Taj Holding Class
 A Common Stock(/1/)..........                             40,500
Common Stock Equivalents to be issued to Trump(/2/)..      40,500
Common Stock to be issued to
 First Fidelity(/3/)..........                             10,000
 Total Non-Cash Sources.......                             91,000
                                                       ----------
TOTAL SOURCES.................                         $1,457,947
                                                       ==========

NON-CASH USES
-------------
Acquisition of Taj Holding
 Class A Common Stock(/1/)...      40,500
Acquisition of Trump's Direct
 and Indirect Equity
 Interests in Taj
 Associates..................      40,500
Common Stock issued to First
 Fidelity(/3/)...............      10,000
 Total Non-Cash Uses.........      91,000
                               ----------
TOTAL USES...................  $1,457,947
                               ==========

---------------------
(/1/Assumes)all holders of Taj Holding Class A Common Stock elect Stock
    Consideration in connection with the Merger. See "--The Merger
    Transaction."
(/2/Includes)the value of the shares of Common Stock into which the limited partnership interest in THCR Holdings to be issued to Trump and Trump Taj Mahal, Inc., a corporation wholly owned by Trump ("TTMI") in connection with the Merger Transaction will be convertible.
(/3/Assumes)a price of $20.00 per share of Common Stock.
(/4/Includes)the Additional Amount (as defined) through March 31, 1996. See
    "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(/5/Assumes)that 90% of The Plaza Notes are purchased and the remaining 10% defeased.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is listed on the NYSE under the symbol "DJT." The initial public offering price of the Common Stock was $14.00 per share. The following table reflects the high and low sales prices of the Common Stock as reported by the NYSE.

                                                                 HIGH     LOW
                                                                ------- -------
   1995
   ----
   First quarter............................................... N/A     N/A
   Second quarter (from June 7, 1995).......................... $14 1/4 $11 3/8
   Third quarter............................................... $19 3/4 $13
   Fourth quarter.............................................. $21 5/8 $14
   1996
   ----
   First quarter (through January 31, 1996).................... $22 3/8 $18 3/4

  On January 31, 1996, the last sales price of the Common Stock reported on the NYSE was $21 1/2. As of January 31, 1996 there were approximately 211 holders of record of Common Stock.

  Trump is the sole beneficial owner of all 1,000 outstanding shares of Class B Common Stock. No established trading market exists for the Class B Common Stock, and no shares of Class B Common Stock have been transferred since their issuance to Trump. Following the Merger Transaction Trump and TTMI will own
and    shares of Class B Common Stock; nonetheless, because Trump wholly owns
TTMI, Trump will remain the sole beneficial owner of all 1,000 outstanding shares of Class B Common Stock.

                                DIVIDEND POLICY

  The Company has never paid a dividend and does not anticipate paying one in the foreseeable future. The payment of any future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's, financial condition and capital needs, legal restrictions on the payment of dividends, contractual restrictions in financing agreements and on other factors deemed pertinent by the Board of Directors. See "Risk Factors--Restrictions on Certain Activities." It is the current policy of the Board of Directors to retain earnings, if any, for use in its subsidiaries' operations (except as set forth in the THCR Holdings Partnership Agreement), and the Company otherwise has no current intention of paying dividends to the holders of Common Stock. In addition, the Senior Note Indenture contains, and the Mortgage Note Indenture will contain, certain covenants, including, without limitation, covenants with respect to limitations on the payment of dividends, which limitations would limit the Company's ability to obtain funds from THCR Holdings with which to pay dividends. Pursuant to these indentures there are restrictions on the payment of dividends unless, among other things,
(i) no default or event of default has occurred and is continuing under the indentures, (ii) certain entities meet certain consolidated financial ratios and (iii) the total amount of the dividends does not exceed certain amounts specified in the indentures. See "Business--Certain Indebtedness" and "Description of the THCR Holdings Partnership Agreement."

  The Class B Common Stock has no right to receive any dividend or other distribution with respect to the equity of the Company.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of
     , 199 , as adjusted to give effect to the Merger Transaction. This table should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                         AS OF DECEMBER 31,
                                                                1995
                                                       ------------------------
                                                        ACTUAL      PRO FORMA
                                                       ----------- ------------
                                                       (DOLLARS IN THOUSANDS)
Cash:                                                  $            $
                                                       ===========  ===========
Debt:                                                  $            $
  Total debt (including current maturities)...........
Minority Interest.....................................
Stockholders' Equity:
  Preferred Stock $1.00 par value, 1,000,000 shares
   authorized, no shares issued and outstanding.......
  Common Stock $.01 par value 50,000,000 shares
   authorized, 10,066,667 issued and outstanding......
  Class B Common Stock $.01 par value, 1,000 shares
   authorized, issued and outstanding.................
  Additional Paid-in Capital..........................
  Retained Earnings...................................
                                                       -----------  -----------
Total Stockholders' Equity............................
                                                       -----------  -----------
Total Liabilities and Stockholders' Equity............ $                 $
                                                       ===========  ===========

                              SELECTED HISTORICAL
                        COMBINED FINANCIAL INFORMATION

THE COMPANY

  The following table sets forth certain historical consolidated financial information of Plaza Associates and AC Holdings (formerly Plaza Holding) (predecessors of the Company) for each of the five years ended December 31, 1990 through 1994 and for the nine-month period ended September 30, 1994 and certain historical consolidated financial information of the Company for the period from inception (June 12, 1995) to September 30, 1995 (unaudited) (See
Note 1 below). The historical financial information of AC Holdings and Plaza Associates as of December 31, 1993 and 1994 and for the years ended December 31, 1992, 1993 and 1994 as set forth below has been derived from the audited consolidated financial statements of AC Holdings and Plaza Associates included elsewhere in this Prospectus. The historical financial information of AC Holdings and Plaza Associates as of December 31, 1990, 1991 and 1992 and for the years ended December 31, 1990 and 1991 as set forth below has been derived from the audited consolidated financial statements of AC Holdings and Plaza Associates not included in this Prospectus.

  The unaudited financial information as of September 30, 1994 and 1995 and the periods then ended has been derived from the unaudited condensed consolidated financial statements included elsewhere in this Prospectus and in the opinion of management, includes all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position, results of operations and changes in cash flows for the periods presented. The results of these interim periods are not necessarily indicative of the operating results for a full year. All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                                            FROM INCEPTION
                                                                             NINE MONTHS   JUNE 12, 1995 TO
                                                                                ENDED     SEPTEMBER 30, 1995
                                    YEARS ENDED DECEMBER 31,                SEPTEMBER 30,      (NOTE 1)
                          ------------------------------------------------  ------------- ------------------
                            1990      1991      1992      1993      1994        1994             1995
                          --------  --------  --------  --------  --------  ------------- ------------------
                                                                             (UNAUDITED)     (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
 Gaming.................  $276,932  $233,265  $265,448  $264,081  $261,451    $197,068         $101,634
 Other..................    87,286    66,411    73,270    69,203    66,869      50,128           25,738
 Trump World's Fair.....       --     11,547     9,465       --        --          --               --
                          --------  --------  --------  --------  --------    --------         --------
  Gross revenues........   364,218   311,223   348,183   333,284   328,320     247,196          127,372
 Promotional
  allowances............    44,281    31,539    34,865    32,793    33,257      25,130           14,071
                          --------  --------  --------  --------  --------    --------         --------
  Net revenues..........   319,937   279,684   313,318   300,491   295,063     222,066          113,301
 Costs and expenses:
 Gaming.................   178,356   133,547   146,328   136,895   139,540     104,100           52,681
 Other..................    26,331    23,404    23,670    24,778    23,380      17,352            8,596
 General and
  administrative........    76,057    69,631    75,459    71,624    73,075      53,933           23,799
 Depreciation and
  amortization..........    16,725    16,193    15,842    17,554    15,653      11,734            5,091
 Restructuring charges..       --        943     5,177       --        --          --               --
 Trump World's Fair.....     3,359    19,879    11,839       --        --          --               --
                          --------  --------  --------  --------  --------    --------         --------
  Total costs and
   expenses.............   300,828   263,597   278,315   250,851   251,648     187,119           90,167
                          --------  --------  --------  --------  --------    --------         --------
 Income from
  operations............    19,109    16,087    35,003    49,640    43,415      34,947           23,134
                          --------  --------  --------  --------  --------    --------         --------
 Interest expense, net..    33,128    33,363    31,356    39,889    48,219      36,051           16,816
 Other non-operating
  (income) expense(a)...    (2,400)   14,818     1,462     3,873     4,931       4,724            2,198
 Extraordinary (loss)
  gain..................       --        --    (38,205)    4,120       --          --               --
 Provision (benefit) for
  income taxes..........    (1,028)   (2,864)     (233)      660      (865)       (523)           1,153
                          --------  --------  --------  --------  --------    --------         --------
 Net income (loss)......  $(10,591) $(29,230) $(35,787) $  9,338  $ (8,870)   $ (5,305)        $  1,299
                          ========  ========  ========  ========  ========    ========         ========
 Net income per common
  share(b)..............                                                                           $.13
                                                                                                   ====
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Cash and cash
  equivalents...........  $ 10,005  $ 10,474  $ 18,802  $ 14,393  $ 11,144    $ 22,159         $ 23,357
 Property and equipment,
  net...................   316,595   306,834   300,266   293,141   298,354     296,300          399,922
 Total assets...........   395,775   378,398   370,349   374,498   375,643     386,080          599,415
 Total long-term debt,
  net of current
  maturities(c).........   247,048    33,326   249,723   395,948   403,214     398,644          486,655
 Preferred partnership
  interest..............       --        --     58,092       --        --          --               --
 Total capital
  (deficit).............    83,273    54,043    11,362   (54,710)  (63,580)    (60,068)          53,727

------------------
Note 1: The Company was incorporated on March 28, 1995 and conducted no operations until the June 1995 Stock Offering and contributed the proceeds therefrom to THCR Holdings in exchange for an approximately 60% general partnership interest in THCR Holdings. At the consummation of the June 1995 Stock Offering, Trump contributed his 100% beneficial interest in Plaza Funding, AC Holdings and Plaza Associates, the owner and operator of Trump Plaza, to THCR Holdings for an approximately 40% limited partnership interest in THCR Holdings. In addition, Trump contributed to THCR Holdings all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana. The financial data as of September 30, 1995 and for the period ended September 30, 1995 reflect the operations of the Company from inception (June 12, 1995) to September 30, 1995.
                                                  (footnotes on following page)

(a) Other non-operating (income) expense for the year ended December 31, 1990 includes income of $2.4 million resulting from the settlement of a lawsuit relating to a boxing match. Other non-operating (income) expense for the year ended December 31, 1991 includes a $10.9 million charge associated with the rejection of the lease associated with the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Other non-operating (income) expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating (income) expense for the years ended December 31, 1993 and 1994 and for the nine months ended September 30, 1994 and 1995 includes $3.9, $4.9, 3.7 and 1.3 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.
(b) Earnings per share is based on the weighted average number of shares of Common Stock and common stock equivalents including shares awarded to the Chief Executive Officer under a phantom stock unit award. The shares of Class B Common Stock owned by Trump have no economic interest and, therefore, are not considered.
(c) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then existing events of default.

TAJ ASSOCIATES

  The following table sets forth certain historical consolidated financial information of Taj Associates for each of the five years ended December 31, 1990 through 1994 and for the nine-month periods ended September 30, 1994 and 1995 (unaudited). The historical financial information of Taj Associates as of December 31, 1993 and 1994, and for the years ended December 31, 1992, 1993 and 1994 as set forth below has been derived from the audited consolidated financial statements of Taj Associates included elsewhere in this Prospectus. The historical financial information of Taj Associates as of December 31, 1990, 1991 and 1992, and for the years ended December 31, 1990 and 1991 as set forth below has been derived from the audited consolidated financial statements of Taj Associates not included in this Prospectus.

  The unaudited financial information as of September 30, 1994 and 1995, and the nine months then ended has been derived from the unaudited condensed consolidated financial statements included elsewhere in this Prospectus and in the opinion of management, includes all adjustments, consisting of only normal, recurring adjustments, necessary to present fairly the financial position, results of operations and changes in cash flows for the periods presented. The results of these interim periods are not necessarily indicative of the operating results for a full year. All financial information should be read in conjunction with "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and related notes thereto included elsewhere in this Prospectus.

                                                                                    NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                         ---------------------------------------------------------  ------------------
                          1990(A)     1991       1992          1993        1994       1994      1995
                         ---------  ---------  ---------  -------------- ---------  --------  --------
                                                          (IN THOUSANDS)               (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
 Gaming................. $ 300,902  $ 380,997  $ 414,045    $ 442,064    $ 461,622  $345,329  $377,368
 Other..................   107,239    111,251    116,958      113,291      117,738    90,011    87,447
                         ---------  ---------  ---------    ---------    ---------  --------  --------
 Gross Revenues.........   408,141    492,248    531,003      555,355      579,360   435,340   464,815
 Promotional
  allowances............    51,443     53,935     61,250       56,444       62,178    48,802    47,519
                         ---------  ---------  ---------    ---------    ---------  --------  --------
 Net Revenues...........   356,698    438,313    469,753      498,911      517,182   386,538   417,296
 Costs and Expenses:
 Gaming.................   164,838    204,513    227,394      237,566      260,472   196,412   208,671
 Other..................    36,613     39,181     39,125       40,605       40,697    29,633    30,097
 General and
  Administrative........    92,886    100,191     98,819       99,424       99,629    77,359    73,717
 Depreciation and
  Amortization..........    44,647     36,202     36,388       36,858       39,750    28,944    32,407
 Restructuring costs....    41,003     26,398        --           --           --        --        --
                         ---------  ---------  ---------    ---------    ---------  --------  --------
 Income (loss) from
  Operations............   (23,289)    31,828     68,027       84,458       76,634    54,190    72,404
                         ---------  ---------  ---------    ---------    ---------  --------  --------
 Net interest expense...   (82,105)  (100,683)  (103,126)    (106,997)    (113,292)  (85,512)  (86,112)
 Extraordinary gain(b)..       --     259,618        --           --           --        --        --
 Net Income (loss)...... $(124,269) $ 188,513  $ (35,099)   $ (22,539)   $ (36,658) $(31,322) $(13,708)
                         =========  =========  =========    =========    =========  ========  ========
Balance Sheet Data (at
 end of period):
  Cash and cash
   equivalents.......... $  22,480  $  22,535  $  34,062    $  58,044    $  61,196  $ 76,502  $108,769
  Property and
   equipment-net........   797,821    766,135    742,129      722,834      706,785   710,007   694,602
  Total assets..........   845,804    814,051    802,556      811,508      807,612   822,914   843,725
  Total long-term
   debt(c)..............       917    573,844    595,682      625,765      656,701   651,626   688,143
  Total capital
   (deficit)............   (69,420)   167,837    130,913      106,641       67,812    73,609    52,899

--------
(a) Operations commenced on April 2, 1990. Results of operations for 1990 are not necessarily indicative of the operating results for a full year.
(b) The extraordinary gain of $259,618 for the year ended December 31, 1991 reflects a $204,276 accounting adjustment to carry the Old Taj Bonds at fair market value based on current interest rates at the date of issuance (effective rate of approximately 18%), and $20,000 related to settlement of the subcontractors' note payable, with the balance representing a discharge of accrued interest on indebtedness.
(c) Long-term debt of $720,175 as of December 31, 1990 had been classified as a current liability.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  Set forth below is a discussion and analysis of the financial condition and results of operations of Plaza Associates, which THCR Holdings acquired in June 1995. Neither the Company nor any of its subsidiaries has any significant operating history, other than Plaza Associates, although Trump Indiana has incurred significant expenses relating to the development of the Indiana Riverboat. See "--Liquidity and Capital Resources--Trump Indiana". The partnership agreement governing THCR Holdings provides that all business activities of the Company must be conducted through THCR Holdings or subsidiary partnerships or corporations. Also set forth below is a discussion and analysis of the financial condition and results of operations of Taj Associates.

Plaza Associates

  RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

  Gaming revenues were $224,499,000 for the nine months ended September 30, 1995, an increase of $27,431,000 or 13.9% from gaming revenues of $197,068,000 for the comparable period in 1994. This increase in gaming revenues consisted of an increase in both table games and slot revenues. While the first nine months of 1994 were adversely affected by unfavorable winter weather, construction and management turnover, management believes that the increase in gaming revenues in 1995 is also due to an increased level of demand evident in the Atlantic City market generally, as well as management's marketing and other initiatives, the introduction of new slot machines and table games, the addition of bill acceptors on slot machines, and an increase in casino floor square footage.

  Slot revenues were $152,318,000 for the nine months ended September 30, 1995, an increase of $24,534,000 or 19.2% from slot revenues of $127,784,000 for the comparable period in 1994. This increase was primarily due to an increase in casino floor square footage and the introduction of new slot machines, as well as management's marketing and other initiatives.

  Table games revenues were $72,181,000 for the nine months ended September 30, 1995, an increase of $2,897,000 or 4.2% from table games revenues of $69,284,000 for the comparable period in 1994. Table games drop (i.e., the dollar value of chips purchased) increased by 5.0% for the nine months ended September 30, 1995 from 1994.

  Other revenues were $55,261,000 for the nine months ended September 30, 1995, an increase of $5,133,000 or 10.2% from other revenues of $50,128,000 for the comparable period in 1994. Other revenues include revenues from rooms, food, beverage and miscellaneous items. The increase primarily reflects increases in food and beverage revenues attendant to increased levels of gaming activity and increased promotional expenses.

  Promotional allowances were $28,611,000 for the nine months ended September 30, 1995, an increase of $3,481,000 or 13.9% from promotional allowances of $25,130,000 for the comparable period in 1994. This increase is primarily attributable to an increase in gaming activity during the nine months ended September 30, 1995.

  Gaming costs and expenses were $121,987,000 for the nine months ended September 30, 1995, an increase of $17,887,000 or 17.2% from gaming costs and expenses of $104,100,000 for the comparable period in 1994. This increase was primarily due to increased promotional and operating expense and taxes associated with increased levels of gaming revenues during the nine months ended September 30, 1995.

  General and administrative expenses were $51,073,000 for the nine months ended September 30, 1995, a decrease of $3,855,000 or 7.0% from general and administrative expenses of $54,928,000 for the comparable period in 1994. This decrease is primarily the result of cost containment measures.

  Income from operations was $48,217,000 for the nine months ended September 30, 1995, an increase of $14,265,000 or 42.0% from income from operations of $33,952,000 for the comparable period in 1994.

  Other non-operating expense was $3,847,000 for the nine months ended September 30, 1995, an increase of $118,000 from other non-operating expense of $3,729,000 for the comparable period in 1994. This increase is attributable to costs associated with Trump Plaza East.

  The extraordinary loss of $9,250,000 for the nine months ended September 30, 1995 relates to the redemption and write-off of unamortized deferred financing costs relating to the repurchase and redemption on June 12, 1995 of all of the 12 1/2% Pay-in-Kind Notes due 2003 of Plaza Holding (the "PIK Notes") and related warrants to acquire PIK Notes (the "PIK Note Warrants").

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  Gaming revenues were $261.5 million for the year ended December 31, 1994, a decrease of $2.6 million or 1.0% from gaming revenues of $264.1 million in 1993, although gaming revenues increased for the industry generally in Atlantic City for the year ended December 31, 1994 compared to the year ended December 31, 1993. This decrease in gaming revenues consisted of a reduction in both table games and slot revenues. These results were impacted by a number of major ice and snow storms throughout the northeastern United States, during the three months ended March 31, 1994 which severely restricted travel in the region. Bad weather also impacted the Atlantic City market's results for the three months ended March 31, 1993; however, the weather during the comparable period in 1994 was much more severe. The decrease in gaming revenues was also due in part to disruptions caused by an expansion of the casino floor which created operating inefficiencies by temporarily disrupting the normal flow of patrons upon entrance to the casino, as well as detracting from the overall appearance of the casino floor. Also, in 1994 Trump Plaza experienced turnover of certain key management positions which had a negative impact on operations. This negative impact was mitigated by the end of 1994 as new management was hired and began implementing new policies and marketing programs. See "Business--Business Strategy--Trump Plaza" and "Management--Employment Agreements."

  Slot revenues were $168.7 million for the year ended December 31, 1994, a decrease of $1.8 million or 1.1% from slot revenues of $170.5 million in 1993. This decrease was due in part to the sensitivity of slot revenues to certain of the factors specified in the foregoing paragraph. Plaza Associates elected to discontinue certain progressive slot programs, thereby reversing certain accruals into revenue which had the effect of improving slot revenue by $0.6 million for the year ended December 31, 1994.

  Table games revenues were $92.8 million for the year ended December 31, 1994, a decrease of $0.8 million or 0.9% from table games revenues of $93.6 million in 1993. This decrease was primarily due to a reduction in table games drop by $26.7 million or 4.3% for the year ended December 31, 1994 from 1993, offset by an increase in the table game hold percentage (the percentage of table drop retained by Plaza Associates) to 15.5% for the year ended December 31, 1994 from 14.9% in 1993.

  During the year ended December 31, 1994, gaming credit extended to customers was approximately 17% of overall table play, a decrease of 1% from 1993. At December 31, 1994, gaming receivables amounted to approximately $13.7 million, a decrease of approximately $2.3 million from 1993, with allowances for doubtful gaming receivables of approximately $8.5 million, a decrease of approximately $1.9 million from 1993.

  Other revenues were $66.9 million for the year ended December 31, 1994, a decrease of $2.3 million or 3.3% from other revenues of $69.2 million in 1993. This decrease in other revenues primarily reflects decreases in food and beverage revenue resulting from changes in bus couponing.

  Promotional allowances were $33.3 million for the year ended December 31, 1994, an increase of $0.5 million or 1.5% from $32.8 million in 1993. This increase is attributable to increased marketing and promotional activities.

  Gaming costs and expenses were $139.5 million for the year ended December 31, 1994, an increase of $2.6 million or 1.9% from gaming costs and expenses of $136.9 million in 1993. This increase was primarily due to increased marketing costs instituted toward the end of 1994. These marketing programs consisted of increased bus programs and direct marketing activities. The increase in marketing costs was offset by decreased gaming taxes associated with the decreased levels of gaming activity and revenues from 1993.

  General and administrative expenses were $73.1 million for the year ended December 31, 1994, an increase of $1.5 million or 2.1% from general and administrative expenses of $71.6 million in 1993. This increase resulted primarily from $1.1 million in cash associated with donations to the CRDA for the year ended December 31, 1994.

  Income from operations was $43.4 million for the year ended December 31, 1994, a decrease of $6.2 million or 12.5% from income from operations of $49.6 million for 1993.

  Net interest expense was $48.2 million for the year ended December 31, 1994, an increase of $8.3 million or 20.8% from net interest expense of $39.9 million in 1993. This increase is primarily attributable to increased interest expenses associated with the Plaza Notes and the PIK Notes which were outstanding for all of 1994.

  Other non-operating expense was $4.9 million (including $3.1 million of leasing costs) for the year ended December 31, 1994, an increase of $1.0 million or 25.6% from other non-operating expense of $3.9 million in 1993. This increase is directly attributable to twelve months of costs associated with Trump Plaza East. See Note 6 to the accompanying Financial Statements of AC Holdings and Plaza Associates.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

  Gaming revenues were $264.1 million for the year ended December 31, 1993, a decrease of $1.3 million or 0.5% from gaming revenues of $265.4 million for 1992. This decrease in gaming revenues consisted of a reduction in table games revenues, which was partially offset by an increase in slot revenues. These results were impacted by major snow storms during February and March, which severely restricted travel in the region. The decrease in revenues was also attributable, in part, to the revenues derived from "high roller" patrons from the Far East during 1992, which did not recur in 1993, due in part to the decision to de-emphasize marketing efforts directed at "high roller" patrons from the Far East and also to the effects of the adverse economic conditions in that region.

  Slot revenues were $170.5 million for the year ended December 31, 1993, an increase of $1.0 million or 0.6% from slot revenues of $169.5 million in 1992. Plaza Associates elected to discontinue certain progressive slot jackpot programs thereby reversing certain accruals into revenues which had the effect of improving slot revenue by $4.1 million for the year ended December 31, 1992. Excluding the aforementioned adjustment, slot revenues would have resulted in a $5.0 million or 3.0% improvement over 1992. Plaza Associates believes that its improvement in slot revenues reflects its intensified slot marketing efforts directed towards patrons who tend to wager more per slot play and general growth in the industry. See "Business--Business Strategy-- Trump Plaza."

  Table games revenues were $93.6 million for the year ended December 31, 1993, a decrease of $2.3 million or 2.4% from table games revenues of $95.9 million in 1992. This decrease was primarily due to a reduction in table games drop by 9.2% for the year ended December 31, 1993 from 1992, offset by an increase in the table games hold percentage to 14.9% for the year ended December 31, 1993 from 13.9% in 1992. The reduction in table game drop was due to the large dollar amounts wagered during 1992 by certain foreign customers.

  During the year ended December 31, 1993, gaming credit extended to customers was approximately 18.0% of overall table play, a decrease of 9.6% from 1992. At December 31, 1993, gaming receivables amounted to approximately $16.0 million, a decrease of approximately $4.5 million from 1992, with allowances for doubtful gaming receivables of approximately $10.4 million, a decrease of approximately $3.6 million from 1992.

  Other revenues were $69.2 million for the year ended December 31, 1993, a decrease of $4.1 million or 5.6% from other revenues (excluding revenues from the former Trump Regency Hotel, now known as Trump World's Fair, at such time operated by Plaza Associates) of $73.3 million in 1992. The decrease in other revenues primarily reflects a $2.1 million adjustment to the outstanding gaming chip liability in 1992 (this amount had been offset in gaming cost and expenses with a specific reserve provision for casino uncollectible accounts receivable), as well as decreases in food and beverage revenues attendant to reduced levels of gaming activity, and reduced promotional allowances.

  Promotional allowances were $32.8 million for the year ended December 31, 1993, a decrease of $2.1 million or 5.9% from promotional allowances of $34.9 million in 1992. This decrease is primarily attributable to a reduction in table gaming activity as well as Plaza Associates' focusing its marketing efforts during the period towards patrons who tend to wager more frequently and in larger denominations.

  Gaming costs and expenses were $136.9 million for the year ended December 31, 1993, a decrease of $9.4 million, or 6.4% from gaming costs and expenses of $146.3 million in 1992. This decrease was primarily due to a $4.8 million decrease in gaming bad debt expense as well as decreased promotional and operating expenses and taxes associated with decreased levels of gaming activity and revenues.

  Other costs and expenses were $24.8 million for the year ended December 31, 1993, an increase of $1.1 million or 4.7% from other costs and expenses of $23.7 million in 1992.

  General and administrative expenses were $71.6 million for the year ended December 31, 1993, a decrease of $3.8 million or 5.1% from general and administrative expenses of $75.5 million in 1992. This decrease resulted primarily from a $2.4 million real estate tax charge resulting from a reassessment by local authorities of prior years' property values incurred during 1992 and overall cost reductions related to cost containment efforts.

  Income from operations was $49.6 million for the year ended December 31, 1993, an increase of $7.0 million or 16.4% from income from operations (excluding the operations of the former Trump Regency Hotel and before restructuring costs) of $42.6 million for 1992. In addition to the items described above, 1993 costs and expenses were lower as a result of the absence of the costs and expenses associated with the 1992 Plaza Restructuring and the former Trump Regency Hotel which were incurred in 1992.

  Net interest expense was $39.9 million for the year ended December 31, 1993, an increase of $8.5 million or 27.2% from net interest expense of $31.4 million in 1992. This is attributable to the interest expense associated with the 1993 refinancing.

  Other non-operating expenses were $3.9 million for the year ended December 31, 1993, an increase of $2.4 million or 164.9% from non-operating expense of $1.5 million in 1992. This increase is directly attributable to costs associated with Trump Plaza East. See Note 6 to the accompanying Financial Statements of Plaza Holding and Plaza Associates.

  In August 1990, Plaza Associates entered into a triple net lease with an affiliate pursuant to which Plaza Associates began operating the former Trump Regency Hotel as a non-casino hotel. During such period of operation, losses attributable to the former Trump Regency Hotel aggregating approximately $14.1 million adversely affected the results of operations of Plaza Associates. Pursuant to the 1992 Plaza Restructuring, Plaza Associates ceased operating the former Trump Regency Hotel as of September 30, 1992. The offerings of the Plaza Mortgage Notes, PIK Notes and PIK Note Warrants in connection with the 1993 refinancing resulted in an extraordinary gain of $4.1 million for the year ended December 31, 1993, which reflects the excess of carrying value of the former Trump Regency Hotel obligation over the amount of the settlement payment, net of related prepaid expenses. The 1992 Plaza Restructuring resulted in an extraordinary loss of $38.2 million for the year ended December 31, 1992, which reflects a $32.8 million accounting adjustment to carry the bonds and preferred stock issued in the 1992 Plaza Restructuring on Plaza Associates' balance sheet at fair market value based upon then current rates of interest. Plaza Associates also wrote off certain deferred financing charges and costs of $5.4 million.

  LIQUIDITY AND CAPITAL RESOURCES

  General. On June 12, 1995, the Company consummated the June 1995 Stock Offering, resulting in aggregate gross proceeds to the Company of $140,000,000, and THCR Holdings and THCR Funding consummated the June 1995 Note Offering. The proceeds to the Company from the June 1995 Stock Offering were contributed by the Company to THCR Holdings in return for an approximately 60% general partnership interest in THCR Holdings. THCR Holdings, in turn, has used net proceeds from the June 1995 Offerings through September 30, 1995 for the following purposes: (a) repurchase and redemption of the PIK Notes and PIK Note Warrants (including accrued interest payable) for $86,209,000, (b) exercise of the option to acquire Trump World's Fair (the "Trump World's Fair Purchase Option") for $58,150,000, (c) construction costs at Trump Plaza East for $2,500,000 and (d) construction and land acquisition costs of $23,772,000 for the Indiana Riverboat. The balance of the proceeds will be used for the completion of the construction at Trump Plaza, Trump Plaza East, Trump World's Fair and the Indiana Riverboat, as well as for general corporate purposes.

  Each of the Plaza Note Indenture and the Senior Note Indenture restricts the ability of Plaza Associates, Trump Indiana and other subsidiaries of THCR Holdings to make distributions to partners or pay dividends, as the case may be, unless certain financial ratios are achieved. Further, given the rapidly changing competitive environment and the risks associated with the Company's proposed expansion plans, the Company's future operating results are highly conditional and could fluctuate significantly. Moreover, as a condition to the June 1995 Note Offering, THCR Holdings and THCR Funding entered into a Cash Collateral and Disbursement Agreement (the "Cash Collateral Agreement") with First Bank National Association in its respective capacities as Trustee and Disbursement Agent (each as defined therein). The Cash Collateral Agreement called for initial deposits to custodial accounts which are restricted in use for (a) Trump Indiana for the ship and land projects, (b) Trump Plaza construction projects, including the exercise of the Trump World's Fair Purchase Option and construction projects at Trump Plaza East and Trump World's Fair and (c) the first two interest payments on the Senior Notes. As of September 30, 1995, $24,225,000 is restricted for the first two interest payments on the Senior Notes and is reflected as restricted cash in the Company's condensed consolidated balance sheets. The balance of funds restricted for Trump Indiana, Trump Plaza East and Trump World's Fair is approximately $9,725,000, $12,650,000 and $49,375,000, respectively, at
September 30, 1995, and is reflected as cash restricted for future construction as a non-current asset in the Company's balance sheets. With these restricted funds, as well as cash flow from operating activities, and the financings discussed above (some of which still remain to be obtained), management believes that sufficient funds will be available to complete the projects that are currently in development. In addition, Plaza Associates may be obligated to comply with certain proposed regulations of the Occupational Safety and Health Administration ("OSHA"), if adopted. The Company is unable to estimate the cost, if any, to Plaza Associates of such compliance. See "Regulatory Matters--Other Laws and Regulations."

  Trump Plaza, Trump World's Fair and Trump Plaza East. Cash flow from operating activities is Plaza Associates' principal source of liquidity. For the year ended December 31, 1994, and the nine-month period ended September 30, 1995 net cash from operating activities was $20.0 million and $32.4 million, respectively.

  Capital expenditures of $86.6 million for the nine-month period ended September 30, 1995 increased approximately $72.0 million from the comparable period in 1994 and was primarily attributable to the purchase of Trump World's Fair for $60.0 million and $2.2 million of related renovation expenditures. Also, expenditures for renovation costs associated with Trump Plaza East were $14.2 million for the nine months ended September 30, 1995 versus $5.9 million for the comparable period in 1994. These expenditures were funded from cash flows from operating activities. Capital expenditures of $20.5 million for the year ended December 31, 1994 increased approximately $10.4 million from 1993 and were primarily attributable to the casino expansion, purchase of additional slot machines, construction of the new baccarat pit for Trump Plaza and refurbishing costs associated with Trump Plaza East. These expenditures were financed from funds generated from operations. Capital expenditures for 1993 and 1992 were $10.1 million and $8.6 million, respectively. Previously, Plaza Associates provided for significant capital expenditures which concentrated on the renovation of the casino floor and certain restaurants, hotel rooms and the hotel lobby. See "Business--Facilities and Amenities-- Trump Plaza."

  Plaza Associates has approximately $2.1 million of indebtedness maturing through September 30, 1996. Management expects that this debt will be repaid with cash from operating activities.

  At September 30, 1995, the Company had combined working capital of $16.6 million, which included a receivable from the CRDA for $4.2 million for reimbursable improvements made to the Trump Plaza East. At December 31, 1994, Plaza Associates had a combined working capital deficit totaling $7.1 million, compared to a combined working capital deficit of $1.5 million at December 31, 1993. At September 30, 1995, Plaza Associates had a combined working capital deficit totaling approximately $1.7 million, compared to a combined working capital deficit of $7.1 million at December 31, 1994.

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. As part of the Trump Plaza Expansion, management has commenced the expansion and renovation of rooms at Trump Plaza East and on October 30, 1995, opened 150 rooms and suites at Trump Plaza East. This opening of rooms and suites was ahead of schedule and under the budget set for this part of the expansion. The Company intends to open the remainder of the rooms and suites and the casino at Trump Plaza East in the first quarter of 1996. There can be no assurances that such openings will occur and, if so, that the completion of such construction will be either under budget or ahead of schedule. Trump World's Fair renovations are scheduled for completion at the end of the first quarter or early in the second quarter of 1996. See "Risk Factors--High Leverage and Fixed Charges," "--Trump Plaza Expansion and the Taj Mahal Expansion," "--The Indiana Riverboat" and "--Considerations with Respect to the Acquisition or Development of Additional Gaming Ventures."

  As a result of the Trump Plaza Expansion, Plaza Associates will be permitted, subject to certain conditions, to increase, and is in the process of increasing, Trump Plaza's casino floor space to 90,000 square feet. Plaza Associates petitioned the CCC to permit it to increase such space to 100,000 square feet pursuant to a statutory amendment which became effective January 25, 1995. In its May 18, 1995 declaratory rulings with respect to this petition, the CCC determined, among other things, that the approved hotel comprised of Trump Plaza's main tower and Trump Plaza East is permitted to contain a maximum of 100,000 square feet of casino space. Plaza Associates added to Trump Plaza approximately 9,000 square feet in April 1994, 1,000 square feet in July 1994, 3,000 square feet in December 1994 and 25,000 square feet in June 1995. At September 30, 1995, the total casino square footage was approximately 73,000 square feet.

  Pursuant to the Trump Plaza East Purchase Option, which expires on June 30, 1998, Plaza Associates may purchase both the fee and leasehold interests comprising Trump Plaza East. See "Certain Transactions--Plaza Associates-- Trump Plaza East." Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates is obligated to pay the net expenses associated with Trump Plaza East, including, without limitation, current real estate taxes (approximately $1.2 million per year based upon current assessed valuation) and annual lease payments of $3.1 million per year. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. In addition, Plaza Associates has the right of first offer upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option (the "Right of First Offer") . Under the terms of the Trump Plaza East Purchase Option, if Plaza Associates defaults in making payments due under the Trump Plaza East Purchase Option, Plaza Associates would be liable to the grantor of the Trump Plaza East Purchase Option for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located at Trump Plaza East, unless such improvements had been accepted in writing by the grantor. Plaza Associates currently intends to exercise the Trump Plaza East Purchase Option. See "Business--Properties-- Trump Plaza--Trump Plaza East."

  Management believes that Plaza Associates' share of the net proceeds of the June 1995 Offerings and equipment financings allocated to Trump Plaza East and cash flow from operations should be sufficient to complete the planned renovations of Trump Plaza and Trump Plaza East at a remaining cost of approximately

$   million. The Company anticipates incurring equipment financing for a portion of the gaming equipment at Trump Plaza East. Commitments are currently in place with respect to some of such financing, and the Company believes that it will be able to obtain the remainder of such financing on customary terms acceptable to the Company, although there can be no assurance given to that effect. Pursuant to the Right of First Offer, Plaza Associates has ten days after receiving written notice from the grantor of the proposed sale to commit to exercise the right to acquire Trump Plaza East at the lesser of the proposed sale price and the applicable exercise price under the Trump Plaza East Purchase Option. If Plaza Associates commits to exercise the Right of First Offer, it has ten days from the date of the commitment to deposit $3,000,000 with the grantor, to be credited towards the purchase price or to be retained by the grantor if the closing, through no fault of the grantor, does not occur within ninety days (or, subject to certain conditions, 120 days) of the date of the commitment. There can be no assurance that Plaza Associates would have the liquidity necessary to exercise its Right of First Offer on a timely basis should it be required.

  Pursuant to the terms of an agreement, dated June 24, 1993, by and between Plaza Associates and TPM (the " TPM Services Agreement"), in consideration for services provided, Plaza Associates pays TPM each year an annual fee of $1.0 million in equal monthly installments and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the TPM Services Agreement, up to certain amounts. Approximately $1.3 million and $1.2 million of payments under the TPM Services Agreement were charged to expense for the years ended December 31, 1994 and 1993, respectively, and approximately $1,012,000 and $961,000 were charged to the nine-month periods ended September 30, 1995 and 1994, respectively. Payments received under the TPM Services Agreement are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. Pending approval by the lessor of the helicopter, it is currently contemplated that the stock of TPM will be transferred by Trump to THCR Holdings, which will in turn assume the lease and related obligations, as well as become entitled to all amounts payable under the TPM Services Agreement. See "Certain Transactions."

  Approximately $58 million of the net proceeds of the June 1995 Offerings was used to exercise the Trump World's Fair Purchase Option. The Company believes that Plaza Associates' share of the net proceeds of the June 1995 Offerings, together with additional equipment financing, will be sufficient to fund the additional approximately $51.6 million required to complete renovation of and open Trump World's Fair early in the second quarter of 1996, although there can be no assurance given to that effect. Associated with the openings of Trump World's Fair and Trump Plaza East, management anticipates incurring
approximately $   of pre-opening costs, which will be expensed at the time of such openings.

  Trump Indiana. Pursuant to the terms of the certificate of suitability originally issued to Trump Indiana on December 9, 1994, as extended, Trump Indiana must comply with certain statutory and other requirements imposed by the IGC. Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions by June 28, 1996, may result in the revocation of the certificate of suitability. There can be no assurance that the Company and/or Trump Indiana will be able to comply with the terms of the certificate of suitability or that a riverboat owner's license will ultimately be granted.

  In addition to the approximately $84 million anticipated to be spent prior to commencing the operations of the Indiana Riverboat early in the second quarter of 1996, during its initial five-year license term, an additional $69 million of funds (consisting of approximately $48 million for the construction of a hotel and other amenities and $21 million for infrastructure improvements and other municipal uses) will be required to be spent by Trump Indiana in connection with the Indiana Riverboat facility and related commitments, including commitments required in connection with the licensure process. The sources of the initial $84 million include, and are anticipated to include:
$34 million from the proceeds of the June 1995 Offerings, $20 million from vessel financing, $10 million from slot machine financing, $10 million from a mortgage on Trump Indiana's interest in the Buffington Harbor site or from a working capital facility and $10 million from operating leases. Trump Indiana has received commitments for $15 million in vessel financing. Trump Indiana is seeking commitments for the additional financing required to commence the operations of the Indiana Riverboat. The remaining $69 million required to be spent is expected to be funded with cash from operations or additional borrowings. See "Risk Factors--The Indiana Riverboat."

  On August 30, 1995, Trump Indiana entered into a loan and security agreement with debis Financial Services, Inc. ("dFS") pursuant to which dFS will provide, subject to the terms and conditions thereof, $15 million in financing for the gaming vessel, which is currently under construction. As of December 31, 1995, dFS has provided Trump Indiana with approximately $6.8 million pursuant to such agreement. Any other projects pursued by the Company in the future would require additional funds. There can be no assurance that sufficient funds will be available either from cash generated by operating activities or from additional financing sources for such projects.

  Trump Indiana and Barden entered into the BHR Agreement relating to the formation of BHR. Pursuant to the BHR Agreement, BHR will own, develop and operate all common land-based and waterside operations in support of each of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor. Trump Indiana and Barden will each be equally responsible for the development and operating expenses of BHR. Upon its formation, BHR was capitalized with the contribution by Trump Indiana of ownership of the Buffington Harbor site and the contribution by Barden of $6.75 million. Barden has subsequently contributed approximately $14 million for construction costs to equal the costs previously funded by Trump Indiana; thereafter, Trump Indiana and Barden will share all of the development and operating expenses of BHR equally. There can be no assurance that the Company or Trump Indiana will be able to fund from operations or to finance on terms satisfactory to the Company or Trump Indiana any future required expenditures or, if available, other such indebtedness would be permitted under existing debt instruments of the Company. Furthermore, the Company will also be dependent on the ability of Barden to pay for its share of the development and operating expenses of BHR and there can be no assurance that Barden will be able to fund such expenses. Associated with the opening of the Indiana Riverboat, management anticipates
incurring $   of pre-opening costs, which will be expensed at the time of such openings. See "Risk Factors--The Indiana Riverboat."

  The Company. The Company has no independent means of generating revenues and its sole source of liquidity is distributions and other permitted payments from THCR Holdings. As of December 31, 1995, the Company did not have any long or short-term indebtedness and is not anticipated to have any in the near future. THCR Holdings has agreed that all expenses of the Company shall, to the maximum extent practicable, be paid directly by THCR Holdings. Any other expenses paid directly by the Company are required to be reimbursed promptly by THCR Holdings and are deemed to be expenses of THCR Holdings.

  Giving pro forma effect to the consolidation of Taj Associates and the other elements of the Merger Transaction, AC Holdings will have approximately $1.2 billion of indebtedness for borrowed money on a consolidated basis, principally representing the First Mortgage Notes, and will also have access to up to $25.0 million of borrowings under the Working Capital Facility or a replacement thereof. See "Capitalization" and "Unaudited Pro Forma Financial Information." Assuming that the Merger Transaction had been consummated on January 1, 1995, AC Holdings' consolidated pro forma earnings would have been
insufficient to cover fixed charges by $     million for the year ended
December 31, 1995. See "Risk Factors--High Leverage and Fixed Charges."

  Following the consummation of the Merger Transaction, management plans to undertake an expansion plan of the Taj Mahal; existing operations, which plans are preliminary and subject to modification. It is currently expected that the expansion will be principally funded out of cash from operations of the Atlantic City Properties and is scheduled to be completed in phases by the end of the second quarter of 1999. The Taj Mahal Expansion involves the construction of two new hotel towers adjacent to the Taj Mahal's existing hotel tower, each containing at least 640 rooms, an approximately 2,200 space expansion of the Taj Mahal's existing self-parking facilities, conversion of the Mark Etess Arena into a new 60,000 square foot circus-themed casino with 2,500 slot machines, and construction of a new arena on a surface parking area located adjacent to the Taj Mahal.

  In addition, the Taj Mahal is contemplating adding several new nationally recognized themed restaurants, including the Rainforest Cafe and the All-Star Cafe. Construction costs for each of the themed restaurants will be the obligation of the lessees. The lease for the Rainforest Cafe will require Taj Associates to contribute $2.5 million towards construction after the project is completed and the restaurant opens for business.

  Capital expenditures during the nine months ended September 30, 1995 totaled approximately $19.5 million compared to $15.7 million for the comparable period in 1994. Capital expenditures totaled approximately $12.1 million, $16.8 million and $23.0 million for the years ended 1992, 1993 and 1994, respectively. Major capital expenditures for 1992 included an on-site food storeroom, restaurant and room renovations, casino floor reconfiguration and continuing construction of the Taj Entertainment Complex. Major capital expenditures for 1993 included parking garage upgrades, restaurant and room renovations, carpet replacement, and ongoing casino floor reconfiguration, including additional slot machines, completion of the Taj Entertainment Complex and modification of existing space to accommodate the new games of race simulcasting and poker. Major capital expenditures for 1994 included the expansion of the poker room, the addition of the game of keno to the casino floor, relocation of the lobby cocktail lounge, construction of a new slot player's club, continued casino floor reconfiguration, purchase of new slot machines and hotel room renovations.

  Taj Associates' capital budget for fiscal 1995 totaled approximately $26.0 million which was financed by cash flow from operations and includes provision for hotel tower and room renovations, carpet replacement, ongoing casino floor reconfiguration including 1,300 replacement slot machines, new telephone reservation equipment and limousines. Taj Associates may be obligated to expend up to $30 million in improvements to the Steel Pier in order to maintain its Coastal Area Facilities Review Act ("CAFRA") Permit, which is a condition to its casino license. In March 1993, Taj Associates obtained a modification of its CAFRA Permit providing for the extension of the required commencement and completion dates of these improvements for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received an additional one-year extension, in March 1995, of the required commencement and completion dates of the improvements based upon the same interim use of the Steel Pier for an amusement park pursuant to a sublease with an amusement park operator. Taj Associates is currently seeking further modification of its obligations under the CAFRA Permit. See "Business-- Properties--Steel Pier." In addition, Taj Associates may be obligated to comply with certain proposed regulations of the OSHA, if adopted. Taj Associates is unable to estimate the cost, if any, to Taj Associates of such compliance. See "Regulatory Matters--Other Laws and Regulations."

  Taj Associates' capital expenditures historically included a component to expand the facility as well as maintain its first class operation. Historically, amounts necessary to maintain the first class nature of the facility were approximately $9.7 million, $6.4 million and $19.2 million for the years ended 1992, 1993 and 1994, respectively. The capital budget for 1995 included approximately $24.0 million to maintain Taj Associates' facilities.

  Management believes that following the Merger Transaction, cash from the Atlantic City Properties' operations, together with equipment financings, should be sufficient to meet anticipated capital and debt service requirements through 1999. Commitments are currently in place for only a portion of such equipment financings, although management believes that it will be able to obtain the remainder of such financings on customary terms acceptable to AC Holdings. However, particularly in the case of the Taj Mahal Expansion, the plans for which are preliminary and subject to modification, there can be no assurance that the Atlantic City Properties will be able to generate sufficient cash from operations or to obtain financing for such purposes on acceptable terms. See "Risk Factors--Holding Company Structure; Need for Additional Financing" and "--Trump Plaza Expansion and the Taj Mahal Expansion."

TAJ ASSOCIATES

  The following information has been prepared by Taj Associates and provides for historical information regarding Taj Associates' operations.

  RESULTS OF OPERATIONS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

  Net revenues were approximately $417.3 million for the nine months ended September 30, 1995, an increase of $30.8 million or 8.0% from net revenues of $386.5 million for the comparable period in 1994. This increase was primarily due to an increase in gaming revenues.

  Gaming revenues comprise the major component of net revenues and consist of win from table games, poker, slot machines, horserace simulcasting and keno. Total gaming revenues were $377.4 million for the nine months ended September 30, 1995, an increase of $32.1 million or 9.3% from total gaming revenues of $345.3 million for the comparable period in 1994. These revenues represent a market share of 13.4% of the Atlantic City gaming market in each of the nine months ended September 30, 1995 and 1994, based on figures filed with the CCC.

  Table game win was approximately $148.8 million for the nine months ended September 30, 1995, an increase of $16.8 million or 12.7% from table game win of $132.0 million for the comparable period in 1994. Dollars wagered at table games was $866.6 million for the nine months ended September 30, 1995, an increase of $30.3 million or 3.6% from dollars wagered at table games from $836.3 million for the comparable period in 1994. Table win percentage was 17.2% for the nine months ended September 30, 1995, an increase from 15.8% in 1994. Table win percentage, which represents the percentage of dollars wagered retained by Taj Associates, tends to be fairly constant over the long term, but may vary significantly in the short term, due to large wagers by "high rollers." The win percentage for the nine months ended September 30, 1995 is significantly above Taj Associates' and the industry's historical win percentage, and it is likely that Taj Associates' win percentage will decrease in the future. During the twelve months ending December 31, 1994 and 1993, Taj Associates' win percentage was approximately 16.4% and 16.3% respectively, while the Atlantic City average was approximately 15.8% and 15.6% respectively.

  Slot win was $212.9 million for the nine months ended September 30, 1995, an increase of $13.8 million or 6.9% from slot win of $199.1 million for the comparable period in 1994. Dollars wagered in slot machines was $2.55 billion for the nine months ended September 30, 1995, an increase of $286.3 million or 12.6% from dollars wagered in slot machines of $2.26 billion for the comparable period in 1994. This increase was offset by a decrease in slot win percentage to 8.3% for the nine months ended September 30, 1995, from 8.8% for the comparable period in 1994. The increase in slot machine wagering and the reduced slot win percentage is consistent with the industry trend in Atlantic City in recent years.

  In addition to table game and slot revenues, Taj Associates' keno/poker/simulcasting operations generated approximately $13.3 million in poker revenues, $1.0 million of simulcasting revenue and $1.3 million of keno revenue for the nine months ended September 30, 1995, compared to $12.3 million of poker revenue, $1.1 million of simulcasting revenue and $0.9 million of keno revenue for the corresponding period in 1994. Keno operations commenced June 15, 1994.

  Increases in gaming revenues during the first three quarters of 1995 over the comparable period of 1994 were attributable primarily to (i) the increase in dollars wagered on slots relative to the depressed 1994 levels caused by severe winter weather during the first three months of the year, (ii) the increase in dollars wagered on table games and the improved win percentage, both of which were substantially attributable to international high level players and (iii) the general growth of the Atlantic City market.

  Nongaming revenues consist primarily of room, food, beverage and entertainment. For the nine months ended September 30, 1995 and 1994, these revenues totaled $87.4 million and $90.0 million, respectively. Room revenue of approximately $33.0 million in 1995 was the result of an occupancy rate of 92.0% and an average room rate of $105.28. In 1994, room revenue of $32.2 million was the result of an occupancy rate of 93.9% and an average room rate of $100.45.

  In the food and beverage outlets, Taj Associates generated revenues of approximately $42.9 million and $44.1 million during the first nine months of 1995 and 1994, respectively. The approximately $1.2 million decrease is primarily attributable to a 1.0% decrease in the number of persons served and a decrease in the average food check to $11.56 in 1995 from $11.62 in 1994. The decrease in food and beverage revenue reflects both fewer complimentaries offered to patrons (which are recorded both as revenue and as a promotional allowance) and reduced food prices designed to stimulate cash sales.

  The decrease in other revenue of approximately $2.3 million was primarily attributable to a decrease in entertainment revenue of approximately $1.8 million resulting from fewer events and an increased emphasis on promoter sponsored entertainment events in 1995 versus events sponsored by Taj Associates in 1994.

  Promotional allowances were $47.5 million for the nine months ended September 30, 1995, a decrease of $1.3 million from promotional allowances of $48.8 million for the comparable period in 1994. Promotional allowances were 10.2% of gross revenues in 1995 compared to 11.2% in 1994, reflecting Taj Associates' efforts to increase control over complimentaries while increasing gaming revenues.

  Gaming expenses increased approximately $12.3 million or 6.2% for the nine months ended September 30, 1995 from the comparable period in 1994, primarily due to increased marketing/promotional costs associated with increased gaming revenues. Both room and food and beverage expenses remained generally constant. General and administrative expenses decreased primarily due to the nonrecurrence of costs for settlement of litigation which were incurred during 1994. Costs for settlement of litigation from nine months ended September 30, 1995 decreased by approximately $3.7 million or 100% to $0 from the comparable period of 1994. Depreciation expense increased in 1995 compared to 1994 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith.

  Total operating expenses as a percentage of net revenue decreased to 82.6% for the nine months ended September 30, 1995 compared to 86.0% for the comparable period in 1994.

  The $2.0 million or 2.3% increase in interest expense is attributable to (i) the increased amount of principal outstanding resulting from the issuance of Taj Bonds to satisfy the Additional Amount (as defined in the Taj Bond Indenture) and (ii) the increased accretion of the discount on the Taj Bonds as they approach maturity. These amounts were partially offset by a decrease in costs incurred for uncompleted refinancing efforts during the period.

  As a result of the foregoing factors, income from operations was $72.4 million for the nine months ended September 30, 1995, an increase of $18.2 million or 33.6% from income from operations of $54.2 million for the comparable period of 1994.

  RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  Net revenues were $517.2 million for the year ended December 31, 1994, an increase of $18.3 million or 3.7% from net revenues of $498.9 million for the year ended December 31, 1993.

  Gaming revenues, which comprise the major component of total revenues and consist of win from table games, poker, slot machines, horserace simulcasting and keno, were approximately $461.6 million in 1994, an increase of $19.5 million or 4.4% from gaming revenues of $442.1 million in 1993. The increase in gaming revenues occurred while the overall Atlantic City gaming industry experienced an increase in gaming revenue of 3.9%. These revenues represent a market share of the Atlantic City market of approximately 13.5% in each of 1994 and 1993, based on figures filed with the CCC.

  Table game win was approximately $184.7 million for the year ended December 31, 1994, an increase of $11.3 million or 6.5% from table game win of $173.4 million in 1993. Dollars wagered at table games was $1,125.0 million in 1994, an increase of $63.0 million or 5.9% from dollars wagered at table games of $1,062.0 million in 1993. Table win percentage (i.e., percentage of dollars wagered that were retained by Taj Associates) increased to 16.4% in 1994 from 16.3% in 1993.

  For the year ended December 31, 1994, slot win was approximately $257.9 million, a decrease of $2.4 million or 0.9% from slot win of $260.3 million in 1993. The decrease was largely due to a decrease in the slot win percentage. Slot win percentages were 8.8% in 1994 and 9.3% in 1993. Dollars wagered at slot machines were $2,940.1 million in 1994, an increase of $82.2 million or 2.9% from the dollars wagered at slot machines of $2,857.9 million in 1993. The decrease in slot win percentage and the increase in slot machine wagering is consistent with the industry trend in Atlantic City in recent years.

  In addition to table game and slot revenues, Taj Associates' newly opened Keno room and expanded poker/simulcasting operations generated approximately $16.3 million of revenues from poker, $1.4 million of revenues from simulcasting and $1.3 million of revenues from keno in 1994 compared to approximately $7.5 million in poker revenue and $0.8 million in simulcasting revenue for the year ended December 31, 1993. Poker/Simulcasting operations commenced in June 1993 while keno operations commenced on June 15, 1994.

  Nongaming revenues consist primarily of room, food, beverage and entertainment revenues. Nongaming revenues were $117.7 million for the year ended December 31, 1994, an increase of $4.4 million or 3.9% from nongaming revenues of $113.3 million in 1993. This increase was attributable primarily to an increase in food and beverage revenue of approximately $2.1 million or 3.8%, and an increase in room revenue of approximately $1.2 million or 2.9%. Food and beverage revenue and room revenue was $58.0 million and $41.8 million, respectively, for the fiscal year ended December 31, 1994, an increase from food and beverage revenue and room revenue of $56.0 million and $40.7 million, respectively, in 1993. The increase in food and beverage revenue was partially attributable to the increase of the average food check to $11.68 in 1994 from $10.82 in 1993 and the increased banquet functions associated with gaming promotions. Room occupancy was 92.4% and 92.5% and the average room rate was $99.19 and $96.38 for the years ended December 31, 1994 and 1993, respectively.

  Promotional allowances were $62.2 million in 1994, an increase of $5.8 million from promotional allowances of $56.4 million in 1993. Promotional allowances were 10.7% of gross revenues in 1994 compared to 10.2% of gross revenues in 1993, reflecting the more aggressive marketing posture necessary in order to maintain or achieve increases in gaming revenues comparable to 1993.

  Gaming expenses were $260.5 million in 1994, an increase of $22.9 million or 9.6% from gaming expenses of $237.6 million in 1993, primarily due to increased marketing promotional costs directed at slot machine and table game play and operating expenses associated with the new or expanded games of poker, simulcasting and keno.

  During the year ended December 31, 1994, room expenses increased slightly and food and beverage expenses decreased slightly over the comparable period in 1993, reflecting continuing cost controls in this area. General and administrative expenses increased slightly, primarily due to costs associated with a settlement of outstanding litigation, offset by decreases in real property taxes resulting from settlement of appeals. Costs for settlement of litigation were approximately $3.7 million in 1994, an increase of $3.7 million or 100% from 1993. Real property taxes were $12.2 million in 1994, a decrease of approximately $4.9 million or 28.7% from real property taxes of $17.1 million for 1993. Were it not for these items, costs in this category would have increased approximately $2.0 million over the comparable period of 1993. Depreciation expense increased in 1994 compared to 1993 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith.

  Total operating expenses as a percentage of net revenue increased to 85.2% in 1994 from 83.1% in 1993.

  Interest expense was $115.3 million in 1994, an increase of $6.9 million from interest expense of $108.4 million in 1993. The increase is attributable to the increased amount of principal outstanding resulting from the issuance of the Taj Bonds to satisfy the Additional Amount (as defined), the increased accretion of discount on the Taj Bonds as they approach maturity and professional fees incurred during the first six months of 1994 related to a proposed recapitalization, which was not consummated.

  As a result of the foregoing factors, income from operations was $76.6 million in 1994, a decrease of $7.9 million or 9.3% from income from operations of $84.5 million in 1993.

  Taj Associates experienced a net loss of $36.7 million for 1994 as compared to a net loss of $22.5 million for 1993.

  RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

  Net revenues for the year ended December 31, 1993 totaled $498.9 million, an increase of $29.1 million or 6.2% from net revenues of $469.8 million in 1993.

  Gaming revenues, which comprise the major component of total revenues and consist of win from table games, poker, slot machines and horserace simulcasting were approximately $442.1 million in 1993, an increase of $28.1 million or 6.8% from gaming revenues of $414.0 million in 1992. These revenues represented a market share in the Atlantic City gaming market of 13.5% in 1993 and 12.9% in 1992, based on figures filed with the CCC. The increase in Taj Associates' gaming revenues and market share occurred while the overall Atlantic City gaming industry experienced an increase in gaming revenue of only 2.9%. Management believes the increase in gaming revenues was attributable primarily to Taj Associates' expanded slot marketing efforts, increased table game win percentage (i.e., percentage of dollars wagered that were retained by Taj Associates) and the addition of poker and horserace simulcasting operations.

  Table game win was approximately $173.4 million in 1993, an increase of $4.3 million or 2.6% from table game win of $169.1 million in 1992. Although dollars wagered at table games decreased by $5.6 million or 0.5% in 1993, to $1,062.0 million in 1993 from $1,067.6 million in 1992, the decrease was offset by an increase in table win percentage (i.e., percentage of dollars wagered that were retained by Taj Associates) of 16.3% in 1993 from 15.8% in 1992.

  Slot win was approximately $260.3 million for the year ended December 31, 1993, an increase of $15.4 million or 6.3% from slot win of $244.9 million in 1992. The increase was largely due to an increase in dollars wagered. Slot win percentages were 9.3% in 1993 and 9.8% in 1992. The decrease in table wagering compared to the increase in slot machine wagering and the reduced slot win percentage is consistent with industry activity in 1993 and with the industry trend in recent years.

  In addition to table game and slot revenues, Taj Associates' poker and horserace simulcasting operations, which opened June 29, 1993, generated $7.5 million of revenues from poker and $0.8 million of revenues from simulcasting for the year ended December 31, 1993.

  Nongaming revenues were approximately $113.3 million for the year ended December 31, 1993, a decrease of $3.7 million or 3.2% from nongaming revenues of $117.0 million in 1992. This decrease in revenue was attributable primarily to a decrease in food and beverage revenue of approximately $3.5 million or 5.9%, and a slight decrease in room revenue of $0.3 million or 0.7%.

  Food and beverage revenue was $56.0 million for the year ended December 31, 1993, a decrease of $3.5 million from food and beverage revenue of $59.5 million in 1992. The decline in the food and beverage revenue was primarily attributable to management's decision to reduce the use of promotional coupons in certain food outlets to increase profitability. Accordingly, the number of persons served decreased approximately 10.4% in 1993 while the average food check increased to $10.82 in 1993 from $10.60 in 1992.

  Room revenue, room occupancy and average room rate were approximately $40.7 million, 92.5% and $96.38, respectively, compared to $41.0 million, 91.2% and $98.32, respectively in 1992. The reduced room rate in 1993 was part of the continuation of various marketing plans initially implemented in 1992 to increase occupancy and enhance gaming activity.

  Promotional allowances were $56.4 million in 1993, compared to $61.3 million in 1992. Promotional allowances were 10.2% of gross revenues in 1993 compared to 11.5% of gross revenues in 1992, reflecting the reduction in promotional food coupons discussed above.

  Gaming expenses were $237.6 million in 1993, an increase of approximately $10.2 million or 4.5% from gaming expenses of $227.4 million in 1992, primarily due to increased marketing promotional costs directed at slot machine play and operating expenses associated with the addition of poker and simulcasting. During the year ended 1993, room expenses increased slightly over the comparable period in 1992. The decrease in food and beverage expenses were volume related, but did not decrease proportionately to the decrease in sales because of the continued increase in the cost of labor, food and beverage expenses which were not fully passed on to patrons through increased prices. General and administrative expenses increased slightly, by approximately $0.6 million or 0.6%, primarily due to increased costs required to support the expanded operations.

  Total operating expenses as a percentage of net revenue declined to 83.1% in 1993 compared to 85.5% in 1992.

  Interest expense was $108.4 million in 1993, an increase of $4.4 million from interest expense of $104.0 million in 1992. The increase was primarily attributable to the increased accretion of discount on the Taj Bonds, and the portion of interest on the Taj Bonds payable in the form of additional principal amounts of the Taj Bonds.

  Income from operations was $84.5 million for 1993, an increase of $16.5 million or 24.1% from income from operations of $68.0 million in 1992, primarily as a result of continuing efforts to maintain cost controls.

  Taj Associates experienced a net loss of $22.5 million for the year ended December 31, 1993 as compared to a net loss of $35.1 million for 1992.

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                                       56

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at Trump Plaza and the Taj Mahal occurring during the period from May through September. Consequently, the Company's operating results during the two quarters ending in March and December would not likely be as profitable as the two quarters ending in June and September. The Company has no operating history in Indiana and is unable to predict seasonality with respect to the Indiana Riverboat.

INFLATION

  There was no significant impact on Plaza Associates' or Taj Associates' respective operations as a result of inflation during the first nine months of 1995, and during 1994, 1993 or 1992.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
             TRUMP HOTELS & CASINO RESORTS, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Consolidated Balance Sheet of THCR as of September 30, 1995 and the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1994 and for the nine months ended September 30, 1995 (collectively the "Unaudited Pro Forma Financial Statements") are set forth below.

  The Unaudited Pro Forma Consolidated Balance Sheet has been prepared assuming the Merger Transaction had occurred on September 30, 1995. The Unaudited Pro Forma Consolidated Statements of Operations have been prepared assuming that the Merger Transaction had occurred on January 1, 1994.

  The Unaudited Pro Forma Financial Statements are presented for informational purposes only and do not purport to present what the Balance Sheet would have been had the Merger Transaction, in fact, occurred on September 30, 1995 or what the respective results of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995 would have been had the Merger Transaction, in fact, occurred on January 1, 1994 or to project the respective results of operations for any future period.

  The Unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations of THCR give effect to (a) the consolidation of Taj Associates, which will be an indirect subsidiary of THCR after the Merger Transaction, (b) the redemption of the Taj Bonds and the Taj Holding Class B Common Stock and the retirement of the Plaza Notes, (c) the Mortgage Note Offering, (d) the THCR Stock Offering, (e) purchase accounting adjustments required by the Merger, (f) the termination of the Taj Services Agreement, (g) the cancellation of payments to Realty Corp. and First Fidelity in connection with the acquisition of the Specified Parcels and (h) the payment to Bankers Trust to obtain releases of liens that Bankers Trust has with respect to certain equity interests in Taj Associates and related guarantees. The Unaudited Consolidated Statements of Operations of THCR give effect to (i) the June 1995 Offerings which reflect the formation and initial financing of THCR and THCR Holdings and the acquisition of Trump Plaza and Trump Indiana and (ii) the Merger Transaction, including those transactions described in (a) through (h) above. The adjustments referred to in (i) above are required because the historical unaudited financial statements and the historical unaudited financial statements for THCR, included herein, for all periods prior to June 12, 1995, are those of its accounting predecessors and do not give effect to the initial formation and financing of THCR. The accompanying unaudited financial information assumes (x) that all holders of Taj Holding Class A Common Stock elect to received Stock Consideration in the Merger, (y) that the underwriters' over-allotment option is not exercised in the THCR Stock Offering, and (z) that the Market Value of THCR Common Stock in the Merger is $20.00. These Unaudited Pro Forma Financial Statements assume that all holders of Taj Holding Class A Common Stock elect to receive Stock Consideration in the Merger.

  The Merger is expected to be accounted for as a "purchase" for accounting and reporting purposes.

  The Unaudited Pro Forma Financial Statements should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

                      TRUMP HOTELS & CASINO RESORTS, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

                                                     MORTGAGE        THCR         OTHER
                                           TAJ         NOTE         STOCK         MERGER           THCR
                              THCR      ASSOCIATES   OFFERING      OFFERING    TRANSACTIONS     PRO FORMA
                          ------------ ------------ ----------     --------    ------------     ----------
                          (HISTORICAL) (HISTORICAL)
Current Assets
 Cash and cash equiva-      $ 23,357     $108,769   $1,180,000 (a) $132,000(j)   $ (9,000)(g)   $   68,027
  lents.................                              (780,243)(b)                (10,000)(k)
                                                          (390)(c)                (50,000)(i)
                                                      (377,790)(d)                   (500)(m)
                                                       (28,000)(e)
                                                       (33,209)(f)
                                                       (40,000)(g)
                                                       (36,500)(h)
                                                       (10,467)(i)
 Restricted cash........      24,225                                                                24,225
 Accounts receivable,         13,074       15,759                                                   28,833
  net...................
 Inventories............       2,598        6,950                                                    9,548
 Prepaid expenses and          5,497        5,175                                                   10,672
  other current assets..
                            --------     --------                                               ----------
  Total current as-           68,751      136,653                                                  141,305
   sets.................
 Property and Equipment,     399,922      694,602       28,000 (e)                    9,000 (g)  1,332,112
  net...................                                                             43,475 (l)
                                                                                     40,500 (m)
                                                                                     40,500 (m)
                                                                                     76,113 (n)
 Land rights............      29,412                                                                29,412
 Cash restricted for fu-      71,750                                                                71,750
  ture construction.....
 Note receivable........       3,091                                                                 3,091
 Deferred loan costs....      20,171                    40,000 (g)                                  49,855
                                                       (10,316)(d)
 Other assets...........       6,318       12,470                                                   18,788
                            --------     --------                                               ----------
  Total assets..........    $599,415     $843,725                                               $1,646,313
                            ========     ========                                               ==========
Current Liabilities
 Current maturities of
  long-term debt........    $  2,100     $    868         (196)(h)                              $    2,772
 Accounts payable and
  accrued expenses......      31,946        5,880                                                   37,826
 Accrued interest pay-        17,743       27,441      (27,430)(f)                                   7,287
  able..................                               (10,467)(i)
 Due to affiliates,              403          547                                                      950
  net...................
 Other current liabili-            0       38,303                                                   38,303
  ties..................
                            --------     --------                                               ----------
  Total current liabil-
   ities................      52,192       73,039                                                   87,138
Other long-term liabili-
 ties...................                   29,644       (5,779)(f)                (16,525)(l)        7,340
Taj Bonds, net of dis-
 count..................                  643,135     (643,135)(b)
Plaza Mortgage Notes,
 net of discount........     326,543                  (326,543)(d)
Long term debt, net of
 discount and current
 maturities.............     160,112                                                               160,112
Mortgage Notes..........                             1,180,000 (a)                               1,180,000
Other long term debt....                   45,008      (44,790)(h)                                     218
Deferred state income
 taxes..................       5,173                                                                 5,173
                            --------     --------                                               ----------
  Total Liabilities.....     544,020      790,826                                                1,439,981
Minority interest.......       1,668                                               40,500 (m)       32,168
Capital:                                                                          (10,000)(k)
Common stock............         101                                     70(j)          5 (l)          196
                                                                                       20 (m)
Contributed capital.....      52,327      123,765                   131,930(j)      9,995 (l)
                                                                                   39,980 (m)      234,232
                                                                                 (123,765)(o)
Retained                       1,299      (70,866)    (137,108)(b)                 76,113 (n)      (60,264)
 earnings/accumulated                                  (61,563)(d)                123,765 (o)
 (deficit)..............                                 8,486 (h)
                                                          (390)(c)
                            --------     --------                                               ----------
  Total capital.........      53,727       52,899                                                  174,164
                            --------     --------                                               ----------
   Total Liabilities and
    Capital.............    $599,415     $843,725                                               $1,646,313
                            ========     ========                                               ==========

            See Notes to Unaudited Pro Forma Financial Information.

                        UNAUDITED FINANCIAL INFORMATION

                      TRUMP HOTELS & CASINO RESORTS, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS EXCEPT, SHARE INFORMATION)

                                    HISTORICAL
                   ---------------------------------------------
                         THCR                          TRUMP      PRO FORMA                              PRO FORMA
                   (PARENT CO. ONLY) PLAZA HOLDING    INDIANA    ADJUSTMENTS     THCR                   ADJUSTMENTS
                     THCR HOLDINGS     AND PLAZA     AND OTHER    FOR JUNE     PRO FORMA      TAJ       FOR MERGER       THCR
                   (PARENT CO. ONLY)  ASSOCIATES   JURISDICTIONS  OFFERINGS    COMBINED    ASSOCIATES   TRANSACTION    PRO FORMA
                   ----------------- ------------- ------------- -----------   ---------  ------------  -----------   -----------
Revenues:                                                                                 (HISTORICAL)
 Gaming..........                      $261,451                                $261,451   $    461,622                $   723,073
 Rooms...........                        18,312                                  18,312         41,815                     60,127
 Food and
  Beverage.......                        40,149                                  40,149         58,029                     98,178
 Other...........                         8,408                                   8,408         17,894                     26,302
                        ------         --------       -------                  --------   ------------                -----------
 Gross Revenues..            0          328,320             0                   328,320        579,360                    907,680
 Less--
  Promotional
  Allowances.....                        33,257                                  33,257         62,178                     95,435
                        ------         --------       -------                  --------   ------------                -----------
 Net Revenues....            0          295,063             0                   295,063        517,182                    812,245
                        ------         --------       -------                  --------   ------------                -----------
Cost and
 Expenses:
 Gaming..........                       139,540                                 139,540        260,472                    400,012
 Rooms...........                         2,715                                   2,715         15,662                     18,377
 Food and
  Beverage.......                        17,050                                  17,050         25,035                     42,085
 General and
  Administrative..                       73,075       $    25                    73,100         99,629    $(2,725)(l)     166,640
                                                                                                            4,659 (p)
                                                                                                            1,274 (p)
                                                                                                           (1,353)(q)
                                                                                                           (7,944)(r)
Depreciation and
 Amortization....                        15,653                                  15,653         39,750        373 (l)      60,285
                                                                                                            4,509 (s)
 Other...........                         3,615                                   3,615                                     3,615
                        ------         --------       -------                  --------   ------------                -----------
                             0          251,648            25                   251,673        440,548                    691,014
                        ------         --------       -------                  --------   ------------                -----------
Income from
 Operations......            0           43,415           (25)                   43,390         76,634                    121,231
 Interest In-
  come...........                           842             7      $   300 (t)    1,149          2,019                      3,168
Interest Ex-
 pense...........                       (49,061)                   (24,025)(u)  (64,324)      (115,311)      (714)(v)    (164,120)
                                                                     9,777 (w)                             16,229 (y)
                                                                    (1,015)(x)
Other non-
 operating
 expense.........                        (4,931)       (3,192)                   (8,123)                    3,120 (e)      (5,003)
                        ------         --------       -------                  --------   ------------                -----------
Loss before state
 income taxes,
 minority
 interest and                0                         (3,210)                                 (36,658)
 extraordinary
 loss............                        (9,735)                                (27,908)                                  (44,724)
Benefit for state
 income taxes....                          (865)                                   (865)                                     (865)
                        ------         --------       -------                  --------   ------------                -----------
 Loss before
  minority
  interest and
  extraordinary
  loss...........            0           (8,870)       (3,210)                  (27,043)       (36,658)                   (44,859)
Minority
 interest........                                                                                          13,250 (z)      13,250
                        ------         --------       -------                  --------   ------------                -----------
Loss before
 extraordinary
 loss............            0         $ (8,870)      $(3,210)                 $(27,043)  $    (36,658)               $   (30,609)
                        ======         ========       =======                  ========   ============                ===========
 Loss per share
  before
  extraordinary
  loss...........                                                                                                          $(1.56)
                                                                                                                      ===========
 Weighted Average
  Shares
  Outstanding
  (bb)...........                                                                                                      19,633,333
                                                                                                                      ===========

            See Notes to Unaudited Pro Forma Financial Information.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                (DOLLARS IN THOUSANDS EXCEPT, SHARE INFORMATION)

                                               HISTORICAL
                     --------------------------------------------------------------
                                                                    NINE MONTHS
                            FROM INCEPTION (JUNE 12, 1995              ENDED
                             THROUGH SEPTEMBER 30, 1995)         SEPTEMBER 30, 1995
                     ------------------------------------------- ------------------
                                                       TRUMP           PLAZA         PRO FORMA
                        THCR           THCR           INDIANA         HOLDING       ADJUSTMENTS      THCR
                     (PARENT CO.     HOLDINGS        AND OTHER       AND PLAZA       FOR JUNE      PRO FORMA      TAJ
                        ONLY)    (PARENT CO. ONLY) JURISDICTIONS     ASSOCIATES      OFFERING      COMBINED    ASSOCIATES
                     ----------- ----------------- ------------- ------------------ -----------    ---------  ------------
                                                                                                              (HISTORICAL)
Revenues:
 Gaming............                                                   $224,499                     $224,499     $377,368
 Rooms.............                                                     14,671                       14,671       33,035
 Food and
  Beverage.........                                                     33,403                       33,403       42,933
 Other.............                                                      7,187                        7,187       11,479
                       -------        -------          -----          --------                     --------     --------
   Gross Revenues..    $     0        $     0          $   0           279,760                      279,760      464,815
 Less-Promotional
  Allowances.......                                                     28,611                       28,611       47,519
                       -------        -------          -----          --------                     --------     --------
   Net Revenues....          0              0              0           251,149                      251,149      417,296
                       -------        -------          -----          --------                     --------     --------
Cost and Expenses:
 Gaming............                                                    121,987                      121,987      208,671
 Rooms.............                                                      1,741                        1,741       11,500
 Food and
  Beverage.........                                                     13,783                       13,783       18,597
 General and
  Administrative...      1,202          1,371            393            51,073                       54,039       73,717
 Depreciation and
  Amortization.....                                                     11,792                       11,792       32,407
 Other.............                                                      2,556                        2,556
                       -------        -------          -----          --------                     --------     --------
                         1,202          1,371            393           202,932                      205,898      344,892
                       -------        -------          -----          --------                     --------     --------
 Income (loss)
  from
  Operations.......     (1,202)        (1,371)          (393)           48,217                       45,251       72,404
 Interest Income...                     2,075                              689       $    134 (t)     2,898        2,752
 Interest
  Expense..........                    (7,572)                         (34,419)       (10,745)(u)   (48,321)     (88,864)
                                                                                         (463)(x)
                                                                                        4,878 (w)
 Other non-
  operating........                                                     (3,847)                      (3,847)
                       -------        -------          -----          --------                     --------     --------
Income (loss)
 before state
 income taxes,
 minority interest
 and extraordinary
 loss..............     (1,202)        (6,868)          (393)           10,640                       (4,019)     (13,708)
Provision for state
 income taxes......                                                        993                          993
                       -------        -------          -----          --------                     --------     --------
Income (loss)
 before minority
 interest and
 extraordinary
 loss..............     (1,202)        (6,868)          (393)            9,647                       (5,012)     (13,708)
Minority Interest..                                                                                  (1,668)
                       -------        -------          -----          --------                     --------     --------
Income (loss)
 before
 extraordinary
 loss..............    $(1,202)       $(6,868)         $(393)         $  9,647                     $ (6,680)    $(13,708)
                       =======        =======          =====          ========                     ========     ========
 Earnings per
  share before
  extraordinary
  loss.............
 Weighted Average
  Shares
  Outstanding
  (bb).............
                      PRO FORMA
                     ADJUSTMENTS
                     FOR MERGER        THCR
                     TRANSACTION     PRO FORMA
                     -------------- ------------
Revenues:
 Gaming............                 $   601,867
 Rooms.............                      47,706
 Food and
  Beverage.........                      76,336
 Other.............                      18,666
                                    ------------
   Gross Revenues..                     744,575
 Less-Promotional
  Allowances.......                      76,130
                                    ------------
   Net Revenues....                     668,445
                                    ------------
Cost and Expenses:
 Gaming............                     330,658
 Rooms.............                      13,241
 Food and
  Beverage.........                      32,380
 General and
  Administrative...    $(2,044)(l)      120,752
                         2,294 (p)
                        (1,296)(q)
                        (5,958)(r)
 Depreciation and
  Amortization.....        280 (l)       47,861
                         3,382 (s)
 Other.............                       2,556
                                    ------------
                                        547,448
                                    ------------
 Income (loss)
  from
  Operations.......                     120,997
 Interest Income...                       5,650
 Interest
  Expense..........       (536)(v)     (122,215)
                        15,506 (y)
 Other non-
  operating........      2,340 (e)       (1,507)
                                    ------------
Income (loss)
 before state
 income taxes,
 minority interest
 and extraordinary
 loss..............                       2,925
Provision for state
 income taxes......       (993)(aa)
                                    ------------
Income (loss)
 before minority
 interest and
 extraordinary
 loss..............                       2,925
Minority Interest..        323 (z)       (1,345)
                                    ------------
Income (loss)
 before
 extraordinary
 loss..............                 $     1,580
                                    ============
 Earnings per
  share before
  extraordinary
  loss.............                        $.08
                                    ============
 Weighted Average
  Shares
  Outstanding
  (bb).............                 $19,633,333
                                    ============

            See Notes to Unaudited Pro Forma Financial Information.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                   (IN THOUSANDS EXCEPT, SHARE INFORMATION)

PRO FORMA ADJUSTMENTS:

  (a) To record the issuance of $1,180,000 aggregate principal amount of Mortgage Notes issued by AC Holdings and AC Funding. The market value of the Mortgage Notes is assumed to be its face value with an interest rate of 11%.

  (b) To record the redemption of the Taj Bonds, at par, which had a face value of $780,243 and a book value of $643,135 as of September 30, 1995, and an extraordinary loss of $137,498 which includes the redemption of the Taj Holding Class B Common Stock (See Note c below).

  (c) To record the payment of $.50 for the redemption of each of the 780,242 outstanding shares of Taj Holding Class B Common Stock as an extraordinary loss.

  (d) To record the redemption of the Plaza Notes which had a face value of $330,000 and a book value of $326,543 as of September 30, 1995 for $377,790, and related deferred loan costs resulting in an extraordinary loss of $61,563. It is assumed that 90% of the outstanding Plaza Notes will be repurchased and that an in-substance defeasance is made for the remaining 10%.

  (e) To record the payment of $28,000 in connection with exercise of the Trump Plaza East Purchase Option and the effect of the termination of the lease with an unaffiliated third party.

  (f) To record the payment of accrued interest on the redemption of the Taj Bonds as of September 30, 1995 (includes the Additional Amount of $ ).

  (g) To record the payment of transaction expenses associated with the Note Offering and the Merger Transaction.

  (h) To record the satisfaction of indebtedness under the NatWest Loan which had a book value of $44,986 for $36,500 and an extraordinary gain of $8,486 resulting from such satisfaction.

  (i) To record the payment of accrued interest on the retirement of the Plaza Notes as of September 30, 1995.

  (j) To record the net proceeds from the THCR Stock Offering 7,000,000 shares at $20 per share, assumes the underwriters' over-allotment option is not exercised.

  (k) To record the payment to Bankers Trust to obtain certain releases of the liens that Bankers Trust has with respect to the Trump's Indebtedness.

  (l) To record the purchase of the Specified Parcels and the release of the Taj Associates--First Fidelity Guarantee, the elimination of the lease payments on the Specified Parcels and the additional depreciation associated with the purchase. The aggregate cost of acquiring the Specified Parcels is $50,000 in cash and 500,000 shares of THCR Common Stock valued at $10,000 (assumes $20 per share). Taj Associates had accrued $16,525 with respect to its obligation under the Taj Associates-First Fidelity Guaranty.

  (m) To record the contribution by Trump to AC Holdings (on behalf of and at the direction of THCR Holdings) of all of his direct and indirect ownership interest of 50% of Taj Associates and the purchase of the Taj Holding Class A Common Stock by THCR in the Merger. THCR will pay $30 for each of the 1,350 outstanding shares of Taj Holding Class A Common Stock, which is payable at the option of the holder in cash or shares of THCR Common Stock. It is assumed herein that all holders elect to receive shares of THCR Common Stock.

  (n) To record 50% of the historical negative book value of Taj Associates and Taj Funding, as adjusted for the pro forma extraordinary loss on the redemption of the Taj Bonds and the extraordinary gain resulting from the satisfaction of indebtedness under the NatWest Loan, as a result of the purchase of

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                   (IN THOUSANDS EXCEPT, SHARE INFORMATION)

PRO FORMA ADJUSTMENTS:

     the Taj Holding Class A Common Stock by THCR.

  (o) To eliminate the capital deficit of Taj Associates as a result of the purchase of the Taj Holding Class A Common Stock.

  (p) To record $4,659 and $1,724 for the year ended December 31, 1994 and the nine months ended September 30, 1995, respectively, of additional general and administrative expenses relating to corporate overhead of THCR Holdings and THCR and $1,274 and $570, respectively of operating expenses incurred at Trump Indiana prior to opening.

  (q) To record the elimination of the fee resulting from the termination of the Taj Services Agreement.

  (r) To reflect the reduction of costs resulting from the consolidation of certain departments and reduction of personnel and operating and marketing costs.

  (s) To record the additional depreciation expense resulting from the allocation of the purchase price to property and equipment. Amounts are being allocated to land and buildings based upon their respective percentages and are being depreciated over the remaining life of the building.

  (t) To record interest income on a $3,000 note receivable from Trump at prime plus 1%.

  (u) To record interest expense relating to the Senior Notes.

  (v) To record interest expense on amounts obtained under the equipment and vessel financing line. To date, THCR has obtained a commitment for $15,000 and has obtained advances of $6,800 at a rate of 10.5%. Although THCR expects to borrow an additional $25,000, no assurances can be given that such financing will be available.

  (w) To eliminate interest expense (including amortization of deferred financing costs) on the PIK Notes which were redeemed with the proceeds from the June 1995 Stock Offering.

  (x) To reflect the amortization of deferred financing costs associated with the issuance of Senior Notes.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
                   (IN THOUSANDS EXCEPT, SHARE INFORMATION)

PRO FORMA ADJUSTMENTS:

(y) To record adjustments to historical interest expense to give effect to the Merger Transaction as follows:


                                                      DECEMBER 31, SEPTEMBER 30,
                                                          1994         1995
                                                      ------------ -------------
   Historical interest expense......................   $ 164,372       123,283
   (i) Elimination of interest and discount accre-
    tion or on redemption of the Taj Bonds and the
    Plaza Notes.....................................    (141,403)     (109,489)
   (ii) Elimination of the accretion on the Taj
    Associates--First Fidelity Guarantee............      (2,047)       (1,748)
   (iii) Elimination of interest on the NatWest
    Loan............................................      (4,299)       (3,204)
   (iv) Elimination of refinancing transaction ex-
    penses..........................................      (2,787)       (1,352)
   (v) Elimination of amortization of deferred of-
    fering costs....................................      (1,792)       (1,344)
   (vi) Reflect Mortgage Note interest on new debt
    issuance........................................     129,800        97,350
   (vii) Reflect amortization of deferred loan costs
    on Mortgage Notes...............................       6,299         4,281
                                                       ---------     ---------
   Pro Forma Adjustment.............................   $ (16,229)    $ (15,506)
                                                       =========     =========

(z) To record minority interest in the loss of THCR as the Merger Transaction will result in minority interest on THCR's balance sheet that exceeds the minority interest in the loss.

(aa) To record state income taxes. Under the provisions of the New Jersey State Income Tax, taxes are assessed on each casino individually and losses from related entities cannot be used to offset the taxable income of another casino.

(bb) Weighted average number of shares include the number of shares outstanding on September 30, 1995, shares awarded to the Chief Executive Officer pursuant to the 1995 Stock Plan and the shares to be issued in the Merger Transaction and the Stock Offering.

                                   BUSINESS

GENERAL

  In connection with the Merger Transaction, the Company will acquire all of the outstanding equity interests of Trump Taj Mahal Associates, which owns and operates the Trump Taj Mahal Casino Resort. The Merger Transaction will create one of the largest casino entertainment companies in the United States by combining two "Four Star" Atlantic City casino hotels, the Indiana Riverboat and all of Trump's future gaming activities. Upon consummation of the Merger Transaction, the Company will own and operate the Taj Mahal, currently Atlantic City's largest casino hotel, and Trump Plaza, which is expected to be the largest casino hotel in Atlantic City upon completion of the Trump Plaza Expansion. Following the consummation of the Merger Transaction, the Company plans to undertake the Taj Mahal Expansion, an expansion program at the Taj Mahal designed to increase its hotel room inventory and casino floor space and expand its parking facilities. In addition, the Company is in the process of developing a riverboat casino project to be located at Buffington Harbor on Lake Michigan. The Indiana Riverboat will establish the Company's position in the greater Chicago metropolitan area market, which is one of the most successful new gaming markets in the United States. Furthermore, the Company will continue to be the exclusive vehicle through which Trump will engage in new gaming activities in both emerging and established gaming jurisdictions.

  The acquisition of the Taj Mahal will strengthen the Company's position as a leader in the casino entertainment industry through its ownership of two successful land-based casino hotels . Furthermore, the Merger Transaction will enhance the Company's presence in the growing Atlantic City market, which, in terms of gaming revenues, has demonstrated a ten-year compound annual growth rate of 5.8% and a growth rate of 9.5% for calendar year 1995 versus calendar year 1994. After giving effect to the Merger Transaction and the Trump Plaza Expansion, the Company will have approximately one-quarter of Atlantic City's casino square footage, slot machines, table games and hotel room inventory. In addition, the combination of the Taj Mahal with the Company's existing and planned operations will provide opportunities for operational efficiencies, economies of scale and benefits from the talent, expertise and experience of management at the operating entities. Management believes that the critical mass resulting from the Merger Transaction along with the marquee status of the "Trump" name, will allow the Company to compete more effectively for prime gaming licenses in other jurisdictions.

  Management believes the Company will benefit from the following factors:

  . THE "TRUMP" NAME. The Company capitalizes on the widespread recognition of the "Trump" name and its association with high quality amenities and first class service. To this end, the Company provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality, tailored to the gaming patron in each market. The Company also benefits from the "Trump" name in connection with its efforts to expand and to procure new gaming opportunities in the United States and abroad. The Company explores opportunities to establish additional gaming operations, particularly in jurisdictions where the legalization of casino gaming is relatively recent or is anticipated. Management believes that Trump's involvement with the Company facilitates the Company's expansion efforts, as the Company plans to capitalize on the "Trump" name and what management believes to be its marquee value in seeking new casino opportunities.

  . LEADING ATLANTIC CITY FACILITIES. Upon consummation of the Merger
    Transaction and the Trump Plaza Expansion, the Company will own and operate the two largest casino hotel properties in Atlantic City, both of which are strategically located on The Boardwalk. The Company believes that the Atlantic City Properties' reputations for high quality amenities and first class customer service, prime locations and targeted marketing strategies are ideally suited to capitalize on the expected growth in the Atlantic City gaming market. The Company believes that its leading market share in Atlantic City following the consummation of the Merger Transaction, will provide it with a competitive advantage in marketing the Atlantic City Properties, particularly to large convention groups and multi-day stay destination resort visitors.

  . ATLANTIC CITY PROPERTIES EXPANSION. The Company is in the process of executing expansion projects at the Atlantic City Properties to increase gaming space and hotel room capacity allowing the Company to meet both existing demand and the anticipated demand from the increased number of available rooms and infrastructure improvements that are currently under development to enhance further the "vacation destination appeal" of Atlantic City.

  The following table profiles the Company's casino and hotel capacity following the expansion at the Atlantic City Properties:

                            CURRENT                            PLANNED
                         --------------      ---------------------------------------------
                         TRUMP    TAJ         TRUMP PLAZA       INDIANA       TAJ MAHAL
                         PLAZA   MAHAL       EXPANSION(/1/)  RIVERBOAT(/1/) EXPANSION(/2/)  TOTAL
                         ------ -------      --------------  -------------- -------------- -------
Casino square footage... 73,000 120,000(/3/)     66,340          37,000         60,000     356,340(/3/)
Slot machines...........  2,325   3,550           2,025           1,500          2,500      11,900
Table games.............     97     162              46              73            --          378
Hotel rooms.............    555   1,250             849(/4/)        --           1,280       3,934

--------------------
(1) Scheduled to be completed early in the second quarter of 1996.
(2) Plans for the Taj Mahal Expansion, scheduled to be completed in phases from the first quarter of 1997 through 1999, are preliminary and subject to modification.
(3) Excludes a 12,000 square foot poker, keno and race simulcasting room which contains 64 poker tables.
(4) Includes 150 rooms which were opened at Trump Plaza East on October 30,
    1995.


  . OPERATING SYNERGIES. The Company intends to capitalize on the opportunities for efficiencies which can be generated by integrating certain operations of the Atlantic City Properties. Management has identified certain potential cost savings which, by the end of the second year following the Merger Transaction are estimated to be $18-20 million on an annual basis. Management believes that it will be able to consolidate certain departments at the Atlantic City Properties, reduce general and administrative expenses through possible personnel reductions and the consolidation of certain marketing efforts and reduce operating costs through efficiencies that are expected to result from the combined purchasing power of the Atlantic City Properties.

  . INDIANA RIVERBOAT. Trump Indiana has received site approval and a certificate of suitability to develop a gaming project in Buffington Harbor, on Lake Michigan, approximately 25 miles southeast of downtown Chicago. Trump Indiana was the first recipient of a certificate of suitability in Indiana and is one of 11 riverboat gaming projects permitted under current Indiana law, and one of only five to be located in northern Indiana. The Indiana Riverboat is currently on schedule to open for business early in the second quarter of 1996. The Indiana Riverboat is planned to have approximately 37,000 square feet of gaming space that will feature 1,500 slot machines and 73 table games, and will be one of the largest riverboat casinos in the United States. The Indiana Riverboat's principal market will be the approximately 6.8 million people residing within 50 miles of Buffington Harbor in the greater Chicago metropolitan area. Approximately 11.2 million and 24.2 million people live within a 100- and 200-mile radius of Buffington Harbor, respectively.

ATLANTIC CITY PROPERTIES

 TRUMP PLAZA

  Management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.

  Trump Plaza's management team commenced the Trump Plaza Expansion in 1995 and has recently launched a variety of new initiatives designed to increase the level of casino gaming activity generally at its casino and, in particular, to attract casino patrons who tend to wager more frequently and in larger denominations than the typical Atlantic City patron. These initiatives include targeted marketing and advertising campaigns directed to select groups of customers in the Boston-New York-Washington, D.C. corridor, the introduction of new slot machines and table games and the addition of bill acceptors on slot machines.

  Trump Plaza Expansion. Management believes that as a result of the Trump Plaza Expansion and Trump Plaza's strategic location, Trump Plaza is well positioned to become one of the premier host properties in Atlantic City. The Trump Plaza Expansion is currently scheduled to be completed early in the second quarter of 1996 and would increase Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. Management also believes that the construction of the new convention center and tourist corridor linking the new convention center with The Boardwalk will enhance the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, will benefit Trump Plaza in particular. In addition, management expects to be able to take advantage of recent gaming regulatory changes that will allow casino space to be directly visible and accessible from The Boardwalk. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

  The Company is in the process of renovating and integrating into Trump Plaza, Trump World's Fair, located on The Boardwalk adjacent to the existing Atlantic City Convention Center, which is next to Trump Plaza, at a remaining
cost of $     million. Upon completion, Trump World's Fair would add 49,340
square feet of casino floor space, approximately     of which is directly
accessible from The Boardwalk, and 500 hotel rooms, connected to Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk. Renovations are ongoing at Trump World's Fair and the Company expects, although there can be no assurances, that the renovations at Trump World's Fair will be completed early in the second quarter of 1996. See "Risk Factors--Trump Plaza Expansion and the Taj Mahal Expansion."

  Trump Plaza is also in the process of renovating and integrating into Trump Plaza, Trump Plaza East, a hotel tower located adjacent to Trump Plaza's
existing facility, at a remaining cost of approximately $    million as of
December 31, 1995. On October 30, 1995, the Company opened nearly 50% of the rooms and suites in Trump Plaza East. This opening of 150 rooms and suites was ahead of schedule and under the budget set for this part of the expansion. The Company intends to open the remaining rooms and suites and the casino at Trump Plaza East in the first quarter of 1996. When completed, Trump Plaza East will have 15,000 square feet of casino space and 349 hotel rooms. Trump Plaza currently leases Trump Plaza East and intends to exercise its option to acquire it from an unaffiliated entity. See "--Properties--Plaza Associates-- Trump Plaza East." Trump Plaza East will be reconfigured to provide a new entranceway to Trump Plaza directly off the Atlantic City Expressway. Management believes the increased hotel capacity as a result of the Trump Plaza Expansion will enable it better to meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings.

  Upon completion of the Trump Plaza Expansion, Trump Plaza's casino floor space would be the largest in Atlantic City, increasing from 75,000 square feet to an aggregate of approximately 139,340 square feet of gaming space, housing a total of approximately 4,300 slot machines and 142 table games. Trump Plaza's hotel capacity would increase to a total of 1,404 guest rooms from 555 rooms, making Trump Plaza's guest room inventory the largest in Atlantic City.

  The following table details plans for the Trump Plaza Expansion:

                                   TRUMP PLAZA TRUMP PLAZA  TRUMP WORLD'S
                                   FACILITY(1)    EAST          FAIR       TOTAL
                                   ----------- -----------  ------------- -------
Casino square footage.............   75,000      15,000        49,340     139,340
Slot machines.....................    2,400         400         1,550       4,350
Table games.......................       97          13            33         143
Hotel rooms.......................      555         349(2)        500       1,404

---------------------
(1) Includes the 2,000 square foot area which will connect the existing facility with Trump Plaza East and the 75 slot machines to be included in this area.
(2) Includes 150 rooms which were opened on October 30, 1995.

  In July 1994, Time Warner opened its second largest Warner Brothers Studio Store pursuant to a sublease of the entire first floor of retail space on The Boardwalk at Trump Plaza East (approximately 17,000 square feet). Management believes that the commitment of Time Warner at Trump Plaza East, together with other nationally known retail, restaurant and entertainment establishments expected to participate in the Trump Plaza Expansion, evidences the continued growth of, and highlights Trump Plaza's favored place within, the Atlantic City casino market.

 THE TAJ MAHAL

  The Taj Mahal is currently the largest casino hotel in Atlantic City and has ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues since it commenced operations in 1990. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must see" attraction will enable the Taj Mahal to benefit from the expected continued growth of the Atlantic City market.

  In recent years, under the direction of Trump and the management team led by Nicholas L. Ribis, its Chief Executive Officer, Taj Associates has completed construction of the Taj Entertainment Complex, reconfigured and expanded the casino floor to provide race simulcasting, poker wagering and the recently introduced game of keno, opened an Asian themed table game area and increased the number of poker tables and slot machines. Taj Associates continually monitors operations to adapt to and anticipate industry trends. Since 1994, the Taj Mahal has embarked on a strategy to refurbish all of its hotel guest rooms and corridors by April 1996 and to replace all of its existing slot machines by the middle of 1996 with new, more efficient machines with bill collectors.

  The Taj Mahal Expansion. Following the consummation of the Merger Transaction, the Company plans to undertake an expansion plan at the Taj Mahal to meet both existing demand and the increase in demand that management anticipates will result from the increased number of rooms and infrastructure improvements that are currently being implemented to enhance further the "vacation destination appeal" of Atlantic City. It is currently expected that the Taj Mahal Expansion will be funded principally out of cash from operations of the Atlantic City Properties, and will be completed in phases from the first quarter of 1997 through 1999. The Taj Mahal Expansion, the plans for which are preliminary and subject to modification, involves the construction of an approximately 2,200 space expansion of the Taj Mahal's existing self-parking facilities and a new arena on a surface parking area located adjacent to the Taj Mahal, each scheduled to be completed in the first quarter of 1997; the conversion of the current site of the Mark Etess Arena into a new 60,000-square foot circus-themed casino with 2,500 slot machines, scheduled to be completed in 1997; and the construction of two new hotel towers adjacent to the Taj Mahal's existing hotel tower, each containing in excess of 640 rooms, the first of which is scheduled to be completed in 1997, and the second of which is scheduled to begin construction following the completion of the first tower and is scheduled to be completed in 1999. See "Risk Factors--Trump Plaza Expansion and the Taj Mahal Expansion--The Taj Mahal."

  The following table details the plans for the Taj Mahal Expansion:

                                                  CURRENT          TAJ
                                                 TAJ MAHAL        MAHAL
                                                 FACILITIES     EXPANSION  TOTAL
                                                 ----------     --------- -------
Casino square footage...........................  120,000(/1/)   60,000   180,000
Slot machines...................................    3,550         2,500     6,050
Table games.....................................      162           --        162
Hotel rooms.....................................    1,250         1,280     2,530

---------------------
(/1/Excludes)a 12,000 square-foot poker, keno and race simulcasting room which contains 64 poker tables.

  The following table summarizes the different phases of the Taj Mahal Expansion with their associated capital costs:

                                                                      PROJECT
       PROJECT                                                         COST
       -------                                                        -------
                                                                   (IN MILLIONS)
   Parking facility, approximately 2,200 spaces...................    $ 26.0
   New Arena......................................................      15.0
   Circus Casino..................................................      53.3
   First hotel tower, 640 rooms...................................      76.0
   Second hotel tower, 640 rooms(/1/).............................      83.6
                                                                      ------
     Total........................................................    $253.9
                                                                      ======

---------------------
(1) Construction on the second hotel tower is to start after the completion and opening of the first tower.

ATLANTIC CITY MARKETING STRATEGY

  In order to provide a sharpened marketing focus at the different properties and appeal to a variety of segments in the Atlantic City marketplace, the Company intends to pursue a targeted marketing approach with respect to the Atlantic City Properties.

  Trump Plaza. As the Trump Plaza Expansion is completed, Trump Plaza East will be integrated into Trump Plaza and, together they will be operated as a single casino hotel facility. Trump Plaza will continue the marketing strategies it has found successful in the past, including targeting lucrative high-end drive-in slot customers. The additional hotel rooms and gaming facilities at Trump Plaza East will better enable Trump Plaza to accommodate the more profitable weekend drive-in patron, who tends to wager more per play and per visit than the typical walk-in or bus patron.

  Trump World's Fair. Trump World's Fair will seek to attract the "middle market" segment (primarily bus customers and boardwalk pedestrian traffic) by offering high value food and entertainment attractions in a festive "World's Fair" atmosphere. In addition, the first floor of Trump's World's Fair will feature a Boardwalk level casino offering walk-in customers direct access from The Boardwalk to approximately 575 slot machines. Trump World's Fair is constructing a new bus terminal which will transfer bus customers directly to
a separate casino entertainment area via a dedicated     foot wide escalator.
The separate casino entertainment area will contain a 500-seat buffet, an Oriental Pavilion and a casino with approximately 550 slot machines. The new bus terminal and dedicated casino facilities will allow Trump World's Fair to efficiently serve a high volume of bus customers. A casino with approximately 420 slot machines and 33 table games along with additional restaurants will be located on the second floor of Trump World's Fair. Moreover, with its prime location adjoining the current Atlantic City Convention Center and near the new Atlantic City convention center and its newly refurbished base of 500 rooms, Trump World's Fair is ideally suited to attract convention visitor traffic.

  The Taj Mahal. The Taj Mahal will continue to capitalize on its status as Atlantic City's "must see" casino entertainment facility by offering "something for everyone." The Taj Mahal has been successful in attracting all segments of the Atlantic City gaming market because of the size and diversity of its entertainment and gaming facilities. The Taj Mahal has been particularly successful in attracting the segments of the Atlantic City gaming market that tend to wager more frequently and in larger denominations than the typical Atlantic City gaming customer. To attract these high-end players, the Taj Mahal offers international musical and entertainment attractions and has recently opened an Asian themed table game area which offers 16 popular Asian table games catering to the Taj Mahal's growing Asian clientele.

  BUSINESS STRATEGY

  "Comping" Strategy. In order to compete effectively with other Atlantic City casino hotels, the Atlantic City Properties offer complimentary drinks, meals, room accommodations and/or travel arrangements to their

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patrons ("complimentaries" or "comps"). Management at the Atlantic City
Properties focuses promotional activities, including complimentaries, on middle and upper middle market "drive-in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment. Additionally, as a result of increased regulatory flexibility, the Taj Mahal has implemented a cash comping policy to high-end players in order to compete with similar practices in Las Vegas and to attract international business.

  Entertainment. Management believes headline entertainment, as well as other entertainment and revue shows, are effective means of attracting and retaining gaming patrons. Trump Plaza offers headline entertainment as part of its strategy to attract high-end and other patrons. Trump Plaza offers headline entertainment weekly during the summer and monthly during the off- season, and also features other entertainment and revue shows. The Xanadu Theater allows the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests. The Taj Mahal's facilities also include the Mark Etess Arena, an approximately 63,000 square-foot exhibition hall facility. The Xanadu Theater, together with the Mark Etess Arena, affords the Taj Mahal more flexibility in the use of its facilities for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend "marquee" events such as Broadway revues, high visibility sporting events, festivals and contemporary concerts to maintain the highest level of glamour and excitement. Mid-week uses for the facilities include convention events and casino marketing sweepstakes.

  Player Development/Casino Hosts. The Atlantic City Properties currently employ gaming representatives in New Jersey, New York and other states, as well as several international representatives, to promote Trump Plaza and the Taj Mahal to prospective gaming patrons. Player development personnel host special events, offer incentives and contact patrons directly in an effort to attract high-end table game patrons from the United States, Canada and South America. The Atlantic City Properties' casino hosts assist patrons on the casino floor, make room and dinner reservations and provide general assistance. In addition, targeted marketing to international clientele will be continued and expanded at the Taj Mahal through new sales representatives in Latin America, Mexico, Europe, the Far East and the Middle East. As a special bonus to high-end players, the Taj Mahal offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the Presidents Club for high-end slot players, and the Bengal Club for other preferred slot players. The Atlantic City Properties also plan to continue the development of their slot and coin programs through direct mail and targeted marketing campaigns emphasizing the high-end player.

  Promotional Activities. The Trump Card constitutes a key element in the Atlantic City Properties' direct marketing program. Subject to regulatory constraints, the Trump Card will be used in all of the Company's gaming facilities so as to build a national database of gaming patrons. Slot machine players are encouraged to register for and utilize their personalized Trump Card to earn various complimentaries based upon their level of play. The Trump Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. The Company's computer systems record data about the cardholders, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced. The Atlantic City Properties design promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Trump Card and on table game wagering by the casino game supervisors. Promotional activities include the mailing of vouchers for complimentary slot play. The Atlantic City Properties also utilize a special events calendar (e.g., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

  Bus Program. Trump Plaza and the Taj Mahal each have bus programs which
transport approximately 2,400 and       gaming patrons per day during the week
and 3,500 and       per day on the weekends, respectively. Trump Plaza's
Transportation Facility (as defined) contains 13 bus bays and is connected by an enclosed pedestrian walkway to Trump Plaza and the Taj Mahal's facility contains 18 bus bays.

  Credit Policy. Historically, the Atlantic City Properties have extended credit to certain qualified patrons. For the years ended December 31, 1992, 1993, 1994 and 1995 credit play as a percentage of total dollars wagered at Trump Plaza was approximately 28%, 18%, 17%, and 18%, respectively. As part of Trump Plaza's business

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

strategy, Trump Plaza has imposed stricter standards on applications for new or additional credit. Stricter standards in the extension of credit have contributed to the reduction of credit play as a percentage of total dollars wagered and has led to improved quality of the credit extended. For the years ended December 31, 1992, 1993, 1994 and 1995, the Taj Mahal's credit play as a percentage of total dollars wagered was approximately 26.0%, 23.5%, 22.8% and
    %, respectively. Since 1991, the Taj Mahal has successfully attracted high-end table game patrons through its "junket" marketing operations and has undertaken a marketing effort aimed at high-end international table game patrons, which increased credit play as a percentage of total dollars in 1991 and early 1992. Since the initial success of these marketing efforts, the Taj Mahal has been more selective in its extension of credit, thereby decreasing credit play as a percentage of gaming revenues in 1992, 1993, 1994 and 1995.

FACILITIES AND AMENITIES

 TRUMP PLAZA

  Trump Plaza. The casino in the existing facility of Trump Plaza currently offers 97 table games and 2,400 slot machines. In addition to the casino, Trump Plaza's main tower consists of a 31-story tower with 555 guest rooms, including 62 suites. Trump Plaza's main tower also offers 10 restaurants, a 750-seat cabaret theater, four cocktail lounges, 28,000 square feet of convention, ballroom and meeting room space, a swimming pool, tennis courts and a health spa.

  The entry level of Trump Plaza's main tower includes a cocktail lounge, two gift shops, a deli, a coffee shop, an ice cream parlor and a buffet. The casino level houses the casino, a fast food restaurant, an exclusive slot lounge for high-end patrons and a new oceanfront baccarat gaming area. Upon completion, an enclosed walkway will connect Trump Plaza at the casino level with the Atlantic City Convention Center and with Trump World's Fair.

  Trump Plaza's main tower's guest rooms are located in a tower which affords most guest rooms a view of the ocean. While rooms are of varying size, a typical guest room consists of approximately 400 square feet. Trump Plaza also features 16 one-bedroom suites, 28 two-bedroom suites and 18 "Super Suites." The Super Suites are located on the top two floors of Trump Plaza's main tower and offer luxurious accommodations and 24-hour butler and maid service. The Super Suites and certain other suites are located on the "Club Level" which requires guests to use a special elevator key for access and contains a lounge area that offers food and bar facilities.

  Trump Plaza's main tower is connected by an enclosed pedestrian walkway to a 10-story parking garage, which can accommodate approximately 2,650 cars, and contains 13 bus bays, a comfortable lounge, a gift shop and waiting area (the "Transportation Facility"). The Transportation Facility provides patrons with immediate access to the casino and is located directly off the Atlantic City Expressway, the main highway into Atlantic City.

  Plaza Associates is in the process of renovating and integrating Trump Plaza East into Trump Plaza, which is located directly adjacent to Trump Plaza's main tower. Trump Plaza East will be opened in stages beginning with the hotel rooms, of which 150 were opened on October 30, 1995. This construction was completed ahead of schedule and under the budget for this part of the expansion. The Company intends to open the remaining rooms and suites and the casino at Trump Plaza East in the first quarter of 1996. In addition, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) has entered into a 10-year sublease agreement with Time Warner pursuant to which Time Warner has subleased the entire first floor of the retail space (approximately 17,000 square feet) located at Trump Plaza East for a Warner Brothers Studio Store which opened in July 1994. The second floor, directly connected to Trump Plaza's main tower, will house 15,000 square feet of distinctly themed casino floor space with 400 slot machines and one pit of 13 table games.

  Trump World's Fair. Upon completion of the renovation early in the second quarter of 1996, Trump World's Fair will be connected to Trump Plaza's main tower by an enclosed walkway overlooking The

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

Boardwalk and will add an additional 500 hotel rooms to Trump Plaza. In addition, Trump World's Fair will be outfitted with approximately 49,340 square feet of casino floor space housing approximately 1,550 slot machines and 33 table games. In addition to the casino, Trump World's Fair will feature three restaurants, including a state-of-the-art buffet, a cocktail lounge, convention, ballroom and meeting room space, a swimming pool and a health spa. The enclosed walkway will run through a portion of the Atlantic City Convention Center, which is located between Trump World's Fair and Trump Plaza's main tower. In this connection, Plaza Associates has acquired an easement with regard to portions of the Atlantic City Convention Center. See "--Properties--Trump Plaza--Trump World's Fair" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities."

THE TAJ MAHAL

  The Taj Mahal currently features Atlantic City's largest casino, with 120,000-square-feet of gaming space, 162 table games and 3,550 slot machines. In addition, the Taj Mahal has a 12,000-square-foot poker, keno and race simulcasting room with 64 poker tables, which was added in 1993 and expanded in 1994. The casino's offerings include blackjack, progressive blackjack, craps, roulette, baccarat, mini baccarat, red dog, sic-bo, pai gow, pai gow poker, Caribbean stud poker, big six, mini big six and let it ride. In December 1995, the Taj Mahal opened an Asian themed table game area which offers 16 popular Asian table games catering to the Taj Mahal's growing Asian clientele. In addition, as a special bonus to high-end players, Taj Associates offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the Presidents Club for high-end slot players, and the Bengal Club for other preferred slot players.

  The Taj Mahal currently consists of a 42-story hotel tower and contiguous low-rise structure, sited on approximately 17 acres of land. The Taj Mahal has 1,250 guest rooms (including 242 suites), 15 restaurants, six lounges, parking for approximately 4,600 cars, an 18-bay bus terminal and approximately 65,000-square-feet of ballroom, meeting room and pre-function area space. The Taj Mahal is currently contemplating adding several new themed restaurants to be owned and operated by nationally recognized restaurant operators, including the Rainforest Cafe and the All-Star Cafe. In addition, the Taj Mahal features the Taj Entertainment Complex, a 20,000-square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall, and the Mark Etess Arena, which comprises an approximately 63,000-square foot exhibition hall facility. The Xanadu Theater and the Mark Etess Arena have allowed the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests, and has afforded the Taj Mahal more flexibility in the use of its facilities for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend marquee events such as Broadway revues, high visibility sporting events, international festivals and contemporary concerts to maximize casino traffic and to maintain the highest level of glamour and excitement at the Taj Mahal.

  Management believes that the Taj Mahal's 1,250-room capacity and vast casino, entertainment, convention and exhibition space, including the Mark Etess Arena, make it a highly attractive convention and destination resort facility at which visitors may stay for extended periods. In addition to its normal advertising, Taj Associates actively promotes the Taj Mahal with various local chambers of commerce, travel agencies which specialize in convention travel and various corporate travel departments in order to attract convention business.

ATLANTIC CITY MARKET

  The Atlantic City gaming market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.75 billion in gaming revenues in 1995, an approximately 9.5% increase over 1994 gaming revenues of approximately $3.42 billion. From 1990 to 1995, total gaming revenues in Atlantic City have increased 26.8%, while hotel rooms increased only slightly during that period. Occupancy levels in Atlantic City increased to historic
highs in 1995, reaching   %, up from 82.7% in 1990. Although total visitor
volume to Atlantic City remained relatively

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

constant in 1995, the volume of bus customers dropped to 8.8 million in 1995, continuing a decline from 13.1 million in 1989. The volume of customers traveling by other means to Atlantic City has grown from 18.9 million in 1989
to     million in 1995.

  Total Atlantic City slot revenues increased    % in 1995, continuing a solid
trend of increases over the past six years. From 1990 through 1995, slot
revenue growth in Atlantic City has averaged    % per year. Total table revenue
increased    % in 1995, while table game revenue from 1990 to 1995 has
decreased on average    % per year. Management believes the slow growth in
table revenue is primarily attributable to two factors. First, the slot product has been significantly improved over the last five years. Dollar bill acceptors, new slot machines, video poker and blackjack and other improvements have increased the popularity of slot play among a wider universe of casino patrons. Casino operators in Atlantic City have added slot machines in favor of table games due to increased public acceptance of slot play and due to slot machines' comparatively higher profitability as a result of lower labor and support costs. Since 1990, the number of slot machines in Atlantic City has increased 39.9%, while the number of table games has decreased by 14.1%. Slot revenues increased from 58% of total casino revenues in 1990 to 69% in 1995. The second reason for historic slow growth in table revenue is that table game players are typically higher end players and are more likely to be interested in overnight stays and other amenities. During peak season and weekends, room availability in Atlantic City is currently inadequate to meet demand, making it difficult for casino operators to aggressively promote table play.

  Despite generally lower overall growth rates than the Las Vegas market, management believes that Atlantic City possesses similar revenue and cash flow generation capabilities. The approximately $3.75 billion of gaming revenue produced by the 12 casino hotels in Atlantic City in 1995 exceeded the
approximately $     billion of gaming revenues produced by the 19 largest
casino hotels on the Las Vegas Strip, even though the Atlantic City casino hotels have less than one-quarter the number of hotel rooms of the Las Vegas Strip casino hotels. Win per unit figures in Atlantic City are at a significant premium to Las Vegas win per unit performance, primarily due to the constrained supply of gaming positions in Atlantic City compared to Las Vegas.

  The regulatory environment in Atlantic City has improved recently. Most significantly, 24-hour gaming has been approved, poker and keno have been added and regulatory burdens have been reduced. In particular, Bill A61 was passed in January 1995, which has eliminated duplicative regulatory oversight and channeled operator's funds from regulatory support into CRDA uses. Administrative costs of regulation will be reduced while increasing funds available for new development.

  In addition to the planned casino expansions, major infrastructure improvements have begun. The CRDA is currently overseeing the development of the "tourist corridor" that will link the new convention center with The Boardwalk and will, when completed, feature an entertainment and retail complex. The tourist corridor is scheduled to be completed in conjunction with the completion of the new convention center.

  Trump Plaza is adjacent to the existing Atlantic City Convention Center and will also be one of the closest casino hotels to the new convention center, which as currently planned, would hold approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, food-service facilities and a 1,600-car underground parking garage. The Taj Mahal is approximately 1.5 miles from the site of the new convention center. When completed, the new approximately $290 million convention center would be the largest exhibition space between New York City and Washington, D.C. It will be located at the base of the Atlantic City Expressway and is currently planned to open in January 1997. The State of New Jersey is also implementing an approximately $125 million capital plan to upgrade and expand the Atlantic City International Airport.

  Management believes that recent gaming regulatory reforms will serve to permit future reductions in operating expenses of casinos in Atlantic City and to increase the funds available for additional infrastructure development through the CRDA. Due principally to an improved regulatory environment, general improvement of economic conditions in 1993 and 1994 and high occupancy rates, significant investment in the Atlantic City market has been initiated and/or announced. Bally recently bought a boardwalk lot for $7.5 million, the Sands just completed a major renovation, and in December of 1994, approval by the CRDA was given to TropWorld

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

to add 626 hotel rooms and the Grand for 295 rooms (both of which are under construction) and the Taj Mahal for 1,280 rooms and a 1,500 space parking garage. Overall, various casinos in the market have applied to the CRDA for funding to construct 3,400 new hotel rooms. Management believes that these increases in hotel capacity, together with infrastructure improvements, will be instrumental in stimulating future revenue growth in the Atlantic City market. See "--Competition."

SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at Trump Plaza and at the Taj Mahal during the period from May through September, and with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days.

EMPLOYEES AND LABOR RELATIONS

 TRUMP PLAZA

  Plaza Associates has approximately 3,800 employees of whom approximately 1,100 are covered by collective bargaining agreements. Management believes that its relationships with its employees are satisfactory. Certain of Plaza Associates employees must be licensed under the Casino Control Act. See "Regulatory Matters--New Jersey Gaming Regulations--Qualification of Employees." Plaza Funding has no employees.

  In April 1993, the National Labor Relations Board (the "NLRB") found that Plaza Associates had violated the National Labor Relations Act (the "NLRA") in the context of a union organizing campaign by table game dealers of Plaza Associates in association with the Sports Arena and Casino Employees Union Local 137, a/w Laborers' International Union of North America, AFL-CIO ("Local 137"). In connection with such finding, Plaza Associates was ordered to refrain from interfering with, restraining, or coercing employees in the exercise of the rights guaranteed them by Section 7 of the NLRA, to notify its employees of such rights and to hold an election by secret ballot among its employees regarding whether they desire to be represented for collective bargaining by Local 137. The election was held on May 20 and 21, 1994 and the vote, which has been certified by the NLRB, was in favor of management and against representation by Local 137.

 TAJ MAHAL

  Taj Associates has approximately 6,100 employees for the operation of the Taj Mahal, of whom approximately 1,850 employees are covered by collective bargaining agreements. Taj Associates believes that its relationships with its employees are satisfactory and that its staffing levels are sufficient to provide superior service. Since opening in April 1990, during which time some collective bargaining agreements with various unions have expired prior to the execution of new agreements, the business of Taj Associates has not been interrupted due to any labor disputes. The collective bargaining agreement with HERE Local 54, which covers substantially all of Taj Associates' hotel and restaurant employees, was renegotiated in September 1994 and will expire on September 14, 1999.

  Certain Taj Associates' employees must be licensed under the Casino Control Act. See "Regulatory Matters--New Jersey Gaming Regulations--Qualification of Employees."

INDIANA RIVERBOAT

  The Indiana Riverboat is expected to feature an approximately 280-foot luxury yacht containing approximately 37,000 square feet of gaming space with 1,500 slot machines, 73 table games and capacity of approximately 2,450 passengers and 300 employees. The site adjacent to the Indiana Riverboat is anticipated to include surface parking for approximately 3,000 automobiles and certain other infrastructure improvements. The cost to the Company for the development of the Indiana Riverboat, which includes the land, the vessel, gaming

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

equipment, a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and parking facilities, is expected to be approximately $84 million through the planned opening early in the second quarter of 1996. The Company initially anticipated spending $59 million prior to the commencement of the Indiana Riverboat's operations for the vessel, gaming equipment and temporary berthing and support facilities, and also anticipated spending an additional $27 million in the second phase to be completed by mid-1997, which would feature a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and expanded parking. To facilitate the Indiana Riverboat's operations from the opening day and to avoid disruptive construction at the site for an additional year, the Company determined to accelerate the second phase of the project, now expected to cost $25 million, and complete both phases prior to commencing operations. The Company has further committed in the licensure process to construct a hotel facility and other amenities (at an approximate cost of $48 million) and to fund approximately $21 million of infrastructure improvements and other municipal uses.

  Buffington Harbor is approximately 25 miles from downtown Chicago. In addition, the cities of Indianapolis, Fort Wayne, Toledo and Grand Rapids are each within a 175-mile radius of Buffington Harbor. The Company believes the Indiana Riverboat will benefit from (i) its location and size, (ii) its strategy of developing, together with Barden, an array of entertainment, retail and restaurant attractions, and coordinating cruise schedules and (iii) the widespread recognition of the "Trump" name and what management believes to be its reputation for quality. Gaming facilities in Illinois are limited at present to 1,200 gaming positions under current regulations in Illinois, which the Company believes will put Illinois properties at a competitive disadvantage to larger facilities such as the Indiana Riverboat. The Company expects to draw on these competitive advantages and to capitalize on its experience in gaming activities in Atlantic City in order to create an outstanding gaming and entertainment experience.

  The Company expects to focus its marketing efforts for the Indiana Riverboat on the middle market, which makes up the majority of the gaming population in the Great Lakes Market. The middle market constitutes a broad segment of casino patrons who come to a casino for exciting recreation and entertainment and who typically wager less, on an individual basis, than high-end patrons. Through the use of the "Trump" name and systematic marketing programs, the Company will seek to attract drive-in customers to the facility. Casinos currently operating in the Great Lakes Market have been achieving operating results which exceed levels in other new gaming markets in terms of win per unit. The Company believes that these operating levels indicate that the Great Lakes Market will be capable of absorbing significant capacity expansion in the future.

  Under current gaming laws in Indiana, all games typically available in Atlantic City casinos will be permitted on the Indiana Riverboat. The riverboat casinos in Indiana will be permitted to stay open 24 hours per day, 365 days per year and to extend credit and accept credit charge cards, with no loss or wagering limits. It is anticipated that the Indiana Riverboat would make approximately six daily cruises of two to three hours in duration each. Indiana gaming laws permit gambling while cruising and during each 30-minute period during passenger embarkation and disembarkation. The foregoing may be subject to the adoption of proposed amendments to applicable Federal legislation and clarification or interpretation of recently enacted state legislation. See "Regulatory Matters--Indiana Gaming Regulations--Excursions."

  The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Indiana Riverboat will allow the Company to effectively compete with other casinos in the geographic area surrounding its casino, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

  Barden and Trump Indiana are the holders of the certificates of suitability in Buffington Harbor. Barden is an entity beneficially owned by Don H. Barden, a developer based in Detroit without significant gaming experience. Pursuant to the BHR Agreement, BHR will own, develop and operate all common land-based and waterside operations in support of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor.

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

Trump Indiana and Barden will each be equally responsible for the development and the operating expenses of BHR. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  On June 30, 1995, Trump Indiana acquired, pursuant to the Agreement of Sale (the "Site Sale Agreement") with Lehigh Portland Cement Company ("Lehigh"), dated May 10, 1995, approximately 88 acres of land at Buffington Harbor for $13.5 million (the "Site Purchase Price"). Pursuant to the Harbor Lease Agreement, between Lehigh and BHR, Lehigh granted Trump Indiana and Barden a ten-year lease for the initial use of the harbor and certain of Lehigh's property adjacent to the Buffington Harbor site for the docking of the Indiana Riverboat vessel and the Barden vessel. No lease payments will be made to Lehigh during the first 30 months of the lease. In the event that the use of this property continues beyond the 30-month period, Lehigh will be entitled to receive a license fee in an amount equal to $125,000 per month for each month either Trump Indiana or Barden uses Lehigh's property during the remaining term of the lease.

  In 1994, the City of Gary (the "City") commenced a legal proceeding in Lake County Superior Court of Indiana captioned City Of Gary v. Lehigh Portland Cement Company, et al., in which the City sought to exercise its eminent domain power to acquire certain of Lehigh's property, including the Buffington Harbor site, for the purpose of using the land as a gaming venture. On May 12, 1995, the court ruled in favor of the City. Consummation of the condemnation process is subject to additional conditions. However, on May 27, 1995, the Company entered into a Memorandum of Understanding (the "MOU") with the City pursuant to which the City agreed to take all necessary steps to dismiss the condemnation suit following the closing of the Site Sale Agreement. This proceeding was dismissed with prejudice in July 1995. The Company and Trump Indiana further agreed, among other things, to (i) pay to the City $205,000 as reimbursement for certain costs and expenses incurred by the City, and pay certain additional costs and expenses to be incurred by the City in connection with the dismissal of its condemnation suit; (ii) use best efforts to negotiate and complete by June 20, 1995 a long-term ground lease pursuant to which the City would lease the Buffington Harbor Site to Trump Indiana for a period of 99 years with rent at $1.00 per year (the "Buffington Harbor Lease"), (iii) transfer title to the Buffington Harbor Site to the City in consideration of $1.00 upon closing the Site Sale Agreement, provided the Buffington Harbor Lease is then effective; (iv) use best efforts to negotiate and complete by July 25, 1995 a development agreement with the City in order to confirm Trump Indiana's undertakings to the City pursuant to its certificate of suitability and (v) commence construction at the Buffington Harbor site by the later of June 30, 1995 or such date on which all permits and approvals necessary for the development and operation of the Buffington Harbor site have been obtained, and use best efforts to commence gaming operations within ninety (90) days of commencement of construction. To date, the Company and Trump Indiana have complied with the terms of the MOU. On September 29, 1995, Trump Indiana, Barden and the City entered into an agreement modifying the MOU (the "Amended MOU"). The Amended MOU permits Trump Indiana and Barden to retain ownership of the 88 acre parcel at Buffington Harbor to be utilized for their riverboat operations.

  On December 9, 1994, the IGC issued to Trump Indiana a certificate of suitability for a riverboat owner's license for a riverboat to be docked in Buffington Harbor, Indiana. The certificate of suitability constitutes approval of the application of Trump Indiana for a riverboat owner's license. In January 1996, the IGC extended Trump Indiana's certificate of suitability until June 28, 1996. Pursuant to the terms of the certificate of suitability, during such period, Trump Indiana must comply with certain statutory and other requirements imposed by the IGC. In addition, as a condition to the certificate of suitability, Trump Indiana has committed to invest $153 million in the Indiana Riverboat and certain related projects and certain economic development projects and to pay to the City a 1% of gross gaming revenue fee, intended to be used by the City for security and public safety purposes, and an additional fee ranging from (i) 2% to 4% of the gross gaming revenue depending on the amount of gross gaming revenues generated or (ii) 2% to 18% of net income before taxes depending on the amount of Trump Indiana's net income before taxes, whichever is greater.

  Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions by such time as required by the IGC could result in the revocation of the certificate of suitability. There can be no assurance that the Company and/or Trump Indiana will be able to comply with the terms of the certificate of

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

suitability, that it will be further extended if operations do not commence by June 28, 1996 or that a riverboat's owner's license will ultimately be granted. The riverboat owner's license will only be issued upon satisfaction of the conditions of the certificate of suitability and the requirements of the gaming laws, which include the completion of the Indiana Riverboat, acquisition of necessary permits or approvals from federal, state and local authorities and readiness to commence operations. See "Regulatory Matters-- Indiana Gaming Regulations--Interim Compliance Requirements." If granted, such license would be for an initial term of five years and renewable annually thereafter. With respect to certain land-based facilities, the Company would also be dependent on the ability of Barden to obtain the requisite licenses and fund its portion of joint construction costs.

  Trump Indiana has entered into a Sales and Construction Agreement with Atlantic Marine, Inc. ("AMI") for the purchase and construction of the Indiana Riverboat vessel (the "Construction Agreement") for $24 million (the "Vessel Contract Price"). Pursuant to the Construction Agreement, Trump Indiana paid 10% of the Vessel Contract Price to AMI and AMI ordered materials and commenced construction of the vessel. The vessel will remain the property of AMI until the Vessel Contract Price is paid in full. All risk of damage to or destruction of the vessel and all liability to or for labor employed during its construction will be the responsibility of AMI. Pursuant to the Construction Agreement, AMI will not be responsible for (i) any negligent construction or defects in the vessel after nine months from the date of acceptance of the vessel by Trump Indiana upon completion of the construction or (ii) any incidental or consequential damages.

  Development of the Indiana Riverboat project will require the Company to (a) acquire rights to traverse, use and/or improve certain parcels of property owned by third parties, in order to gain direct, construction and emergency access to the property, and (b) acquire access to water, sewer, gas, electric and other necessary utility services which presently cannot provide service to the site and which may require extension of existing utility service facilities across existing rights of way and other property owned by third parties. There can be no assurance that the Company will obtain the rights, utility services, licenses, permits and approvals necessary to undertake or complete its development plans, or that such rights, utility services, licenses, permits and approvals will be obtained within the anticipated time frame. Before the Indiana Riverboat becomes operational, additional definitive agreements must be negotiated and executed, gaming facilities must be constructed and a number of further conditions must be satisfied (including the licensing of the Company, Barden and their respective employees and the receipt of all requisite permits). There can be no assurance that the Indiana Riverboat will become operational. See "--Indiana Riverboat," "--Competition," "Risk Factors--The Indiana Riverboat" and "Regulatory Matters--Indiana Gaming Regulations."

  The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Indiana Riverboat will allow the Company to compete effectively with other casinos in the geographic area surrounding its casino, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational. See "--Competition."

  The Company has no operating history in Indiana and is unable to predict seasonality with respect to the Indiana Riverboat.

PROPERTIES

 THE COMPANY

  Trump Tower. The Company has entered into a ten year lease with The Trump-Equitable Fifth Avenue Company, a corporation wholly owned by Trump, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which the Company may use for its general, executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, the Company will pay as additional rent a portion of the property taxes due

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

each year. The Company has the option to terminate this lease upon ninety days written notice and payment of $32,312.50.

 TRUMP PLAZA

  Plaza Associates owns and leases several parcels of land in and around Atlantic City, New Jersey, each of which is used in connection with the operation of Trump Plaza and each of which is subject to the liens of the mortgages associated with the Plaza Notes (collectively, the "Plaza Mortgages") and certain other liens. Upon consummation of the Merger Transaction, these parcels of land will secure the Mortgage Notes. Upon its acquisition, Trump Plaza East would also become subject to the mortgage securing the Mortgage Notes.

  Plaza Casino Parcel. The Main Tower is located on The Boardwalk in Atlantic City, New Jersey, next to the existing Atlantic City Convention Center. It occupies the entire city block (approximately 2.38 acres) bounded by The Boardwalk, Mississippi Avenue, Pacific Avenue and Columbia Place (the "Plaza Casino Parcel").

  The Plaza Casino Parcel consists of four tracts of land, one of which is owned by Plaza Associates and three of which are leased to Plaza Associates pursuant to three non-renewable ground leases, each of which expires on December 31, 2078 (each, a "Plaza Ground Lease"). Trump Seashore Associates ("Trump Seashore"), Seashore Four Associates ("Seashore Four") and Plaza Hotel Management Company (each, a "Plaza Ground Lessor") are the owners/lessors under such respective Ground Leases (respectively, the "TSA Lease," "SFA Lease" and "PHMC Lease"; the land which is subject to the Ground Leases (which includes Additional Parcel 1, as defined) is referred to collectively as the "Plaza Leasehold Tracts" and individually as a "Plaza Leasehold Tract"). Trump Seashore and Seashore Four are 100% beneficially owned by Trump and are, therefore, affiliates of the Company.

  The Plaza Ground Leases provide that each Plaza Ground Lessor may encumber its fee estate with mortgage liens, but any such fee mortgage will not increase the rent under the applicable Plaza Ground Lease and must be subordinate to such Plaza Ground Lease. Accordingly, any default by a Plaza Ground Lessor under any such fee mortgage will not result in a termination of the applicable Plaza Ground Lease but would permit the fee mortgagee to bring a foreclosure action and succeed to the interests of the Plaza Ground Lessor in the fee estate, subject to Plaza Associates' leasehold estate under such Plaza Ground Lease. Each Plaza Ground Lease also specifically provides that the Plaza Ground Lessor may sell its interest in the applicable Plaza Leasehold Tract, but any such sale would be made subject to Plaza Associates' interest in the applicable Plaza Ground Lease.

  On August 1, 1991, as security for indebtedness owed to a third party, Trump Seashore transferred its interest in the TSA Lease to United States Trust Company of New York ("UST"), as trustee for the benefit of such third party creditor. The trust agreement among UST, Trump Seashore and such creditor provides that the trust shall terminate on the earlier of (i) August 1, 2012 or (ii) the date on which such third party creditor certifies to UST that all principal, interest and other sums due and owing from Trump Seashore to such third party creditor have been paid.

  On September 20, 1995, Trump Seashore and its third party lender entered into a mortgage note modification and extension agreement, pursuant to which Trump Seashore and such third party lender extended the term of the indebtedness described above, which matured in October 1993, to September 30, 1996, and increased the interest rate to be paid on such indebtedness to one and one-half percent in excess of the interest stated by such third party lender to be its prime rate.

  Each Plaza Ground Lease contains options pursuant to which Plaza Associates may purchase the Plaza Leasehold Tract covered by such Plaza Ground Lease at certain times during the term of such Plaza Ground Lease under certain circumstances. The purchase price pursuant to each option is specified in the applicable Plaza Ground Lease.


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

  The Plaza Ground Leases are "net leases" pursuant to which Plaza Associates, in addition to the payment of fixed rent, is responsible for all costs and expenses with respect to the use, operation and ownership of the Plaza Leasehold Tracts and the improvements now, or which may in the future be, located thereon, including, but not limited to, all maintenance and repair costs, insurance premiums, real estate taxes, assessments and utility charges.

  The improvements located on the Plaza Leasehold Tracts are owned by Plaza Associates during the terms of the respective Plaza Ground Leases and upon the expiration of the term of each Plaza Ground Lease (for whatever reason), ownership of such improvements will vest in the Plaza Ground Lessor.

  If a bankruptcy case is filed by or commenced against a Plaza Ground Lessor under applicable bankruptcy law, the trustee in bankruptcy in a liquidation or reorganization case under the applicable bankruptcy law, or a debtor-in-possession in a reorganization case under the applicable bankruptcy law, has the right, at its option, to assume or reject the Plaza Ground Lease of the debtor-lessor (subject, in each case, to court approval). If the Plaza Ground Lease is assumed, the rights and obligations of Plaza Associates thereunder, and the rights of the trustee with respect to the Plaza Notes (the "Plaza Note Trustee") as leasehold mortgagee under the Plaza Note Agreements, would continue in full force and effect. If the Plaza Ground Lease is rejected, Plaza Associates would have the right, at its election, either (i) to treat the Plaza Ground Lease as terminated or (ii) to continue in possession of the land and improvements under the Plaza Ground Lease for the balance of the term thereof and at the rental set forth therein (with a right to offset against such rent any damages caused by the Plaza Ground Lessor's failure to thereafter perform its obligations under such Plaza Ground Lease). The Plaza Note Agreements provide that if a Plaza Ground Lease is rejected, Plaza Associates assigns to the Plaza Note Trustee its rights to elect whether to treat the Plaza Ground Lease as terminated or to remain in possession of the leased premises.

  In the case of the Plaza Ground Leases, the rejection of a Plaza Ground Lease by a trustee in bankruptcy or debtor-lessor (as debtor-in-possession) may result in termination of any options to purchase the fee estate of the debtor-lessor and the Plaza Note Trustee's option (as leasehold mortgagee as described above), if the Plaza Ground Lease is terminated, to enter into a new lease directly with the lessor. In addition, under an interpretation of New Jersey law, it is possible that a court would regard such options as separate contracts and, therefore, severable from the Plaza Ground Lease. In such event, the trustee in bankruptcy or debtor-lessor (as debtor-in-possession) could assume the Plaza Ground Lease, while rejecting some or all of such options under the Ground Lease.

  Parking Parcels. Plaza Associates owns a parcel of land (the "Plaza Garage Parcel") located across the street from the Plaza Casino Parcel and along Pacific Avenue in a portion of the block bounded by Pacific Avenue, Mississippi Avenue, Atlantic Avenue and Missouri Avenue. Plaza Associates has constructed on the Plaza Garage Parcel a 10-story parking garage capable of accommodating approximately 2,650 cars and which includes offices and a bus transportation center with bays accommodating up to 13 buses at one time. An enclosed pedestrian walkway from the parking garage accesses Trump Plaza at the casino level. Parking at the parking garage is available to Trump Plaza's guests, as well as to the general public. One of the tracts comprising a portion of the Plaza Garage Parcel is subject to a first mortgage on Plaza Associates fee interest in such tract. As of September 30, 1995, such mortgage secured indebtedness had an approximate outstanding principal balance of $1.4 million.

  Plaza Associates leases, pursuant to the PHMC Lease, a parcel of land located on the northwest corner of the intersection of Mississippi and Pacific Avenues consisting of approximately 11,800 square feet ("Additional Parcel 1") and owns another unimproved parcel on Mississippi Avenue adjacent to Additional Parcel 1 consisting of approximately 5,750 square feet (the "Bordonaro Parcel"). In addition to the Plaza Mortgages, the Bordonaro Parcel is encumbered by a first mortgage securing indebtedness having an outstanding principal balance, as of September 30, 1995, of approximately $110,000. Additional Parcel 1 and the Bordonaro Parcel are presently paved and used for surface parking.


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

  Plaza Associates also owns five unimproved parcels of land, aggregating approximately 43,300 square feet, and subleases one parcel consisting of approximately 3,125 square feet. All of such parcels are contiguous and are located along Atlantic Avenue, in the same block as the Plaza Garage Parcel. They are used for signage and surface parking and are not encumbered by any mortgage liens other than those of the Plaza Mortgages.

  Warehouse Parcel. Plaza Associates owns a warehouse and office facility located in Egg Harbor Township, New Jersey containing approximately 64,000 square feet of space (the "Egg Harbor Parcel"). The Egg Harbor Parcel is encumbered by a first mortgage having an outstanding principal balance, as of December 31, 1995, of approximately $1.5 million and is encumbered by the Plaza Mortgage.

  Trump Plaza East. In connection with the Merger Transaction, Plaza Associates intends to exercise the Trump Plaza East Option, a five-year option to purchase the fee and leasehold interests comprising Trump Plaza East. In October 1993, Plaza Associates assumed the leases associated with Trump Plaza East. Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates is obligated to pay the net expenses associated with Trump Plaza East. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions--Plaza Associates--Trump Plaza East." During the years ended December 31, 1995 and 1994, Plaza Associates incurred approximately $3.8 million and $4.9 million, respectively, of such expenses. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire the fee interest in Trump Plaza East for a purchase price of $28.0 million through December 31, 1996 increasing by $1.0 million annually thereafter until expiration on June 30, 1998.

  Plaza Associates currently intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction. However, if Plaza Associates does not exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction, up to $30.0 million of internally generated funds and/or additional financing would be required to fund the acquisition pursuant to the existing purchase option. There can be no assurance that such financing would be available on attractive terms, if at all. In addition, the exercise of the Trump Plaza East Purchase Option may require the consent of certain of Trump's personal creditors, and there can be no assurance that such consent will be obtained at the time Plaza Associates desires to exercise the Trump Plaza East Purchase Option. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option no later than July 1, 1996. Plaza Associates intends to request that the CCC extend the July 1, 1996 deadline for exercising the Trump Plaza East Purchase Option if not exercised in connection with the Merger Transaction, although there can be no assurance that such extension would be granted. Failure of the Company to acquire Trump Plaza East, to obtain an extension of the July 1, 1996 deadline or to obtain an extension of the existing lease of the premises beyond its current June 30, 1998 expiration date would have a material adverse effect on the Company. See "Certain Transactions--Plaza Associates--Trump Plaza East."

  Plaza Associates has already begun development of Trump Plaza East. If Plaza Associates is unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option, any amounts expended with respect to Trump Plaza East, including payments under the Trump Plaza East Purchase Option and the lease pursuant to which Plaza Associates leases Trump Plaza East, and any improvements thereon, would inure to the benefit of the owner of Trump Plaza East and not to Plaza Associates and would increase the cost of demolition of any improvements for which Plaza Associates would be liable. As of December 31, 1995, Plaza Associates had capitalized approximately $9.3 million in construction costs related to Trump Plaza East. If the development of Trump Plaza East is not successful, the Company would be required to write off the capitalized construction costs associated with the project.

  In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into the Time Warner Sublease with Time Warner pursuant to which Time Warner subleased the entire first floor of retail space for a new Warner Brothers Studio Store which opened in July 1994. The Time Warner Sublease provides for a 10-year term which expires on the last day of the month immediately preceding the tenth anniversary of the commencement date and contains two 5-year renewal options exercisable by Time Warner. Time Warner renovated the premises in connection with opening the studio store. Rent under the Time

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

Warner Sublease is currently accruing and will not become due and payable to Plaza Associates until the satisfaction of certain conditions designed to protect Time Warner from the termination of the Time Warner Sublease by reason of the termination of Plaza Associates, leasehold estate in Trump Plaza East or the foreclosure of a certain mortgage and until Time Warner's unamortized construction costs are less than accrued rent. No assurances can be made that such conditions will be satisfied. In addition, Time Warner may terminate the Time Warner Sublease at any time after two years after the commencement date in the event that gross sales for the store do not meet certain threshold amounts or at any time if Plaza Associates fails to operate a first class hotel on Trump Plaza East. See "Certain Transactions--Plaza Associates--Trump Plaza East."

  Trump World's Fair. Pursuant to an easement agreement with The New Jersey Sports and Exposition Authority ("NJSEA"), Plaza Associates has rights to an exclusive easement over, in and through the portions of the Atlantic City Convention Center to be used as the pedestrian walkway connecting Trump Plaza's and Trump World's Fair. The easement is for a 25-year term and may be renewed at the option of Plaza Associates for one additional 25-year period. In consideration of the granting of the easement, Plaza Associates must pay to NJSEA the sum of $2,000,000 annually, such annual payment to be adjusted every five years to reflect changes in the consumer price index. Plaza Associates will have the right to terminate the easement agreement at any time upon six months' notice to NJSEA in consideration of a termination payment of $1,000,000. See also "Certain Transactions--Plaza Associates--Trump World's Fair" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities."

  Superior Mortgages. The liens securing the indebtedness on the Plaza Garage Parcel, the Bordonaro Parcel and the Egg Harbor Parcel (all of such liens are collectively called the "Existing Senior Plaza Mortgages") are all senior to the liens of the Plaza Mortgages. The principal amount currently secured by such Existing Senior Plaza Mortgages as of December 31, 1995 was, in the aggregate, approximately $3.0 million.

  Plaza Associates has financed or leased and from time to time will finance or lease its acquisition of furniture, fixtures and equipment. The lien in favor of any such lender or lessor may be superior to the liens of the Plaza Mortgages.

 TAJ MAHAL

  Taj Associates owns and leases several parcels of land in Atlantic City, New Jersey, each of which is used in connection with the operation of the Taj Mahal and each of which is encumbered by the Amended Mortgage securing the Taj Bonds, the mortgage securing the First Fidelity Loan, and the mortgage securing the $25 million Working Capital Facility. Upon consummation of the Merger Transaction, these parcels of land will secure the Working Capital Facility (or Replacement Facility) and the Mortgage Note. All of the following properties (other than certain property underlying the casino parcel, which is owned by Taj Associates) comprise the Specified Parcels.

  The Casino Parcel. The land comprising the site upon which the Taj Mahal is located consists of approximately 17 acres, which are bounded by The Boardwalk to the south, Maryland Avenue to the east, Pennsylvania Avenue to the west and which extends to the north towards Pacific Avenue for approximately three-quarters of a city block on the western portion of the site and two-thirds of a city block on the eastern portion of the site. Construction was substantially completed and the Taj Mahal was opened to the public on April 2, 1990.

  Taj Entertainment Complex. The Taj Entertainment Complex is situated on a parcel of land leased from Realty Corp. and features a 20,000 square foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall. In connection with of the Merger Transaction, Taj Associates will purchase the Taj Entertainment Complex.


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

  Steel Pier. Taj Associates leases the Steel Pier from Realty Corp. In connection with of the Merger Transaction, Taj Associates will purchase the Steel Pier. A condition imposed on Taj Associates' CAFRA Permit (which, in turn, is a condition of Taj Associates' casino license) initially required that Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which improvements was $30 million. Such concept was approved by the New Jersey Department of Environmental Protection ("NJDEP"), the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA Permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received an additional one-year extension, in March 1995, of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier for an amusement park pursuant to a sublease ("Pier Sublease") with an amusement park operator ("Pier Subtenant"). The Pier Sublease provides for a five-year lease term through December 31, 1999. However, Taj Associates may terminate the Pier Sublease after December 31 of each year if written notice of termination is given to the Pier Subtenant on or before September 1 of such year. Taj Associates is currently seeking further modification to its obligations under the CAFRA Permit.

  Office and Warehouse Space. Taj Associates owns an office building located on South Pennsylvania Avenue adjacent to the Taj Mahal. In addition, Taj Associates, in April 1991, purchased for approximately $1.7 million certain facilities of Trump's Castle Associates which are presently used for office space which it leases to a commercial tenant.

  Taj Associates has entered into a lease with The Trump-Equitable Fifth Avenue Co., a corporation wholly owned by Trump, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  Parking. The Taj Mahal provides parking for approximately 4,600 cars of which 3,600 spaces are located in indoor parking garages and 1,000 spaces are located on land leased to Taj Associates by Realty Corp. In addition, Taj Associates entered into a lease agreement with Trump's Castle Associates to share its employee parking facilities. In connection with the Taj Mahal Expansion, Taj Associates will expand its self-parking facilities by 2,200 spaces.

 INDIANA RIVERBOAT.

  See "--Indiana Riverboat."

TRADEMARK/LICENSING

  Pursuant to the License Agreement, Trump granted to the Company the world-wide right and license to use the Marks in connection with casino and gaming activities and related services and products. The license is exclusive, subject to existing licenses of the Marks to the Taj Mahal (prior to the Merger Transaction) and Trump's Castle. The License Agreement does not restrict or restrain Trump from the right to use or further license the Trump Names in connection with services and products other than casino services and products.

  The license is for a term of the later of: (i) 20 years; (ii) such time as Trump and his affiliates no longer hold a 15% or greater voting interest in the Company; or (iii) such time as Trump ceases to be employed or retained pursuant to an employment, management, consulting or similar services agreement with the Company. Upon expiration of the term of the License, Trump will grant the Company a non-exclusive license for a reasonable period of transition on terms to be mutually agreed upon between Trump and the Company. Trump's

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

obligations under the License Agreement are secured by a security agreement, pursuant to which Trump granted the Company a first priority security interest in the Marks for use in connection with casino services, as well as related hotel, bar and restaurant services. See "Risk Factors--Limitations on License for the Trump Name."

RESTRUCTURINGS

 THE 1992 PLAZA RESTRUCTURING

  In 1991, Trump Plaza experienced liquidity problems. Management believes that those liquidity problems were attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast. In addition, increased casino gaming capacity in Atlantic City, due in part to the opening of the Taj Mahal in April 1990, may also have contributed to Trump Plaza's liquidity problems.

  In order to alleviate its liquidity problem, pursuant to the 1992 Plaza Restructuring, Plaza Associates and Plaza Funding restructured their indebtedness through a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code.

  The purpose of the 1992 Plaza Restructuring was to improve the amortization schedule and extend the maturity of Plaza Associates indebtedness by (i) eliminating the sinking fund requirement on Plaza Funding's 12 7/8% Mortgage Bonds, due 1998 (the "Original Plaza Bonds"), (ii) extending the maturity of such indebtedness from 1998 to 2002, (iii) lowering the interest rate from 12 7/8% per annum to 12% per annum, (iv) reducing the aggregate principal amount of the indebtedness under the Original Plaza Bonds and certain other indebtedness from $250 million to $225 million and (v) eliminating certain other indebtedness by reconstituting such debt in part as new bonds (the "Successor Plaza Bonds") and in part as Stock Units (as defined). The 1992 Plaza Restructuring was necessitated by the inability to either generate cash flow or obtain additional financing sufficient to make the scheduled sinking fund payment on the Original Plaza Bonds. In connection with the 1992 Plaza Restructuring, each holder of $1,000 principal amount of Original Plaza Bonds and such other indebtedness received (i) $900 principal amount of Successor Plaza Bonds, (ii) 12 Stock Units, each representing one share of Common Stock and one share of Preferred Stock of Plaza Funding (the "Stock Units") and
(iii) cash payments of approximately $58.65, reflecting accrued interest.

  On May 29, 1992, Plaza Funding, which theretofore had no interest in Plaza Associates, received a 50% beneficial interest in TP/GP, Inc. ("Trump Plaza GP"), and Plaza Funding and Trump Plaza GP were admitted as partners of Plaza Associates. Plaza Funding also issued approximately three million Stock Units to holders of the Original Plaza Bonds and certain other indebtedness. Pursuant to the terms of Plaza Associates partnership agreement, Plaza Funding was issued a preferred partnership interest, which provided Plaza Funding with partnership distributions designed to pay dividends on, and the redemption price of, the Stock Units. Trump Plaza GP became the managing general partner of Plaza Associates, and, through its Board of Directors, managed the affairs of Plaza Associates. Trump Plaza GP was subsequently merged with and into Plaza Funding, which became the managing general partner of Plaza Associates.

  The Successor Plaza Bonds and the Stock Units were redeemed in 1993 out of the proceeds of a refinancing designed to enhance Trump Plaza's liquidity and to position the Trump Plaza for a subsequent deleveraging transaction. The 1993 refinancing included (i) the sale by Plaza Funding of $330 million in aggregate principal amount of Plaza Notes and (ii) the sale by AC Holdings of $60 million aggregate principal amount of PIK Notes and PIK Note Warrants to acquire an aggregate of $12 million in principal amount of additional PIK Notes. Upon consummation of the refinancing, Plaza Funding held a 1% equity interest in Plaza Associates and Plaza Holding held a 99% equity interest.

 THE 1991 TAJ RESTRUCTURING

  During 1990 and 1991, Taj Associates experienced liquidity problems. Taj Associates believes that these problems were attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated

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by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast and the Persian Gulf War, as well as the risks inherent in the establishment of a new business enterprise. Comparatively, excessive casino gaming capacity in Atlantic City may also have contributed to Taj Associates' liquidity problems.

  As a result of Taj Associates' liquidity problems, Taj Funding failed to make its November 15, 1990 and May 15, 1991 interest payments on its Old Taj Bonds, resulting in an event of default under the indenture with respect to such Old Taj Bonds. During 1990 and 1991, Taj Associates also failed to pay certain principal and interest installments on certain indebtedness due under its loan with NatWest.

  In order to alleviate its liquidity problems, during 1991, TTMC, Taj Funding, Taj Associates and TTMI (together, the "Debtors") restructured their indebtedness through the 1991 Taj Restructuring, which was a "prepackaged" plan of reorganization under Chapter 11 of the Bankruptcy Code. At the time, the Debtors believed that there was no alternative to their liquidity problems other than filing petitions under the Bankruptcy Code. Taj Associates had been unable to obtain additional financing, and Taj Funding was restricted from amending the payment terms of the Old Taj Bonds outside of a case under the Bankruptcy Code without the unanimous consent of the holders thereof. The purpose of the 1991 Taj Restructuring was to improve the amortization schedule and extend the maturity of Taj Associates' indebtedness by reducing and deferring the Debtors' annual debt service requirements by (i) restructuring Taj Associates' and affiliated entities' long-term indebtedness to NatWest, First Fidelity and Bankers Trust, and (ii) issuing the Taj Bonds with an overall lower rate of interest as compared with the Old Taj Bonds.

  Upon consummation of the 1991 Taj Restructuring on October 4, 1991, Taj Associates issued to the holders of the Old Taj Bonds a general partnership interest representing 49.995% of the equity of Taj Associates. Such holders in turn contributed such partnership interest to Taj Holding. Taj Funding and Taj Holding also issued the Units to the holders of the Old Taj Bonds. As part of the 1991 Taj Restructuring, TM/GP, which has no other assets, received a 49.995% partnership interest in Taj Associates from Taj Holding. Trump also contributed to Taj Holding a 50% ownership interest in TTMC, which owns a .01% interest in Taj Associates, in exchange for the Taj Holding Class C Common Stock, as described below.

  At the time of these transfers, Taj Holding issued 1,350,000 shares of Taj Holding Class A Common Stock and 729,458 shares of Taj Holding Class B Common Stock to the holders of the Old Taj Bonds and 1,350,000 shares of Taj Holding Class C Common Stock to Trump. In accordance with the terms of the Taj Bond Indenture, a portion of the interest on the Taj Bonds may be paid in additional Taj Bonds. At May 15, 1992, 1993, 1994 and 1995, 8,844 Units comprised of $8,844,000 of Taj Bonds and 8,844 shares of Taj Holding Class B Common Stock, 14,579 Units comprised of $14,579,000 of Taj Bonds and 14,579 shares of Taj Holding Class B Common Stock, and 12,249 Units comprised of $12,249,000 of Taj Bonds and 12,249 shares of Taj Holding Class B Common Stock, and 15,112 Units comprised of $15,112,000 of Taj Bonds and 15,112 shares of Taj Holding Class B Common Stock, respectively, were issued in lieu of the payment of a portion of the cash interest on the outstanding Taj Bonds.

CERTAIN INDEBTEDNESS

 THE COMPANY
  Mortgage Notes.

  Senior Notes. THCR Holdings and THCR Funding (the "THCR Obligors") are the issuers of $155 million principal amount of Senior Notes. The Senior Notes are the joint and several obligations of the THCR Obligors. Interest on the Senior Notes is payable semiannually in arrears. In connection with the Merger Transaction, the THCR Obligors will solicit from the holders of Senior Notes the waiver of, and the consent to modify, certain provisions of the Senior
Note Indenture.

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  The Senior Notes mature on June 15, 2005. The Senior Notes are not redeemable prior to June 15, 2000, except pursuant to a Required Regulatory Redemption (as defined in the Senior Note Indenture). Thereafter, the Senior Notes may be redeemed at the option of the THCR Obligors, in whole or in part, at any time on or after June 15, 2000 at the redemption prices set forth in the Senior Note Indenture, together with accrued and unpaid interest to the date of redemption. In addition, upon the occurrence of a Senior Note Change of Control (as defined in the Senior Note Indenture), each holder of Senior Notes may require the THCR Obligors to repurchase such holder's Senior Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase.

  The obligations of the THCR Obligors under the Senior Note Indenture are secured by (1) an assignment and pledge to the trustee under the Senior Note Indenture (the "Senior Note Trustee") of (a) 99% of the general partnership interests in Plaza Associates, (b) 100% of the capital stock of Plaza Funding (the holder of the remaining 1% general partnership interest in Plaza Associates, which 1% is pledged exclusively for the benefit of the holders of the Plaza Notes until the Plaza Note Purchase, at which time such interest will be pledged for the exclusive benefit of the holders of the Senior Notes),
(c) 100% of the general partnership interests in AC Holdings, (d) 100% of the capital stock of Plaza Holding Inc., (e) 100% of the capital stock of Trump Indiana, (f) 100% of the capital stock of THCR Funding, (g) other equity interests issued from time to time by THCR Holdings or any of its Subsidiaries (as defined in the Senior Note Indenture) and (h) promissory notes issued by THCR Holdings or any of its Subsidiaries from time to time directly owned or acquired by THCR Holdings; (2) certain remaining net proceeds from the June 1995 Offerings; and (3) certain proceeds from time to time received, receivable or otherwise distributed in respect of the assets described in clauses (1) and (2) above (collectively, the "Senior Note Collateral"). The security interests in the Senior Note Collateral are first priority security interests and are exclusive except to the extent required by the Plaza Note Indenture to equally and ratably secure the Plaza Notes with respect to any of the direct or indirect equity interests in Plaza Associates, Plaza Funding, AC Holdings and Plaza Holding Inc. Any equity interests in Subsidiaries of THCR Holdings which are acquired by THCR Holdings will be assigned and pledged to the Senior Note Trustee and the security interests granted in such equity interests will be exclusive, first priority security interests.

  In addition to the foregoing, the Company's consolidated long-term indebtedness includes approximately $3.0 million of outstanding mortgage notes described under "--Properties" as of December 31, 1995.

 PLAZA ASSOCIATES

  The Plaza Notes, $330 million of which are outstanding, were issued by Plaza Funding, with Plaza Associates providing a full and unconditional guaranty thereof. In connection with the Merger Transaction the Plaza Notes will be repurchased or defeased. The Plaza Notes will mature in 2001 and bear interest semiannually in arrears. The Plaza Notes are subject to redemption at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates, in whole or in part, at the redemption prices set forth in the Plaza Note Indenture. In addition, upon the occurrence of a Plaza Note Change of Control (as defined in the Plaza Note Indenture), each holder of Plaza Notes may require Plaza Funding or Plaza Associates to repurchase such holder's Plaza Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase.

  Until the Plaza Note Purchase, Plaza Funding and Plaza Associates' obligations under the Plaza Note Indenture will be secured principally by (i) the Plaza Note Mortgage encumbering substantially all of Plaza Associates' assets (see "--Properties") and (ii) the pledge by Plaza Funding of its 1% general partnership interest in Plaza Associates and, equally and ratably with the Senior Notes to the extent required by the Plaza Note Indenture, by a pledge of (x) THCR Holdings' 99% general partnership interest in AC Holdings,
(y) AC Holdings' 99% general partnership interest in Plaza Associates, and (z) 100% of the capital stock of Plaza Funding and Plaza Holding Inc. (the holder of the remaining 1% of AC Holdings).

 TAJ ASSOCIATES

  Taj Bonds. In connection with the 1991 Restructuring, Taj Funding and Taj Holding issued Units, each of which was comprised of $1,000 principal amount of Taj Bonds and one share of Taj Holding Class B Common

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Stock. Pursuant to the Taj Bond Indenture, Taj Funding may issue up to $860 million of Taj Bonds. On October 4, 1991, at the time the Units were issued, the principal amount of Taj Bonds issued was $729,458,000.

  The principal and accrued and unpaid interest on the outstanding Taj Bonds will be paid in full in connection with the Merger Transaction. Concurrently with the retirement of the Taj Bonds, the outstanding shares of Taj Holding Class B Common Stock will be redeemed in accordance with the terms of the Taj Holding Certificate of Incorporation, at a redemption price of $.50 per share.

  As of September 30, 1995, the principal amount of Taj Bonds issued was $780,242,000. The Taj Bonds have a stated maturity date of November 15, 1999. The Taj Bonds bear interest at 11.35% per annum. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at a rate of 9.375% per annum, and, in addition, effective May 15, 1992, and annually thereafter, an additional amount of interest in cash or additional Taj Bonds or a combination thereof, is payable in an amount to increase the interest paid to 11.35% per annum. The obligations of Taj Funding to pay the principal of, premium, if any, and interest on the Taj Bonds are guaranteed by Taj Associates. The Taj Bonds are secured by an assignment by Taj Funding to the trustee under the Taj Bond Indenture (the "Taj Bond Trustee") of a promissory note, dated as of October 4, 1991, issued by Taj Associates to Taj Funding (the "Taj Bond Partnership Note") with payment terms substantially similar to the payment terms of the Taj Bonds, which is in turn secured by a mortgage, as amended by an amendment, dated as of October 4, 1991, by Taj Associates as mortgagor and Taj Funding as mortgagee, securing payment of the Taj Bond Partnership Note (the "Amended Taj Mortgage"), which has been assigned to the Taj Bond Trustee and encumbers Taj Associates' interest in the Taj Mahal and substantially all of the other assets of Taj Associates, excluding certain furniture, furnishings, fixtures, machinery and equipment which is subject to the lien of the NatWest Loan. In addition, the Taj Bond Partnership Note is secured by a second, subordinated lien on all the real estate owned by Realty Corp. Moreover, Taj Associates has acquired an option to purchase the real estate owned by Realty Corp., and such option has been assigned to the Taj Bond Trustee as security for the Taj Bonds.

  The principal and accrued and unpaid interest on the outstanding Taj Bonds will be paid in full in connection with the Merger Transaction. Concurrently with the retirement of the Taj Bonds, the outstanding shares of Taj Holding Class B Common Stock will be redeemed in accordance with their terms, at a redemption price of $.50 per share.

  NatWest Loan. On November 3, 1989, Taj Associates entered into the NatWest Loan, which provided financing of $50 million for certain items of furniture, fixtures and equipment installed in the Taj Mahal. On October 4, 1991, in connection with the 1991 Taj Restructuring, the NatWest Loan was amended in order to, among other things, modify the interest rate and other payment terms.

  As of September 30, 1995, the outstanding principal amount outstanding under the NatWest Loan was $44,986,000, and the interest rate was 9.375% per annum. Principal and interest on the NatWest Loan are payable as follows:

    (i) on the last business day of each month until the earlier of the last business day of October 1999 or the date the NatWest Loan, together with all interest thereon, is paid in full, the sum of $416,667, to be applied first in respect of accrued interest on the NatWest Loan and thereafter, to the extent available, in reduction of the principal of the NatWest Loan; provided, however, up to $525,000 of such payments received by NatWest in any year shall be paid to either First Fidelity or Bankers Trust for application by First Fidelity in payment of obligations of Taj Associates to First Fidelity, and by Bankers Trust on behalf of Taj Associates on behalf of TTMI in payment of interest on the TTMI Note. Such amounts paid by NatWest shall not have been applied by NatWest in payment of the principal of, interest on or any other sums due in respect of the NatWest Loan or otherwise payable to NatWest;

    (ii) on May 15 of each year (if any of the principal of or interest on the NatWest Loan is then outstanding), commencing on May 15, 1992 to and including May 15, 1999, an amount (the "EACF Payment") equal to 16.5% (or, if the First Fidelity Loan shall have been paid in full on or prior to any such

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  May 15, 20%) of Excess Available Cash Flow (as defined in the Taj Bond
  Indenture) for the preceding calendar year in excess of the Additional Amount (as defined in the Taj Bond Indenture) payable on such May 15 (such remaining Excess Available Cash Flow, the "Remaining EACF Amount"), if any, to be applied first in reduction of then accrued but unpaid interest on and then to principal of the NatWest Loan; and

    (iii) on November 15, 1999 the outstanding principal of and all accrued but unpaid interest on the NatWest Loan.

  The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after-acquired furniture, fixtures and equipment that replaces such property, or of the same type; provided, however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after-acquired property which does not exceed 50% of the purchase price of such after-acquired property.

  Upon the occurrence of an event of default under the NatWest Loan, including, without limitation, the sale of any real estate by Realty Corp. for less than the release price set forth in the First Fidelity Loan (as defined below) without the prior written consent of NatWest, NatWest may accelerate any and all indebtedness outstanding under the NatWest Loan.

  Taj Associates intends to satisfy the NatWest Loan in connection with the Merger Transaction.

  First Fidelity Loan/Specified Parcels. On November 22, 1988, First Fidelity, Realty Corp. and Trump, as guarantor, entered into the First Fidelity Loan in the aggregate principal amount of $75,000,000. Pursuant to an amendment to the First Fidelity Loan, effective as of October 4, 1991, the rate of interest payable was modified, the dates of payment of principal and interest were deferred and accrued interest in the amount of $1,773,750 was capitalized. As of September 30, 1995, the principal amount outstanding on the First Fidelity Loan was approximately $78 million. Unpaid principal and accrued interest on the First Fidelity Loan is due and payable on November 15, 1999, unless otherwise extended in connection with the extension of the maturity of the Taj Bonds.

  Taj Associates currently leases the Specified Parcels from Realty Corp., a corporation wholly owned by Trump, pursuant to an Amended and Restated Lease Agreement, dated as of October 4, 1991 (the "Specified Parcels Lease"). Pursuant to the Specified Parcels Lease, Taj Associates is obligated to pay Realty Corp. $3.3 million plus 3.5% of the Remaining EACF Amount per year. Such annual payment, however, is reduced by (i) all of the Base Fees (as defined therein) and the first $75,000 of the Incentive Fees (as defined therein) payable to Trump pursuant to the Taj Services Agreement and assigned by Trump to First Fidelity (which amounts were $575,000 in 1995) and (ii) the portion of monies payable by Taj Associates to NatWest to be remitted to First Fidelity (which amounts were $525,000 in 1995). The Specified Parcels Lease expires on December 31, 2023; however, the lease may be terminated prior to such date following a foreclosure or similar proceeding on the Specified Parcels by First Fidelity, the holder of a first mortgage lien on the Specified Parcels which secures the First Fidelity Loan (the "First Fidelity Mortgage") or any other mortgagee thereof.

  The Specified Parcels Lease provides that, upon payment of the First Fidelity Loan, and upon discharge of the First Fidelity Mortgage, Taj Associates may purchase the Specified Parcels for ten dollars. Payment of the First Fidelity Loan is guaranteed by a guarantee (limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million) by Taj Associates (the "Taj Associates-First Fidelity Guarantee"), a personal guarantee by Trump (pursuant to which First Fidelity has agreed to forbear from asserting any personal claim with respect thereto in excess of approximately $19.2 million) (the "Trump-First Fidelity Guarantee") and limited recourse guarantees by TTMC (the "TTMC-First Fidelity Guarantee") and TTMI (as amended, the "TTMI-First Fidelity Guarantee" and, together with the Trump-First Fidelity Guarantee and the TTMC-First Fidelity Guarantee, the "Other First Fidelity Guarantees"). The Other First Fidelity Guarantees are secured by pledges by Trump of 62.5% of his Taj Holding Class C Common Stock, TTMC Common Stock and TTMI Common Stock and all of his shares of Realty Corp. Common Stock, and pledges by

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TTMI and TTMC of 62.5% and 31.25%, respectively, of their equity and financial interests as general partners in Taj Associates (all such interests pledged to First Fidelity as security for the Other First Fidelity Guarantees are referred to herein as the "Other First Fidelity Guarantee Collateral"). First Fidelity's recourse under the TTMC-First Fidelity Guarantee and the TTMI-First Fidelity Guarantee is limited to the collateral pledged by TTMC and TTMI, respectively.

  Upon the satisfaction in full of the obligations due under the First Fidelity Loan at a negotiated amount of $50 million and 500,000 shares of Common Stock, Taj Associates will purchase the Specified Parcels from Realty Corp. In connection therewith, First Fidelity will (i) release and discharge Realty Corp. from the First Fidelity Loan and release its lien on the Specified Parcels, (ii) release Taj Associates from the Taj Associates-First Fidelity Guarantee, (iii) release each of Trump, TTMC and TTMI from their respective obligations under the Other First Fidelity Guarantees and (iv) release its lien on the Other First Fidelity Guarantee Collateral. In addition, the purchase of the Specified Parcels will eliminate Taj Associates' current obligations under the Specified Parcels Lease and the termination rights with respect to the Specified Parcels Lease, thereby facilitating the Taj Mahal Expansion by securing the future use of the Specified Parcels by Taj Associates. The holders of the Mortgage Notes will have a security interest in the Specified Parcels.

  TTMI Note. On April 30, 1990, Trump loaned $25 million to Taj Associates on an unsecured basis, in exchange for a note payable to Trump (the "Old Taj Associates Note"). The Old Taj Associates Note was pledged to certain lenders to Trump, including Bankers Trust, as security for certain of Trump's personal indebtedness. On October 4, 1991, in connection with the 1991 Taj Restructuring and in order to facilitate the reorganization of Taj Associates and certain of its affiliates, the Old Taj Associates Note was canceled and, in lieu thereof, TTMI, a corporation wholly owned by Trump which was formed for the purpose of holding a general partnership interest in Taj Associates, executed the TTMI Note, a promissory note payable to Trump in the principal amount of $27,188,000. At such time, in order to secure the Trump Indebtedness, Trump pledged to certain lenders, including Bankers Trust, his right, title and interest in the TTMI Note. As additional security for the Trump Indebtedness, Trump pledged to Bankers Trust and certain other lenders all of his shares of Taj Holding Class C Common Stock, TTMC Common Stock and TTMI Common Stock, which pledges are subordinate, in part, to the liens of First Fidelity in such collateral. In addition, TTMI and TTMC have each guaranteed the repayment of the Trump Indebtedness, which limited recourse guarantees are secured by pledges by TTMI and TTMC to Bankers Trust and certain other lenders of 100% and 50%, respectively, of their equity and financial interests as general partners in Taj Associates, which pledges are subordinate, in part, to the liens of First Fidelity in such collateral.

  In connection with the Merger Transaction, Bankers Trust will receive $10 million from Taj Associates in respect of certain of the Trump Indebtedness. Upon such payment, Bankers Trust will release (i) its lien on the TTMI Note,
(ii) its liens on the remaining collateral pledged by Trump to Bankers Trust and (iii) TTMI and TTMC from their respective obligations as guarantors of certain of Trump's personal indebtedness and the liens securing such obligations. All other liens in respect of the foregoing in favor of other lenders holding a portion of the Trump Indebtedness will be released at such time.

  Working Capital Facility. On November 14, 1991, Taj Associates entered into the Working Capital Facility with Foothill Capital Corporation ("Foothill") in the amount of $25.0 million, which is secured by a lien on Taj Associates' assets senior to the lien of the Taj Bond Mortgage securing the Taj Bonds. On September 1, 1994, Taj Associates and Foothill extended the maturity of the Working Capital Facility to November 13, 1999, in consideration of modifications of the terms thereof. Borrowings under the Working Capital Facility bear interest at a rate equal to the prime lending rate plus 3%, with a minimum of 0.666% per month. The agreement further provides for a .75% annual fee and a .50% unused line fee. As of December 31, 1995, no amounts were outstanding under the Working Capital Facility. Taj Associates anticipates either modifying the Working Capital Facility or terminating the Working Capital Facility and replacing it with a new facility.

  The occurrence of any of the following events constitute an event of default under the Working Capital Facility: (i) failure to pay principal, interest, fees, charges or reimbursements due to Foothill, when due and

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payable or when declared due and payable; (ii) failure or neglect to perform certain duties and covenants under the agreement; (iii) any material portion of Taj Associates' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any judicial officer or assignee and such attachment or writ is not dismissed within 60 days; (iv) an insolvency proceeding is commenced by Taj Associates; (v) an insolvency proceeding is commenced against Taj Associates, and is not dismissed within 60 days; (vi) Taj Associates is enjoined, restrained, or in any way prevented by certain governmental agencies from continuing to conduct all or any material part of its business affairs; (vii) Taj Associates fails to pay certain liens, levies or assessments on the payment date thereof; (viii) certain judgments or claims in excess of $500,000 become a lien or encumbrance upon a material portion of Taj Associates' assets; (ix) Taj Associates defaults in payments owing to NatWest or the Taj Bond Trustee; (x) Taj Associates makes unauthorized payments on debt subordinated to the Working Capital Facility;
(xi) misrepresentations are made by Taj Associates to Foothill in any warranty, representation, certificate, or report; (xii) certain ERISA violations which could have a material adverse effect on the financial condition of Taj Associates; or (xiii) Taj Associates incurs or enters into a commitment to incur any indebtedness which is secured by Taj Associates assets subject to the Working Capital Facility.

  Upon the occurrence of an event of default, Foothill may, at its election, without notice of its election and without demand, do any one or more of the following: (i) declare all obligations immediately due and payable; (ii) cease advancing money or extending credit; (iii) terminate the Working Capital Facility without affecting Foothill's rights and security interest in Taj Associates assets; (iv) settle disputes and claims directly with certain Taj Associates debtors; (v) make such payments and perform such acts as Foothill deems necessary to protect its security interests; (vi) set off amounts owed under the Working Capital Facility by other Taj Associates accounts or deposits held by Foothill; (vii) prepare for sale and sell, after giving proper notice, Taj Associates assets securing the Working Capital Facility in a commercially reasonable manner; (viii) exercise its rights under certain mortgage and assignment documents between Taj Associates and Foothill; or (ix) credit bid and purchase at any public sale subject to the provisions of the Casino Control Act; or (x) any deficiency which exists after disposition of Taj Associates assets securing the Working Capital Facility will be paid immediately by Taj Associates; any excess will be returned to Taj Associates, without interest.

  The Working Capital Facility may remain outstanding following the consummation of the Merger Transaction and Foothill's consent would be required in such event.

LEGAL PROCEEDINGS

 PLAZA ASSOCIATES

  General. Plaza Associates, its partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates has agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Trump Plaza East. From monies made available to it, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by casino licensees which result in the construction or rehabilitation of at least 200 hotel rooms by December 31, 1996. These investments are to fund up to 35% of the cost to casino licensees of such projects. See "Regulatory Matters--New Jersey Gaming Regulations--Investment Alternative Tax Obligations." Plaza Associates made application for such funding to the CRDA with respect to its proposed construction and rehabilitation of the Trump Plaza East hotel rooms and related Boardwalk and second level facilities, proposed demolition of an existing hotel expansion structure attached thereto and development of an appurtenant public park, roadway and parking area on the site thereof and proposed acquisition of the entire project site.


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

  The CRDA, in rulings through January 10, 1995, approved the hotel development project and, with respect to same, reserved to Plaza Associates the right to take investment tax credits in an amount equal to 27% ($14.1 million) of $52.4 million of eligible estimated project development costs. In October 1994, following a September 1994 CCC ruling authorizing same, Plaza Associates advised the CRDA of its intention to, without affecting either the project development costs or the tax credits, locate approximately 15,000 square feet of casino space on the second floor of Trump Plaza East and was advised by the CRDA that its proposed use of such space would not affect the approval of the hotel development project.

  As part of its approval and on the basis of its powers of eminent domain, the CRDA, during 1994, initiated five condemnation proceedings in the Superior Court of New Jersey, Atlantic County, to acquire certain small parcels of land within the project site. The defendants in three of those matters, with respect to parcels which impact only the public park and parking areas, Casino Reinvestment Development Authority v. Banin, et al., Docket No. ATL-L-2676-94, Casino Reinvestment Development Authority v. Sabatini, et al., Docket No. ATL-L-2976-94, and Casino Reinvestment Development Authority v. Coking, et al., Docket No. ATL-L-2974-94, asserted numerous defenses to the condemnation complaints and filed counterclaims against CRDA and third-party complaints against Plaza Associates alleging, inter alia, an improper exercise of CRDA power for private purposes and conspiracy between the CRDA and Plaza Associates. After the filing of briefs and a hearing, a New Jersey Superior Court judge issued an opinion that the Trump Plaza East acquisition and renovation was not eligible for CRDA funding and, as a result, the CRDA could not exercise its power of eminent domain because the project included casino floor space. The court, by order dated April 18, 1995, dismissed the condemnation complaints with prejudice. On April 17, the same judge dismissed the counter claims and third-party complaints without prejudice. Notices of appeal were filed with the New Jersey Superior Court, Appellate Division on April 21, 1995 by the CRDA and on April 24, 1995 by Plaza Associates. On May 1, 1995, the Casino Association of New Jersey on behalf of its members, 11 of the 12 Atlantic City casino hotels, filed a motion to intervene or, in the alternative, for leave to appear as an amicus curiae. Briefs have been filed by all parties and the matter now awaits the scheduling of oral arguments.

  The completion of the planned renovations of Trump Plaza East is not dependent upon the utilization of CRDA funding or upon the CRDA's acquisition of the real estate subject to the condemnation proceedings. Plaza Associates intends to pursue this appeal vigorously and believes it will be successful, based in part on the March 29, 1995 opinion of the New Jersey Office of Legislative Services ("OLS"), which serves as legal counsel to the New Jersey State Legislature, that N.J.S.A. 5:12-173.8 empowered the CRDA to approve and fund projects such as Trump Plaza East and, in part, on the fact that Section
173.8 expressly exempts hotel development projects from the statutory limitation with respect to any CRDA investment or project which directly and exclusively benefits the casino hotel or related facility.

  In a related matter, Vera Coking, et al. v. Atlantic City Planning Board and Trump Plaza Associates, Docket No. ATL-L-339-94, the Atlantic City Planning Board's approval of the Trump Plaza East renovation was challenged on various grounds. In July, 1994, a New Jersey Superior Court judge upheld the Atlantic City Planning Board approvals with respect to the hotel renovation component of Trump Plaza East and the new roadway but invalidated the approval of the valet parking lot and the public park because Plaza Associates lacked site control with respect to the small parcels of land CRDA sought to condemn. Plaintiff appealed the court's decision upholding the approval of the hotel renovation and new roadway and Plaza Associates cross-appealed the court's decision invalidating the approval of the public park and valet parking area. Plaza Associates withdrew its cross-appeal and plaintiff's appeal is pending in the Superior Court of New Jersey, Appellate Division, Docket No. A-1511-94-T1. Plaza Associates received land-use approval for and has constructed the valet parking area after deletion of the small parcels.

  In another related matter, Josef Banin and Vera Coking v. Atlantic City Planning Board and Trump Plaza Associates, Docket No. L-2188-95, the land-use approval for this area has been challenged on various grounds. Plaza Associates filed its answer to the complaint denying the allegations of the complaint. The land use approval involves certain minor amendments to the previously granted site plan approvals for the hotel renovation component of Trump Plaza East and the new roadway. The amendments included certain design changes with

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respect to the Trump Plaza East and certain design changes to the roadway. The amendments did not require any variance relief and the amendments fully complied with the Land Use Ordinance of the City of Atlantic City. The plaintiffs allege the Atlantic City Planning Board acted in an arbitrary and capricious manner in approving the amendments and further argue that the chairperson of the Atlantic City Planning Board had a conflict of interest in hearing the matter because of her status as an employee of the CRDA, the entity that had approved certain funding for the project. The plaintiffs have filed their brief in this matter and Plaza Associates has filed its response brief. The matter is scheduled for oral argument on January 26, 1996. It is likely the court will rule on the matter on that date.

  Penthouse Litigation. On April 3, 1989, BPHC Acquisition, Inc. and BPHC Parking Corp. (collectively, "BPHC") filed a third-party complaint (the "Complaint") against Plaza Associates and Trump. The Complaint arose in connection with the action entitled Boardwalk Properties, Inc. and Penthouse International Ltd. v. BPHC Acquisition, Inc. and BPHC Parking Corp., which was instituted on March 20, 1989 in the New Jersey Superior Court, Chancery Division, Atlantic County.

  The suit arose in connection with the conditional sale by Boardwalk Properties, Inc. ("BPI") (or, with respect to certain of the property, BPI's agreement to sell) to Trump of BPI's fee and leasehold interests in (i) Trump Plaza East, (ii) an approximately 4.2-acre parcel of land located on Atlantic Avenue, diagonally across from Trump Plaza's parking garage (the "Columbus Plaza Site") which was then owned by an entity in which 50% of the interests were each owned by BPHC and BPI and (iii) an additional 1,462-square foot parcel of land located within the area of Trump Plaza East (the "Bongiovanni Site"). Prior to BPI entering into its agreement with Trump, BPI had entered into agreements with BPHC which provided, among other things, for the sale to BPHC of Trump Plaza East, as well as BPI's interest in the Columbus Plaza Site, assuming that certain contingencies were satisfied by a certain date. Additionally, by agreement between BPHC and BPI, in the event BPHC failed to close on Trump Plaza East, BPHC would convey to BPI the Bongiovanni Site. Upon BPHC's failure to close on Trump Plaza East, BPI entered into its agreement with Trump pursuant to which it sold Trump Plaza East to Trump and instituted a lawsuit against BPHC for specific performance to compel BPHC to transfer to BPI, BPHC's interest in the Columbus Plaza Site and Bongiovanni Site, as provided for in the various agreements between BPHC and BPI and in the agreement between BPI and Trump.

  The Complaint alleged that Plaza Associates and/or Trump engaged in the following activities: civil conspiracy, violations of the New Jersey Antitrust Act, violations of the New Jersey RICO statute, malicious interference with contractual relations, malicious interference with prospective economic advantage, inducement to breach a fiduciary duty and malicious abuse of process. The relief sought in the Complaint included, among other things, compensatory damages, punitive damages, treble damages, injunctive relief, the revocation of all of Plaza Associates and Trump's casino licenses, the revocation of Plaza Associates current Certificate of Partnership, the revocation of any other licenses or permits issued to Plaza Associates and Trump by the State of New Jersey, and a declaration voiding the conveyance by BPI to Trump of BPI's interest in Trump Plaza East, as well as BPI's and/or Trump's rights to obtain title to the Columbus Plaza Site.

  On October 13, 1993, a final judgment as to Trump and Plaza Associates was filed. That judgment dismissed each and every claim against Trump and Plaza Associates. The case remained open as to final resolution of all claims between BPI and BPHC. Following the entry of a subsequent judgment as to those claims, BPHC and BPI have settled all claims between them. BPHC is pursuing its appeal as to Trump and Plaza Associates but only as to its money damages claims of interference with contract and prospective economic advantage and of inducing BPI to breach its fiduciary duty to BPHC. All other claims raised in BPHC's complaint as to Trump and Plaza Associates and dismissed by the October 13, 1993 judgment have been finally determined in favor of Trump and Plaza Associates. All briefs due in connection with BPHC's appeal are being filed. No argument date has been set.

  Other Litigation. Various legal proceedings are now pending against Plaza Associates. The Company considers all such proceedings to be ordinary litigation incident to the character of its business and not material to its business or financial condition. The majority of such claims are covered by liability insurance (subject to

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applicable deductibles), and the Company believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of the Company.

  Plaza Associates is also a party to various administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. The Company believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on the Company or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza. At this juncture the prospects of a favorable outcome in actions described above cannot be assessed. Plaza Associates intend to vigorously contest the allegations made against it.

 TAJ ASSOCIATES

  General. Taj Holding, TM/GP, TTMI and TTMC are not parties to any material legal proceedings. Taj Associates, its partners, certain members of its former Executive Committee, Taj Funding, TTMI and certain of their employees are or were involved in various legal proceedings, some of which are described below. Taj Associates has agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Atlantic City Lease Agreement. The City of Atlantic City is currently disputing Taj Associates' termination of a lease agreement relating to employee parking. On March 29, 1990, Taj Associates entered into a lease agreement with the City of Atlantic City pursuant to which Taj Associates leased a parcel of land containing approximately 1,300 spaces for employee intercept parking at a cost of approximately $1 million. In addition, Taj Associates has expended in excess of $1.4 million in improving the site. The permit under which the lease is operated was issued by NJDEP on December 20, 1989 for five years and contains several conditions, one of which required Taj Associates to find another location "off-island" for employee parking by April 2, 1992. NJDEP extended this condition for two successive one-year periods through April 2, 1994. On November 14, 1994, as a result of the non-renewal of the permit, Taj Associates notified the City that the lease agreement had become inoperative and was therefore being canceled as of December 20, 1994. Taj Associates subsequently obtained "off-island" parking with Trump's Castle Associates sufficient to meet its employee parking requirements. The City has indicated in letters to Taj Associates that it contests the cancellation of the lease agreement and claims certain extensions to the permit apply, to which Taj Associates does not agree.

  Other Litigation. Various legal proceedings are now pending against Taj Associates. Taj Associates considers all such proceedings to be ordinary litigation incident to the character of its business. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and Taj Associates believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Taj Associates.

COMPETITION

  Competition in the Atlantic City casino hotel market is intense. The Atlantic City Properties compete with each other and with the other casino hotels located in Atlantic City, including the other casino hotel owned by Trump, Trump's Castle. See "Risk Factors--Conflicts of Interest." The Atlantic City Properties are each located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Atlantic City Properties, all of which compete for patrons. In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a proposal by Mirage Resorts, Inc.), although the Company is not aware of any

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current development of such sites by third parties. No new casino hotels have commenced operations in Atlantic City since 1990, although several existing casino hotels have recently expanded or are in the process of expanding their operations. While management of the Company believes that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to either of the Atlantic City Properties. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

  The Atlantic City Properties also compete, or will compete, with facilities in the northeastern and mid- Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, the Atlantic City Properties face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, the Atlantic City Properties compete directly with each other for gaming patrons. Although management does not intend to operate Trump Plaza and the Taj Mahal to the competitive detriment of the other, the effect may be that Trump Plaza and the Taj Mahal will operate to the competitive detriment of each other.

  The Company anticipates that the Indiana Riverboat will compete primarily with riverboats and other casinos in the northern Indiana suburban and Chicago metropolitan area and throughout the Great Lakes Market. In addition to competing with Barden's riverboat at the Buffington Harbor site, the Indiana Riverboat will compete with a riverboat in Hammond, Indiana, which is being developed by the owner and operator of the Empress Riverboat Casino in Joliet, Illinois, a riverboat in East Chicago, Indiana, which is being developed by Showboat, Inc. and with the riverboat expected to be licensed in the nearby community of Michigan City, Indiana. To a lesser degree, the Indiana Riverboat will compete with the six additional riverboats expected to be licensed in the rest of Indiana. At present there are four other riverboat casino operations in the Chicago area (three of which operate two riverboats each, with each operator limited to 1,200 gaming positions in the aggregate). In addition, a casino opened during 1994 in Windsor, Ontario, across the river from Detroit, and Detroit is considering several proposals for casinos in its downtown area. Although the Company believes that there is sufficient demand in the market to sustain the Indiana Riverboat, there can be no assurance to that effect. There can be no assurance that either Indiana or Illinois, or both, will not authorize additional gaming licenses, including for the Chicago metropolitan area. See "Risk Factors--The Indiana Riverboat."

  In addition, the Atlantic City Properties face, and the Indiana Riverboat will face, competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to IGRA, any state which permits casino style gaming (even if only for limited charity purposes) is required to negotiate gaming contracts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including the Atlantic City Properties and the Indiana Riverboat.

  In 1991, the Mashantucket Pequot Nation opened a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City and an approximately two and one-half hour drive from Boston, which currently offers 24-hour gaming and contains over 3,100 slot machines. The Mashantucket Pequot Nation has announced various expansion plans, including its intention to build another casino in Ledyard together with hotels, restaurants and a theme park. In addition, the Mohegan Nation has commenced construction of a casino resort to be located 10 miles from the Ledyard casino. The Mohegan Nation resort will be built and managed by Sun International, an entity headed by a South African

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investor, is scheduled to be as large as the Ledyard casino and is scheduled to open in October 1996. There can be no assurance that any continued expansion of gaming operations by the Mashantucket Pequot Nation or that any commencement of gaming operations by the Mohegan Nation would not have a materially adverse impact on Trump Plaza's or the Taj Mahal's operations.

  A group in New Jersey calling itself the "Ramapough Indians" has applied to the U.S. Department of the Interior to be Federally recognized as a Native American tribe, which recognition would permit it to require the State of New Jersey to negotiate a gaming compact under IGRA. In 1993, the Bureau of Indian Affairs denied the Ramapough Indians Federal recognition. The Ramapough Indians' appeal of this decision has been denied. Similarly, a group in Cumberland County, New Jersey calling itself the "Nanticoke Lenni Lenape" tribe has filed a notice of intent with the Bureau of Indian Affairs seeking formal Federal recognition as a Native American tribe. Also, it has been reported that a Sussex County, New Jersey businessman has offered to donate land he owns there to the Oklahoma-based Lenape/Delaware Indian Nation which originated in New Jersey and already has Federal recognition but does not have a reservation in New Jersey. The Lenape/Delaware Indian Nation has signed an agreement with the town of Wildwood, New Jersey to open a casino; however, the plan requires federal and state approval in order to proceed. In July 1993, the Oneida Nation opened a casino featuring 24-hour table gaming and electronic gaming systems, but without slot machines, near Syracuse, New York, and has announced an intention to open expanded gaming facilities. Representatives of the St. Regis Mohawk Nation signed a gaming compact with New York State officials for the opening of a casino, without slot machines, in the northern portion of the state close to the Canadian border. The St. Regis Mohawks have also announced their intent to open a casino at the Monticello Race Track in the Catskill Mountains region of New York, however, any Indian gaming operation in the Catskills is subject to the approval of the Governor of New York. The Narragansett Nation of Rhode Island, which has Federal recognition, is negotiating a casino gaming compact with Rhode Island. The Aquinnah Wampanoags Tribe is seeking to open a casino in New Bedford, Massachusetts. Other Native American nations are seeking Federal recognition, land and negotiation of gaming compacts in New York, Pennsylvania, Connecticut and other states near Atlantic City.

  The Pokagon Band of Potawatomi Indians of southern Michigan and northern Indiana has been federally recognized as an Indian tribe. In September 1995, the Pokagon Band of Potawatomi Indians signed a gaming compact with the governor of Michigan to build a land-based casino in southwestern Michigan and also entered into an agreement with Harrah's Entertainment, Inc. to develop and manage the casino.

  Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the state of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, the gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump Plaza and the Taj Mahal could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut, was voted down by that state's Senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City,

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

competition would intensify. In particular, a proposal has been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania.

  In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Legislation has also been introduced on numerous occasions in recent years to expand riverboat gaming in Illinois, including by authorizing new sites in the Chicago area with which the Indiana Riverboat would compete and by otherwise modifying existing regulations to decrease or eliminate certain restrictions such as gaming position limitations. To date, no such legislation has been enacted. The Company is unable to predict whether any such legislation, in New Jersey, Illinois or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on the Company.

  The Company believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of the Company believes that the location of the Indiana Riverboat will allow the Company to compete effectively with other casinos in the geographic area surrounding its casino, the Company expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational. Furthermore, new or expanded operations by other persons can be expected to increase competition for existing and future operations and could result in a saturation of certain gaming markets.

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                              REGULATORY MATTERS

  The following is only a summary of the applicable provisions of the Casino Control Act of the State of New Jersey, the Riverboat Gambling Act of the State of Indiana and certain other laws and regulations. It does not purport to be a full description thereof and is qualified in its entirety by reference to the New Jersey Casino Control Act, the Indiana Riverboat Gambling Act and such other laws and regulations.

  Each of the Company and Taj Holding believes that it and its respective affiliates are in material compliance with all applicable laws, rules and regulations discussed below.

NEW JERSEY GAMING REGULATIONS

  In general, the Casino Control Act and its implementing regulations contain detailed provisions concerning, among other things: the granting and renewal of casino licenses; the suitability of the approved hotel facility, and the amount of authorized casino space and gaming units permitted therein; the qualification of natural persons and entities related to the casino licensee; the licensing of certain employees and vendors of casino licensees; rules of the games; the selling and redeeming of gaming chips; the granting and duration of credit and the enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; security standards; the manufacture and distribution of gaming equipment; the simulcasting of horse races by casino licensees; equal employment opportunities for employees of casino operators, contractors of casino facilities and others; and advertising, entertainment and alcoholic beverages.

  Casino Control Commission. The ownership and operation of casino/hotel facilities in Atlantic City are the subject of strict state regulation under the Casino Control Act. The CCC is empowered to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified ("CCC Regulations").

  Operating Licenses. Taj Associates was issued its initial casino license in April 1990. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999. Plaza Associates was issued its initial casino license on May 14, 1984. On June 22, 1995, the CCC renewed Plaza Associates' casino license through June 30, 1999. Management believes that a casino license will ultimately be issued for Trump World's Fair, although there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto.

  Casino Licensee. No casino hotel facility may operate unless the appropriate license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals, which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. The casino licenses currently held by Taj Associates and Plaza Associates are renewable for periods of up to four years. The CCC may reopen licensing hearings at any time, and must reopen a licensing hearing at the request of the Division of Gaming Enforcement (the "Division").

  Each casino license entitles the holder to operate one casino, which must consist of a "single room." Further, no person may be the holder of a casino license if the holding of such license will result in undue economic concentration in Atlantic City casino operations by that person. On May 17, 1995, the CCC adopted a regulation defining the criteria for determining undue economic concentration which codifies the content of existing CCC precedent with respect to the subject. In April 1995, Plaza Associates petitioned the CCC for certain approvals. In its May 18, 1995 declaratory rulings with respect to such petition, the CCC, among other things, (i) determined that Trump World's Fair is an approved hotel permitted to contain a maximum of 60,000 square feet of casino space, that the 40,000 square feet of casino space therein is a "single room" and that its operation by Plaza Associates would not result in undue economic concentration in Atlantic City casino operations; (ii) approved the operation of Trump World's Fair by Plaza Associates under a separate casino

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license subject to an application for and the issuance of such license and approved the proposed easement agreements with respect to the proposed enclosed Atlantic City Convention Center walkway; (iii) approved in concept the proposed physical connection and integrated operation by Plaza Associates' main tower, Trump Plaza East and Trump World's Fair; and (iv) determined that the approved hotel comprised of the main tower and Trump Plaza East is permitted to contain a maximum of 100,000 square feet of casino space. In addition, on December 13, 1995, Plaza Associates received CCC authorization for 49,340 square feet of casino space at Trump World's Fair. A separate Plaza Associates casino license with respect to Trump World's Fair would have a renewable term of one year for each of its first three years and thereafter be renewable for periods of up to four years. Plaza Associates has made application for such separate casino license with respect to Trump World's Fair but there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto. In addition, Taj Associates will be required to obtain a prior determination from the CCC that the operation of the additional casino space created by the Taj Mahal Expansion will not constitute undue economic concentration of Atlantic City casino operations, and that such casino space, together with the Taj Mahal's existing casino space, is a "single room" under the Casino Control Act. See "Risk Factors--Trump Plaza Expansion and the Taj Mahal Expansion."

  To be considered financially stable, a licensee must demonstrate the following ability: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term. The CCC is required to review and approve a transaction such as the Merger Transaction with regard to the financial stability standards.

  In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator. See "--New Jersey Gaming Regulations--Conservatorship."

  The Company believes that, upon consummation of the Merger Transaction, Taj Associates and Plaza Associates will each have, and will each continue to have, adequate financial resources to meet the financial stability requirements of the CCC for the foreseeable future. Taj Associates and Plaza Associates plan to petition the CCC to approve the transactions contemplated by the Merger Transaction. It is a condition to the consummation of the Merger that the Merger Transaction is approved by the CCC.

  Pursuant to the Casino Control Act, CCC Regulations and precedent, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business) and any lender, underwriter, agent or employee of the licensee or other person whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means that such person must, but for residence, individually meet the qualification requirements as a casino key employee. Pursuant to a condition of its casino license, payments by Plaza Associates to or for the benefit of any related entity or partner, with certain exceptions, are subject to prior CCC approval; and, if Plaza Associates' cash position falls below $5.0 million for three consecutive business days, Plaza Associates must present to the CCC and the Division evidence as to why it should not obtain a working capital facility in an appropriate amount.

  Control Persons. An entity qualifier or intermediary or holding company, such as Taj Holding, TM/GP, AC Holdings, Plaza Holding Inc., Plaza Funding, THCR Holdings, THCR Funding or the Company is required to register with the CCC and meet the same basic standards for approval as a casino licensee; provided, however, that the CCC, with the concurrence of the Director of the Division, may waive compliance by a publicly-traded

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corporate holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof individually qualify for approval under casino key employee standards so long as the CCC and the Director of the Division are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding five percent or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

  Financial Sources. The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee (a "Regulated Company"), to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than 15% of a series of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee. Taj Associates and Plaza Associates will each petition the CCC for a determination that the Mortgage Notes will be widely distributed and freely traded in the public market. There can be no assurance, however, that the CCC will grant such a petition, will determine that the holders of Mortgage Notes have no ability to control either Taj Associates or Plaza Associates as a casino licensee or will continue the practice of granting such waivers and, in any event, the CCC may require holders of less than 15% of a series of debt to qualify as financial sources even if not active in the management of the issuer or casino licensee.

  Institutional Investors. An institutional investor ("Institutional Investor") is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of Federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution; any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the CCC may determine for reasons consistent with the policies of the Casino Control Act.

  An Institutional Investor may be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division that there is any cause to believe that the holder may be found unqualified, on the basis of CCC findings that: (i) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (ii) if (x) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (A) 20% or less of the total outstanding debt of the company, or (B) 50% or less of any issue of outstanding debt of the company, (y) the securities are equity securities and represent less than 10% of the equity securities of a casino licensee's holding or intermediary companies, or (z) the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an Institutional Investor may be required to produce for the CCC or the Division upon request, any document or information which bears any relation to such debt or equity securities.

  Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of Institutional Investor under the Casino

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Control Act and believes that it meets the definition of Institutional
Investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an Institutional Investor changes its investment intent, or if the CCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application. See "--New Jersey Gaming Regulations--Interim Casino Authorization."

  Declaratory Rulings. Taj Associates and Plaza Associates will petition the CCC for declaratory rulings approving the Merger Transaction and determining, among other things, that after consummation thereof, Taj Associates and Plaza Associates will continue to satisfy the CCC's financial stability requirements; Trump will continue to demonstrate his financial stability; the Regulated Companies and natural person qualifiers are qualified; the certificates of incorporation and partnership agreements of the Regulated Companies contain required provisions with respect to the transfer of securities and qualification of security holders under the Casino Control Act; the Mortgage Notes are publicly traded securities and that CCC approval of the issuance or subsequent transfer of the securities is not required; that the individual holders of the Mortgage Notes need not be qualified as financial sources, and their qualification may be waived by the CCC and that qualification of the holders of Common Stock be waived by the CCC.

  Ownership and Transfer of Securities. The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a Regulated Company and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants. Currently, each of TM/GP, TTMC, Taj Holding, Taj Funding, Taj Associates, TTMI, certain other entities that own Taj Holding Class A Common Stock or the Taj Holding Class B Common Stock, Plaza Funding, AC Holdings, Plaza Holding Inc., Plaza Associates, THCR Holdings, THCR Funding and the Company are deemed to be a Regulated Company, and instruments evidencing a beneficial ownership or creditor interest therein, including a partnership interest, are deemed to be the securities of a Regulated Company.

  If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities, or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

  With respect to non-publicly-traded securities, the Casino Control Act and CCC Regulations require that the corporate charter or partnership agreement of a Regulated Company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities. See "Description of Mortgage Notes--Regional Regulatory Redemption."

  Interim Casino Authorization. Interim casino authorization is a process which permits a person who enters into a contract to obtain property relating to a casino operation or who obtains publicly-traded securities relating to a casino licensee to close on the contract or own the securities until plenary licensure or qualification. During

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the period of interim casino authorization, the property relating to the casino operation or the securities is held in trust.

  Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim casino authorization. Furthermore, except as set forth below with respect to publicly traded securities, the closing or settlement date in the contract at issue may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the CCC. If, after the report of the Division and a hearing by the CCC, the CCC grants interim authorization, the property will be subject to a trust. If the CCC denies interim authorization, the contract may not close or settle until the CCC makes a determination on the qualifications of the applicant. If the CCC denies qualification, the contract will be terminated for all purposes and there will be no liability on the part of the transferor.

  If, as the result of a transfer of publicly-traded securities of a licensee, a holding or intermediary company or entity qualifier of a licensee or a financing entity of a licensee, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the CCC determines that qualification is required or declines to waive qualification. The application must include a fully executed trust agreement in a form approved by the CCC or, in the alternative, within 120 days after the CCC determines that qualification is required, the person whose qualification is required must divest such securities as the CCC may require in order to remove the need to qualify.

  The CCC may grant interim casino authorization where it finds by clear and convincing evidence that: (i) statements of compliance have been issued pursuant to the Casino Control Act; (ii) the casino hotel is an approved hotel in accordance with the Casino Control Act; (iii) the trustee satisfies qualification criteria applicable to key casino employees, except for residency; and (iv) interim operation will best serve the interests of the public.

  When the CCC finds the applicant qualified, the trust will terminate. If the CCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

  Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the CCC thereafter orders that the trust become operative: (i) during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and (ii) after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

  Approved Hotel Facilities. The CCC may permit a licensee, such as Taj Associates and Plaza Associates, to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion thereof that the CCC determines should be closed. See "Risk Factors--Atlantic City Properties Expansion."

  Persons who are parties to the lease for an approved hotel building or who have an agreement to lease a building which may in the judgment of the CCC become an approved hotel building are required to hold a casino license unless the CCC, with the concurrence of the Attorney General of the State of New Jersey, determines

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that such persons do not have the ability to exercise significant control over the building or the operation of the casino therein.

  Agreements to lease an approved hotel building or the land under the building must be for a durational term exceeding 30 years, must concern 100% of the entire approved hotel building or the land upon which it is located and must include a buy-out provision conferring upon the lessee the absolute right to purchase the lessor's entire interest for a fixed sum in the event that the lessor is found by the CCC to be unsuitable.

  In its May 18, 1995 declaratory rulings with respect to the proposed enclosed Atlantic City Convention Center walkway to Trump World's Fair, the CCC, among other things, approved the proposed easement agreements with respect to such walkway and determined, with the concurrence of the Attorney General, that no CCC license is required to grant the easement and that the easements satisfy the durational term requirement and need not concern 100% of the entire approved hotel building or include such a buy-out provision. See "Business --Properties--Trump Plaza--Trump World's Fair."

  Agreement for Management of Casino. Each party to an agreement for the management of a casino is required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall: (i) provide for the complete management of the casino; (ii) provide for the unrestricted power to direct the casino operations; and (iii) provide for a term long enough to ensure the reasonable continuity, stability and independence and management of the casino.

  License Fees. The CCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $200,000 for a four-year casino license. Additionally, casino licensees are subject to potential assessments to fund any annual operating deficits incurred by the CCC or the Division. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino.

  Gross Revenue Tax. Each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. For the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1995, Plaza Associates' gross revenue tax was approximately $21.0 million, $21.3 million, $21.0 million and $18.1 million, respectively, and its license, investigation and other fees and assessments totaled approximately
$4.7 million, $4.0 million, $4.2 million and $3.2 million, respectively. For the years ended December 31, 1992, 1993 and 1994 and for the nine months ended September 30, 1995, Taj Associates' gross revenue tax was approximately $33.0 million, $35.4 million, $36.7 million and $30.3 million, respectively, and its license, investigation and other fees and assessments totaled approximately $5.3 million, $5.2 million, $5.2 million and $3.8 million, respectively.

  Investment Alternative Tax Obligations. An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. Estimated payments of the investment alternative tax obligation must be made quarterly in an amount equal to 1.25% of estimated gross revenues for the preceding three-month period. Investment tax credits may be obtained by making qualified investments or by the purchase of bonds issued by the CRDA. CRDA bonds may have terms as long as fifty years and bear interest at below market rates, resulting in a value lower than the face value of such CRDA bonds.

  For the first ten years of its tax obligation, the licensee is entitled to an investment tax credit against the investment alternative tax in an amount equal to twice the purchase price of bonds issued to the licensee by the CRDA. Thereafter, the licensee is (i) entitled to an investment tax credit in an amount equal to twice the purchase price of such bonds or twice the amount of its investments authorized in lieu of such bond investments or made in projects designated as eligible by the CRDA and (ii) has the option of entering into a contract with the CRDA

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to have its tax credit comprised of direct investments in approved eligible projects which may not comprise more than 50% of its eligible tax credit in any one year.

  From the monies made available to the CRDA, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by a licensee which result in the construction or rehabilitation of at least 200 hotel rooms by December 31, 1996. These monies will be held to fund up to 35% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, a portion of which will be required to be available upon the opening of the new Atlantic City convention center and dedicated to convention events. The CRDA has determined at this time that eligible casino licensees will receive up to 27% of the cost of additional hotel rooms out of these monies set aside and may, in the future, increase the percentage to no greater than 35%.

  Minimum Casino Parking Charges. As of July 1, 1993, each casino licensee was required to pay the New Jersey State Treasurer a $1.50 charge for every use of a parking space for the purpose of parking, garaging or storing motor vehicles in a parking facility owned or leased by a casino licensee or by any person on behalf of a casino licensee. This amount is paid into a special fund established and held by the New Jersey State Treasurer for the exclusive use of the CRDA. Plaza Associates and Taj Associates currently charge their respective parking patrons $2.00 in order to make their required payments to the New Jersey State Treasurer and cover related expenses. Amounts in the special fund will be expended by the CRDA for eligible projects in the corridor region of Atlantic City related to improving the highways, roads, infrastructure, traffic regulation and public safety of Atlantic City or otherwise necessary or useful to the economic development and redevelopment of Atlantic City in this regard.

  Atlantic City Fund. On each October 31 during the years 1996 through 2003, each casino licensee shall pay into an account established in the CRDA and known as the Atlantic City Fund, its proportional share of an amount related to the amount by which annual operating expenses of the CCC and the Antitrust Division are less than a certain fixed sum. Additionally, a portion of the investment alternative tax obligation of each casino license for the years 1994 through 1998 allocated for projects in Northern New Jersey shall be paid into and credited to the Atlantic City Fund. Amounts in the Atlantic City Fund will be expended by the CRDA for economic development projects of a revenue producing nature that foster the redevelopment of Atlantic City other than the construction and renovation of casino hotels.

  Conservatorship. If, at any time, it is determined that TM/GP, TTMC, Taj Holding, Taj Funding, Taj Associates, TTMI, Plaza Associates, Plaza Funding, Plaza Holding Inc., AC Holdings, the Company, THCR Holdings, THCR Funding or any other entity qualifier has violated the Casino Control Act or that any of such entities cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If Taj Associates' or Plaza Associates' license is suspended for a period in excess of 120 days or is revoked, or if the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate and dispose of Taj Associates' or Plaza Associates' casino hotel facilities. A conservator would be vested with title to all property of Taj Associates or Plaza Associates relating to the casino and the approved hotel subject to valid liens and/or encumbrances. The conservator would be required to act under the direct supervision of the CCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the period of the conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee. It would be the obligation of the conservator to continue the debt service payments on the Taj Associates Note, but no assurance can be given that the conservator would have sufficient funds available to do so.

  Qualification of Employees. Certain employees of Taj Associates and Plaza Associates must be licensed by or registered with the CCC, depending on the nature of the position held. Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to

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financial stability, integrity and responsibility, good character, honesty and integrity, business ability and casino experience and New Jersey residency. These requirements have resulted in significant competition among Atlantic
City casino operators for the services of qualified employees.

  Gaming Credit. Taj Associates' and Plaza Associates' casino games are conducted on a credit as well as cash basis. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey. The extension of gaming credit is subject to regulations that detail procedures which casinos must follow when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated.

  Control Procedures. Gaming at the Taj Mahal and Trump Plaza is conducted by trained and supervised personnel. Taj Associates and Plaza Associates employ extensive security and internal controls. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal history or associations. Security controls utilized by the surveillance department include closed circuit video camera to monitor the casino floor and money counting areas. The count of moneys from gaming also is observed daily by representatives of the CCC.

INDIANA GAMING REGULATIONS

  Indiana Gaming Commission. The ownership and operation of riverboat gaming operations in Indiana are subject to strict state regulation under the Riverboat Gambling Act and the administrative rules promulgated thereunder. The IGC is empowered to administer, regulate and enforce the system of riverboat gaming established under the Riverboat Gambling Act and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as all persons on riverboats where gaming operations are conducted. The IGC is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations and to approve the form of ownership and financial structure of not only riverboat owner and supplier licensees, but also their entity qualifiers, and intermediary and holding companies. Indiana is a new gaming jurisdiction and the emerging regulatory framework is not yet complete. The IGC has adopted certain final rules and has published others in proposed or draft form which are proceeding through the review and final adoption process. The IGC also has indicated its intent to publish additional proposed rules in the future. The IGC has broad rulemaking power, and it is impossible to predict what effect, if any, the amendment of existing rules or the finalization of currently new rules might have on the operations of the Indiana Riverboat or the Company. The following reflects both adopted and proposed regulations. Further, the Indiana General Assembly has the power to promulgate new laws and implement amendments to the Riverboat Gambling Act, which could materially affect the operation or economic viability of the gaming industry in Indiana.

  Certificate of Suitability. On December 9, 1994, the IGC ordered that a "Certificate of Suitability" for a riverboat owner's license for a riverboat to be docked in Buffington Harbor, Indiana, be issued to Trump Indiana. The certificate of suitability constitutes approval of the application of Trump Indiana for a riverboat owner's license. The IGC extended Trump Indiana's certificate of suitability until June 28, 1996. Pursuant to the terms of the certificate of suitability, during such period, Trump Indiana must comply with certain statutory and other requirements imposed by the IGC. In addition, as a condition to the certificate of suitability, Trump Indiana has committed to invest $153 million in the Indiana Riverboat and certain related projects and to pay certain incentive fees to the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions as required by the IGC may result in revocation of the certificate of suitability. There can be no assurance that the Company and/or Trump Indiana will be able to comply with the terms of the certificate of suitability, that it will be further extended if operations do not commence as required by the IGC or that a riverboat owner's license for the Indiana Riverboat will ultimately be granted or subsequently renewed.

  Riverboat Owner's License. No one may operate a riverboat gaming operation in Indiana without holding a riverboat owner's license. The certificate of suitability received by Trump Indiana on December 9, 1994 and

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most recently extended through June 28, 1996 means that Trump Indiana received a written document issued by the Executive Director of the IGC that indicates that Trump Indiana has been chosen for licensure if Trump Indiana meets certain requirements within the interim compliance period as established by the IGC. The interim compliance period is the period of time between the issuance of the certificate of suitability and the issuance of a permanent riverboat owner's license or the notice of denial thereof.

  Interim Compliance Requirements. Interim compliance requires, among other things: obtaining a permit to develop the riverboat gaming operation from the United States Army Corps of Engineers, which permit was obtained on October 10, 1995; obtaining a valid certificate of inspection from the United States Coast Guard for the vessel on which the riverboat gaming operation will be conducted; applying for and receiving the appropriate permits or certificates from the Indiana Alcoholic Beverage Commission, Indiana Fire Marshall, and other appropriate local, state and federal agencies which issue permits including, but not limited to, health permits, building permits and zoning permits; closing the financing necessary to complete the development of the gaming operation; posting a bond in compliance with the applicable law; obtaining the insurance deemed necessary by the IGC; receiving licensure for electronic gaming devices and other gaming equipment under applicable law; submitting an emergency response plan in compliance with applicable laws; and taking any other action that the IGC deems necessary for compliance under Indiana gaming laws. Further, the IGC may place restrictions, conditions or requirements on the permanent riverboat owner's license. An owner's initial license expires five years after the effective date of the license, and unless the owner's license is terminated, expires or is revoked, the owner's license may be renewed annually by the IGC upon satisfaction of certain conditions contained in the Riverboat Gambling Act.

  Transfer of Riverboat Owner's License. Pursuant to the IGC proposed rules, an ownership interest in a riverboat owner's license shall not be transferred unless the transfer complies with applicable rules, and no riverboat gaming operation may operate unless the appropriate licenses and approvals are obtained from the IGC. Under current Indiana law, a maximum of 11 owner's licenses may be in effect at any time. No person or entity may simultaneously own an interest in more than two riverboat owner's licenses. A person or entity may simultaneously own up to 100% in one riverboat owner's license and no more than 10% in a second riverboat owner's license.

  A riverboat owner's licensee must possess a level of skill, experience, or knowledge necessary to conduct a riverboat gaming operation that will have a positive economic impact on the host site, as well as the entire State of Indiana. Additional representative, but not exclusive, qualification criteria with respect to the holder of a riverboat owner's license include character, reputation, financial integrity, the facilities or proposed facilities for the conduct of riverboat gaming including related non-gaming projects such as hotel development, and the good faith affirmative action plan to recruit, train and upgrade minorities and women in all employment classifications. The IGC shall require persons holding owner's licenses to adopt policies concerning the preferential hiring of residents of the city in which the riverboat docks for riverboat jobs. The IGC has broad discretion in regard to the issuance, renewal, revocation, and suspension of licenses and approvals, and the IGC is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations, and to approve the form of ownership and financial structure of not only riverboat owner and supplier licensees, but also their subsidiaries and affiliates.

  A riverboat owner's licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner's license. An ownership interest in a riverboat owner's licensee may only be transferred in accordance with the regulations promulgated under the Riverboat Gambling Act. An applicant for the approval of a transfer of a riverboat owner's license must comply with application procedures prescribed by the IGC, present evidence that it meets or possesses the standards, qualifications and other criteria under Indiana gaming laws that it meets all requirements for a riverboat owner's license, and pay an investigative fee in the amount of $50,000 with the application. If the IGC denies the application to transfer an ownership interest, it shall issue notice of denial to the applicant, and, unless, specifically stated to the contrary, a notice of denial of an application for transfer shall not constitute a finding that the applicant is not suitable for licensure. A person who is served with notice of denial under this rule may request an administrative hearing.

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

  Control Persons and Operational Matters. The IGC has implemented strict regulations with respect to the suitability of riverboat license owners, their key personnel and their employees similar to the CCC regulations and precedent. The IGC utilizes a "class-based" licensing structure that subjects all individuals associated with Trump Indiana to varying degrees of background investigations. Likewise, comprehensive security measures, including video surveillance by both random and fixed cameras, are required in the casino and money counting areas. Additionally, the IGC has delineated procedures for the reconciliation of the daily revenues and tax remittance to the state as further detailed below.

  Tax. Under Indiana gaming law, a tax is imposed on admissions to gaming excursions at a rate of three dollars for each person admitted to the gaming excursion. This admission tax is imposed upon the license owner conducting the gaming excursion on a per-person basis without regard to the actual fee paid by the person using the ticket, with the exception that no tax shall be paid by admittees who are actual and necessary officials, employees of the licensee or other persons actually working on the riverboat. The IGC may suspend or revoke the license of a riverboat owner's licensee that does not submit the payment or the tax return form regarding admission tax within the required time established by the IGC.

  A tax is imposed on the adjusted gross receipts received from gaming authorized under the Riverboat Gambling Act at a rate of 20% of the amount of the adjusted gross receipts. Adjusted gross receipts is defined as the total of all cash and property (including checks received by a licensee), whether collected or not, received by a licensee from gaming operations less the total of all cash paid out as winnings to patrons including a provision for uncollectible gaming receivables as is further set forth in the Riverboat Gambling Act. The IGC may, from time to time, impose other fees and assessments on riverboat owner licensees. In addition, all use, excise and retail taxes apply to sales aboard riverboats.

  Excursions. Generally, gaming may not be conducted while a riverboat is docked, other than during the 30-minute periods for passenger embarkation and disembarkation. The Riverboat Gambling Act, as originally enacted, provided an exception if weather conditions or water conditions present a danger to the riverboat and authorized the IGC to adopt rules to provide other exceptions. In October 1994, the U.S. Attorney General's Office in Indiana notified the IGC that a Federal law commonly known as the Johnson Act prohibits gaming vessels from cruising anywhere on the Great Lakes, including portions of Lake Michigan falling within Indiana's borders and jurisdiction. Since that time, the IGC has requested further consideration on this matter by the Department of Justice, although no response has been provided to date. On May 9, 1995, the House of Representatives approved H.R. 1361, which includes a provision exempting vessels beginning a voyage in Indiana, and remaining within the territorial jurisdiction of Indiana, from certain provisions of the Johnson Act. There can be no assurance that H.R. 1361 will be enacted into law. Further, it is uncertain whether any such legislation, as enacted, will exempt vessels operating on Lake Michigan from all aspects of the Johnson Act or will address all concerns raised by the Department of Justice. In addition, the Indiana General Assembly has passed Senate Enrolled Act No. 572 and House Enrolled Act No. 1722, each of which have become law. Both Senate Enrolled Act No. 572 and House Enrolled Act No. 1722 include amendments which prevent the Commission from adopting rules permitting gaming operations to take place while a riverboat is docked. However, Senate Enrolled Act No. 572 includes an express provision in the statute allowing gaming operations to take place while a riverboat is docked if a determination is made in writing that a condition exists that would cause a violation of Federal law if a riverboat were to cruise. This same provision was not included in House Enrolled Act No. 1722. On May 15, 1995, the IGC adopted a resolution acknowledging the nonconforming provisions of Senate Enrolled Act No. 572 and House Enrolled Act No. 1722, and adopted a resolution to the effect that the IGC would give effect to the provisions of Senate Enrolled Act No. 572. Although the IGC has determined to give effect to favorable provisions of Senate Enrolled Act No. 572, there can be no assurance that commencement of gaming operations by Trump Indiana while the riverboat is docked would not be subject to challenge as a violation of Indiana law, or that commencement of gaming operations by Trump Indiana while cruising on Lake Michigan would not be subject to challenge as a violation of the Johnson Act.

  Restricted Contracts. Under proposed IGC rules, no riverboat licensee or riverboat license applicant may enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or

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

received as determined at the time the contract is executed. Any contract entered into by a riverboat licensee or riverboat license applicant that exceeds the total dollar amount of $50,000 shall be a written contract. A riverboat license applicant means an applicant for a riverboat owner's license that has been issued a certificate of suitability.

  Pursuant to IGC proposed rules, riverboat licensees and riverboat license applicants must submit an internal control procedure regarding purchasing transactions which must contain provisions regarding ethical standards, compliance with state and federal laws, and prohibitions on the acceptance of gifts and gratuities by purchasing and contracting personnel from suppliers of goods or services. The proposed rules also require any riverboat licensee or applicant to submit any contract, transaction, or series of transactions greater than $500,000 in any 12-month period to the IGC within 10 days of the execution, and to submit a summary of all contracts or transactions greater than $50,000 in any 12-month period on a quarterly basis. The proposed rules provide that contracts submitted to the IGC are not submitted for approval by IGC, but grant the IGC authority to cancel or terminate any contract not in compliance with Indiana law and the IGC rules.

  Finance. Pursuant to IGC proposed rules, any person (other than an institutional investor) acquiring 5% or more of any class of voting securities of a publicly traded corporation that owns a riverboat owner's license or 5% or more of the beneficial interest in a riverboat licensee, directly or indirectly, through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall apply to the IGC for finding of suitability within 45 days after acquiring the securities. Each institutional investor who, and individually or in association with others, acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded corporation that owns a riverboat owner's license or 5% or more of the beneficial interest in a riverboat licensee through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall notify the IGC within 10 days after the institutional investor acquires the securities and shall provide additional information and may be subject to a finding of suitability as required by the IGC.

  Under proposed IGC rules, an institutional investor who would otherwise be subject to a suitability finding shall, within 45 days after acquiring the interests, submit the following information: a description of the institutional investor's business and a statement as to why the institutional investor satisfies the definitional requirements of an institutional investor under Indiana gaming rule requirements; a certification made under oath that the voting securities were acquired and are held for investment purposes only and were acquired and are held in the ordinary course of business as an institutional investor; the name, address, telephone number, social security number or federal tax identification number of each person who has the power to direct or control the institutional investor's exercise of its voting rights as a holder of voting securities of the riverboat licensee; the name of each person who beneficially owns 5% or more of the institutional investor's voting securities or equivalent; a list of the institutional investor's affiliates; a list of all securities of the riverboat licensee that are or were beneficially owned by the institutional investor or its affiliates within the preceding one year; a disclosure of all criminal and regulatory sanctions imposed during the preceding ten years; a copy of any filing made under 16 U.S.C. 18(a); and any other additional information the IGC may request to insure compliance with Indiana gaming laws.

  Each institutional investor who, individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities of a publicly-traded corporation that owns a riverboat owner's license or 15% or more of the beneficial interest in a riverboat licensee through any class of voting securities of any holding company or intermediary company of a riverboat licensee shall apply to the IGC for a finding of suitability within 45 days after acquiring the securities.

  The Certificate of Incorporation provides that the Company may redeem any shares of the Company's capital stock held by any person or entity whose holding of shares may cause the loss or nonreinstatement of a governmental license held by the Company. As defined in the Certificate of Incorporation, such redemption shall be at the lesser of the market price of the stock or the price at which the stock was purchased.


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  Under Indiana gaming laws, an institutional investor means any of the following: a retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees; an investment company registered under the Investment Company Act of 1940; a collective investment trust organized by banks under Part 9 of the Rules of the Comptroller of the Currency; a closed end investment trust; a chartered or licensed life insurance company or property and casualty insurance company; a banking, chartered or licensed lending institution; an investment adviser registered under the Investment Advisers Act of 1940; and other entity the IGC determines constitutes an institutional investor. The IGC may in the future promulgate regulations with respect to the qualification of other financial backers, mortgagees, bond holders, holders of indentures, or other financial contributors.

  Minority and Women Business Participation. Indiana gaming laws provide that the opportunity for full minority and women's business enterprise participation in the riverboat industry in Indiana is essential to social and economic parity for minority and women business persons. The IGC has the power to review compliance with the goals of participation by minority and women business persons and impose appropriate conditions on licensees to insure that goals for such business enterprises are met.

  Under Indiana gaming laws, a riverboat licensee or a riverboat license applicant shall designate certain minimum percentages of the value of its contracts for goods and services to be expended with minority business enterprises and women's business enterprises such that 10% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts be expended with minority business enterprises and 5% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts be expended with women's business enterprises. Expenditures with minority and women business enterprises are not mutually exclusive.

  IGC Action. All licensees subject to the jurisdiction of the IGC have a continuing duty to maintain suitability for licensure. The IGC may initiate an investigation or disciplinary action or both against a licensee about whom the commission has reason to believe is not maintaining suitability for licensure, is not complying with licensure conditions, and/or is not complying with Indiana gaming laws or regulations. The IGC may suspend, revoke, restrict, or place conditions on the license of a licensee; require the removal of a licensee or an employee of a licensee; impose a civil penalty or take any other action deemed necessary by the IGC to insure compliance with Indiana gaming laws.

CLEAN WATER REGULATIONS

  Operation of the Indiana Riverboat must be in conformance with state and federal clean water requirements, including FWPCA and OPA. OPA establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills and effects all owners and operators whose vessels operate in United States waters, which include the Great Lakes. OPA requires vessel owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. U.S. Coast Guard regulations also implement the financial responsibility requirements of CERCLA by requiring evidence of financial responsibility in an amount of $300 per gross ton, in addition to any required under OPA. The Company and Trump Indiana are in the process of obtaining insurance coverage and a Certificate of Financial Responsibility as required by OPA. The Company and Trump Indiana expect that the insurance coverage obtained will be adequate to protect against liability that may arise under OPA. However, in the case of a catastrophic spill or a spill in a sensitive environment, there can be no assurance that such occurrence would not result in liability in excess of the insurance coverage.

OTHER LAWS AND REGULATIONS

  The U.S. Department of the Treasury has adopted regulations pursuant to which a casino is required to file a report of each deposit, withdrawal, exchange of currency, gambling tokens or chips, or other payments or transfers by, through or to such casino which involves a transaction in currency of more than $10,000 per patron, per gaming day. Such reports are required to be made on forms prescribed by the Secretary of the Treasury and are filed with the Commissioner of the Internal Revenue Service (the "Service"). In addition, the Company and Taj Associates are each required to maintain detailed records (including the names, addresses, social security numbers and other information with respect to its gaming customers) dealing with, among other items, the deposit and withdrawal of funds and the maintenance of a line of credit.

  In the past, the Service had taken the position that gaming winnings from table games by nonresident aliens were subject to a 30% withholding tax. The Service, however, subsequently adopted a practice of not collecting such tax. Recently enacted legislation exempts from withholding tax table game winnings by nonresident aliens, unless the Secretary of the Treasury determines by regulation that such collections have become administratively feasible.

  As the result of an audit conducted by the U.S. Department of Treasury, Office of Financial Enforcement, Plaza Associates was alleged to have failed to timely file the "Currency Transaction Report by Casino" in connection with 65 individual currency transactions in excess of $10,000 during the period from October 31, 1986 to December 10, 1988. Plaza Associates paid a fine of $292,500 in connection with these violations. Plaza Associates has revised its internal control procedures to ensure continued compliance with these regulations. From 1992 through 1995, the Service conducted an audit of "Currency Transaction Reports by Casino" filed by Taj Associates for the period from April 2, 1990 through December 31, 1991. The U.S. Department of Treasury has received a report detailing the audit as well as the response of Taj Associates. Taj Associates is awaiting comments from the U.S. Department of Treasury as to any potential violations.

  The Indiana Riverboat site is located near, or adjacent to and may include protected wetlands which may subject the Company to obligations or liabilities in connection with wetlands mitigation or protection. See "Risk Factors--The Indiana Riverboat."

  On April 5, 1994, OSHA proposed a regulation that would require, inter alia, that employers who permit smoking in workplaces establish designated smoking areas, permit smoking only in such areas, and assure that designated smoking areas be enclosed, exhausted directly to the outside, and maintained under negative pressure sufficient to contain tobacco smoke within the designated area. Plaza Associates has estimated construction costs to build enclosed, exhausted, negative-pressure smoking rooms in Trump Plaza to be $1.5 million for its casino and $2.5 million for its restaurants. Plaza Associates has also estimated construction costs to provide negative-pressure exhaust systems for Trump Plaza hotel rooms to be $1,500 per room; however, management believes that it is highly unlikely that the regulation, if promulgated, would require hotel rooms to be equipped with exhaust systems if smoking is prohibited in the rooms during housekeeping and maintenance activities. If the regulation is promulgated and is applicable to Trump Plaza hotel rooms, the number of rooms that would be affected is not known at this time. Taj Associates is unable to estimate the cost, if any, of compliance with these proposed regulations and is unable to determine if the cost, if any, of such compliance would have a material adverse effect on Taj Associates.

  The Company and Taj Associates are subject to other federal, state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages in the State of New Jersey as well as in other jurisdictions. Management of the Company and Taj Holding believe all required licenses and permits necessary to conduct business of the Company and Taj Associates have been obtained for operations in the State of New Jersey.

  The Company expects to be subject to similar rigorous regulatory standards in each other jurisdiction in which it seeks to conduct gaming operations. There can be no assurance that regulations adopted, permits required or taxes imposed, by other jurisdictions will permit profitable operations by the Company in those jurisdictions.

  In addition, the federal Merchant Marine Act, 1936 and the federal Shipping Act, 1916 and the applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from beneficially owning more than 25% of the capital stock of any entity operating a vessel on the Great Lakes.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each of the Company's directors and executive officers:

  NAME                                                   POSITION
  ----                                                   --------
Donald J. Trump......... Chairman of the Board
Nicholas L. Ribis....... President, Chief Executive Officer, Chief Financial Officer and Director
Robert M. Pickus........ Executive Vice President and Secretary
John P. Burke........... Senior Vice President of Corporate Finance and Corporate Treasurer
Wallace B. Askins....... Director
Don M. Thomas........... Director
Peter M. Ryan........... Director

  Donald J. Trump--Mr. Trump, 49 years old, has been Chairman of the Board of the Company and THCR Funding since their formation in 1995. Mr. Trump is also Chairman of the Board of Directors, President and Treasurer of Plaza Funding and the managing general partner of Plaza Associates. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of Trump Plaza GP and the managing general partner of Plaza Associates prior to its merger into Plaza Funding in June 1993. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Trump has been a director and President of Plaza Holding Inc. since February 1993 and was a partner in AC Holdings from February 1993 until June 1995. Trump has been Chairman of the Board of Directors of AC Funding since its formation in January 1996. Trump has been Chairman of the Board and a Class C Director of Taj Holding and TM/GP since October 1991; President and Treasurer of Taj Holding since March 4, 1991; Chairman of the Board of Directors, President and Treasurer of Taj Funding and TTMI since June 1988; sole director, President and Treasurer of TTMC since March 1991; Chairman of the Executive Committee of Taj Associates from June 1988 to October 1991; and President and sole Director of Realty Corp. since May 1986. Trump has been Chairman of the Board of Partner Representatives of TCA, the partnership that owns Trump's Castle, since May 1992; and was Chairman of the Executive Committee of TCA from June 1985 to May 1992. In addition, Trump is the managing general partner of TCA. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Trump was a member of the Board of Directors of Alexander's Inc. from 1987 to March 1992.

  Nicholas L. Ribis--Mr. Ribis, 51 years old, has been President, Chief Executive Officer, Chief Financial Officer, and a director of the Company, THCR Holdings and THCR Funding since their formation in 1995. Mr. Ribis has been the Chief Executive Officer of Plaza Associates since February 1991, was President from April 1994 to February 1995, and was a member of the Executive Committee of Plaza Associates from April 1991 to May 29, 1992 and was a director and Vice President of Trump Plaza GP from May 1992 until its merger into Plaza Funding in June 1993. Mr. Ribis has been Vice President of Plaza Funding since February 1995 and Vice President of Plaza Holding Inc. since February 1995. Mr. Ribis has served as a director of Plaza Holding Inc. since June 1993 and of Plaza Funding since July 1993. Mr Ribis has been Chief Executive Officer, President and director of AC Funding since its formation in January 1996. Mr. Ribis has been a Class C Director and Vice President of TM/GP and Taj Holding since October 1991; Chief Executive Officer of Taj Associates since February 1991; Vice President of Taj Funding since September 1991; Vice President of TTMI since February 1991 and Secretary of TTMI since September 1991; Director of Realty Corp. since October 1991; and a member of the Executive Committee of Taj Associates from April 1991 to October 1991. He has also been Chief Executive Officer of TCA since March 1991; member of the Executive Committee of TCA from April 1991 to May 1992; member of the Board of Partner Representatives of TCA since May 1992; and has served as the Vice President and Assistant Secretary of Trump's Castle Hotel & Casino, Inc. an entity beneficially owned by Trump, since December 1993 and January 1991, respectively. Mr. Ribis has served as Vice President of TC/GP, Inc. since December 1993 and had served as Secretary of TC/GP, Inc. from November 1991 to May 1992. Mr. Ribis has been Vice President of Trump Corp. since September 1991. From January 1993 to January 1995 Mr. Ribis served as the Chairman of the Casino Association of New Jersey and has been a member of the Board of Trustees of the CRDA since October 1993. From January 1980 to January 1991, Mr. Ribis was Senior Partner in, and from February 1991, to December 1995, was Counsel to, the law firm of Ribis, Graham & Curtin, which serves as New Jersey legal counsel to all of the above-named companies and certain of their affiliated entities.

  Robert M. Pickus--Mr. Pickus, 41 years old, has been Executive Vice President and Secretary of the Company since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates and, since April 1994, he has been the Vice President and Assistant Secretary of Plaza Funding and Assistant Secretary of Plaza Holding Inc. Mr. Pickus has been Secretary and director of AC Funding since its formation in January 1996. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995 and a Class C Director of Taj Holding and TM/GP since November 1995. He was the Senior Vice President and Secretary of Trump's Castle Funding, Inc. from June 1988 to December 1993 and General Counsel of TCA from June 1985 to December 1993. Mr. Pickus was also Secretary of Trump's Castle Hotel & Casino, Inc., an entity beneficially owned by Trump, from October 1991 until December 1993. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of TCA since February 1995 and a member of the Board of Partner Representatives of TCA since October 1995.

  John P. Burke--Mr. Burke, 48 years old, has been Senior Vice President of Corporate Finance of the Company, THCR Holdings and THCR Funding since January 1996 and the Corporate Treasurer since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been Treasurer of AC Funding since its formation in January 1996. Mr. Burke has been a Class C Director of TM/GP and Taj Holding and Vice President of TM/GP since October 1991. Mr. Burke has been the Corporate Treasurer of TCA since October 1991, the Vice President of TCA, Trump's Castle Funding, Inc., TC/GP, Inc. and Trump's Castle Hotel & Casino, Inc. since December 1993, and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990.

  Wallace B. Askins--Mr. Askins, 64 years old, has been a director of the Company since June 1995. He has also been a director of Plaza Funding and Plaza Holding Inc. since April 11, 1994, and has been a partner representative of the Board of Partner Representatives of TCA since May 1992. Mr. Askins served as a director of TC/GP, Inc. from May 1992 to December 1993. From 1987 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and as a director of Armco Inc. Mr. Askins also serves as a director of EnviroSource, Inc.

  Don M. Thomas--Mr. Thomas, 64 years old, has been a director of the Company since June 1995. He has also been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the CCC from 1980 through 1984. From 1974 through 1980, Mr. Thomas served as Vice President, General Counsel of the National Urban League. From 1966 through 1974, Mr. Thomas served in various capacities with Chrysler Corporation rising to the level of President-Auto Dealerships. Mr. Thomas was an attorney with American Airlines from 1957 through 1966. Mr. Thomas was a director of Trump Plaza GP until its merger into Plaza Funding in June 1993 and has been a director of Plaza Funding and Plaza Holding Inc. since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York.

  Peter M. Ryan--Mr. Ryan, 58 years old, has been a director of the Company since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a director of the Childrens Hospital FTD since October 1995.

  The officers of the Company serve at the pleasure of the Board of Directors.

  All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

  Trump and Nicholas L. Ribis served as either executive officers and/or directors of Taj Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code on July 17, 1991. The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Trump, Nicholas L. Ribis, John P. Burke and Robert M. Pickus also served as Executive Committee members, officers and/or directors of TCA and its affiliated entities at the time such parties filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. Trump, Nicholas L. Ribis and John P. Burke served as either executive officers and/or directors of Plaza Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and was declared effective on May 29, 1992. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993.

  The Company is the general partner of THCR Holdings. As the managing general partner of THCR Holdings, the Company will generally have the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. Upon consummation of the Merger Transaction, TM/GP will also be a general partner of THCR Holdings. See "Description of the THCR Holdings Partnership Agreement."

MANAGEMENT OF TRUMP PLAZA

  Until the consummation of the Merger Transaction, Plaza Funding will be the managing general partner of Plaza Associates. The Board of Directors of each of Plaza Funding and Plaza Holding Inc. consists of Messrs. Trump, Ribis, Wallace B. Askins and Don M. Thomas. The Plaza Mortgage Note Indenture requires that two directors of each of Plaza Funding and Plaza Holding Inc. be persons who would qualify as "Independent Directors" as such term is defined by the American Stock Exchange, Inc. (the "Independent Directors"). Following the consummation of the Merger Transaction, AC Holdings will be the managing general partner of Plaza Associates.

  Set forth below, are the names, ages, positions and offices held with Plaza Funding and Plaza Associates and a brief account of the business experience during the past five years of each of the executive officers of Plaza Funding and Plaza Associates other than those who are also directors or executive officers of the Company.

  Barry J. Cregan--Mr. Cregan, 41 years old, has been Chief Operating Officer of Plaza Associates since September 19, 1994 and President since March 1995. Since February 21, 1995, Mr. Cregan has been Vice President of Plaza Funding and Plaza Holding Inc. Prior to accepting these positions at Trump Plaza, Mr. Cregan was President of The Plaza Hotel in New York for approximately three years. Prior to joining The Plaza Hotel, he was Vice President of Hotel Operations at Trump's Castle in Atlantic City. In addition, Mr. Cregan has worked for Hilton and Hyatt in executive capacities as well as working in Las Vegas and Atlantic City in executive capacities.

  Francis X. McCarthy, Jr.--Mr. McCarthy, 42 years old, was Vice President of Finance and Accounting of Trump Plaza GP from October 1992 until June 1993, the date of Trump Plaza GP's merger into Plaza Funding, was Senior Vice President of Finance and Administration of Plaza Associates from August 1990 to June 1994 and has been Executive Vice President of Finance and Administration since June 1994; Chief Accounting Officer of Plaza Funding since May 1992; Vice President and Chief Financial Officer of Plaza Funding since July 1992 and Assistant Treasurer of Plaza Funding since March 1991. Mr. McCarthy previously served in a variety of financial positions for Greate Bay Hotel and Casino, Inc. from June 1980 through August 1990.

  Fred A. Buro--Mr. Buro, 38 years old, has been the Senior Vice President of Marketing of Plaza Associates since May 1994. Mr. Buro previously served as the President of Casino Resources, Inc., a casino marketing, management and development organization from 1991 through 1994. Prior to that, Mr. Buro served from 1984 through 1991 as the President of a professional services consulting firm.

  James A. Rigot--Mr. Rigot, 43 years old, has been Executive Vice President of Casino Operations of Plaza Associates since November 1994. Mr. Rigot served as Vice President of Casino Operations of TropWorld Casino and Entertainment Resort from July 1989 through November 1994. From January 1989 through July 1989, Mr. Rigot was Assistant Casino Manager of Resorts Casino Hotel.

  Kevin S. Smith--Mr. Smith, 38 years old, has been the Vice President, General Counsel of Plaza Associates since February 1995. Mr. Smith was previously associated with Cooper Perskie April Niedelman Wagenheim & Levenson, an Atlantic City law firm specializing in trial litigation. From 1989 until February 1992, Mr. Smith handled criminal trial litigation for the State of New Jersey, Department of Public Defender, assigned to the Cape May and Atlantic County Conflict Unit.

  Patrick J. O'Malley--Mr. O'Malley, 41 years old, has been the Executive Vice President of Hotel Operations of Plaza Associates since September 1995. Prior to joining Trump Plaza, from September 1994 until September 1995, Mr. O'Malley was President of the Plaza Hotel in New York City. From December 1989 until September 1994, Mr. O'Malley was the Vice President of Finance of the Plaza Hotel in New York City. Prior to joining the Plaza Hotel in New York City, from 1986 to 1989, Mr. O'Malley was a Regional Financial Controller for the Four Seasons Hotel and Resorts, Ltd. From 1979 to 1986, Mr. O'Malley worked in the Middle East and Europe as Hotel Controller for Marriot International Hotels.

  All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

MANAGEMENT OF THE TAJ MAHAL

  Until the consummation of the Merger Transaction, TM/GP will be the managing general partner of Taj Associates. Following the consummation of the Merger Transaction, AC Holdings will be the managing general partner of Taj Associates.

  Set forth below are the names, ages, positions and offices, and a brief account of the business experience during the past five years, of each of the executive officers of Taj Holding and a key employee of Taj Associates other than those who are also directors or executive officers of the Company.

  R. Bruce McKee--Mr. McKee, 49 years old, has been acting Chief Operating Officer of Taj Associates since October 1995; Senior Vice President, Finance of Taj Associates since July 1993; Vice President, Finance of Taj Associates from September 1990 through June 1993; Assistant Treasurer of Taj Funding, TM/GP, Taj Holding, Realty Corp., TTMC and TTMI since October 1991; Vice President of Finance of Elsinore Shore Associates, the owner and operator of the Atlantis Casino Hotel, Atlantic City, from April 1984 to September 1990; and Treasurer of Elsinore Finance Corp., Elsinore of Atlantic City and Elsub Corp. from June 1986 to September 1990. The Atlantis Casino Hotel now constitutes the portion of Trump Plaza known as Trump World's Fair.

  Nicholas F. Moles--Mr. Moles, 42 years old, has been Assistant Secretary of Taj Holding and TM/GP from October 1991 to February 1995; Secretary of Taj Holding and TM/GP since February 1995; Senior Vice President, Law and General Counsel of Taj Associates since June 1993; Assistant Secretary of Taj Funding since October 1991 and Assistant Secretary of TTMI since January 1989. From May 1986 to May 1988, Mr. Moles was General Counsel of Plaza Associates and was Vice President and General Counsel of Plaza Associates from

May 1988 to December 1988. Mr. Moles was Vice President and General Counsel of Elsinore Shore Associates from May 1985 to May 1986 and was Director and Assistant Secretary of Elsinore Finance Corporation from November 1985 to May 1986.

  Larry W. Clark--Mr. Clark, 50 years old, has been Executive Vice President, Casino Operations of Taj Associates since November 1991; Senior Vice President, Casino Operations of Taj Associates from May 1991 to November 1991; Vice President, Casino Administration of Taj Associates from April 1991 to May 1991 and from January 1990 to November 1990; Vice President, Casino Operations, Dunes Hotel & Country Club from November 1990 to April 1991, and was Director of Casino Marketing and Vice President, Casino Operations, Showboat Hotel & Casino from November 1988 to January 1990.

  Rudy E. Prieto--Mr. Prieto, 51 years old, has been Executive Vice President, Operations of Taj Associates since December 1995. Prior to joining the Taj Mahal, Mr. Prieto was Executive Vice President and Chief Operating Officer for Elsinore Corporation from May 1995 to November 1995; Senior Vice President in charge of the development of the Mojave Valley Resort for Elsinore Corporation from April 1994 to April 1995 and Executive Vice President and Assistant General Manager for the Tropicana Resort and Casino from May 1988 to October 1994.

  Walter Kohlross--Mr. Kohlross, 54 years old, has been Senior Vice President, Marketing and Food & Beverage of Taj Associates since April 1992; Vice President, Hotel Operations of Taj Associates from June 1991 to June 1992 and was Vice President, Food and Beverage of Taj Associates from 1986 to June 1991.

  Richard D. Kline--Mr. Kline, 50 years old, has been Senior Vice President, Hotel Operations of Taj Associates since September 1994; Vice President, Hotel Operations of Taj Associates from June 1993 to September 1994, and was Vice President, Property Management of Taj Associates from March 1992 to June 1993. From 1966 to 1992, Mr. Kline held a variety of command and staff positions in the United States Army, and retired with the rank of Colonel.

  Nicholas J. Niglio--Mr. Niglio, 49 years old, has been Senior Vice President, Casino Marketing of Taj Associates since October 31, 1995. From February 6, 1995 to October 31, 1995, Mr. Niglio was Vice President, International Marketing of Taj Associates. Prior to joining Taj Associates, Mr Niglio was Executive Vice President of International Marketing/Player Development for TCA, the partnership that owns and operates Trump's Castle, from October 1993 until February 1995. Prior to that, Mr. Niglio served as Senior Vice President of Eastern Operations of Caesars World Marketing Corporation for three years. Prior to that he served as Vice President-Casino Manager at Caesars Atlantic City for three years.

  All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

  Trump, Nicholas L. Ribis, John P. Burke, R. Bruce McKee, Nicholas F. Moles, Larry W. Clark and Walter Kohlross served as either executive officers and/or directors of Taj Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code on July 17, 1991.
The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Trump, Nicholas L. Ribis, John P. Burke and Robert M. Pickus served as Executive Committee members, officers and/or directors of TCA and its affiliated entities at the time such parties filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. Trump, Nicholas L. Ribis and John P. Burke served as either executive officers and/or directors of Plaza Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and was declared effective on May 29, 1992. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993.

EXECUTIVE COMPENSATION

  General. Because the Company was formed in 1995, there was no salary or bonus paid to, deferred or accrued for the benefit of, the Company's Chief Executive Officer or any of the four remaining most highly compensated executive officers (whose annual salary and bonus exceeded $100,000 for the year ended December 31, 1995 (collectively, the "Executive Group")) by the Company or THCR Holdings prior to or during the fiscal year ended December 31, 1994. Similarly, no member of the Executive Group received any other annual compensation, restricted stock awards, stock options, stock appreciation rights ("SARs"), long-term incentive performance ("LTIP") payouts or other compensation from the Company or THCR Holdings prior to or for the fiscal year ended December 31, 1994. All cash compensation paid to the Executive Group in respect of services provided to the Company since its inception was paid and will continue to be paid by THCR Holdings in accordance with the THCR Holdings Partnership Agreement. See "Description of the THCR Holdings Partnership Agreement."

  1995 Stock Incentive Plan. The Board of Directors of the Company adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan"), pursuant to which, directors, employees and consultants of the Company and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The 1995 Stock Plan is administered by the Stock Incentive Plan Committee of the Board of Directors of the Company (the "Stock Incentive Plan Committee"). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

  Options granted under the 1995 Stock Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"). The vesting, exercisability and exercise price of the options are determined by the Stock Incentive Plan Committee when the options are granted, subject to a minimum price in the case of ISOs of the Fair Market Value (as defined in the 1995 Stock Plan) of the Common Stock on the date of grant and a minimum price in the case of NQSOs of the par value of Common Stock. In the discretion of the Stock Incentive Plan Committee, the option exercise price may be paid in cash or in shares of Common Stock or other property having a fair market value on the date of exercise equal to the option exercise price, or by delivering to the Company a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. Except as provided by the Stock Incentive Plan Committee in an underlying stock option agreement, in the event of a Change of Control (as defined in the 1995 Stock Plan or in the stock option agreement), all options subject to such agreement will be fully exercisable.

  The 1995 Stock Plan permits the Stock Incentive Plan Committee to grant SARs, either alone or in connection with an option. An SAR entitles its holder to be paid an amount equal to the fair market value of Common Stock subject to the SAR on the date of exercise of the SAR, less the exercise price of the related stock option in the case of an SAR granted in connection with a stock option, or the fair market value of one share of stock on the date the SAR was granted, in the case of an SAR granted independent of an option. Shares of Common Stock covered by a restricted stock award are issued to the recipient at the time the award is granted, but are subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Stock Incentive Plan Committee at the time the award is granted are not satisfied. Unless otherwise determined by the Stock Incentive Plan Committee, a recipient of a restricted stock award has the same rights as an owner of Common Stock, including the right to receive cash dividends and to vote the shares. A performance unit or phantom stock award provides for the future payment of cash or the issuance of shares of Common Stock to the recipient if continued employment and/or other performance objectives established by the

Stock Incentive Plan Committee at the time of grant are attained. The 1995 Stock Plan also provides that performance unit and phantom stock awards may be settled in cash, in the discretion of the Stock Incentive Plan Committee and if indicated in the applicable award agreement, on each date on which shares of Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of such shares on such date. Except as provided in a particular award agreement, in the event of a Change in Control (as defined in the 1995 Stock Plan), notwithstanding any vesting schedule with respect to an award of options, SARs, phantom stock units or restricted stock, such options or SAR will become immediately exercisable with respect to the shares subject to such option or SAR, and restrictions with respect to such phantom stock units or shares of restricted stock will immediately expire. In addition, payment will be made as determined by the Stock Incentive Plan Committee with respect to performance units. The 1995 Stock Plan also provides for the grant of unrestricted stock bonus awards.

  The Company has reserved 1,000,000 shares of Common Stock for issuance under the 1995 Stock Plan, provided, however, that in the event of changes in the outstanding stock or the capital structure of the Company, adjustments will be made by the Stock Incentive Plan Committee as to (i) the number, price or kind of a share of stock or other consideration subject to outstanding awards and
(ii) the maximum number of shares of stock subject to all awards under the 1995 Stock Plan.

  In 1995, the Stock Incentive Plan Committee granted to Nicholas L. Ribis, under the 1995 Stock Plan: (a) a stock bonus award of 66,667 shares of Common Stock, which was fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling Mr. Ribis to receive 66,666 shares of Common Stock on June 12, 1997, subject to certain conditions, and (c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of the Common Stock, subject to certain conditions (including vesting at a rate of 20% per year over a five-year period). The options have an exercise price of $14.00 per share.

  Summary Compensation Table. The following table sets forth information regarding compensation paid to or accrued by all the executive officers of the Company for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual. Because the Company was formed in 1995, compensation for the years ended December 31, 1994 and 1993 reflect solely the compensation paid or accrued to these individuals as executive officers of Plaza Associates and Taj Associates. Historically, Plaza Associates and Taj Associates have not provided its executive officers with participation in stock-based compensation plans or long-term incentive plans and, accordingly, such information is not reflected in the table below. Compensation for the year ended December 31, 1995 includes compensation paid or accrued to these individuals as executive officers of the Company, Plaza Associates and Taj Associates.

                                                                             LONG TERM
                                                                            COMPENSATION
                                          ANNUAL COMPENSATION                  AWARDS
                                  ------------------------------------ --------------------------
                                                                       RESTRICTED     SECURITIES
                                                        OTHER ANNUAL     STOCK        UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS   COMPENSATION(1) AWARDS ($)     OPTIONS ($) COMPENSATION
---------------------------  ---- ---------- --------- --------------- ----------     ----------- ------------
Donald J. Trump.........     1995 $  583,333 $     --     $    --           --              --     $2,947,000(/2/)
Chairman of the Board        1994        --        --          --           --              --      2,641,000(/2/)(/3/)
                             1993        --        --          --           --              --      2,813,000(/2/)
Nicholas L. Ribis(/4/)..     1995 $1,355,636 $ 933,338    $    --       933,324(/5/)    133,333    $      --
Chief Executive Officer      1994  1,153,000   250,000     280,407          --              --            --
                             1993    524,253   500,000     545,497          --              --            --
Robert M. Pickus........     1995 $  198,972 $  85,000    $    --           --              --     $    4,004(/6/)
Executive Vice President     1994    163,759    32,500         --           --              --          3,291(/6/)
and
Secretary                    1993      5,808       --          --           --              --            --
John P. Burke...........     1995 $  100,000 $  51,666    $    --           --              --     $      --
Senior Vice President of     1994    100,000       --       46,000          --              --            --
Corporate Finance and        1993     95,590    28,000      46,000          --              --            --
Corporate Treasurer

---------------------
(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes and directors' fees. Following SEC (as defined) rules, perquisites and other personal benefits are not included in this table because the aggregate amount of that compensation is less than the lesser of $50,000 or 10% of the total of salary and bonus for each member of the Executive Group.
(2) The amounts listed represent amounts paid to Trump pursuant to the services agreements with Plaza Associates and Taj Associates. Payments received by TPM under the TPM Services Agreement (as defined) are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. See "Certain Transactions--Plaza Associates--TPM Services Agreement" and "--Taj Holding and Affiliates--Taj Services Agreement." Trump is neither an employee of Plaza Associates nor Taj Associates and receives no compensation from Plaza Associates or Taj Associates other than pursuant to the TPM Services Agreement and the Taj Services Agreement, respectively.
(3) In addition to the amount listed as payments under the TPM Services Agreement and the Taj Services Agreement, during 1994, Plaza Associates paid to Trump an aggregate of $1,572,000 under a construction service agreement and as a commission to secure a retail lease at Trump Plaza. See
    Note 8 to Consolidate Financial Statements of AC Holdings and Plaza Associates.
(4) Mr. Ribis devotes a majority of his time to the affairs of the Company. See "--Employment Agreements."
(5) As of December 31, 1995 Mr. Ribis held 66,666 phantom stock units issued pursuant to the 1995 Stock Plan. These units had a value as of December 31, 1995 of $1,433,319. These phantom stock units were issued to Mr. Ribis in connection with his employment agreement with the Company. Each phantom stock unit entitles Mr. Ribis to one share of Common Stock on the vesting date of the phantom stock unit. All of the phantom stock units are scheduled to vest on June 12, 1997. Vesting will accelerate in the event of Mr. Ribis' termination of employment with the Company (i) because of his death or disability, (ii) by the Company without cause or (iii) voluntarily by Mr. Ribis under circumstances which constitute a constructive termination. Alternatively, the phantom stock units may expire prior to June 12, 1997 in the event Mr. Ribis voluntarily terminates his employment with the Company under circumstances which do not constitute constructive termination or if he is terminated by the Company with cause. Dividend equivalents with respect to the phantom stock units will be credited to a bookkeeping account on behalf of Mr. Ribis and will be paid out in cash at the time the phantom stock units vest or will expire along with the phantom stock units.
(6) Represents vested and unvested contributions made by Plaza Associates to Trump Plaza Hotel and Casino Retirement Savings Plan. Funds accumulated for an employee under this plan consisting of a certain percentage of the employee's compensation plus Plaza Associates' employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

  The following table sets forth options granted to Mr. Ribis in 1995. No other member of the Executive Group received stock options in 1995. The Company did not issue any stock appreciation rights in 1995. This table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed annual rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZED
                                                                               VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                             INDIVIDUAL                       STOCK APPRECIATION
                                               GRANTS                           FOR OPTION TERM
                         --------------------------------------------------- ---------------------
                         NUMBER OF    % OF TOTAL
                         SECURITIES    OPTIONS
                         UNDERLYING    GRANTED     EXERCISE OR
                          OPTIONS    TO EMPLOYEES  BASE PRICE   EXPIRATION
     NAME                GRANTED(#) IN FISCAL YEAR   ($/SH)        DATE        5%($)      10%($)
     ----                ---------- -------------- ----------- ------------- ---------- ----------
Nicholas L. Ribis.......  133,333        100%        $14.00    June 12, 2005 $1,173,060 $2,960,580

  The following table sets forth the number of shares covered by options held by Mr. Ribis and the value of the options as of December 31, 1995. Mr. Ribis was the only member of the Executive Group who held options in 1995. None of these options were exercisable in 1995.

                              FY-END OPTION VALUE

                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED          IN-THE-MONEY
                             OPTIONS AT FY-END(#)      OPTIONS AT FY-END ($)
                          -------------------------- --------------------------
     NAME                 EXERCISABLE/ UNEXERCISABLE EXERCISABLE/ UNEXERCISABLE
     ----                 ------------ ------------- ------------ -------------
Nicholas L. Ribis........     N/A         133,333        N/A       $2,866,660

EMPLOYMENT AGREEMENTS

  Trump serves as the Chairman of the Board of Directors of THCR pursuant to the Trump Executive Agreement dated as of June 12, 1995, among Trump, THCR and THCR Holdings (the "Executive Agreement"). In consideration for Trump's services under the Executive Agreement, Trump receives a salary of $1 million per year. Pursuant to the terms of the Executive Agreement, Trump provides to the Company, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of the Company. The Executive Agreement continues in effect (i) for an initial term of five years and (ii) thereafter, for a three-year rolling term until either Trump or the Company provides notice to the other of its election not to continue extending the term, in which case the term of the Executive Agreement will end three years from the date such notice is given. The Executive Agreement also provides that Trump may devote time and effort to the Taj Mahal and Trump's Castle and, subject to the terms of the Contribution Agreement, to other business matters, and that the Executive Agreement will not be construed to restrict Trump from operating the Taj Mahal and Trump's Castle in a commercially reasonable manner and/or having an interest therein or conducting any other activity not prohibited under the Contribution Agreement. See "Risk Factors--Conflicts of Interest" and "Description of the THCR Holdings Partnership Agreement."

  Plaza Associates had an employment agreement with Nicholas L. Ribis (the "Ribis Plaza Agreement") pursuant to which Mr. Ribis acted as Chief Executive Officer of Plaza Associates. The Ribis Plaza Agreement provided for an annual salary of $550,000 with annual increases of 10% on each anniversary. Mr. Ribis received a $250,000 signing bonus. Pursuant to the terms of the Ribis Plaza Agreement, in the event Plaza Associates engaged in an offering of common shares to the public, Plaza Associates and Mr. Ribis would agree to negotiate new compensation arrangements to include equity participation for Mr. Ribis. As a result of the June 1995 Offerings, the Company and THCR Holdings entered into a revised employment agreement with Mr. Ribis (the "Revised Ribis Plaza Agreement") to replace the Ribis Plaza Agreement, pursuant to which he agreed to serve as President and Chief Executive Officer of the Company and Chief Executive Officer of THCR Holdings. The term of the Revised Ribis Plaza Agreement is five years and Mr. Ribis is required to devote the majority of his professional time to the affairs of the Company, as measured on a quarterly basis, based on a 40-hour work week. Under the Revised Ribis Plaza Agreement, Mr. Ribis's annual salary is $998,250, which is 50% of the aggregate current annual base salary ($1,996,500) that Mr. Ribis receives as Chief Executive Officer of the Company ($998,250), Taj Mahal ($499,125) and Trump's Castle ($499,125). Following the consummation of the Merger Transaction, Mr. Ribis will devote 75% of his professional time to the operations of the Company, Plaza Associates and Taj Associates, and his annual salary will be $1,497,375 per year with respect to his services to these entities. Mr. Ribis will continue to receive $499,125 per year with respect to his services to Trump's Castle. In 1995, the Stock Incentive Plan Committee granted to Mr. Ribis, under the 1995 Stock Plan: (a) a stock bonus award of 66,667 shares of Common Stock, which was fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling him to receive 66,666 shares of Common Stock on June 12, 1997, subject to certain conditions, and
(c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of the Common Stock at an exercise price of $14.00 per share. The options will vest at the rate of 20% per year over a five-year period, and be subject to certain other conditions. In the event Mr. Ribis's employment is terminated by the Company other than for "cause" or if he incurs a "constructive termination without cause" (as each term is defined in the Revised Ribis Plaza Agreement), Mr. Ribis will receive a severance payment equal to one year's base salary, and the phantom stock units and options will become fully vested. The phantom stock units will also automatically vest upon the death or disability of Mr. Ribis. The Revised Ribis Plaza Agreement also provides for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans will be forgiven, including both principal and interest, in the event of a "Change of Control" (as defined in the Revised Ribis Plaza Agreement). The Revised Ribis Plaza Agreement also provides certain demand and piggyback registration rights for Common Stock issued pursuant to the foregoing.

  Mr. Ribis also has an employment agreement with Taj Associates (the "Ribis Taj Agreement") pursuant to which Mr. Ribis acts as Chief Executive Officer of Taj Associates. Mr. Ribis received a $250,000 signing bonus. Pursuant to the terms of the Ribis Taj Agreement, in the event that Taj Associates, or any entity which acquires substantially all of Taj Associates, proposes to engage in an offering of common shares to the public, Taj Associates and Mr. Ribis will negotiate new compensation arrangements to include equity participation for Mr. Ribis. Taj Associates may at any time terminate Mr. Ribis's employment for "cause" (as such term is defined in the Ribis Taj Agreement). The Ribis Taj Agreement expires on September 25, 1996. Taj Associates and Mr. Ribis expect to amend the Ribis Taj Agreement, effective as of June 12, 1995, pursuant to which, among other things, Mr. Ribis's annual salary will change from $550,000 (with annual increases of 10% on each anniversary) to $499,125.

  Mr. Ribis is also Chief Executive Officer of TCA, the partnership that owns Trump's Castle, and receives compensation from this entity for such services as set forth above. Pursuant to the Revised Ribis Agreement, he is required to devote the majority of his time to the affairs of the Company, and following the consummation of the Merger Transaction, Mr. Ribis will devote approximately 75% of his professional time to the Company. All other executive officers of Plaza Associates, except Messrs. Burke and Pickus, devote substantially all of their time to the business of Plaza Associates.

  THCR Holdings has an employment agreement with Robert M. Pickus (the "Pickus Agreement") pursuant to which he serves as Executive Vice President and General Counsel. The Pickus Agreement, which expires on July 9, 1998 if not extended, provides for annual compensation of $275,000 plus bonus. Employment may be terminated only for "cause" (as defined in the Pickus Agreement), which includes revocation of Mr. Pickus' casino key employee license by the CCC and conviction of a crime. Upon termination for cause, Mr. Pickus will receive only compensation earned to the date of termination.

COMPENSATION OF DIRECTORS

  Directors of the Company who are also employees or consultants of the Company and its affiliates receive no directors fees. Non-employee directors are paid an annual directors fee of $50,000, plus $2,000 per meeting attended plus reasonable out-of-pocket expenses incurred in attending these meetings, provided that directors currently serving on the Board of Directors of Plaza Funding or Plaza Holding Inc. receive no additional compensation. All such fees are reimbursed to the Company by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has an Executive Committee, an Audit Committee, a Special Committee, a Stock Incentive Plan Committee and a Compensation Committee. The Executive Committee is composed of Messrs. Trump and Ribis. The Audit Committee and the Special Committee are composed of Messrs. Askins, Ryan and Thomas, each of whom is an independent director of the Company. The Stock Incentive Plan Committee is composed of Messrs. Trump, Askins, Ryan and Thomas. The Compensation Committee is composed of Messrs. Trump, Ribis, Askins and Thomas. The Special Committee was established pursuant to the Company By-Laws and the THCR Holdings Partnership Agreement and is empowered to vote on any matters which require approval of a majority of the independent directors of the Company, including affiliated transactions. See "Description of the THCR Holdings Partnership Agreement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Trump and certain affiliates have engaged in certain related party transactions. See "Certain Transactions."

  In general, the compensation of executive officers of the Company is determined by the Compensation Committee of the Board of Directors of the Company. No officer or employee of the Company, other than Messrs. Trump and Ribis, who serves on the Board of Directors of the Company, participated in the deliberations of the Board of Directors of the Company concerning executive compensation.

  The Securities and Exchange Commission (the "SEC") requires issuers to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and (ii) a director of the registrant serves as an executive officer. Messrs. Ribis, Pickus and Burke, executive officers of the Company, have served on the board of directors of other entities in which members of the Board of Directors (namely, Messrs. Trump and Ribis) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Board of Directors in the last fiscal year.

  Messrs. Trump and Ribis serve on the Board of Directors of Plaza Funding, the managing general partner of Plaza Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Plaza Holding Inc., of which Messrs. Trump, Ribis and Burke are also executive officers. Trump is not compensated by such entities for serving as an executive officer, however, he has entered into a personal services agreement with Plaza Associates and the Company. Messrs. Ribis and Burke are not compensated by the foregoing entities, however, they are compensated by Plaza Associates for their service as executive officers.

  Messrs. Ribis, Pickus and Burke serve on the Board of Directors of Taj Holding, which holds an indirect equity interest in Taj Associates, the partnership that owns the Taj Mahal, of which Messrs. Trump and Ribis are executive officers. Such persons also serve on the Board of Directors of TM/GP, the managing general partner of Taj Associates, of which Messrs. Trump and Ribis are executive officers. Mr. Ribis is compensated by Taj Associates for his services as its Chief Executive Officer. See "--Employment Agreements."

  Mr. Ribis also serves on the Board of Directors of Realty Corp., which leases certain real property to Taj Associates, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp. Mr. Ribis receives compensation from TCA for acting as its Chief Executive Officer. See "--Employment Agreements."

                             CERTAIN TRANSACTIONS

  Payments to affiliates in connection with any such transactions are governed by the provisions of the Plaza Mortgage Note Indenture and the Senior Note Indenture, and may also be governed by the provisions of the Mortgage Note Indenture, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of the Company for certain affiliated transactions.

THE COMPANY

  Trump entered into the Executive Agreement, the Contribution Agreement and the License Agreement in June 1995, and is currently the sole limited partner of THCR Holdings. See "Management--Employment Agreements" and "Business-- Trademark/Licensing." See "Description of the THCR Holdings Partnership Agreement." The only cash compensation paid to Trump in connection with his services to the Company is pursuant to the Executive Agreement, other than payments paid to TPM under the TPM Services Agreement, which payments are currently pledged by TPM to secure lease payments for a Super Puma helicopter that TPM makes available to Plaza Associates. See "--Plaza Associates--TPM Services Agreement."

  Upon consummation of the June 1995 Offerings, Trump contributed to the capital of Trump Indiana and other jurisdiction subsidiaries payments made by him relating to expenditures for the development of Trump Indiana and other gaming ventures. As of June 12, 1995 these advances totaled approximately $4.4 million. Of these amounts, approximately $3.0 million was used to fund expenses related to the development of Trump Indiana. In order to fund such expenses, THCR Holdings lent to Trump $3.0 million and Trump issued to THCR Holdings a five-year promissory note bearing interest at a fixed rate of prime rate, plus 1%, payable annually. The promissory note will be automatically canceled in the event that at any time during the periods set forth below, the Common Stock trades on the New York Stock Exchange, or any other applicable national exchange or over-the-counter market, at a price per share equal to or greater than the prices set forth below (subject to adjustment in certain circumstances) for any ten trading days during any 15 consecutive trading day period:

   If on or prior to June 12, 1997 ...................................... $25.00
   If on or prior to June 12, 1998 ...................................... $27.50
   If on or prior to June 12, 1999 ...................................... $30.00
   If on or prior to June 12, 2000 ...................................... $32.50

  The Company has entered into a ten year lease with The Trump-Equitable Fifth Avenue Company, a corporation wholly owned by Trump, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which the Company may use for its general executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, the Company will pay as additional rent a portion of the property taxes due each year. The Company has the option to terminate this lease upon ninety days written notice and payment of $32,312.50.

  In connection with the Merger Transaction, Trump and the Company entered into an agreement, dated January 8, 1996, as amended on February 1, 1996, pursuant to which Trump agreed to take the actions contemplated to be taken by Trump in connection with the Merger Transaction, including to vote, or cause to be voted, all shares of Common Stock and Class B Common Stock beneficially owned by Trump in favor of the approval of the Merger Transaction. The Company agreed to use reasonable efforts to fulfill, and cause to be fulfilled, those obligations owed to Trump in connection with the Merger Transaction.

  Mr. Ribis, the President, Chief Executive Officer and Chief Financial Officer of the Company, was Counsel to the law firm of Ribis, Graham and Curtin, until December 1995 which serves as New Jersey Counsel to the Company, THCR Holdings and its subsidiaries, Taj Holdings, Taj Associates, and certain of their affiliated entities.

PLAZA ASSOCIATES

  Plaza Associates has joint property insurance coverage with TCA, Taj Associates and other entities affiliated with Trump for which the annual premium paid by Plaza Associates was approximately $1.4 million for the twelve months ended May 1996.

  Plaza Associates leased from Taj Associates certain office facilities located in Pleasantville, New Jersey. In 1993 and 1992, lease payments by Plaza Associates to Taj Associates totaled approximately $30,000 and $138,000, respectively. Such lease terminated on March 19, 1993, and Plaza Associates vacated the premises. Through February 1, 1993, Plaza Associates also leased from Trump approximately 120 parking spaces at Trump Plaza East for approximately $5.50 per parking space per day, with payments under such arrangement for the years ended December 31, 1993 and December 31, 1992 totaling $21,000 and $227,000, respectively.

  Plaza Associates also leased portions of its warehouse facility located in Egg Harbor Township, New Jersey to TCA until January 31, 1994; lease payments by TCA to Plaza Associates totaled $6,000, $15,000 and $14,000 in 1994, 1993 and 1992, respectively.

   Seashore Four is the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leases to Plaza Associates pursuant to the SFA Lease. Seashore Four was assigned the lessor's interest in the existing SFA Lease in connection with its acquisition of fee title to such parcel from a non-affiliated third party in November 1983. The SFA Lease was entered into by Plaza Associates with such third party on an arm's-length basis. Plaza Associates recorded rental expenses of approximately $788,000, $900,000 and $900,000 in 1995, 1994 and 1993, respectively, concerning rent owed to Seashore Four.

   Trump Seashore is the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leases to Plaza Associates pursuant to the TSA Lease. In July 1988, Trump Seashore exercised a $10 million option to purchase the fee title to such parcel from a non-affiliated third party. In connection therewith, Trump Seashore was assigned the lessors' interest in the Trump Seashore Lease, which interest has, however, been transferred to UST. See "Business--Properties." Plaza Associates made rental payments to Trump Seashore of approximately $750,000, $1.0 million and $1.0 million in 1995, 1994 and 1993, respectively.

  Trump World's Fair. In June 1989, Trump Crystal Tower Associates Limited Partnership ("Trump Crystal"), a New Jersey limited partnership wholly owned by Trump, acquired from Elsinore Shore Associates all of the assets constituting the former Atlantis Casino Hotel ("Atlantis"), which is located on The Boardwalk adjacent to the Atlantic City Convention Center on the opposite side from Trump Plaza and is otherwise referred to herein as Trump World's Fair. Prior to such acquisition, all of the Atlantis' gaming operations were discontinued. The facility was renamed the Trump Regency Hotel and, in August 1990, pursuant to a triple net lease with an affiliate of Plaza Associates, leased to Plaza Associates, which operated it solely as a non-casino hotel. During such period of operation, losses attributable to the former Trump Regency Hotel aggregating approximately $14.1 million adversely affected the results of operations of Plaza Associates. Pursuant to the 1992 Plaza Restructuring, Plaza Associates ceased operating the former Trump Regency Hotel as of September 30, 1992. As part of the 1992 Plaza Restructuring, the triple-net lease was terminated and Plaza Associates issued to Chemical Bank ("Chemical"), the assignee of rents payable under such lease, a promissory note in the original principal amount of $17.5 million (the "Regency Note"). At such time, title to the former Trump Regency Hotel was transferred by Trump to ACFH Inc. ("ACFH"), a wholly owned subsidiary of Chemical. From that time until June 12, 1995, the former Trump Regency Hotel was operated on behalf of ACFH as a non-casino hotel by Sovereign Management, a third party unaffiliated with THCR, Trump or their respective affiliates. Pursuant to an agreement between Trump Crystal, and ACFH, Trump Crystal granted ACFH a non-exclusive license to use the "Trump" name in connection with such property. Plaza Associates repaid the Regency Note with a portion of the proceeds from the sale of the Plaza Mortgage Notes and PIK Notes.

  In December 1993, Trump entered into an option agreement (the "Original Chemical Option Agreement") with Chemical and ACFH. The Original Chemical Option Agreement granted to Trump an option to purchase (i) the former Trump Regency Hotel (including the land, improvements and personal property used in the operation of the hotel) and (ii) certain promissory notes (including a personal promissory note of Trump payable to Chemical for $35.9 million (the "Trump Note")) made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates, including the Trump Note which was made by Trump on July 20, 1987. As of September 30, 1995, the aggregate amount owed by Trump and his affiliates under the Chemical Notes (none of which constitutes an obligation of Plaza Associates) was approximately $65.8 million. In connection with exercise of the Trump World's Fair Purchase Option, as discussed below, the Trump Note was canceled.

  The aggregate purchase price payable for the assets subject to the Original Chemical Option Agreement was $80 million. Under the terms of the Original Chemical Option Agreement, $1 million was required to be paid for the option by January 5, 1994. In addition, the Original Chemical Option Agreement provided for an expiration of the option on May 8, 1994, subject to an extension until June 30, 1994 upon payment of an additional $250,000 on or before May 8, 1994. The Original Chemical Option Agreement did not allocate the purchase price among the assets subject to the option or permit the option to be exercised for some, but not all, of such assets.

  In connection with the execution of the Original Chemical Option Agreement, Plaza Associates was to make the initial $1 million payment, and, in consideration of such payment to be made by Plaza Associates, Trump agreed with Plaza Associates that, if Trump was able to acquire the former Trump Regency Hotel pursuant to the exercise of the option, he would make it available for the sole benefit of Plaza Associates on a basis consistent with Plaza Associates' contractual obligations and requirements. Trump further agreed that Plaza Associates would not be required to pay any additional consideration to Trump in connection with any assignment to Plaza Associates of the option to purchase the former Trump Regency Hotel. On January 5, 1994, Plaza Associates obtained the approval of the CCC to make the $1 million payment, and the payment was made on that date.

  On June 16, 1994, Trump, Chemical and ACFH amended and restated the Original Chemical Option Agreement (the "First Amended Chemical Option Agreement"). The First Amended Chemical Option Agreement provided for an extension of the expiration of the option through September 30, 1994, upon payment of $250,000. Such payment was made on June 27, 1994. The First Amended Chemical Option Agreement provided for a $60 million option price for the former Trump Regency Hotel and the Trump Note, and a separate $20 million option price for the other Chemical Notes. On August 30, 1994, Trump, Chemical and ACFH entered into an amendment to the First Amended Chemical Option Agreement (the "Second Amended Chemical Option Agreement"). The Second Amended Chemical Option Agreement provided for an extension of the expiration of the option through March 31, 1995 upon the payment of $50,000 a month for the period October through December 1994, and $150,000 a month for the period January through March 1995. Plaza Associates received the approval of the CCC and made such payments. On March 6, 1995, Trump, Chemical and ACFH entered into an amendment to the Second Amended Chemical Option Agreement (the "Third Amended Chemical Option Agreement") or the Trump World's Fair Purchase Option. On June 12, 1995, Trump exercised the Trump World's Fair Purchase Option for $58,150,000 ($60 million less $1,850,000 in option payments which were available as of that date to offset the original exercise price), and title to Trump World's Fair was transferred via directed deed from ACFH to Plaza Associates. In connection with the exercise of the Trump World's Fair Purchase Option, the Trump Note was canceled. The Company is currently in the process of renovating and integrating Trump World's Fair into Trump Plaza. See "Business--Trump Plaza--The Trump Plaza Expansion."

  Trump Plaza East. In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza, (i) Trump transferred title to Trump Plaza East to Missouri Boardwalk, Inc. ("Boardwalk"), a wholly owned subsidiary of Midlantic Bank, N.A. ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic in an amount equal to the sum of fair market value of Trump Plaza East and all rent payments made to Boardwalk by Trump under the Trump Plaza East Lease (as defined), (ii) Boardwalk leased Trump Plaza East to Trump (the "Trump Plaza East Lease") for a term of five years, which expires on June 30, 1998, during which time Trump was obligated to pay Boardwalk $260,000 per month in lease payments, and (iii) Plaza Associates acquired the Trump Plaza East Purchase Option. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. In addition, Plaza Associates has the Right of First Offer upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option. Pursuant to the Right of First Offer, Plaza Associates has ten days after receiving written notice from the grantor of the proposed sale to commit to exercise the Right of First Offer. If Plaza Associates commits to exercise the Right of First Offer, it has ten days from the date of commitment to deposit $3,000,000 with the grantor, to be credited towards the purchase price or to be retained by the grantor if the closing, through no fault of the grantor, does not occur within 90 days (or, subject to certain conditions, 120 days) of the date of the commitment. If Plaza Associates determines not to timely exercise the Right of First Offer, the grantor thereof may sell Trump Plaza East to a third party, subject, however, to the Trump Plaza East Purchase Option and the lease associated with Trump Plaza East. Trump, individually, also has been granted by such lender the Right of First Offer upon a proposed sale of all or any portion of Trump Plaza East during the term of the Trump Plaza East Purchase Option. Trump has agreed with Plaza Associates that his Right of First Offer will be subject to Plaza Associates' prior exercise of its Right of First Offer (with any decision of Plaza Associates requiring the approval of the independent directors of Plaza Funding, acting as the managing general partner of Plaza Associates). Acquisition of Trump Plaza East by Plaza Associates would under certain circumstances (provided there are no events of default under the Trump Plaza East Lease or the Trump Plaza East Purchase Option and provided that certain other events had not theretofore or do not thereafter occur) discharge Trump's obligation to Midlantic in full.

  TPM Services Agreement. On June 24, 1993, Plaza Associates and TPM entered into the TPM Services Agreement which amended and restated an earlier services agreement. Pursuant to the TPM Services Agreement, TPM is required to provide to Plaza Associates, from time to time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other similar and related services (the "TPM Services") with respect to the business and operations of Plaza Associates. In addition, the TPM Services Agreement contains a non-exclusive "license" of the "Trump" name. TPM is not required to devote any prescribed amount of time to the performance of its duties. In consideration for the TPM Services, Plaza Associates pays TPM an annual fee of $1.0 million in equal monthly installments. In addition to such annual fee, Plaza Associates reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the TPM Services Agreement. Plaza Associates paid TPM $1,321,000, $1,288,000 and $1,247,000 in 1995, 1994 and 1993, respectively, for the TPM Services. Pursuant to the TPM Services Agreement, Plaza Associates agrees to hold TPM, its officers, directors and employees harmless from and against any loss arising out of or in connection with the performance of the TPM Services and to hold Trump harmless from and against any loss arising out of the license of the "Trump" name. The TPM Services Agreement provides that its term is coextensive with the period during which any Plaza Notes remain outstanding.

  Payments received under the TPM Services Agreement are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. Pending approval by the lessor of the helicopter, it is currently contemplated that the stock of TPM will be transferred by Trump to THCR Holdings, which will in turn assume the lease and related obligations, as well as become entitled to all amounts payable under the TPM Services Agreement.

  Indemnification Agreements. In addition to the indemnification provisions in the Company's and its subsidiaries' employment agreements (see "Management--Employment Agreements"), certain former and current Directors of Plaza Funding entered into separate indemnification agreements in May 1992 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates has also entered into an Indemnification Trust Agreement in November 1992 (the "Trust Agreement") with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the Directors of Plaza Funding and certain former Directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and Directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in the Indemnification Trust Fund equal to $500,000 for the benefit of such directors; provided, however, that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million.

TAJ ASSOCIATES AND AFFILIATES

  On January 8, 1996, as an inducement for Taj Holding, the Company and Merger Sub to enter into the Merger Agreement, Trump agreed to vote, or cause to be voted, all shares of Taj Holding Class C Common Stock beneficially owned by Trump in favor of the approval and adoption of the Merger Agreement.

  During the fiscal years ended December 31, 1993, 1994 and 1995, Taj Associates reimbursed Taj Holding $1,733,000, $2,171,000 and $1,553,000, respectively, for all amounts necessary to permit TM/GP or Taj Holding (a) to make payments that TM/GP or Taj Holding was required to make pursuant to the terms of the TM/GP Certificate of Incorporation and the Taj Holding Certificate of Incorporation (generally for indemnification of officers and directors), (b) to pay fees to directors (including fees for serving on a committee), (c) to pay all other expenses of TM/GP and Taj Holding and (d) to permit Taj Holding to redeem the Taj Holding Class B Common Stock when required to make such redemption pursuant to the terms of the Taj Holding Certificate of Incorporation. Taj Holding did not engage in any other transactions with its affiliates during the fiscal years ended December 31, 1993, 1994 and 1995.

  Taj Funding has not engaged in any transactions with its affiliates, except for the loan of funds made to Taj Associates in exchange for an intercompany note secured by a mortgage. Both the note and the mortgage were amended in 1991 pursuant to the 1991 Taj Restructuring.

  Taj Associates has entered into a lease with The Trump-Equitable Fifth Avenue Co., a corporation wholly owned by Trump, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  Taj Associates currently leases the Specified Parcels from Realty Corp., consisting of land adjacent to the site of the Taj Mahal, which is being used primarily for a bus terminal, surface parking and the Taj Entertainment Complex, as well as the Steel Pier, and a warehouse complex. During 1993, 1994 and 1995, lease obligations paid to Realty Corp. for these facilities were approximately $3.3 million per year. Upon consummation of the Merger Transaction, Taj Associates will purchase the Specified Parcels from Realty Corp. See "The Merger Transaction."

  In April 1991, Taj Associates purchased from TCA for $1,687,000 two adjacent parcels of land on the Pleasantville-Egg Harbor Township border, constituting approximately 10 acres. The first parcel contains two buildings, certain fleet maintenance facilities and an office building and warehouse facility, portions of which were leased to Plaza Associates. The lease expired in March 1993 and Plaza Associates has vacated. Taj Associates currently leases the space to a commercial tenant. The second parcel is unimproved.

  In December 1994, Taj Associates entered into a one-year agreement with TCA pursuant to which TCA leases to Taj Associates 300 parking spaces (500 parking spaces during the months of May to September) at a rate of 50 cents per space per day, to be used for employee parking. The agreement expired in December 1995, however, TCA and Taj Associates are currently negotiating an extension of the agreement and have agreed to continue the lease on a month-by-month basis.

  Taj Associates engages in various transactions with Trump Plaza and Trump's Castle. These transactions are charged at cost or normal selling price in the case of retail items and include certain shared payroll costs as well as complimentary services offered to customers. Expenses incurred by Taj Associates payable to TCA for the years ended December 31, 1993, 1994 and 1995 were approximately $1,100,000, $1,167,000, and $1,072,000, respectively, of which all but $69,000, $30,000, and $164,000, respectively, was paid or offset against amounts owed to Taj Associates by TCA. Expenses incurred by Taj Associates payable to the Plaza Associates for the years ended December 31, 1993, 1994 and 1995 were approximately $83,000, $149,000 and $445,000, respectively, all of which were offset against amounts owed to Taj Associates by Plaza Associates, with exception of $167,000 at December 31, 1995.

  On October 4, 1991, Taj Associates entered into the Taj Associates-First Fidelity Guarantee to guarantee performance by Realty Corp. of its obligations under the First Fidelity Loan. The Taj Associates-First Fidelity Guarantee is limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million. In connection with the purchase of the Specified Parcels, First Fidelity will, among other things, release Taj Associates from the Taj Associates-First Fidelity Guarantee.

  During 1992 and prior years, Taj Associates had an arrangement with the Trump Shuttle, Inc. (the "Trump Shuttle"), which at the time was beneficially owned by Trump, for the provision of airline services to Atlantic City on behalf of Taj Associates patrons. During 1992, Taj Associates incurred $29,000 in charges from the Trump Shuttle, all of which was paid.

  Taj Services Agreement. Taj Associates and Trump have entered into the Taj Services Agreement, which became effective in April 1991, and which provides that Trump will render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates through December 31, 1999. In consideration for the services to be rendered, Taj Associates pays an annual fee (the "Annual Fee") equal to 1 1/2% of Taj Associates earnings before interest, taxes and depreciation less capital expenditures for such year, with a minimum base fee of $500,000 per annum. The base fee is payable monthly with the balance due April 15 of the following year. During 1993, 1994 and 1995, Trump earned approximately $1,566,000, $1,353,000 and $1,743,000, respectively, in respect of the Annual Fee, including amounts paid to a third party pursuant to an assignment agreement. In addition to the Annual Fee, Taj Associates reimburses Trump on a monthly basis for all reasonable out-of-pocket expenses up to certain aggregate amounts incurred by Trump in performing his obligations under the Taj Services Agreement. During 1993, 1994 and 1995, Taj Associates reimbursed Trump $232,000, $224,000 and $276,000, respectively, for expenses pursuant to the Taj Services Agreement, of which $127,000, $148,000 and $174,000, respectively, was incurred to an affiliate for air transportation. Taj Associates has agreed to indemnify Trump from and against any licensing fees arising out of his performance of the Taj Services Agreement, and against any liability arising out of his performance of the Taj Services Agreement, other than that due to his gross negligence or willful misconduct. In connection with the Merger, the Taj Services Agreement will be terminated.

  Indemnification Agreements. In addition to the indemnification provisions in Taj Associates employment agreements, the Merger Agreement provides for indemnification of any present or former director, officer, employee or agent of Taj Holding and TM/GP, arising from his services as such, within six years of the Effective Time.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of December 31, 1995 (without giving effect to the transactions contemplated by the Merger Transaction), certain information regarding the beneficial ownership of Common Stock by (i) each of the Company's executive officers, (ii) each director of the Company, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock and (iv) all officers and directors of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than members of the officers and directors of the Company, such information is based solely on a review of Schedules 13G filed with the SEC.

                                                             BENEFICIAL
                                                              OWNERSHIP
                                                          ----------------------
   NAME                                                    NUMBER        PERCENT
   ----                                                   ---------      -------
Donald J. Trump.......................................... 6,666,917(/1/)  39.8%
Nicholas L. Ribis........................................    66,667(/2/)     *
John P. Burke............................................       300(/3/)     *
Robert M. Pickus.........................................       200          *
Wallace B. Askins........................................     3,000          *
Don M. Thomas............................................       200          *
Peter M. Ryan............................................       --         --
Hellman, Jordan Management Co., Inc. ....................   882,700        8.8
The Capital Group Companies, Inc. ....................... 1,064,000(/5/)  10.6
State Street Research & Management Company............... 1,193,600(/6/)  11.9
Oppenheimer Group, Inc. ................................. 1,227,200(/7/)  12.2
All officers and directors of the Company (7 persons).... 6,737,284       40.2

  The above persons have sole voting and investment power, unless otherwise indicated.

---------------------
 * Less than 1%.
(1) These shares include 6,666,667 shares of Common Stock, into which Trump's limited partnership interest in THCR Holdings is convertible, subject to certain adjustments. See "Description of the THCR Holdings Partnership Agreement." These shares do not include 300 shares of Common Stock held by his wife, Mrs. Marla M. Trump, of which shares Trump disclaims beneficial ownership. Trump is also the beneficial owner of the outstanding shares of the Class B Common Stock (1,000 shares). The Class B Common Stock has voting power equivalent to the voting power of the Common Stock into which Trump's limited partnership interest is convertible. Upon conversion of all or any portion of the THCR Holdings limited partnership interest into shares of Common Stock, the corresponding voting power of the Class B Common Stock will be proportionately diminished. See "Description of Capital Stock."
(2) Represents a stock bonus awarded to the President of the Company pursuant to the 1995 Stock Plan. See "Management--Executive Compensation." These shares do not include 3,081 shares and 2,739 shares held by Mr. Ribis as custodian for his son, Nicholas L. Ribis, Jr., and his daughter, Alexandria Ribis, respectively, of which shares Mr. Ribis disclaims beneficial ownership.
(3) Mr. Burke shares voting and dispositive power of 100 of these shares with his wife. The number in the table does not include 100 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership.
(4) 75 State Street, Suite 2420, Boston, Massachusetts 02109. Hellman, Jordan Management Co., Inc. ("Hellman") is an investment adviser who has sole dispositive power over all of these shares and sole voting power over 817,700 of these shares. Hellman's clients have the power to revoke Hellman's dispositive power upon thirty-days written notice.
(5) 333 South Hope Street, Los Angeles, California 90071. The Capital Group Companies, Inc. ("Capital Group") has sole dispositive power over these shares and sole voting power over 256,000 of these shares. These shares include 410,000 and 654,000 shares beneficially owned by Capital Research and Management Company ("Capital Research") and Capital Guardian Trust Company ("Capital Guardian"), respectively. Capital Group is the parent holding company of Capital Research and Capital Guardian. Capital Group, Capital Research and Capital Guardian disclaim beneficial ownership of these shares.
(6) One Financial Center, 30th Floor, Boston, Massachusetts 02111. State Street Research and Management Company ("State Street") is an investment adviser and disclaims beneficial ownership of these shares. Metropolitan Life Indurance Company, One Madison Avenue, New York, New York 10010, is the parent holding company of State Street.
(7) Oppenheimer Tower, World Financial Center, New York, New York 10281. Oppenheimer Group, Inc. ("Oppenheimer") has shared voting and dispositive power over these shares. These shares include 1,029,300 shares beneficially owned by Oppenheimer Capital, an investment adviser, of which Oppenheimer is the parent holding company.

                         DESCRIPTION OF CAPITAL STOCK

  The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company Certificate of Incorporation and the Company By-Laws, copies of which are filed as exhibits to this Registration Statement of which this Prospectus is a part.

GENERAL

  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock, of which 10,066,667 shares are currently issued and outstanding, (ii) 1,000 shares of Class B Common Stock, all of which are currently issued and outstanding, and (iii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), none of which are issued and outstanding. Upon consummation of the Merger Transaction (assuming all of the holders of Taj Holding Class A Common Stock elect Stock
Consideration and assuming a price of $    per share of Common Stock as the
Market Value in connection with the Merger and as the public offering price in
the Stock Offering), there will be     shares of Common Stock outstanding.

COMMON STOCK AND CLASS B COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the rights of the holders of the Class B Common Stock described below, holders of a majority of the shares of Common Stock entitled to vote in any election of directors and may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock and Class B Common Stock will share ratably, out of the assets of the Company legally available for distribution to its stockholders, to the extent of their par value, $.01 per share. After such payment is made, the holders of the Common Stock will be entitled to participate ratably in all of the remaining assets of the Company available for distribution. Holders of Common Stock have no subscription, redemption or conversion rights. Holders of Common Stock have no preemptive rights to subscribe to any additional securities that the Company may issue, nor is the Common Stock subject to calls or assessments by the Company. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued in connection with the Merger Transaction, when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

  Trump is the beneficial owner of all 1,000 outstanding shares of Class B Common Stock. The Class B Common Stock votes together with the Common Stock as a single class on all matters submitted to stockholders of the Company for a vote or in respect of which consents are solicited (other than in connection with certain amendments of the Company Certificate of Incorporation described below). The number of votes represented by the Class B Common Stock held by any holder equals the number of shares of Common Stock issuable to the holder upon the conversion of such holder's partnership interest in THCR Holdings into Common Stock. Upon such conversion, the corresponding voting power of shares of Class B Common Stock (equal in voting power to the number of shares of Common Stock issued upon such conversion) will be proportionately diminished. The Class B Common Stock provides Trump with a voting interest in the Company which is proportionate to his equity interest in THCR Holdings' assets represented by his limited partnership interest. Except for the right to receive par value upon liquidation, the Class B Common Stock has no right to receive any dividend or other distribution in respect of the equity of the Company. In addition, the Company Certificate of Incorporation provides that the Class B Common Stock is not entitled to a separate class vote on any matters submitted to the stockholders of the Company for their approval, except for any amendment of the terms of the Class B Common Stock, which require (x) the affirmative vote of the Class B Common Stock, voting as a separate class and (y) the affirmative vote of a majority of the shares of Common Stock held by persons who are not beneficial owners of Class B Common Stock, voting as a separate class.

  In accordance with the requirements of the Casino Control Act and the Indiana Riverboat Gambling Act, the Company Certificate of Incorporation provides that all securities of the Company are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall: (a) dispose of his interest in the Company; (b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or indirectly or through any trustee or nominee, any right conferred by such securities; and
(d) not receive any remuneration in any form from the casino license for services rendered or otherwise. The Company Certificate of Incorporation further provides that the Company may redeem any shares of the Company's capital stock held by any person or entity whose holding of shares may cause the loss or non-reinstatement of a governmental license held by the Company. Such redemption shall be at the lesser of fair market value (as defined in the Company Certificate of Incorporation), or the purchase price of such capital stock. The Company Certificate of Incorporation may also contain other provisions required by the gaming laws of other jurisdictions.

  The Transfer Agent for the Company's Common Stock is Continental Stock Transfer & Trust Company, Jersey City, New Jersey.

PREFERRED STOCK

  The Board of Directors may, without further action by the Company's stockholders, issue Preferred Stock in one or more series and fix the rights, preferences, privileges, qualifications, limitations and restrictions of the Preferred Stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

  The Company Certificate of Incorporation and the Company By-Laws contain provisions that could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions which may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors believes that, as a general rule, such takeover proposals would not be in the best interest of the Company and its stockholders. Set forth below is a description of such provisions in the Company Certificate of Incorporation and the Company By-Laws. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

  The Company Certificate of Incorporation provides that directors, other than those, if any, elected by the holders of the Preferred Stock, can be removed from office only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then outstanding shares of capital stock entitled to vote thereon ("Voting Stock"). Pursuant to the By-Laws, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors.

  Except as otherwise provided for with respect to the rights of the holders of Preferred Stock, the Company Certificate of Incorporation provides that the whole Board of Directors will consist of that number of directors determined from time to time by the Board of Directors.

  The Company By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain other matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the matters to be brought before the meeting and the stockholder submitting the proposal.

  In addition, the Company Certificate of Incorporation provides that whenever any vote of Voting Stock is required by law to amend, alter, repeal or rescind any provision thereof, then, in addition to any affirmative vote required by law or any required vote of the holders of Preferred Stock, the affirmative vote of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock and approval by at least a majority of the then-authorized number of directors of the Company is required to amend certain provisions of the Company Certificate of Incorporation; provided, however, that if any such amendment, alteration, repeal, or rescission (a "Change") relates to those provisions or to removal of directors, such Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class and, if at the time there exist one or more Related Persons (as defined), such Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the Disinterested Shares (defined in the Company Certificate of Incorporation as, to any Related Person, shares of Voting Stock that are beneficially owned and owned of record by stockholders other than such Related Person). A "Related Person" means any person, entity or group which beneficially owns 10% or more of the outstanding voting stock of the Company, provided, however, that Trump and his affiliates are not deemed to be a Related Person.

  The Company Certificate of Incorporation provides that the vote(s) required by the immediately preceding provision shall not be required if such Change has been first approved by at least two-thirds of the then- authorized number of directors of the Company and, if at the time there exist one or more Related Persons, by a majority of the Continuing Directors (as defined with respect to any Related Person to be any member of the Board of Directors who
(i) is unaffiliated with and is not the Related Person and (ii) became a member of the Board of Directors prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors).

  The Company Certificate of Incorporation provides that the Company By-Laws may be adopted, altered, amended or repealed by the stockholders of the Company or by a majority vote of the entire Board of Directors.

  The Company Certificate of Incorporation provides that, except as otherwise provided for with respect to the rights of the holders of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors and, if such action involves a "business combination" within the meaning of Section 203 of the DGCL, such written consent shall have expressly been approved in advance by the affirmative vote of at least a majority of the Continuing Directors then in office.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% of the corporation's voting stock. Neither Trump nor any of his affiliates is deemed to be an "interested stockholder" for purposes of
Section 203 of the DGCL.

  The Company Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of

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fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Furthermore, the Company Certificate of Incorporation and the Company By-Laws contain provisions to indemnify Company's directors and officers to the fullest extent permitted by the DGCL, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions assist the Company in attracting and retaining qualified individuals to serve as directors.

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

            DESCRIPTION OF THE THCR HOLDINGS PARTNERSHIP AGREEMENT

  The following summary of the Amended and Restated Agreement of Limited Partnership of THCR Holdings (the "THCR Holdings Partnership Agreement"), and the description of certain provisions set forth elsewhere in this Prospectus is qualified in its entirety by reference to such partnership agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. THCR Holdings was formed in 1995 under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware RULPA").

DISTRIBUTIONS AND ALLOCATIONS OF PROFITS AND LOSSES

  THCR Holdings makes any required distributions to each partner of THCR Holdings (each, a "Partner") for taxes ("Tax Amounts") in one or more payments from time to time during each year, but in no event later than March 1 of the year immediately following such year, in an aggregate cash sum equal to such Partner's percentage interest in Tax Amounts in respect of such year. In general, Tax Amounts for any year are the product of the highest marginal tax rate applicable to any of the Partners (subject to certain limitations) and THCR Holdings' taxable income for such year. The THCR Holdings Partnership Agreement provides that after making the required tax distributions, additional distributions will be made from time to time as determined by a majority of the Board of Directors, but in any case pro rata in accordance with the Partners' percentage interests. THCR Holdings' ability to make distributions (including tax distributions) is subject to, among other things, limitations set forth in the Senior Note Indenture. See "Risk Factors-- Restrictions on Certain Activities."

  Profits and losses for tax purposes are generally allocated among the partners in accordance with their percentage interests, subject to compliance with the provisions of Section 704(b) and 704(c) of the Internal Revenue Code (the "Code") and the Treasury Regulations thereunder governing special allocations of certain partnership items, including the "ceiling rule" set forth in Treasury Regulations Section 1.704-3 (which are not subject to cure by special allocation except as specifically provided in the THCR Holdings Partnership Agreement).

  THCR Holdings has agreed that all expenses of the Company shall, to the maximum extent practicable, be paid directly by THCR Holdings. Any other expenses paid directly by the Company are required to be reimbursed promptly by are deemed to be expenses of THCR Holdings (on behalf, and at the direction, of THCR Holdings).

MANAGEMENT

  As the sole general partner of THCR Holdings, the Company generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. The limited partners of THCR Holdings (the "Limited Partners") have no authority, as Limited Partners, to transact business or take any acts on behalf of, or make any decision for, THCR Holdings. Trump, however, has the right to control the management of Plaza Associates. In connection with the Merger Transaction, the THCR Holdings Partnership Agreement will be amended to give Trump the right to control the resolution of tax matters affecting or relating to Taj Associates in respect of periods ending on or prior to the date on which Taj Holding acquired its interest in Taj Associates, including requiring THCR Holdings, AC Holdings and Taj Associates to adjust the tax basis of assets held by Taj Associates in connection with the resolution of such tax matters to the extent such basis adjustments shall not reduce the Company's share of federal income tax depreciation and cost recovery deductions in respect of assets held by Taj Associates as of the date of the Merger and contributions of the interests in Taj Associates to AC Holdings (on behalf, and at the direction, of THCR Holdings).

  The THCR Holdings Partnership Agreement provides that the Company shall not, without the consent of a majority-in-interest of the Limited Partners, undertake actions relating to any of the following during such time as the Limited Partners own more than 10% of the outstanding partnership interests in THCR Holdings: the dissolution of THCR Holdings under the Delaware RULPA, the institution of any proceedings for bankruptcy on

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behalf of THCR Holdings, the making of a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for all or any part of the assets of THCR Holdings.

TRANSFERABILITY OF INTERESTS

  The THCR Holdings Partnership Agreement provides that the Company may not withdraw as general partner of THCR Holdings, or transfer without the consent of a majority-in-interest of the Limited Partners (other than the Company), so long as the Limited Partners hold at least a 10% interest in THCR Holdings; provided, however, that such consent right shall not apply to a determination by the Company or THCR Holdings to enter into a merger, sale, consolidation, combination or similar transaction. A Limited Partner may transfer all or any portion of his interests in THCR Holdings, provided that (i) the Company including a majority of the Special Committee (as defined) consents to such transfer, which consent may not be unreasonably withheld or delayed, except no such consent is required for (a) a transfer of Partnership interests described below under "Exchange and Registration Rights," (b) a transfer to a Permitted Holder (which term includes the spouse and other descendants of such Limited Partner (including any related trusts controlled by, and established and maintained for the sole benefit of, such Limited Partner or such spouse or descendant) and the estate of any of the foregoing), or (c) a transfer upon foreclosure on an interest of a Limited Partner pursuant to certain permitted liens and (ii) such transfer does not violate certain other restrictions on transfer contained in the THCR Holdings Partnership Agreement. No transferee is admitted as a substitute Limited Partner of THCR Holdings having the rights of a Limited Partner without the consent of the Company, including a majority of the Special Committee.

ADDITIONAL CAPITAL CONTRIBUTIONS; ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

  No Partner is required under the terms of the THCR Holdings Partnership Agreement to make additional capital contributions to THCR Holdings, except as described below in connection with the issuance of additional partnership interests.

  The THCR Holdings Partnership Agreement provides that no additional Partnership interests will be issued, except in the case of (i) an additional partnership interest to the Company in exchange for a contribution of value from the Company and (ii) an additional limited partnership interest to Trump or his Permitted Holders in exchange for a contribution of value from Trump or his Permitted Holders (as defined in the THCR Holdings Partnership Agreement), as determined by a majority of the Special Committee. The Special Committee is composed of directors who are not officers or employees of the Company and who are not affiliates of Trump or any of his affiliates.

  The THCR Holdings Partnership Agreement currently provides that the Company will not issue additional debt or equity securities, unless the proceeds of such issuance are contributed to THCR Holdings and that it will not issue any additional shares of Class B Common Stock, except to Trump or his Permitted Holders. In connection with, and in light of the structure necessary to consummate the Merger Transaction, the THCR Holdings Partnership Agreement will be amended to provide that the Company may contribute to AC Holdings the indirect interests in Taj Associates that the Company acquires in the Merger and the proceeds from the Stock Offering, rather than make such contributions directly to THCR Holdings. Furthermore, the THCR Holdings Partnership Agreement will be amended to provide that THCR Holdings may issue limited partnership interests to TTMI and TM/GP in exchange for the contribution of their respective 49.995% equity interest in Taj Associates.

EXCHANGE AND REGISTRATION RIGHTS

  The Company entered into an exchange and registration rights agreement (the "Exchange Rights Agreement") with Trump, pursuant to which, among other things: (i) Trump and his permitted successors and assigns are able to exchange all or any portion of their interest in THCR Holdings for Common Stock and (ii) a majority of the Special Committee has the right to require any holder of a limited partnership interest (other than

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

Trump and his Permitted Holders) to exchange their Partnership interests for Common Stock. The number of shares of Common Stock issuable upon exchange of limited partnership interests is adjusted from time to time to reflect stock dividends, stock splits, reverse stock splits, reclassifications and recapitalizations.

  The exchange of limited partnership interests for shares of Common Stock under the Exchange Rights Agreement is subject to (i) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the satisfaction of certain other conditions contained in the Exchange Rights Agreement.

  The Exchange Rights Agreement provides that, upon a transfer of limited partnership interests in THCR Holdings, the transferee will obtain the benefits of, and be subject to, all of the provisions of the Exchange Rights Agreement.

  The Exchange Rights Agreement contains certain registration rights under the Securities Act in favor of the holders of the Common Stock issuable upon the exchange of limited partnership interests. The holders of securities representing a majority of the Common Stock issuable upon the exchange of limited partnership interests shall have the right to require the Company, at the Company's expense (other than with respect to underwriting discounts, commissions and fees attributable to the sale of any such Common Stock), subject to certain limitations, to file two registration statements relating to the resale to the public of all or a portion of their Common Stock.

  In addition, in the event the Company proposes to register any of its Common Stock pursuant to a registration statement under the Securities Act (other than on Forms S-4 or S-8 or other similar successor forms), such holders may, by giving written notice to the Company, request that the Company, at the Company's expense (other than with respect to underwriting discounts, commissions and fees attributable to the sale of any such Common Stock), include in such registered offering all or any part of their Common Stock. The Company is required to include the securities covered by such notice or notices in such registered offering unless the Company determines for any reason not to proceed with the underlying offering of its equity securities or, in the case of an underwritten offering, if the managing underwriter determines that the amount of Common Stock requested to be included in such registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the securities being offered.

  TTMI will be granted registration rights with respect to the shares of Common Stock into which its limited partnership interests will be convertible which are similar to those granted to Trump under the Exchange Rights Agreement (as defined).

TAX MATTERS PARTNER

  Pursuant to the THCR Holdings Partnership Agreement, the Company is the tax matters partner of THCR Holdings and, as such, has authority to make tax elections under the Code on behalf of THCR Holdings, subject to certain notice and consultation rights in favor of the Limited Partners.

TERM

  The term of the THCR Holdings Partnership Agreement continues until December 31, 2035, or until sooner dissolved upon (i) the dissolution, bankruptcy or termination of the Company, (ii) the election of the Company and a majority-in-interest of the Limited Partners, (iii) the sale or other disposition of all or substantially all the assets of THCR Holdings (but in the event of such sale or transfer, such time of dissolution may be extended, at the option of the Company, until the receipt of substantially all of the proceeds thereof, or a determination by the Company that no material additional proceeds will likely be received), or (iv) the entry of a decree of judicial dissolution of THCR Holdings pursuant to the provisions of the Delaware RULPA, which decree is final and not subject to approval; provided, however, the Limited Partners may elect to continue THCR Holdings. An election to continue THCR Holdings must be unanimous unless the Delaware RULPA permits such election pursuant to

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

the vote of a lesser percentage in interest of the Limited Partners, in which event such election may be by such lesser percentage in interest as is permitted in the Delaware RULPA, but in no event shall such election be by a vote of less than a majority-in-interest of the Limited Partners.

CONTRIBUTION AGREEMENT

  Trump received his limited partnership interest in THCR Holdings in exchange for a contribution of, among other things, all of his beneficial interest in Plaza Associates and all of his other existing interests and rights to gaming activities in both emerging and established jurisdictions, including Trump Indiana, but excluding the Taj Mahal and Trump's Castle. Such contribution was made pursuant to the terms of the Contribution Agreement between Trump and THCR Holdings. Under the Contribution Agreement, Trump agreed to pursue, develop and conduct all new casino and gaming opportunities only on behalf of the Company. Trump further agreed not to engage in certain actions in connection with casino and gaming activities, including, without limitation, casino hotels, and related services and products. For purposes of this grant and without limiting its application with respect to other properties, any hotel with gaming conducted on its premises will be considered a casino hotel and any business or activity engaged in by Trump and located in Nevada, Atlantic City (other than the Taj Mahal (prior to the Merger Transaction) and Trump's Castle) or within one mile of a casino will be presumed to be an activity to which these restrictions will apply. Such a presumption may be rebutted by a vote of the majority of the Special Committee. The agreement to offer new gaming opportunities to the Company is for a term of the later of
(i) June 12, 2015, (ii) such time as Trump and his affiliates no longer hold a 15% or greater voting interest in the Company or (iii) such time as Trump ceases to be employed or retained pursuant to an employment, management, consulting or similar services agreement with the Company. Trump may generally continue to engage in business as currently conducted or proposed to be conducted at the Taj Mahal (prior to the Merger Transaction) and Trump's Castle. For as long as Trump owns beneficially 20% or more of the voting power of the Company and no other holder owns more voting power of the Company, or such shorter period ending on the date on which no Plaza Notes remain outstanding, to the extent required under the Plaza Note Indenture, Trump shall retain the right (x) to designate for election a majority of the Board of Directors of Plaza Funding and its successors and assigns and any other managing general partner of Plaza Associates and (y) to control the management of Plaza Associates. See "Risk Factors--Conflicts of Interest" and "--Control and Involvement of Trump."

INDEMNIFICATION

  THCR Holdings indemnifies and holds harmless each Partner and its affiliates, and all officers, directors, employees and agents of such Partner and its affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, relating to the operations of THCR Holdings, including, without limitation, liabilities under the Federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an affiliate of a Partner, or an officer, director, employee, or agent of a Partner or an affiliate of a Partner at the time any such liability or expense is paid or incurred, but only if the act or omission giving rise to such proceeding does not constitute gross negligence or willful misconduct; provided, however, that such indemnification or agreement to hold harmless, will be recoverable only out of assets of THCR Holdings and not from the Partners. The indemnification provided by the THCR Holdings Partnership Agreement is in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an affiliate of a Partner, or as an officer, director, employee or agent of a Partner or an affiliate of a Partner and as to any action in another capacity, and will continue, with respect to actions relating to the operations of THCR Holdings, as to an Indemnitee who has ceased to serve in such capacity and will inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No Indemnitee may be denied indemnification in whole or in part under the THCR Holdings Partnership Agreement by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the

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

transaction was approved in accordance with the THCR Holdings Partnership Agreement. No officer, employee or agent of THCR Holdings has any liability to THCR Holdings or any of its partners for monetary damages for action taken, or any failure to take any action, in such capacity, with certain exceptions.

CERTAIN REGULATORY MATTERS

  The THCR Holdings Partnership Agreement provides that it is subject to the provisions of the Casino Control Act and the Indiana Riverboat Gambling Act. The THCR Holdings Partnership Agreement further provides that THCR Holdings may redeem the partnership interest held by any person or entity whose holding of such interest may cause the loss or non-reinstatement of any governmental license or permit of THCR Holdings or any of its subsidiaries. Such redemption will be on the terms set forth in the THCR Holdings Partnership Agreement.

OTHER

  The THCR Holdings Partnership Agreement provides that, unless a majority-in-interest of the Limited Partners otherwise consents, all business activities of the Company must be conducted through THCR Holdings or its subsidiaries.

  THCR Holdings is authorized to enter into transactions with partners or their affiliates, as long as the terms of such transactions are fair and reasonable, and no less favorable to THCR Holdings than would be obtained from an unaffiliated third party.

  Except for certain technical amendments, the THCR Holdings Partnership Agreement may only be amended by the Company, upon the approval of a majority of the Special Committee with the consent of a majority in interest of the Limited Partners.

  Except for Trump's agreement to conduct all new gaming activities through the Company as described above and under "--Contribution Agreement" and "Management--Employment Agreements," the THCR Holdings Partnership Agreement provides that any Limited Partner may engage in other business activities outside THCR Holdings, including business activities that directly compete with THCR Holdings; provided, however, that no such other activities discriminate against THCR Holdings. See "Risk Factors--Conflicts of Interest" and "--Control and Involvement of Trump."

  THCR Holdings has agreed to indemnify Trump in the event of the non-payment by THCR Holdings of certain liabilities assumed by THCR Holdings in connection with its formation.

  The THCR Holdings Partnership Agreement also provides that no additional compensation shall be paid directly or indirectly to Trump under the Trump Executive Agreement or otherwise, unless approved by the Special Committee. Other than the TPM Services Agreement and notwithstanding the foregoing, the Company (including each of its subsidiaries) may not enter into any management, services, consulting, or similar agreements with Trump or any of his affiliates, except for employment agreements in the ordinary course of business consistent with industry practice and approved by the Special Committee.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following completion of the Stock Offering there will be shares of Common Stock outstanding (assuming all of the holders of Taj Holding
elect Stock Consideration and a Market Value of $     per share in connection
with the Merger and as the public offering price in the Stock Offering) ( shares if the Underwriters' over-allotment options are exercised in full),
excluding (i)     shares of Common Stock (subject to certain adjustment)
issuable upon conversion of Trump's and TTMI's limited partnership interest in
THCR Holdings, (ii) an additional     shares of Common Stock reserved for
issuance pursuant to the 1995 Stock Plan, (iii) 1.8 million shares of Common Stock reserved for issuance in connection with the warrant issued to be issued Trump and (iv) the Class B Common Stock, which shares are not entitled to dividends or distributions and represent Trump's and TTMI's respective voting interest and become nonvoting to the extent of a conversion of Trump's and TTMI's respective interests in THCR Holdings. Of those shares outstanding, the Offered Shares will be freely tradable without restriction or future registration under the Securities Act unless purchased by an "affiliate" (as defined in the Securities Act) of the Company, which shares will be subject to
resale limitations of Rule 144. The remaining    shares outstanding upon
completion of the Stock Offering will not have been registered under the Securities Act and are Restricted Shares, except that such shares and the shares of Common Stock issuable upon conversion of Trump's limited partnership interest in THCR Holdings, will have certain registration rights. See "Description of the THCR Holdings Partnership Agreement--Exchange and Registration Rights."

  The     shares of Common Stock issuable upon conversion of limited partnership interest in THCR Holdings are restricted securities, and may not be resold except pursuant to an effective registration statement or an exemption from registration, such as Rule 144. The Company has granted certain registration rights with respect to such shares to the holders of limited partnership interests in THCR Holdings. See "Description of THCR Holdings Partnership Agreement--Exchange and Registration Rights."

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) including an affiliate of the Company who has beneficially owned his or her Restricted Shares for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding
shares of the Common Stock (approximately     shares of Common Stock
immediately after the Stock Offering, or     shares assuming exercise of the
Underwriters over-allotment option) and (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company and certain other limitations and restrictions. Under Rule 144, however, a person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale of Restricted Shares by such person, and who has beneficially owned such Restricted Shares for a minimum of three years from the later of the date such securities were acquired from the Company or an affiliate of the Company, such person is free to sell such shares in the public market under Rule 144(k) without regard to the volume, manner-of-sale and certain other limitations contained in Rule 144.

  It is expected that the Company and certain stockholders will agree not to sell or otherwise dispose of such shares or securities convertible into or
exercisable or exchangeable for Common Stock for     days after the date of
this Prospectus without the prior written consent of DLJ as the lead Underwriter of the Stock Offering. Upon expiration of the applicable lock-up agreement with the Underwriters, the shares subject to and covered thereby will be eligible for sale subject to the restrictions contained in the Securities Act and the rules and regulations promulgated thereunder, including Rule 144.

  Sales of substantial amounts of Common Stock in the public market may have an adverse impact on the market price of the shares and could make it more difficult for the Company to sell equity securities in the future at a time and place it deems appropriate.

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

              SPECIAL TAX CONSIDERATIONS FOR FOREIGN SHAREHOLDERS

  The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  In general, Non-U.S. Shareholders will be subject to regular United States federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income or gain from the sale or disposition of Common Stock that is (or is treated as) effectively connected with the conduct of a United States trade or business may also be subject to the branch profits tax under
Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in the Company is not so effectively connected. The Company expects to withhold United States federal income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company, claiming that the distribution is "effectively connected" income.

DIVIDENDS

  Generally, dividends paid by the Company will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder's basis in its shares of the Company's stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. A Non-U.S. Shareholder will have to file refund claims to obtain a refund of tax withheld on distributions in excess of the dividend portion of any distribution.

GAIN ON DISPOSITION

  A Non-U.S. Shareholder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of Common Stock unless (i) as noted above, the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Shareholder, (ii) in the case of a Non-U.S. Shareholder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met or (iii) the Non-U.S. Shareholder is subject to tax under the United States real property holding company rules discussed below.

  The Company may be, or may subsequently become, a United States real property holding company for United States federal income tax purposes because of its ownership of substantial real estate assets in the United States. If the Company were to be treated as a United States real property holding company, then a Non-U.S. Shareholder who holds, directly or indirectly, more than 5% of Common Stock will be subject to United States federal income taxation on any gain realized from the sale or exchange of such stock, unless an exemption is provided under an applicable treaty.

FEDERAL ESTATE TAXES

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

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

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on Common Stock to a Non-U.S. Shareholder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-U.S. Shareholder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of Common Stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the holder otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  These information reporting and backup withholding rules are under review by the United States Treasury and their application to Common Stock could be changed by future regulations.

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

                                 UNDERWRITING

  Subject to certain conditions contained in the Underwriting Agreement, a syndicate of underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Salomon Brothers Inc and BT Securities Corporation ("BT Securities") are acting as representatives (the "Representatives"), have severally agreed to purchase
from the Company     shares of Common Stock. The number of shares of Common
Stock that each Underwriter has agreed to purchase is set forth opposite its name below.

                                                                       NUMBER OF
   UNDERWRITERS                                                         SHARES
   ------------                                                        ---------
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Salomon Brothers Inc...............................................
   BT Securities Corporation..........................................
                                                                        ------
     Total............................................................
                                                                        ======

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than in connection with the over-allotment option described below) if any are taken.

  The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $    per
share. Any Underwriter may allow, and such dealers may reallow, a discount not
in excess of $    per share to any other Underwriter and to certain other
dealers. After the initial public offering of the shares of Common Stock, the public offering price and other selling terms may be changed by the Representatives.

  Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date hereof, to
purchase up to an additional    shares of Common Stock at the public offering
price less the underwriting discounts and commissions set forth on the cover page hereof. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Common Stock offered hereby. To the extent such over-allotment option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares set forth on the cover page hereof.

  It is expected that the Company and certain stockholders will agree with the Underwriters not to offer, sell, grant any other option to purchase or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for or warrants, rights or options to acquire Common Stock or enter into any
agreement to do any of the foregoing for a period of   days after the date of
this Prospectus without the prior written consent of DLJ.

  The Company and its direct and indirect subsidiaries have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

  Each of the Representatives from time to time performs investment banking and other financial services for the Company and its affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for such services. The Representatives are also acting as underwriters for the Mortgage Note Offering. In addition, DLJ has acted as the Company's financial advisor in connection with the Merger Transaction, for which services the Company has agreed to pay DLJ a customary fee for rendering a fairness opinion and a fee upon consummation of the Merger, furthermore, Bankers Trust, an affiliate of BT Securities, is a significant secured creditor of Trump and certain of his affiliates other than the Company. Bankers Trust held a $500,000 unsecured demand note owed by Trump Indiana. Following demand by that lender, such amount was paid in full by Trump on June 6, 1995, and is now owed by Trump Indiana to Trump. In connection with the Merger Transaction, Bankers Trust will receive $10 million in respect to the Bankers Trust Indebtedness. In exchange for such payment Bankers Trust will consent to the Merger Transaction and release its lien on Trump's direct and indirect equity interests in Taj Associates and related guarantees, and the pledge of TTMI Note.

                                 LEGAL MATTERS

  Certain legal matters, including certain tax matters, in connection with the securities offered hereby are being passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with the securities offered hereby are being passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.

  The statements as to matters of law and legal conclusions concerning New Jersey gaming laws included under the captions "Risk Factors--Strict Regulation by Gaming Authorities," and "Regulatory Matters" (other than the subcaption "Other Laws and Regulations") have been prepared by Sterns & Weinroth, Trenton, New Jersey, gaming counsel for the Company. Sterns & Weinroth offers no opinion and does not purport to opine on the application of federal securities laws and regulations or the securities laws and regulations of any state with respect to the securities offered hereby.

  The statements as to matters of law and legal conclusions concerning Indiana gaming laws included under the captions "Risk Factors--Strict Regulation by Gaming Authorities" and "Regulatory Matters" (other than the subcaption "Other Laws and Regulations") have been prepared by Tabbert Hahn & Zanetis, P.C., Indianapolis, Indiana, gaming counsel for the Company. Tabbert Hahn & Zanetis, P.C. offers no opinion and does not purport to opine on the application of federal securities laws and regulations or the securities laws and regulations of any state with respect to the securities offered hereby.

                                    EXPERTS

  The audited financial statements and schedules of Trump Hotels & Casino Resorts, Inc., Trump Plaza Associates and Trump Taj Mahal Associates and Subsidiary included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

  The Company has filed with the office of the SEC in Washington, DC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information can be inspected at, and obtained from, the SEC in the manner set forth below. For further information pertaining to the securities offered hereby and to the Company, reference is made to the Registration Statement, including the exhibits filed as parts thereof.

  The Company, THCR Holdings, AC Holdings, AC Funding, Plaza Associates, Taj Holding, Taj Funding and Taj Associates are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, have filed reports and other information with the SEC. Reports, proxy statements and other information of the Company, THCR Holdings, AC Holdings, AC Funding, Plaza Associates, Taj Holding, Taj Funding and Taj Associates filed with the SEC, as well as the Registration Statement, are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at certain regional offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. It is expected that upon consummation of the Merger Transaction, Plaza Associates, Taj Holding, Taj Funding and Taj Associates will not be subject to the informational reporting requirements of the Exchange Act. The Common Stock is listed on the New York Stock Exchange, and reports and other information concerning the Company and THCR Holdings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
Trump Hotels & Casino Resorts, Inc.
  Report of Independent Public Accountants................................ F-3
  Balance Sheet as of March 29, 1995...................................... F-4
  Notes to Balance Sheet.................................................. F-5
Trump Plaza Holding Associates and Trump Plaza Associates
  Report of Independent Public Accountants................................ F-9
  Consolidated Balance Sheets as of December 31, 1993 and 1994............ F-10
  Consolidated Statements of Operations for the years ended December 31,
   1992, 1993
   and 1994............................................................... F-11
  Consolidated Statements of Capital (Deficit) for the years ended
   December 31, 1992, 1993
   and 1994............................................................... F-12
  Consolidated Statements of Cash Flows for the years ended December 31,
   1992, 1993
   and 1994............................................................... F-13
  Notes to Financial Statements........................................... F-14
Trump Hotels & Casino Resorts, Inc.
  Condensed Consolidated Balance Sheet as of September 30, 1995
   (unaudited)............................................................ F-25
  Condensed Consolidated Statements of Operations for the period from
   Inception (June 12, 1995) to September 30, 1995 (unaudited)............ F-26
  Condensed Consolidated Statement of Capital for the period from
   Inception (June 12, 1995) to September 30, 1995 (unaudited)............ F-27
  Condensed Consolidated Statement of Cash Flows for the period from
   Inception (June 12, 1995) to September 30, 1995 (unaudited)............ F-28
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-29
Trump Plaza Holding Associates and Trump Plaza Associates
  Condensed Consolidated Balance Sheet as of December 31, 1994 and
   September 30, 1995 (unaudited)......................................... F-35
  Condensed Consolidated Statements of Operations for the Nine Months
   Ended September 30, 1994 and 1995 (unaudited).......................... F-36
  Condensed Consolidated Statement of Capital (Deficit) for the Nine
   Months Ended September 30, 1995 (unaudited)............................ F-37
  Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1994 and 1995 (unaudited).......................... F-38
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-39
Trump Taj Mahal Associates and Subsidiary
  Report of Independent Public Accountants................................ F-42
  Consolidated Balance Sheet as of December 31, 1993 and 1994............. F-43
  Consolidated Statements of Operations for the years ended December 31,
   1992, 1993 and 1994.................................................... F-44
  Consolidated Statements of Capital (Deficit) for the years ended Decem-
   ber 31, 1992, 1993
   and 1994............................................................... F-45
  Consolidated Statements of Cash Flows for the years ended December 31,
   1992, 1993
   and 1994............................................................... F-46
  Notes to Consolidated Financial Statements.............................. F-47

                                                                           PAGE
Trump Taj Mahal Associates and Subsidiary
  Condensed Consolidated Balance Sheet as of December 31, 1994 and Septem-
   ber 30, 1995 (unaudited)............................................... F-56
  Condensed Consolidated Statements of Operations for the nine months ended September 30, 1994 and 1995 (unaudited).......................... F-57
  Condensed Consolidated Statement of Capital (Deficit) for the nine months ended September 30, 1995 (unaudited)............................ F-58
  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1994 and 1995 (unaudited).......................... F-59
  Notes to Condensed Consolidated Financial Statements (unaudited)........ F-60

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Hotels & Casino Resorts, Inc.:

  We have audited the accompanying balance sheet of Trump Hotels & Casino Resorts, Inc. (a Delaware Corporation) as of March 29, 1995 (parent company only). This balance sheet is the responsibility of the management of Trump Hotels & Casino Resorts, Inc. Our responsibility is to express an opinion on this balance sheet based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Trump Hotels & Casino Resorts, Inc. as of March 29, 1995, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP

Roseland, New Jersey
May 5, 1995 (except with respect
to the matter discussed in Note
5, as to which the date is
January 31, 1996)

                      TRUMP HOTELS & CASINO RESORTS, INC.
                                 BALANCE SHEET
                                 MARCH 29, 1995
                             (PARENT COMPANY ONLY)

                                     ASSETS

Cash...................................................................... $101
Investment in Trump Hotels & Casino Resorts Holdings, L.P.................  199
                                                                           ----
  Total Assets............................................................ $300
                                                                           ====

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Commitments and Contingencies
Common Stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding.......................................................... $300
                                                                           ----
  Total Shareholder's Equity..............................................  300
                                                                           ----
  Total Liabilities and Shareholder's Equity.............................. $300
                                                                           ====


  The accompanying notes to balance sheet are an integral part of this balance sheet.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                             NOTES TO BALANCE SHEET
                                 MARCH 29, 1995

(1) ORGANIZATION AND OPERATIONS

  The accompanying balance sheet is that of Trump Hotels & Casino Resorts, Inc. (the "Company") (parent company only). Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") is owned 99% by the Company as general partner and 1% by Donald J. Trump ("Trump") as a limited partner and Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding") is a wholly owned subsidiary of THCR Holdings.

  The Company was formed on March 29, 1995 to own and operate the Trump Plaza Hotel and Casino ("Trump Plaza"), a luxury casino hotel located on The Boardwalk in Atlantic City, New Jersey, and a riverboat gaming facility currently under development at Buffington Harbor, Indiana (the "Indiana Riverboat"). The Company, through THCR Holdings and its subsidiaries, intends to be the exclusive vehicle through which Trump will engage in new gaming activities in emerging or established gaming jurisdictions.

  THCR Holdings and THCR's Funding were formed on March 29, 1995 to raise funds through the issuance and sale of debt securities for the benefit of Trump Plaza and the Indiana Riverboat. As of March 29, 1995, they had no assets or operations other than their initial capitalization.

  As of March 29, 1995, all of the Company's common stock (the "Common Stock") was owned by Donald J. Trump and it had no assets or operations other than its initial capitalization and its investment in THCR Holdings. Upon consummation of the proposed public offerings (Note 2), THCR Holdings will beneficially own 100% of Trump Plaza and the Indiana Riverboat, as well as Trump's interests in other gaming jurisdictions. As of March 29, 1995, each of these operations and interests was beneficially owned by Trump. Upon consummation of the proposed public offerings (Note 2), Trump will own an interest in these operations through a limited partnership interest in THCR Holdings as well as the Company's Class B Common Stock (the "Class B Common Stock").

  The operating companies that will be owned by the Company and THCR Holdings will have a substantial amount of indebtedness. The ability of these entities to service such debt will be entirely dependent upon their ability to generate cash flow from operations. Other than Trump Plaza, each of the potential gaming operations is in the development stage and has had limited or no site construction. The Company's proposed operations in these jurisdictions are subject to all of the many risks inherent in the establishment of a new business enterprise, including unanticipated construction, permitting, licensing or operating problems associated with the facilities as well as the ability of the Company to market a new venture in a new gaming jurisdiction. In addition, gaming operations in all jurisdictions are subject to strict regulatory licensing and operating controls, as well as commitments for taxes, licensing fees and investment obligations. Failure to maintain or obtain the requisite casino licenses would have a material adverse effect on the Company. For additional information, see the "Risk Factors" section of the Prospectus.

(2) STOCK INCENTIVE PLAN

  In connection with the June 1995 Offerings, the Board of Directors of the Company (the "Board of Directors") will adopt the 1995 Stock Incentive Plan (the "1995 Stock Plan"). Pursuant to the 1995 Stock Plan, directors, employees and consultants of the Company and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The 1995 Stock Plan is administered by a committee appointed by the Board of Directors (the "Stock Incentive Plan Committee"). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                      NOTES TO BALANCE SHEET--(CONTINUED)
                                 MARCH 29, 1995

  Options granted under the 1995 Stock Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"). The exercise price of the options is determined by the Stock Incentive Plan Committee when the options are granted, subject to a minimum price in the case of ISOs of the Fair Market Value (as defined in the 1995 Stock Plan) of the Common Stock on the date of grant and a minimum price in the case of NQSOs of the par value of the Common Stock. In the discretion of the Stock Incentive Plan Committee, the option exercise price may be paid in cash or in shares of Common Stock or other property having a fair market value on the date of exercise equal to the option exercise price, or by delivering to the Company a copy of irrevocable instructions to a stockholder to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price. If provided by the Stock Incentive Plan Committee in an underlying stock option agreement, in the event of a Change of Control (as defined in the 1995 Stock Plan), all options subject to such agreement will be fully exercisable.

  The 1995 Stock Plan permits the Stock Incentive Plan Committee to grant stock appreciation rights ("SARs"). An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the fair market value of the Common Stock subject to the SAR on the date of exercise of the SAR, less the exercise price of the related stock option or such other price as the Stock Incentive Plan Committee may determine at the time of the grant of the SAR (which may not be less than the lowest price which the Stock Incentive Plan Committee may determine under the 1995 Stock Plan for such stock option). Shares of Common Stock covered by a restricted stock award will be issued to the recipient at the time the award is granted, but will be subject to forfeiture in the event continued employment and/or restrictions and conditions established by the Stock Incentive Plan Committee at the time the award is granted are not satisfied. Unless otherwise determined by the Stock Incentive Plan Committee, a recipient of a restricted stock award will have the same rights as an owner of Common Stock, including the right to receive cash dividends and to vote the shares. A performance unit or phantom stock award will provide for the future payment of cash or the issuance of shares of Common Stock to the recipient if continued employment and/or other performance objectives established by the Stock Incentive Plan Committee at the time of grant are attained. The 1995 Stock Plan also provides for the grant of stock bonus awards, restricted stock awards and performance unit awards, which may be settled in cash, in the discretion of the Stock Incentive Plan Committee and if indicated in the applicable award agreement, on each date on which shares of Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of such shares on such date.

  The Company has reserved 1,000,000 shares of Common Stock for issuance under the 1995 Stock Plan.

  In connection with the June 1995 Offerings, the Stock Incentive Plan Committee intends to grant the following awards to Nicholas L. Ribis under the 1995 Stock Plan: (a) a Stock bonus award of 66,667 shares of Common Stock, which will be fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling Mr. Ribis to receive 66,666 shares of Common Stock two years following such award, subject to certain conditions and (c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of Common Stock, subject to certain conditions (including vesting at a rate of 20% per year over a five-year period). The options will have an exercise price equal to the price at which Common Stock is sold to the public in the Offerings.

(3) EMPLOYMENT ARRANGEMENTS

  Trump will serve as the Chairman of the Board of Directors of the Company pursuant to an Executive Agreement to be entered into between Trump and THCR Holdings upon consummation of the June 1995

                      TRUMP HOTELS & CASINO RESORTS, INC.
                      NOTES TO BALANCE SHEET--(CONTINUED)
                                 MARCH 29, 1995
Offerings (the "Trump Executive Agreement"). In consideration for Trump's services under the Trump Executive Agreement, which has no fixed term, Trump will receive a salary of $1 million per year.

  Plaza Associates currently has an employment agreement with Nicholas L. Ribis pursuant to which Mr. Ribis acts as Chief Executive Officer of Plaza Associates. The agreement, which expires on September 25, 1996, provides for an annual salary of $550,000 with annual increases of 10% on each anniversary. Mr. Ribis' current annual salary under the agreement is $605,000. Mr. Ribis received a $250,000 signing bonus. THCR Holdings intends to enter into a revised employment agreement with Mr. Ribis to replace the existing agreement, pursuant to which he will agree to serve as chief executive officer of the Company and THCR Holdings. The term of the employment agreement will be for five years and Mr Ribis will be required to devote the majority of his professional time to the affairs of the Company. Mr. Ribis' annual salary will be $907,500.

(4) SUBSEQUENT EVENTS


  On June 12, 1995 three newly formed entities owned by Trump--the Company, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") and Trump Hotels & Casino Resorts Funding, Inc.--completed the offering and sale of $155,000,000 of Senior Secured Notes and $140,000,000 of equity, the June 1995 Offerings.

  In connection with the June 1995 Offerings, Trump contributed all of his beneficial interest in Plaza Associates (consisting of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in AC Holdings and all of the outstanding capital stock of Trump Plaza Holding, Inc.) to THCR Holdings. Trump also contributed all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions to THCR Holdings.

  The net proceeds of the June 1995 Offerings were used to repurchase or redeem the PIK Notes and PIK Note Warrants (Note 3), finance the expansion of Trump Plaza (Notes 6 and 8) as well as to fund casino development costs in certain jurisdictions outside of Atlantic City.

  On January 8, 1996, the Company, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding (the "Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock as shall have a market value equal to $30.00. The Merger Agreement also contemplates the following transactions occurring in connection with the
Merger:

    (a) the consummation of the offering by the Company of up to $140,000,000 of Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) (the "Stock Offering") and the consummation of the offering by Trump Plaza Holding Associates ("AC Holdings") and its wholly owned subsidiary THCR Atlantic City Funding, Inc. of up to $1,180,000,000 aggregate principal amount of mortgage notes, the aggregate proceeds of which will be used, together with available cash to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem Taj Funding's outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds"), (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire, by purchasing and/or defeasing, the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), under Taj Associates' loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust to obtain releases of the liens that Bankers Trust has with respect to Taj Associates and related guarantees, and (ix) pay related fees and expenses;

    (b) the contribution by Trump to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by the Company to AC Holdings of all of its indirect ownership interests in Taj Associates acquired in the Merger.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Plaza Holding Associates and
 Trump Plaza Associates:

  We have audited the accompanying consolidated balance sheets of Trump Plaza Holding Associates (a New Jersey general partnership) and Trump Plaza Associates (a New Jersey general partnership) as of December 31, 1993 and 1994, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the management of Trump Plaza Holding Associates and Trump Plaza Associates. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Plaza Holding Associates and Trump Plaza Associates as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP

Roseland, New Jersey
 February 18, 1995 (except with
  respect to the matters discussed
  in Note 10, as to which the date
  is January 31, 1996)

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1994

                                                      1993           1994
                     ASSETS                       -------------  -------------
Current Assets:
  Cash and cash equivalents...................... $  14,393,000  $  11,144,000
  Trade receivables, net of allowances for
   doubtful accounts of $10,616,000 and
   $8,493,000, respectively......................     6,759,000      6,685,000
  Accounts receivable, other.....................       198,000        112,000
  Inventories....................................     3,566,000      3,657,000
  Prepaid expenses and other current assets......     2,701,000      4,280,000
                                                  -------------  -------------
    Total current assets.........................    27,617,000     25,878,000
                                                  -------------  -------------
Property and Equipment (Notes 4, 6 and 8):
  Land and land improvements.....................    35,613,000     36,463,000
  Buildings and building improvements............   295,617,000    297,573,000
  Furniture, fixtures and equipment..............    78,173,000     84,709,000
  Leasehold improvements.........................     2,404,000      2,404,000
  Construction in progress.......................     3,784,000     14,864,000
                                                  -------------  -------------
                                                    415,591,000    436,013,000
  Less--Accumulated depreciation and amortiza-
   tion..........................................  (122,450,000)  (137,659,000)
                                                  -------------  -------------
    Net property and equipment...................   293,141,000    298,354,000
                                                  -------------  -------------
Land Rights, net of accumulated amortization of
 $3,410,000 and $3,780,000, respectively.........    30,058,000     29,688,000
                                                  -------------  -------------
Other Assets:
  Deferred bond issuance costs, net of
   accumulated amortization of $1,088,000 and
   $3,270,000, respectively (Note 3).............    16,254,000     14,125,000
  Other Assets...................................     7,428,000      7,598,000
                                                  -------------  -------------
    Total other assets...........................    23,682,000     21,723,000
                                                  -------------  -------------
    Total assets................................. $ 374,498,000  $ 375,643,000
                                                  =============  =============
             LIABILITIES AND CAPITAL
Current Liabilities:
  Current maturities of long-term debt (Note 3).. $   1,633,000  $   2,969,000
  Accounts payable...............................     6,309,000      9,156,000
  Accrued payroll................................     5,806,000      4,026,000
  Accrued interest payable (Note 3)..............     1,829,000      1,871,000
  Due to affiliates, net (Note 8)................        97,000        206,000
  Other accrued expenses.........................     7,109,000      8,998,000
  Other current liabilities......................     5,330,000      4,602,000
  Distribution payable to Trump Plaza Funding,
   Inc...........................................       974,000            --
                                                  -------------  -------------
    Total current liabilities....................    29,087,000     31,828,000
                                                  -------------  -------------
Non-Current Liabilities:
  Long-term debt, net of current maturities (Note
   3)............................................   395,948,000    403,214,000
  Distribution payable to Trump Plaza Funding,
   Inc...........................................     2,949,000      3,822,000
  Deferred state income taxes....................     1,224,000        359,000
                                                  -------------  -------------
    Total non-current liabilities................   400,121,000    407,395,000
                                                  -------------  -------------
    Total liabilities............................   429,208,000    439,223,000
                                                  -------------  -------------
Commitments and Contingencies (Notes 4 and 6)....           --             --
Capital (Deficit):
  Partner's Deficit..............................   (78,772,000)   (78,772,000)
  Retained Earnings..............................    24,062,000     15,192,000
                                                  -------------  -------------
    Total Capital (Deficit)......................   (54,710,000)   (63,580,000)
                                                  -------------  -------------
    Total liabilities and capital................ $ 374,498,000  $ 375,643,000
                                                  =============  =============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                          1992          1993          1994
                                      ------------  ------------  ------------
Revenues:
  Gaming............................. $265,448,000  $264,081,000  $261,451,000
  Rooms..............................   18,369,000    18,324,000    18,312,000
  Food and Beverage..................   43,889,000    41,941,000    40,149,000
  Other..............................   11,012,000     8,938,000     8,408,000
  Trump Regency......................    9,465,000           --            --
                                      ------------  ------------  ------------
    Gross Revenues...................  348,183,000   333,284,000   328,320,000
  Less-Promotional allowances........   34,865,000    32,793,000    33,257,000
                                      ------------  ------------  ------------
    Net Revenues.....................  313,318,000   300,491,000   295,063,000
                                      ------------  ------------  ------------
Costs and expenses:
  Gaming.............................  146,328,000   136,895,000   139,540,000
  Rooms..............................    2,614,000     2,831,000     2,715,000
  Food and Beverage..................   18,103,000    18,093,000    17,050,000
  General and Administrative.........   75,459,000    71,624,000    73,075,000
  Depreciation and Amortization......   15,842,000    17,554,000    15,653,000
  Restructuring costs................    5,177,000           --            --
  Trump Regency......................   11,839,000           --            --
  Other..............................    2,953,000     3,854,000     3,615,000
                                      ------------  ------------  ------------
                                       278,315,000   250,851,000   251,648,000
                                      ------------  ------------  ------------
    Income from operations...........   35,003,000    49,640,000    43,415,000
                                      ------------  ------------  ------------
Non-operating income (expense):
  Interest income....................      487,000       546,000       842,000
  Interest expense (Note 3)..........  (31,843,000)  (40,435,000)  (49,061,000)
  Other non-operating expense (Note
   5)................................   (1,462,000)   (3,873,000)   (4,931,000)
                                      ------------  ------------  ------------
    Non-operating expense, net.......  (32,818,000)  (43,762,000)  (53,150,000)
                                      ------------  ------------  ------------
    Income (loss) before state income
     taxes and extraordinary items...    2,185,000     5,878,000    (9,735,000)
Provision (benefit) for state income
 taxes...............................     (233,000)      660,000      (865,000)
                                      ------------  ------------  ------------
Income (loss) before extraordinary
 items...............................    2,418,000     5,218,000    (8,870,000)
Extraordinary gain (loss) (Note 5)...  (38,205,000)    4,120,000           --
                                      ------------  ------------  ------------
Net income (loss).................... $(35,787,000) $  9,338,000  $ (8,870,000)
                                      ============  ============  ============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                        PARTNERS'      RETAINED
                                         CAPITAL       EARNINGS       TOTAL
                                       ------------  ------------  ------------
Balance, December 31, 1991...........  $ 40,502,000  $ 13,541,000  $ 54,043,000
Net Loss.............................           --    (35,787,000)  (35,787,000)
Preferred Plaza Associates Interest
 Distribution, Net...................   (43,864,000)   36,970,000    (6,894,000)
                                       ------------  ------------  ------------
Balance, December 31, 1992...........    (3,362,000)   14,724,000    11,362,000
Net Income...........................           --      9,338,000     9,338,000
Preferred Plaza Associates Interest
 Distribution........................    (6,317,000)          --     (6,317,000)
Distribution to Donald J. Trump to
 repay certain personal indebtedness.   (52,500,000)          --    (52,500,000)
Distribution to Donald J. Trump to
 redeem Trump Plaza Funding, Inc.
 Preferred Stock Units...............   (35,000,000)          --    (35,000,000)
Conversion of Preferred Plaza Associ-
 ates Interest into General Plaza As-
 sociates Interest...................    18,407,000           --     18,407,000
                                       ------------  ------------  ------------
Balance, December 31, 1993...........   (78,772,000)   24,062,000   (54,710,000)
Net Loss.............................           --     (8,870,000)   (8,870,000)
                                       ------------  ------------  ------------
Balance, December 31, 1994...........  $(78,772,000) $ 15,192,000  $(63,580,000)
                                       ============  ============  ============




  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                                          1992           1993           1994
                                      -------------  -------------  ------------
Cash flow from operating activities:
Net Income (loss)...................  $ (35,787,000) $   9,338,000  $ (8,870,000)
Adjustments to reconcile net income
 (loss) to net cash flows provided
 by operating activities:
  Noncash charges:
   Extraordinary loss (gain)........     38,205,000     (4,120,000)          --
   Depreciation and amortization of
    property and equipment..........     15,211,000     17,177,000    15,276,000
   Accretion of discount on
    indebtedness....................            --         862,000     1,916,000
   Amortization of other assets.....        631,000        377,000       377,000
   Provision for losses on
    receivables.....................      4,675,000         90,000       396,000
   Deferred state income taxes......       (233,000)       729,000      (865,000)
   Utilization of CRDA credits and
    donations.......................      1,358,000            --      1,062,000
   Valuation allowance of CRDA
    investments.....................        645,000      1,047,000       394,000
                                      -------------  -------------  ------------
                                         24,705,000     25,500,000     9,686,000
   Decrease (increase) in
    receivables.....................         99,000        823,000      (236,000)
   Increase in inventories..........       (167,000)      (498,000)      (91,000)
   Increase in prepaid expenses and
    other current assets............       (580,000)      (199,000)   (1,385,000)
   (Increase) decrease in other
    assets..........................       (828,000)     2,530,000     1,504,000
   Increase in amounts due to
    affiliates......................        374,000        188,000       109,000
   Increase (decrease) in accounts
    payable, accrued expenses and
    other current liabilities.......      2,588,000     (6,524,000)   10,464,000
   Decrease in distribution payable
    to Trump Plaza Funding, Inc.....            --             --       (101,000)
                                      -------------  -------------  ------------
   Net cash flows provided by
    operating activities............  $  26,191,000    $21,820,000   $19,950,000
                                      -------------  -------------  ------------
Cash flows from investing
 activities:
  Purchases of property and
   equipment........................  $  (8,643,000) $ (10,052,000) $(20,489,000)
  Purchases of CRDA investments.....     (1,853,000)    (2,823,000)   (2,525,000)
  Cash refund of CRDA deposits......            --         196,000     1,323,000
                                      -------------  -------------  ------------
  Net cash flows used in investing
   activities.......................    (10,496,000)   (12,679,000)  (21,691,000)
                                      -------------  -------------  ------------
Cash flows from financing
 activities:
  Deferred financing costs..........            --     (17,342,000)          --
  Distributions to Donald J. Trump..            --     (87,500,000)          --
  Distributions to Plaza Funding....            --     (40,000,000)          --
  Preferred Plaza Associates
   Interest Distribution............     (2,324,000)    (6,282,000)          --
  Borrowings........................    251,575,000    386,147,000       375,000
  Payments and current maturities of
   long-term debt...................   (256,618,000)  (248,573,000)   (1,883,000)
                                      -------------  -------------  ------------
  Net cash flows used in financing
   activities.......................     (7,367,000)   (13,550,000)   (1,508,000)
                                      -------------  -------------  ------------
    Net increase (decrease) in cash
     and cash equivalents...........      8,328,000     (4,409,000)   (3,249,000)
Cash and cash equivalents at
 beginning of year..................     10,474,000     18,802,000    14,393,000
                                      -------------  -------------  ------------
Cash and cash equivalents at end of
 year...............................  $  18,802,000  $  14,393,000  $ 11,144,000
                                      =============  =============  ============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

  The accompanying financial statements include those of Trump Plaza Holding Associates ("AC Holdings"), a New Jersey general partnership, and its 99% owned subsidiary, Trump Plaza Associates ("Plaza Associates"), a New Jersey general partnership, which owns and operates Trump Plaza Hotel and Casino ("Trump Plaza") located in Atlantic City, New Jersey. Trump Plaza Funding, Inc. ("Plaza Funding"), a New Jersey corporation, owns the remaining 1% interest in Plaza Associates. AC Holdings' sole source of liquidity is distributions in respect of its interest in Plaza Associates.

  All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. The minority interest in Plaza Associates has not been separately reflected in the consolidated financial statements of AC Holdings since it is not material.

  Plaza Funding was incorporated on March 14, 1986 and was originally formed solely to raise funds through the issuance and sale of its debt securities for the benefit of Plaza Associates. As part of a Prepackaged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code consummated on
May 29, 1992, Plaza Funding became a partner of Plaza Associates and issued approximately three million Stock Units, each comprised of one share of Preferred Stock and one share of Common Stock of Plaza Funding. On June 25, 1993, the Stock Units were redeemed with a portion of the proceeds of Plaza Funding's 10 7/8% Mortgage Notes due 2001 (the "Plaza Notes") as well as Plaza Holding's Stock Units.

  AC Holdings was formed in February, 1993 for the purpose of raising funds for Plaza Associates. On June 25, 1993, AC Holdings completed the sale of 12,000 Units (the "Units"), each Unit consisting of $5,000 principal amount of 12 1/2% Pay-In-Kind Notes, due 2003 (the "PIK Notes"), and one PIK Note Warrant (the "PIK Note Warrant") to acquire $1,000 principal amount of PIK Notes. The PIK Notes and the PIK Note Warrants are separately transferable. AC Holdings has no other assets or business other than its 99% equity interest in Plaza Associates.

  Plaza Associates was organized in June 1982. Prior to the date of the consummation of the Offerings, Plaza Associates three partners were TP/GP Inc. ("Trump Plaza/GP"), the managing general partner of Plaza Associates, Plaza Funding and Donald J. Trump ("Trump"). On June 25, 1993, Trump contributed his interest in Trump Plaza/GP to Plaza Funding and Trump Plaza/GP merged with and into Plaza Funding. Plaza Funding then became the managing general partner of Plaza Associates. In addition, Trump contributed his interest in Plaza Associates to AC Holdings, and Plaza Funding and AC Holdings, each of which are wholly owned by Trump, became the sole partners of Plaza Associates.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 GAMING REVENUES AND PROMOTIONAL ALLOWANCES

  Gaming revenues represent the net win from gaming activities which is the difference between amounts wagered and amounts won by patrons. The retail value of accommodations, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowance are included in gaming costs and expenses as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                             (IN THOUSANDS)
                                                          1992    1993    1994
                                                         ------- ------- -------
      Rooms............................................. $ 4,804 $ 4,190 $ 4,311
      Food and Beverage.................................  14,982  14,726  15,373
      Other.............................................   3,884   3,688   4,169
                                                         ------- ------- -------
                                                         $23,670 $22,604 $23,853
                                                         ======= ======= =======

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  During 1992 and 1994, certain Progressive Slot Jackpot Programs were discontinued which resulted in $4,100,000 and $585,000, respectively, of related accruals being taken into income.

 INVENTORIES

  Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

 PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost and is depreciated on the straight-line method using rates based on the following estimated useful lives:

      Buildings and building improvements...........................    40 years
      Furniture, fixtures and equipment.............................  3-10 years
      Leasehold improvements........................................ 10-40 years

  Interest associated with borrowings used to finance construction projects has been capitalized and is being amortized over the estimated useful lives of the assets.

 LAND RIGHTS

  Land rights represent the fair value of such rights, at the time of contribution to Plaza Associates by the Trump Plaza Corporation, an affiliate of Plaza Associates. These rights are being amortized over the period of the underlying operating leases which extend through 2078.

 INCOME TAXES

  Plaza Funding, Plaza Holding and Plaza Associates adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), effective January 1, 1993. Adoption of this new standard did not have a significant impact on the respective statements of financial condition or results of operations. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  The accompanying consolidated financial statements of Plaza Holding and Plaza Associates do not include a provision for Federal income taxes since any income or losses allocated to its partners are reportable for Federal income tax purposes by the partners.

  Under the New Jersey Casino Control Commission regulations, Plaza Associates is required to file a New Jersey corporation business tax return. Accordingly, a provision (benefit) for state income taxes has been reflected in the accompanying consolidated financial statements of AC Holdings and Plaza Associates.

  Plaza Associates deferred state income taxes result primarily from differences in the timing of reporting depreciation for tax and financial statement purposes.

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 STATEMENTS OF CASH FLOWS

  For purposes of the statements of cash flows, Plaza Funding, AC Holdings and Plaza Associates consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The following supplemental disclosures are made to the statements of cash flows.

                                                1992        1993        1994
                                             ----------- ----------- -----------
   Cash paid during the year for interest..  $25,310,000 $41,118,000 $36,538,000
                                             =========== =========== ===========
   Cash paid for state and Federal income
    taxes..................................  $       --  $    81,000 $       --
                                             =========== =========== ===========
   Issuance of debt in exchange for accrued
    interest...............................  $       --  $ 3,562,000 $ 8,194,000
                                             =========== =========== ===========

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

  AC HOLDINGS AND PLAZA ASSOCIATES:

   PLAZA ASSOCIATES:
     Plaza Associates Note (10 7/8% Mortgage Notes,
      due 2001
      net of unamortized discount of $4,141,000 and
      $3,766,000, respectively) (A)................. $325,859,000 $326,234,000
     Mortgage notes payable (C).....................    6,410,000    5,494,000
     Other notes payable............................    1,060,000      468,000
                                                     ------------ ------------
                                                      333,329,000  332,196,000
     Less--Current maturities.......................    1,633,000    2,969,000
                                                     ------------ ------------
                                                      331,696,000  329,227,000
   AC HOLDINGS:
     PIK Notes (12 1/2% Notes, due 2003 net of dis-
      count of $11,310,000 and $9,769,000, respec-
      tively) (B)...................................   64,252,000   73,987,000
                                                     ------------ ------------
                                                     $395,948,000 $403,214,000
                                                     ============ ============

---------------------
(A) On June 25, 1993 Plaza Funding issued $330,000,000 principal amount of 10 7/8% Mortgage Notes, due 2001, net of discount of $4,313,000. Net proceeds of the offering were used to redeem all of Plaza Funding's outstanding $225,000,000 principal amount 12% Mortgage Bonds, due 2002 and together with other funds (see (B) Pay-In-Kind Notes) to redeem all of Plaza Funding's Stock Units, comprised of $75,000,000 liquidation preference participating cumulative redeemable Preferred Stock with associated shares of Common Stock, to repay $17,500,000 principal amount 9.14% Regency Note due 2003, to make a portion of a distribution to Trump to pay certain personal indebtedness, and to pay transaction expenses.

   The Plaza Notes mature on June 15, 2001 and are redeemable at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates, in whole or in part, at the principal amount plus a

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
   premium which declines ratably each year to zero in the year of maturity. The Plaza Notes bear interest at the stated rate of 10 7/8% per annum from the date of issuance, payable semi-annually on each June 15 and December 15, commencing December 15, 1993 and are secured by substantially all of Plaza Associates assets. The accompanying consolidated financial statements reflect interest expense at the effective interest rate of 11.12% per annum.

   The Indenture governing the Plaza Notes (the "Plaza Note Indenture") contains certain covenants limiting the ability of Plaza Associates to incur indebtedness, including indebtedness secured by liens on Trump Plaza. In addition, Plaza Associates may, under certain circumstances, incur up to $25.0 million of indebtedness to finance the expansion of its facilities, which indebtedness may be secured by a lien on the hotel facilities of Plaza Associates ("Trump Plaza East") (see Note 6 Commitments And Contingencies) senior to the liens of one of the Plaza Mortgages (the "Plaza Note Mortgage") and another of the Plaza Mortgages (the "Plaza Guarantee Mortgage") thereon. The Plaza Notes represent the senior indebtedness of Plaza Funding. The note from Plaza Associates to Plaza Funding in the same principal amount of the Plaza Notes (the "Plaza Associates Note") and the guarantee of the Plaza Notes (the "Plaza Guarantee") rank pari passu in right of payment with all existing and future senior indebtedness of Plaza Associates.

   The Plaza Notes, the Plaza Associates Note, the Plaza Note Mortgage, the Plaza Guarantee and the Plaza Guarantee Mortgage are non-recourse to the partners of Plaza Associates, to the shareholders of Plaza Funding and to all other persons and entities (other than Plaza Funding and Plaza Associates), including Trump. Upon an event of default, holders of the Plaza Notes would have recourse only to the assets of Plaza Funding and Plaza Associates.

(B) On June 25, 1993 AC Holdings issued $60,000,000 principal amount of 12 1/2% PIK Notes, due 2003, together with PIK Note Warrants to acquire an additional $12,000,000 of PIK Notes at no additional cost. The PIK Note Warrants are exercisable following the earlier of certain triggering events or June 15, 1996.

   The PIK Notes mature on June 15, 2003 and bear interest at the rate of 12 1/2% per annum from the date of issuance, payable semi-annually on each June 15 and December 15, commencing December 15, 1993. At the option of AC Holdings, interest is payable in whole or in part, in cash or, in lieu of cash, through the issuance of additional PIK Notes valued at 100% of their principal amount. The ability of Plaza Holding to pay interest in cash on the PIK Notes is entirely dependent on the ability of Plaza Associates to distribute available cash, as defined, to AC Holdings for such purpose.

   As of December 31, 1994 Plaza Associates has elected to issue in lieu of cash a total of $11,756,000 in PIK Notes to satisfy its semi-annual PIK
   Note interest obligation.

   The PIK Notes are structurally subordinate to Plaza Funding's Mortgage Notes and any other indebtedness of Plaza Associates and are secured by a pledge of AC Holdings' 99% equity interest in Plaza Associates. The indenture to which the PIK Notes were issued (the "PIK Note Indenture") contains covenants prohibiting Plaza Holding from incurring additional indebtedness and engaging in other activities, and other covenants restricting the activities of Plaza Associates substantially similar to those set forth in the Plaza Note Indenture. The PIK Notes and the PIK Note Warrants are non-recourse to the Partners of AC Holdings, including Trump, and to all other persons and entities (other than Plaza Holding). Upon an event of default, holders of PIK Notes or PIK Note Warrants will have recourse only to the assets of AC Holdings which consist solely of its equity interest in Plaza Associates.

(C) Interest on these notes is payable with interest rates ranging from 10.0% to 11.0%. The notes are due at various dates between 1995 and 1998 and are secured by real property.

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

   The aggregate maturities of long-term debt in each of the years subsequent to 1994 are:

      1995......................................................... $  2,969,000
      1996.........................................................      548,000
      1997.........................................................    2,012,000
      1998.........................................................      433,000
      1999.........................................................          --
      Thereafter...................................................  400,221,000
                                                                    ------------
                                                                    $406,183,000
                                                                    ============

(4) LEASES

  Plaza Associates leases property (primarily land), certain parking space, and various equipment under operating leases. Rent expense for the years ended December 31, 1992, 1993, and 1994 was $4,361,000, $4,338,000 and $3,613,000,
respectively, of which $2,127,000, $2,513,000 and $1,900,000, respectively, relates to affiliates of Plaza Associates.

   Future minimum lease payments under the noncancelable operating leases are as follows:

                                                                      AMOUNTS
                                                                    RELATING TO
                                                          TOTAL      AFFILIATES
                                                       ------------ ------------
      1995............................................ $  6,445,000 $  2,125,000
      1996............................................    6,670,000    2,350,000
      1997............................................    6,670,000    2,350,000
      1998............................................    5,110,000    2,350,000
      1999............................................    3,550,000    2,350,000
      Thereafter......................................  270,633,000  191,250,000
                                                       ------------ ------------
                                                       $299,078,000 $202,775,000
                                                       ============ ============

  Certain of these leases contain options to purchase the leased properties at various prices throughout the leased terms. At December 31, 1994, the aggregate option price for these leases was approximately $58,000,000.

  In October 1993, Plaza Associates assumed the lease of Trump Plaza East to Donald J. Trump ("Trump") (the "Trump Plaza East Lease") and related expenses which are included in the above lease commitment amounts. In connection with the offering and sale of Common Stock of Trump Hotels & Casino Resorts, Inc. (the "Company") for gross proceeds of $150 million and 140 million of Senior Secured Notes (the "June 1995 Offerings"), Plaza Associates acquired a five-year option to purchase Trump Plaza East. See Note 6--"Commitments and Contingencies Future Expansion."

(5) EXTRAORDINARY GAIN (LOSS) AND NON-OPERATING EXPENSE

  The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4,120,000 has been reported as an extraordinary gain for the year ended December 31, 1993.

  The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating the PIK Notes and Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs.

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  Non-operating expense in 1992 included $1,462,000 of legal expenses relating to litigation associated with Trump Plaza East. In 1993 and 1994 these costs include costs associated with Trump Plaza East (see Note 6--Commitments and Contingencies Future Expansion), net of miscellaneous non-operating credits.

(6) COMMITMENTS AND CONTINGENCIES

 CASINO LICENSE RENEWAL

  The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the New Jersey Casino Control Act (the "Casino Control Act"), Plaza Associates is required to maintain certain licenses.

  In April 1993, the New Jersey Casino Control Commission ("CCC") renewed Plaza Associates license to operate Trump Plaza. This license must be renewed in June 1995, is not transferable and will include a review of the financial stability of Plaza Associates. Upon revocation, suspension for more than 120 days, or failure to renew the casino license, the Casino Control Act provides for the mandatory appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

 LEGAL PROCEEDINGS

  Plaza Associates, its Partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates has agreed to indemnify such persons against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgements, fines and penalties ) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Various legal proceedings are now pending against Plaza Associates. Plaza Associates considers all such proceedings to be ordinary litigation incident to the character of its business. Plaza Associates believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

  Plaza Associates is also a party to various administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. Plaza Associates believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on its financial condition, results of operations or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza.

 CASINO REINVESTMENT DEVELOPMENT AUTHORITY OBLIGATIONS

  Pursuant to the provisions of the Casino Control Act, Plaza Associates, commencing twelve months after the date of opening of Trump Plaza in May 1984, and continuing for a period of twenty-five years thereafter, must either obtain investment tax credits (as defined in the Casino Control Act), in an amount equivalent to 1.25% of its gross casino revenues, or pay an alternative tax of 2.5% of its gross casino revenues, (as defined in the Casino Control Act). Investment tax credits may be obtained by making qualified investments or by the purchase of bonds at below market interest rates from the Casino Reinvestment Development Authority ("CRDA"). Plaza Associates is required to make quarterly deposits with the CRDA based on 1.25% of its

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
gross revenue. For the years ended December 31, 1992, 1993 and 1994, Plaza Associates charged to operations $645,000, $1,047,000 and $838,000, respectively, to give effect to the below market interest rates associated with CRDA bonds that have either been issued or are expected to be issued from funds deposited.

  In connection with Trump Plaza East (see below), the CRDA has approved the use of up to $1,519,000 in deposits made by Plaza Associates for site improvements. Such deposits are being capitalized as part of property and equipment as funds are appropriated by the CRDA.

  CONCENTRATIONS OF CREDIT RISKS

  In accordance with casino industry practice, Plaza Associates extends credit to a limited number of casino patrons, after extensive background checks and investigations of credit worthiness. At December 31, 1994 approximately 28% of Plaza Associates casino receivables (before allowances) were from customers whose primary residence is outside the United States, with no significant concentration in any one foreign country.

  TRUMP PLAZA EAST

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of Trump Plaza East. On June 24, 1993, Trump transferred title of Trump Plaza East to a lender in exchange for a reduction in indebtedness to such lender in an amount equal to the sum of the fair market value of Trump Plaza East and all rent payments to be made to such lender by Trump under Trump Plaza East Lease. At that time, the lender leased Trump Plaza East to Trump for a term of five years, which expires on June 30, 1998, during which time Trump is obligated to pay the lender $260,000 per month in lease payments. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses.

  On June 25, 1993, Plaza Associates acquired a five-year option to purchase Trump Plaza East (the "Trump Plaza East Purchase Option"). In addition, Plaza Associates has a right of first refusal (the "Right of First Offer") upon any proposed sale of all or any portion of Trump Plaza East during the term of the Trump Plaza East Purchase Option. Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates will be obligated, from and after the date it entered into the Trump Plaza East Purchase Option, to pay the net expenses associated with Trump Plaza East. During 1994, Plaza Associates incurred $4.9 million of such expenses. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option or its Right of First Offer no later than July 1, 1996. Plaza Associates has petitioned the CCC to extend such date to July 1, 1996; however, no assurance can be given that such waiver will be granted or that any condition imposed by the CCC would be acceptable to Plaza Associates. If Plaza Associates defaults in making payments due under the Trump Plaza East Purchase Option, Plaza Associates would be liable to the lender for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located on Trump Plaza East. In order for Plaza Associates to exercise the Trump Plaza East Purchase Option it would be required to pay $27.0 million through June 30, 1995, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. If Plaza Associates is unable to exercise the option, it would be required to expense any capitalized costs associated with Trump Plaza East.

  As of December 31, 1994, Plaza Associates had capitalized approximately $11.7 million in construction costs related to Trump Plaza East including a $1 million consulting fee paid to Trump (Note 8). Plaza Associates might have to close all or a portion of the expanded casino in order to comply with regulatory requirements, which could have a material adverse effect on the results of operations and financial condition of the Plaza Associates. Plaza Associates ability to acquire Trump Plaza East pursuant to the Trump Plaza

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
East Purchase Option is dependent upon its ability to obtain financing to acquire the property. The ability to incur such indebtedness is restricted by the Plaza Note Indenture and the PIK Note Indenture and requires the consent of certain of Trump's personal creditors. Plaza Associates ability to develop Trump Plaza East is dependent upon its ability to use existing cash on hand and generate cash flow from operations sufficient to fund development costs. No assurance can be given that such cash on hand will be available to Plaza Associates for such purposes or that it will be able to generate sufficient cash flow from operations. In addition, exercise of the Trump Plaza East Purchase Option or the Right of First Offer requires the consent of certain of Trump's personal creditors, and there can be no assurance that such consent will be obtained at the time Plaza Associates desires to exercise the Trump Plaza East Purchase Option or such right.

  The accompanying consolidated financial statements do not include any adjustments that may be necessary should Plaza Associates be unable to exercise the Trump Plaza East Purchase Option.

(7) EMPLOYEE BENEFIT PLANS

  Plaza Associates has a retirement savings plan (the "Plan") for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the Plan and Plaza Associates will match 50% of an eligible employee's contributions up to a maximum of 4% of the employee's earnings. Plaza Associates recorded charges of $699,000, $765,000 and $848,000 for matching contributions for the years ended December 31, 1992, 1993 and 1994, respectively.

  Plaza Associates provides no other material post-retirement or post-employment benefits.

(8) TRANSACTIONS WITH AFFILIATES

 DUE TO/FROM AFFILIATES

  Amounts due to affiliates was $97,000 and $206,000 as of December 31, 1993 and 1994, respectively. Plaza Associates leases warehouse facility space to Trump's Castle Associates. Lease payments of $14,000, $15,000 and $6,000 were received from Trump's Castle Associates in 1992, 1993 and 1994, respectively.

  Plaza Associates leased office space from Trump Taj Mahal Associates, which terminated on March 19, 1993. Lease payments of $138,000 and $30,000 were paid to Trump Taj Mahal Associates in 1992 and 1993, respectively.

  Plaza Associates leases two parcels of land under long-term ground leases from Seashore Four Associates and Trump Seashore Associates. In 1992, 1993 and 1994, Plaza Associates paid $900,000, $900,000 and $900,000, respectively, to Seashore Four Associates, and paid $1,000,000, $1,000,000 and $1,000,000 in 1992, 1993 and 1994, respectively, to Trump Seashore Associates.

 SERVICES AGREEMENT

  Pursuant to the terms of a Services Agreement with Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Donald J. Trump, in consideration for services provided, Plaza Associates pays TPM each year an annual fee of $1.0 million in equal monthly installments, and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the Services Agreement, up to certain amounts. Under this Services Agreement, approximately $708,000, $1.2 million and $1.3 million was charged to expense for the years ended December 31, 1992, 1993, and 1994, respectively.

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
 TRUMP PLAZA WEST OPTION

  In December 1993, Trump entered into an option agreement (the "Original Chemical Option Agreement") with Chemical Bank ("Chemical") and ACFH Inc. ("ACFH") a wholly owned subsidiary of Chemical. The Original Chemical Option Agreement granted to Trump an option to purchase (i) the Trump Regency Hotel (including the land, improvements and personal property used in the operation of the hotel) ("Trump World's Fair") and (ii) certain promissory notes made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates.

  The aggregate purchase price payable for the assets subject to the Original Chemical Option Agreement was $60 million. Under the terms of the Original Chemical Option Agreement, $1 million was required to be paid for the option by January 5, 1994. In addition, the Original Chemical Option Agreement provided for an expiration of the option on May 6, 1994, subject to an extension until June 30, 1994 upon payment of an additional $250,000 on or prior to May 6, 1994. The Original Chemical Option Agreement did not allocate the purchase price among the assets subject to the option or permit the option to be exercised for some, but not all of such assets.

  In connection with the execution of the Original Chemical Option Agreement, Trump agreed with Plaza Associates that, if Trump is able to acquire Trump World's Fair pursuant to the exercise of the option, he would make Trump World's Fair available for the sole benefit of Plaza Associates on a basis consistent with Plaza Associates contractual obligations and requirements. Trump further agreed that Plaza Associates would not be required to pay any additional consideration to Trump in connection with any assignment of the option to purchase Trump World's Fair. On January 5, 1994, Plaza Associates obtained the approval of the CCC to make the $1 million payment, which was made on that date.

  On June 16, 1994, Trump, Chemical and ACFH entered into, amended and restated the Original Chemical Option Agreement, (the "First Amended Chemical Option Agreement"). The First Amended Chemical Option Agreement provided for an extension of the expiration of the Option through September 30, 1994, upon payment of $250,000. Such payment was made on June 27, 1994. The First Amended Chemical Option Agreement also provided for a $60 million option price for Trump World's Fair and one of the Chemical Notes. On August 30, 1994, Trump, Chemical and ACFH entered into an amendment to the First Amended Chemical Option Agreement (the "Second Amended Chemical Option Agreement"). The Second Amended Chemical Option Agreement provides for an extension of the expiration of the option through March 31, 1995 upon the payment of $50,000 a month for the period October through December 1994, and $150,000 a month for the period January through March 1995. Plaza Associates received the approval of the CCC and has made such payments.

  As of December 31, 1994, $1,550,000, representing option payments, is included in other assets in the accompanying consolidated balance sheet. If the option is exercised, these amounts are available to offset the $60 million option price.

 OTHER PAYMENTS TO DONALD J. TRUMP

  During 1994, Plaza Associates paid to Trump $1,000,000 under a Construction Management Service Agreement. The payment was made for construction management services rendered by Trump with respect to Trump Plaza East. This payment was approved prior to disbursement by the CCC and has been classified in construction in process in the accompanying consolidated balance sheet as of December 31, 1994.

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  During 1994, Plaza Associates also paid Trump a commission of approximately $572,000 for securing a retail lease at Trump Plaza. The commission has been capitalized and is being amortized to expense over the 10-year term of the lease.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments of Plaza Funding, AC Holdings and Plaza Associates approximates fair value, as follows: (a) cash and cash equivalents, accrued interest receivables and payables are based on the short term nature of these financial instruments, (b) CRDA bonds and deposits are based on the allowances to give effect to the below market interest rates.

  The estimated fair values of other financial instruments are as follows:

                                                         DECEMBER 31, 1994
                                                    ----------------------------
                                                    CARRYING AMOUNT  FAIR VALUE
                                                    --------------- ------------
     12 1/2% PIK Notes.............................  $ 73,987,000   $ 51,791,000
     10 7/8% Mortgage Notes........................  $326,234,000   $247,122,000

  The fair values of the PIK and Mortgage Notes are based on quoted market prices obtained by Plaza Associates from its investment advisor.

  There are no quoted market prices for other notes payable and a reasonable estimate could not be made without incurring excessive costs.

(10) SUBSEQUENT EVENTS

  On June 12, 1995 three newly formed entities owned by Trump--the Company, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") and Trump Hotels & Casino Resorts Funding, Inc.--completed the offering and sale of $155,000,000 of Senior Secured Notes and $140,000,000 of equity, the June 1995 Offerings.

  In connection with the June 1995 Offerings, Trump contributed all of his beneficial interest in Plaza Associates (consisting of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in AC Holdings and all of the outstanding capital stock of Trump Plaza Holding, Inc.) to THCR Holdings. Trump also contributed all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions to THCR Holdings.

  The net proceeds of the June 1995 Offerings were used to repurchase or redeem the PIK Notes and PIK Note Warrants (Note 3), finance the expansion of Trump Plaza (Notes 6 and 8) as well as to fund casino development costs in certain jurisdictions outside of Atlantic City.

  On January 8, 1996, the Company, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock of the Company (the "Common Stock") as shall have a market value equal to $30.00. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by the Company of up to $140,000,000 of Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) and the consummation of

                         TRUMP PLAZA HOLDING ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  the offering by AC Holdings and its wholly owned subsidiary THCR Atlantic City Funding, Inc. of up to $1,180,000,000 aggregate principal amount of mortgage notes, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem Trump Taj Mahal Funding, Inc.'s ("Taj Funding") outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds"), (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire, by purchasing and/or defeasing, the outstanding 10 7/8% Mortgage Notes due 2001 of Plaza Funding, (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), under Taj Associates' loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust to obtain releases of the liens that Bankers Trust has with respect to Taj Associates and related guarantees, and (ix) pay related fees and expenses;

    (b) the contribution by Trump to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by the Company to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  Existing and prospective investors should consider among other things, (i) the high leverage and fixed charges of the Company and Taj Holding; (ii) the risk in refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with the Trump Plaza Expansion, the Taj Mahal Expansion and the Indiana Riverboat. There can be no assurance that the Trump Plaza Expansion or the Taj Mahal Expansion will be completed or that the Indiana Riverboat or any other gaming venture, will open or that any of the Company's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Prospectus for a discussion of these and other factors.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                           (UNAUDITED, IN THOUSANDS)

                                                                   SEPTEMBER 30,
                                                                       1995
                                                                   -------------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................    $ 23,357
  Restricted cash................................................      24,225
  Receivables, net...............................................      13,074
  Inventories....................................................       2,598
  Other current assets...........................................       5,497
                                                                     --------
    Total current assets.........................................      68,751
PROPERTY AND EQUIPMENT, NET......................................     399,922
LAND RIGHTS......................................................      29,412
CASH RESTRICTED FOR FUTURE CONSTRUCTION..........................      71,750
NOTE RECEIVABLE..................................................       3,091
DEFERRED LOAN COSTS, NET.........................................       9,855
OTHER ASSETS.....................................................      16,634
                                                                     --------
    Total Assets.................................................    $599,415
                                                                     ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt...........................    $  2,100
  Accounts payable and accrued expenses..........................      31,946
  Accrued interest payable.......................................      17,743
  Due to affiliates, net.........................................         403
                                                                     --------
    Total Current Liabilities....................................      52,192
LONG-TERM DEBT, net of discount and current maturities...........     486,655
DEFERRED INCOME TAXES PAYABLE....................................       5,173
                                                                     --------
    Total Liabilities............................................     544,020
                                                                     --------
MINORITY INTEREST................................................       1,668
STOCKHOLDERS' EQUITY:
Common Stock $.01 par value 50,000,000 shares authorized,
 10,066,667 issued and
 outstanding.....................................................         101
Class B Common Stock $.01 par value, 1,000 shares authorized, is-
 sued and outstanding............................................          -
Additional Paid in Capital.......................................      52,327
Retained Earnings................................................       1,299
                                                                     --------
    Total Stockholders' Equity...................................      53,727
                                                                     --------
    Total Liabilities and Stockholders' Equity...................    $599,415
                                                                     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (JUNE 12, 1995) TO SEPTEMBER 30, 1995
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 INCEPTION TO
                                                              SEPTEMBER 30, 1995
                                                              ------------------
REVENUES:
  Gaming.....................................................    $   101,634
  Rooms......................................................          6,995
  Food and Beverage..........................................         14,866
  Other......................................................          3,877
                                                                 -----------
    Gross Revenues...........................................        127,372
  Less--Promotional allowances...............................         14,071
                                                                 -----------
  Net Revenues...............................................        113,301
                                                                 -----------
COSTS AND EXPENSES:
  Gaming.....................................................         52,681
  Rooms......................................................            783
  Food and Beverage..........................................          6,654
  General and Administrative.................................         23,799
  Depreciation and Amortization..............................          5,091
  Other......................................................          1,159
                                                                 -----------
                                                                      90,167
                                                                 -----------
    Income from operations...................................         23,134
                                                                 -----------
NON-OPERATING INCOME AND (EXPENSES):
  Interest income............................................          2,361
  Interest expense...........................................        (19,177)
  Other non-operating expense................................         (2,198)
                                                                 -----------
                                                                     (19,014)
                                                                 -----------
Income before provision for state income taxes...............          4,120
PROVISION FOR STATE INCOME TAXES.............................          1,153
                                                                 -----------
Income before Minority Interest..............................    $     2,967
                                                                 -----------
MINORITY INTEREST............................................          1,668
                                                                 -----------
NET INCOME...................................................    $     1,299
                                                                 ===========
Earnings per share...........................................    $       .13
                                                                 ===========
Weighted average shares......................................     10,161,561
                                                                 ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                  CONDENSED CONSOLIDATED STATEMENT OF CAPITAL
      FOR THE PERIOD FROM INCEPTION (JUNE 12, 1995) TO SEPTEMBER 30, 1995
                                  (UNAUDITED)
                        (IN THOUSANDS EXCEPT SHARE DATA)

                          NUMBER OF SHARES
                         ------------------        ADDITIONAL
                                    CLASS B         PAID IN   RETAINED
                           COMMON   COMMON  AMOUNT  CAPITAL   EARNINGS  TOTAL
                         ---------- ------- ------ ---------- -------- --------
Balance, June 12, 1995..             1,000   $--    $(75,543)  $  --   $(75,543)
Proceeds from issuance
 of Common Stock........ 10,000,000           100    126,748      --    126,848
Issuance of Stock Grant
 Award..................     66,667             1        933      --        934
Accretion of Phantom
 Stock Units............        --                       189                189
Net Income..............        --            --         --     1,299     1,299
                         ----------  -----   ----   --------   ------  --------
Balance, September 30,
 1995................... 10,066,667  1,000   $101   $ 52,327   $1,299  $ 53,727
                         ==========  =====   ====   ========   ======  ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (JUNE 12, 1995) TO SEPTEMBER 30, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  INCEPTION
                                                               TO SEPTEMBER 30,
                                                                     1995
                                                               ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...................................................     $  1,299
 Adjustments to reconcile net income to net cash flows from
  operating activities--
  Noncash charges--
   Depreciation and amortization..............................        5,091
   Issuance of stock grant awards and phantom stock units.....        1,122
   Minority interest in net income............................        1,668
   Accretion of discounts on mortgage notes...................          127
   Provisions for losses on receivables.......................          236
   Utilization of CRDA credits and donations..................          211
   Valuation allowance of CRDA investments....................         (739)
   Deferred income taxes......................................        1,153
                                                                   --------
                                                                     10,168
   Increase in receivables....................................       (6,015)
   Decrease in inventories....................................          826
   Increase in advances from affiliates.......................          492
   Decrease in other current assets...........................        6,193
   Decrease in other assets...................................        5,742
   Decrease in accounts payable and accrued expenses..........       (2,802)
   Decrease in accrued interest payable.......................       (4,289)
                                                                   --------
    Net cash flows provided by operating activities...........       10,315
                                                                   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment, net......................     (102,555)
 Restricted cash for short-term operating needs...............      (24,225)
 Cash restricted for future construction......................      (71,750)
                                                                   --------
    Net cash flows used in investing activities...............     (198,530)
                                                                   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of Common Stock, net................................      126,848
 Issuance of Senior Secured Notes, net........................      144,849
 Retirement of PIK Notes......................................      (81,746)
 Issuance of note receivable..................................       (3,000)
 Payment of current maturities of long-term debt..............       (3,565)
                                                                   --------
    Net cash flows provided by financing activities...........      183,386
                                                                   --------
Net decrease in cash and cash equivalents.....................       (4,829)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR................       28,186
                                                                   --------
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30, 1995...............     $ 23,357
                                                                   ========
CASH INTEREST PAID............................................     $ 22,848
                                                                   ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      TRUMP HOTELS & CASINO RESORTS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) ORGANIZATION AND OPERATIONS

  Trump Hotels & Casino Resorts, Inc. (the "Company"), which commenced operations on June 12, 1995, was formed on March 28, 1995 to own and operate the Trump Plaza Hotel and Casino ("Trump Plaza"), a luxury casino hotel located on The Boardwalk in Atlantic City, New Jersey. In addition, the Company, through Trump Indiana, Inc. ("Trump Indiana"), a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), is in the process of developing a riverboat gaming facility at Buffington Harbor, Indiana (the "Indiana Riverboat"). The Company, through THCR Holdings and its subsidiaries, will be the exclusive vehicle through which Donald J. Trump ("Trump") will engage in new gaming activities in emerging or established gaming jurisdictions.

  THCR Holdings and its wholly owned subsidiary, Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"), were formed on March 28, 1995 to raise funds through the issuance and sale of debt securities for the benefit of Trump Plaza and Trump Indiana. THCR Holdings is owned approximately 60.2% by the Company, as general partner and approximately 39.8% by Trump, as limited partner. THCR Holdings beneficially owns 100% of Trump Plaza and Trump Indiana, as well as interests in other gaming jurisdictions.

  All significant intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

  The accompanying condensed financial statements have been prepared without audit. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, the results of operations and cash flows for the periods presented, have been made.

  The accompanying condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

  The accounting policies followed by the Company are substantially the same as those followed by Trump Plaza Funding, Inc. ("Plaza Funding") and Trump Plaza Associates ("Plaza Associates").

  The casino industry in Atlantic City is seasonal in nature; therefore, results of operations for the period ended September 30, 1995 are not necessarily indicative of the operating results for a full year.

(2) PUBLIC OFFERINGS

  On June 12, 1995, the Company completed a public offering of 10,000,000 shares of its common stock, par value $.01 per share (the "Common Stock"), at $14.00 per share (the "June 1995 Stock Offering") for gross proceeds of $140,000,000. Concurrently with the June 1995 Stock Offering, THCR Holdings, together with its subsidiary, THCR Funding, issued 15 1/2% Senior Notes due 2005 (the "Senior Notes") for gross proceeds of $155,000,000 (the "June 1995 Note Offering" and, together with the June 1995 Stock Offering, the "June 1995 Offerings"). The Company contributed the gross proceeds of the June 1995 Stock Offering to THCR Holdings. The net proceeds from the June 1995 Offerings were used for the following purposes: (a) repurchase and redemption of the 12 1/2% Pay-in-Kind Notes due 2003 ("PIK Notes") of Trump Plaza Holding Associates ("AC Holdings") (including accrued interest payable) of $86,209,000, (b) exercise of an option to purchase the Trump Plaza Regency Hotel ("Trump World's Fair") for $58,150,000, (c)

                      TRUMP HOTELS & CASINO RESORTS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
construction costs at a hotel located adjacent to Trump Plaza's existing facility ("Trump Plaza East") for $2,500,000 and (d) construction and land acquisition costs of $23,772,000 for the Indiana Riverboat. The balance of the proceeds will be used for the completion of the construction at Trump Plaza, the Trump Plaza East, the Trump World's Fair and the Indiana Riverboat.

  Prior to the June 1995 Offerings, Trump was the sole stockholder of the Company and sole beneficial owner of THCR Holdings. Concurrent with the June 1995 Offerings, Trump contributed to THCR Holdings all of his beneficial interest in Plaza Associates, which consisted of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in AC Holdings and all of the outstanding capital stock of Trump Plaza Holding, Inc. ("Plaza Holding Inc."), which owns the remaining 1% equity interest in AC Holdings. Trump also contributed all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana but excluding his interests in the Trump Taj Mahal Casino Resort and Trump's Castle Casino Resort (together, the "Other Trump Casinos"), to THCR Holdings.

  The proceeds of the June 1995 Stock Offering were contributed by the Company to THCR Holdings in exchange for an approximate 60.2% general partnership interest in THCR Holdings. THCR Holdings' partnership agreement provides that all business activities of the Company must be conducted through THCR Holdings or its subsidiary partnerships or corporations. As the sole general partner of THCR Holdings, the Company will have the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings (although Trump has retained certain rights to control the management of Plaza Associates to the extent required by the Mortgage Note Indenture pursuant to which the Plaza Mortgage Notes (as defined) were issued).

  In exchange for Trump's contributions to THCR Holdings as described above, Trump received an approximately 39.8% limited partnership interest in THCR Holdings.

  Trump's limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings. Accordingly, such limited partnership interest is convertible at Trump's option into 6,666,667 shares of Common Stock (subject to certain adjustments) representing approximately 39.8% of the outstanding shares of Common Stock.

  Trump received shares of Class B Common Stock of the Company, par value $.01 per share (the "Class B Common Stock"). The Class B Common Stock votes together with the Common Stock as a single class on all matters submitted to stockholders of the Company for a vote or in respect of which consents are solicited (other than in connection with certain amendments to the Company's Amended and Restated Certificate of Incorporation). The number of votes represented by the Class B Common Stock held by any holder is equal to the number of shares of Common Stock issuable to the holder upon conversion of such holder's partnership interest in THCR Holdings into Common Stock. Upon such conversion, the corresponding voting power of shares of Class B Common Stock provides Trump with a voting interest in the Company which is proportionate to his equity interest in THCR Holdings' assets represented by his limited partnership interest. Except for the right to receive par value upon liquidation, the Class B Common Stock has no right to receive any dividend or other distribution in respect of the equity of the Company. In addition, Trump has agreed to waive (except as set forth under the Amended and Restated Certificate of Incorporation of the Company) state law rights to vote the Class B Common Stock as a separate class in the event of merger or sale of substantial assets.

                      TRUMP HOTELS & CASINO RESORTS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(3) BASIS OF PRESENTATION

 PRINCIPLES OF CONSOLIDATION

  The accompanying condensed consolidated financial statements of the Company reflect the contributed entities' assets and liabilities on the carryover basis of accounting as of June 12, 1995, the date of such contribution as such entities were under common control. Trump's approximately 39.8% economic interest in THCR Holdings is accounted for as a minority interest in the Company's financial statements.

  The accompanying statements of operations reflect the operations for the three-month period ended September 30, 1995 and the period from inception through September 30, 1995. The Company did not have any operations from the period of its formation, March 28, 1995, through the date of the June 1995 Offerings.

 INCOME TAXES

  Federal income taxes are provided based on the Company's income, subject to Federal income tax.

  Under the New Jersey Casino Control Commission (the "CCC") regulations, Plaza Associates is required to file a New Jersey Corporate Business Tax Return. Accordingly, a provision for state income taxes has been reflected in the accompanying condensed statements of operations of the Company.

 EARNINGS PER SHARE

  Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents (including shares to be granted to the President, Chief Executive Officer and Chief Financial Officer of the Company under a phantom stock unit award (see Note 5). The shares of Class B Common Stock owned by Trump have no economic interest and, therefore, are not considered in the calculation of weighted average shares outstanding.

(4) LONG-TERM DEBT

  On June 12, 1995, THCR Holdings and THCR Funding issued $155,000,000 principal amount of the Senior Notes. The Senior Notes are redeemable in cash at the option of THCR Holdings and THCR Funding, in whole or in part, at any time on or after June 15, 2000 at redemption prices, as defined. The Senior Notes bear interest at the stated rate of 15 1/2% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1995, and are secured by substantially all of the assets of THCR Holdings. Costs associated with the issuance of the debt total approximately $10,151,000. These costs have been deferred and are being amortized over the life of the Senior Notes.

  On June 25, 1993, Plaza Funding issued $330,000,000 principal amount of 10 7/8% Mortgage Notes due 2001 (the "Plaza Notes"), net of discount of $4,313,000. At September 30, 1995, the Plaza Notes were $326,543,000, net of discount of $3,457,000.

  Plaza Associates has other notes payable of $7,212,000 at September 30, 1995, including $2,100,000 in current maturities. Interest on these notes is payable monthly and these notes have various maturity dates.

(5) STOCK INCENTIVE PLAN

  In connection with the June 1995 Offerings, the Board of Directors of the Company (the "Board of Directors") adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan"). Pursuant to the 1995 Stock Plan,

                      TRUMP HOTELS & CASINO RESORTS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
directors, employees and consultants of the Company and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The 1995 Stock Plan is administered by a committee appointed by the Board of Directors (the "Stock Incentive Plan Committee").

  Options granted under the 1995 Stock Plan may be incentive stock options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQSOs"). The vesting, exercisability and exercise price of the options are determined by the Committee when the options are granted, subject to a minimum price, in the case of ISOs, of the Fair Market Value (as defined in the 1995 Stock Plan) of Common Stock on the date of the grant and a minimum price, in the case of NQSOs, of the par value of Common Stock.

  The 1995 Stock Plan permits the Stock Incentive Plan Committee to grant stock appreciation rights ("SARs") either alone or in connection with an option. An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the fair market value of Common Stock subject to the SAR on the date of exercise of the SAR, less the exercise price of the related stock option or such other price as the Stock Incentive Plan Committee may determine at the time of the grant of the SAR (which may not be less than the lowest price which the Stock Incentive Plan Committee may determine under the 1995 Stock Plan for such stock option).

  The 1995 Stock Plan also provides that phantom stock and performance unit awards may be settled in cash, at the discretion of the Stock Incentive Plan Committee and if indicated in the applicable award agreement, on each date on which shares of Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of the shares on such date.

  Subject to adjustment in the event of changes in the outstanding stock or the capital structure of the Company, the Company has reserved 1,000,000 shares of Common Stock for issuance under the 1995 Stock Plan.

  In connection with the June 1995 Offerings, the Stock Incentive Plan Committee granted to the President, Chief Executive Officer and Chief Financial Officer of the Company a stock bonus award of 66,667 shares of Common Stock under the 1995 Stock Plan, which was fully vested upon issuance. Compensation expense of approximately $933,000 associated with the stock bonus award is reflected in the accompanying statement of operations of the Company. A phantom stock unit award was also issued to the President, Chief executive Officer and Chief Financial Officer of the Company.

  This award entitles the President, Chief Executive Officer and Chief Financial Officer of the Company to receive 66,666 shares of Common Stock two years following such award, subject to certain conditions. The compensation expense associated with the phantom stock award is approximately $933,000 and this amount is being amortized over the two-year vesting period and was approximately $189,000 for the period from inception to September 30, 1995. The President, Chief Executive Officer and Chief Financial Officer of the Company also received an award of NQSOs for the purchase of 133,333 shares of Common Stock, subject to certain conditions (including vesting at a rate of 20% per year over a five-year period). The options have an exercise price of $14.00 per share.

(6) CERTAIN TRANSACTIONS WITH COMPANY EXECUTIVE

 EXECUTIVE AGREEMENT

  Trump serves as the Chairman of the Board of Directors pursuant to an Executive Agreement entered into between Trump, the Company and THCR Holdings (the "Trump Executive Agreement"). In

                      TRUMP HOTELS & CASINO RESORTS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
consideration for Trump's services under the Trump Executive Agreement, Trump receives a salary of $1,000,000 per year, payable in equal monthly installments.

 NOTE RECEIVABLE

  Prior to consummation of the June 1995 Offerings, Trump incurred $3,000,000 relating to expenditures for the development of Trump Indiana and other gaming ventures. Concurrently with the June 1995 Offerings, THCR Holdings loaned Trump $3,000,000 and Trump issued to THCR Holdings a five-year promissory note (the "Trump Note") bearing interest at a fixed rate of 10% per annum, payable annually. The Trump Note will be automatically canceled in the event that at any time during the period defined in the Trump Note, the Common Stock trades at a price per share equal to or greater than the prices set forth in the Trump Note (subject to adjustment in certain circumstances). During the period from inception to September 30, 1995, the trading price of the Common Stock did not reach the defined prices.

(7) EMPLOYMENT AGREEMENT

  Nicholas L. Ribis ("Ribis"), the President, Chief Executive Officer and Chief Financial Officer of the Company entered into a five-year employment agreement (the "Revised Ribis Agreement") with the Company and THCR Holdings on June 12, 1995. Pursuant to the Revised Ribis Agreement, Ribis shall be employed as the President and Chief Executive Officer of the Company and Chief Executive Officer of THCR Holdings and shall receive a base salary of $907,500, annually.

(8) COMMITMENTS AND CONTINGENCIES

  As a condition to the June 1995 Note Offering, THCR Holdings and THCR Funding entered into a Cash Collateral and Disbursement Agreement (the "Cash Collateral Agreement") with First Bank National Association in its respective capacities as Trustee and Disbursement Agent (each as defined therein). The Cash Collateral Agreement called for initial deposits to custodial accounts which are restricted in use for (a) Trump Indiana for the ship and land projects, (b) Trump Plaza construction projects, including the exercise of the option to purchase the Trump World's Fair (the "Trump World's Fair Purchase Option") and construction projects at the Trump Plaza East and the Trump World's Fair and
(c) the first two interest payments on the Senior Notes. As of September 30, 1995, $24,225,000 is restricted for the first two interest payments on the Senior Notes and is reflected as Restricted Cash in the accompanying condensed balance sheets. The balance of funds restricted for Trump Indiana, the Trump Plaza East and the Trump World's Fair are approximately $9,725,000, $12,650,000 and $49,375,000, respectively, at September 30, 1995, and are reflected as Cash Restricted for future construction as a non-current asset in the accompanying balance sheets.

(9) CASINO LICENSE RENEWAL:

  The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the New Jersey Casino Control Act (the "Casino Control Act"), Plaza Associates is required to maintain certain licenses.

  In June 1995, the New Jersey Casino Control Commission (the "CCC") renewed Plaza Associates' license to operate Trump Plaza. This license must be renewed in June 1999, is not transferable and such renewal of the license will include a review of the financial stability of Plaza Associates. Upon revocation, suspension for more than 120 days or if the CCC fails or refuses to renew such casino license, the Casino Control Act allows for the appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

                      TRUMP HOTELS & CASINO RESORTS, INC.
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(10) SUBSEQUENT EVENT

  On January 8, 1996, the Company, Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock as shall have a market value equal to $30.00. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by the Company of up to $140,000,000 of Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) and the consummation of the offering by AC Holdings and its wholly owned subsidiary THCR Atlantic City Funding, Inc. of up to $1,180,000,000 aggregate principal amount of mortgage notes, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem Trump Taj Mahal Funding, Inc's ("Taj Funding") outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds"), (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire, by purchasing and/or defeasing, the outstanding Plaza Notes, (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), under Taj Associates' loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust to obtain releases of the liens that Bankers Trust has with respect to Taj Associates and related guarantees, and (ix) pay related fees and expenses;

    (b) the contribution by Trump to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by the Company to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger.

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1994         1995
                                                     ------------ -------------
                                                                   (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $ 11,144     $ 20,079
  Receivables, net..................................      6,797       12,321
  Inventories.......................................      2,477        2,598
  Advances to affiliates, net.......................        --           403
  Other current assets..............................      4,280        4,765
                                                       --------     --------
    Total current assets............................     24,698       40,166
PROPERTY AND EQUIPMENT, net.........................    298,354      376,116
LAND RIGHTS.........................................     29,688       29,412
OTHER ASSETS........................................     22,903       16,634
                                                       --------     --------
    Total Assets....................................   $375,643     $462,328
                                                       ========     ========
                            LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt..............   $  2,969     $  2,100
  Accounts payable and accrued expenses.............     26,782       29,255
  Accrued interest payable..........................      1,871       10,469
  Due to affiliate, net.............................        206          --
                                                       --------     --------
    Total Current Liabilities.......................     31,828       41,824
LONG-TERM DEBT, net of discount and current maturi-
 ties...............................................    403,214      331,655
DISTRIBUTION PAYABLE TO TRUMP PLAZA FUNDING, INC....      3,822        3,822
DEFERRED STATE INCOME TAXES.........................        359        1,351
                                                       --------     --------
    Total Liabilities...............................    439,223      378,652
                                                       --------     --------
CAPITAL:
  Partners' Equity (Deficit)........................    (78,772)      68,087
  Retained Earnings.................................     15,192       15,589
                                                       --------     --------
    Total Capital (Deficit).........................    (63,580)      83,676
                                                       --------     --------
    Total Liabilities and Capital...................   $375,643     $462,328
                                                       ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED
                          SEPTEMBER 30, 1994 AND 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               FOR THE NINE
                                                               MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
Revenues:
  Gaming.................................................... $197,068  $224,499
  Rooms.....................................................   14,014    14,671
  Food and Beverage.........................................   29,556    33,403
  Other.....................................................    6,558     7,187
                                                             --------  --------
    Gross Revenues..........................................  247,196   279,760
  Less-Promotional Allowances...............................   25,130    28,611
    Net Revenues............................................  222,066   251,149
                                                             --------  --------
COSTS AND EXPENSES:
  Gaming....................................................  104,100   121,987
  Rooms.....................................................    2,064     1,741
  Food and Beverage.........................................   12,501    13,783
  General and Administrative................................   54,928    51,073
  Depreciation and Amortization.............................   11,734    11,792
  Other.....................................................    2,787     2,556
                                                             --------  --------
Total Costs and Expenses....................................  188,114   202,932
                                                             --------  --------
    Income from operations..................................   33,952    48,217
                                                             --------  --------
NON-OPERATING EXPENSE (NET):
  Interest income...........................................      520       689
  Interest expense..........................................  (36,571)  (34,419)
  Other non-operating expense...............................   (3,729)   (3,847)
                                                             --------  --------
                                                              (39,780)  (37,577)
                                                             --------  --------
Income (loss) before provision (benefit) for state income
 taxes and extraordinary loss...............................   (5,828)   10,640
PROVISION (BENEFIT) FOR STATE INCOME TAXES..................     (523)      993
                                                             --------  --------
Income before extraordinary items...........................   (5,305)    9,647
Extraordinary Loss..........................................      --     (9,250)
                                                             --------  --------
Net Income (Loss)........................................... $ (5,305) $    397
                                                             ========  ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       TRUMP PLAZA HOLDING ASSOCIATES AND
                             TRUMP PLAZA ASSOCIATES
             CONDENSED CONSOLIDATED STATEMENT OF CAPITAL (DEFICIT)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                    PARTNERS'  RETAINED
                                                     CAPITAL   EARNINGS  TOTAL
                                                    ---------  -------- --------
Balance, December 31, 1994........................  $(78,772)  $15,192  $(63,580)
Net Income........................................       --        397       397
Contributed Capital--Trump Hotels & Casino Resorts
 Holdings, L.P....................................   146,859       --    146,859
                                                    --------   -------  --------
Balance, September 30, 1995.......................  $ 68,087   $15,589  $ 83,676
                                                    ========   =======  ========



  The accompanying notes are an integral part of these condensed consolidated financial statements.

           TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                1994     1995
                                                               -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)............................................ $(5,305) $   397
 Adjustments to reconcile net income (loss) to net cash flows provided by operating activities--
  Noncash charges--
   Extraordinary Loss.........................................     --     9,250
   Depreciation and amortization..............................  11,734   11,792
   Accretion of discounts on indebtedness.....................   1,412    1,021
   Provisions for losses on receivables.......................     357      734
   Deferred state income taxes................................    (523)     992
   Utilization of CRDA credits and donations..................     995      445
   Valuation allowance of CRDA investments....................     227     (790)
                                                               -------  -------
                                                                 8,897   23,841
   Increase in receivables....................................    (437)  (6,258)
   Decrease in inventories....................................      10      382
   (Increase) decrease in advances to affiliates..............     375     (609)
   Increase in other current assets...........................  (2,420)    (485)
   Decrease in other assets...................................     329    4,470
   Increase in accounts payable and accrued expenses..........   1,961    8,298
   Increase in accrued interest payable.......................  11,102    2,773
                                                               -------  -------
    Net cash flows provided by operating activities...........  19,817   32,412
                                                               -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment, net...................... (14,611) (86,612)
                                                               -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Preferred partnership interest distribution..................    (233)     --
 Additional borrowings........................................   4,348    1,928
 Payments of debt.............................................  (1,555)  (3,906)
 Redemption of PIK Notes......................................     --   (81,746)
 Contributed Capital-Trump Hotels & Casino Resorts Holdings,
  L.P. .......................................................     --   146,859
                                                               -------  -------
    Net cash flows provided by financing activities...........   2,560   63,135
                                                               -------  -------
Net increase in cash and cash equivalents.....................   7,766    8,935
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR................  14,393   11,144
                                                               -------  -------
CASH AND CASH EQUIVALENTS AT SEPTEMBER 30,.................... $22,159  $20,079
                                                               =======  =======
CASH INTEREST PAID............................................ $18,445  $22,848
                                                               =======  =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                       TRUMP PLAZA HOLDING ASSOCIATES AND
                             TRUMP PLAZA ASSOCIATES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying condensed financial statements include those of Trump Plaza Funding, Inc. ("Plaza Funding"), a New Jersey corporation as well as those of Trump Plaza Holding Associates, ("AC Holdings") a New Jersey General Partnership, and its 99% owned subsidiary, Trump Plaza Associates, ("Plaza Associates") a New Jersey General Partnership, which owns and operates the Trump Plaza Hotel and Casino located in Atlantic City, New Jersey. Plaza Funding owns the remaining 1% interest in, and is the managing general partner of, Plaza Associates. AC Holdings' sole source of liquidity is distributions in respect of its interest in Plaza Associates.

  All significant intercompany balances and transactions have been eliminated in the condensed consolidated financial statements of AC Holdings.

  The accompanying condensed financial statements have been prepared by Plaza Funding, Plaza Holding and Plaza Associates without audit. In the opinion of Plaza Funding, AC Holdings and Plaza Associates, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, the results of operations and cash flows for the periods presented, have been made. Certain prior year amounts have been reclassified to conform with the current period presentation.

  The accompanying condensed financial statements have been prepared by Plaza Funding, AC Holdings and Plaza Associates pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

  The casino industry in Atlantic City is seasonal in nature; therefore, results of operations for the nine months ended September 30, 1995 are not necessarily indicative of the operating results for a full year.

(2) PUBLIC OFFERINGS

  On June 12, 1995, Trump Hotels & Casino Resorts, Inc., (the "Company") completed a public offering of 10,000,000 shares of common stock at $14.00 per share (the "June 1995 Stock Offering") for gross proceeds of $140,000,000. Concurrently with the June 1995 Stock Offering, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") together with its subsidiary, Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding") issued 15 1/2% Senior Secured Notes (the "Senior Notes") for gross proceeds of $155,000,000 (the "June 1995 Note Offering" and, together with the June 1995 Stock Offering, the "June 1995 Offerings"). From the proceeds from the June 1995 Stock Offering, the Company contributed approximately $126,848,000 to THCR Holdings. THCR Holdings subsequently contributed $146,859,000 to AC Holdings.

  Prior to the June 1995 Offerings, Donald J. Trump ("Trump") was the sole owner of THCR Holdings. Concurrent with the June 1995 Offerings, Trump contributed to THCR Holdings all of his beneficial interest in Plaza Associates (consisting of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in AC Holdings and all of the outstanding capital stock of Trump Plaza Holding, Inc. ("Plaza Holding, Inc.") which owns the remaining 1% equity interest in AC Holdings). Trump also contributed to THCR Holdings all of his existing interest and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana but excluding his interests in the Trump Taj Mahal Casino Resort and Trump's Castle Casino Resort (together, the "Other Trump Casinos").

                       TRUMP PLAZA HOLDING ASSOCIATES AND
                             TRUMP PLAZA ASSOCIATES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                     DECEMBER 31,  SEPTEMBER
                                                         1994       30, 1995
                                                     ------------  ---------
      Plaza Funding:
        10 7/8% Mortgage Notes, due 2001 net of
         unamortized discount of $3,766,000 and
         $3,457,000, respectively (A)............... $326,234,000 $326,543,000
                                                     ============ ============
      Plaza Associates:
        Partnership Note (10 7/8% Mortgage Notes,
         due 2001 net of unamortized discount of
         $3,766,000 and $3,457,000, respectively)
         (A)........................................ $326,234,000 $326,543,000
        Mortgage notes payable......................    5,494,000    3,055,000
        Other notes payable.........................      468,000    4,157,000
                                                     ------------ ------------
                                                      332,196,000  333,755,000
          Less--Current maturities..................    2,969,000    2,100,000
                                                     ------------ ------------
                                                      329,227,000  331,655,000
      AC Holdings:
        PIK Notes (12 1/2% Notes due 2003 net of
         discount of $9,769,000) (B)................   73,987,000      --
                                                     ------------ ------------
                                                     $403,214,000 $331,655,000
                                                     ============ ============

(A) On June 25, 1993, Plaza Funding issued $330,000,000 principal amount of 10 7/8% Mortgage Notes, due 2001 (the "Plaza Mortgage Notes"), net of discount of $4,313,000, and loaned the proceeds to Plaza Associates.

(B) On June 25, 1993 AC Holdings issued $60,000,000 principal amount of 12 1/2% Pay-In-Kind Notes, due 2003 (the "PIK Notes"), together with Warrants to acquire an additional $12,000,000 of PIK Notes at no additional cost (the "PIK Note Warrants"). The PIK Note Warrants were exercised prior to June 12, 1995 and the PIK Notes were repurchased and redeemed on June 12, 1995 from the amounts contributed to Plaza Holding by THCR Holdings (See Note
    2). Such repurchase and redemption resulted in the recognition of an extraordinary loss of $9,250,000 relating to the redemption and the write-off of unamortized deferred financing costs.

(4) CASINO LICENSE RENEWAL

  The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the New Jersey Casino Control Act (the "Casino Control Act") Plaza Associates is required to maintain certain licenses.

  In June 1995, the New Jersey Casino Control Commission ("CCC") renewed Plaza Associates' license to operate Trump Plaza. This license must be renewed in June 1999, is not transferable, and such renewal of the license will include a review of the financial stability of Plaza Associates. Upon revocation, suspension for more than 120 days, or if the CCC fails or refuses to renew such casino license, the Casino Control Act allows for the appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

                       TRUMP PLAZA HOLDING ASSOCIATES AND
                             TRUMP PLAZA ASSOCIATES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(5) TRUMP REGENCY OPTION

  On June 12, 1995, Trump exercised its option to purchase the Trump Regency ("Trump World's Fair"). The option price of $60,000,000 was funded with $58,150,000 from the capital contributed by THCR Holdings (see Note 2), and $1,850,000 of previous deposits made by Plaza Associates. Plaza Associates received the property via directed deed.

(6) SUBSEQUENT EVENT

  On January 8, 1996, the Company, Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock as shall have a market value equal to $30.00. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by the Company of up to $140,000,000 of Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) and the consummation of the offering by AC Holdings and its wholly owned subsidiary THCR Atlantic City Funding, Inc. of up to $1,180,000,000 aggregate principal amount of mortgage notes, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem Trump Taj Mahal Funding, Inc's ("Taj Funding") outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds"), (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire, by purchasing and/or defeasing, the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), under Taj Associates' loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust to obtain releases of the liens that Bankers Trust has with respect to Taj Associates and related guaranties, and (ix) pay related fees and expenses;

    (b) the contribution by Trump to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by the Company to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger and contributed to the Company by Trump.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Taj Mahal Associates and Subsidiary:

  We have audited the accompanying consolidated balance sheets of Trump Taj Mahal Associates (a New Jersey general partnership) and Subsidiary as of December 31, 1993 and 1994, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of Trump Taj Mahal Associates management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Taj Mahal Associates and Subsidiary as of December 31, 1993 and 1994 and the result of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP
Roseland, New Jersey
March 22, 1995 (except
 with respect to the
 matter discussed in Note
 10, as to which the date
 is January 31, 1996

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1993       1994
                                                          ---------  ---------
                         ASSETS
CURRENT ASSETS:
  Cash and cash investments.............................. $  58,044  $  61,196
  Receivables, net of allowance of $4,346 and $4,059 for
   doubtful accounts.....................................    13,034     15,443
  Inventory..............................................     4,685      6,431
  Prepaid expenses and other current assets..............     3,986      7,806
                                                          ---------  ---------
    Total Current Assets.................................    79,749     90,876
                                                          ---------  ---------
PROPERTY AND EQUIPMENT (Notes 1, 2, and 5):
  Land...................................................    37,291     37,843
  Building...............................................   646,653    656,702
  Furniture, fixtures and equipment......................   148,401    160,372
  Leasehold improvements.................................    30,971     31,243
                                                          ---------  ---------
                                                            863,316    886,160
    Less: Accumulated depreciation and amortization......  (140,482)  (179,375)
                                                          ---------  ---------
                                                            722,834    706,785
                                                          ---------  ---------
OTHER ASSETS.............................................     8,925      9,951
                                                          ---------  ---------
    Total Assets......................................... $ 811,508  $ 807,612
                                                          =========  =========
                 LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Long-term debt due currently (Note 2).................. $     805  $     743
  Accounts payable.......................................     3,934      3,256
  Accrued interest payable...............................    11,460      8,977
  Due to affiliates, net (Note 3)........................       490        109
  Other current liabilities (Note 4).....................    34,100     37,102
                                                          ---------  ---------
    Total Current Liabilities............................    50,789     50,187
                                                          ---------  ---------
OTHER LIABILITIES (Notes 2 and 3)........................    28,313     32,912
                                                          ---------  ---------
LONG-TERM DEBT NET OF UNAMORTIZED DISCOUNT OF $172,417
 AND $153,597 (Note 2)...................................   625,765    656,701
                                                          ---------  ---------
COMMITMENTS AND CONTINGENCIES (Note 5)
CAPITAL:
  Contributed capital....................................   123,765    123,765
  Accumulated deficit....................................   (17,124)   (55,953)
                                                          ---------  ---------
    Total Capital........................................   106,641     67,812
                                                          ---------  ---------
    Total Liabilities and Capital........................ $ 811,508  $ 807,612
                                                          =========  =========

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1992       1993       1994
                                               ---------  ---------  ---------
REVENUES (Note 1):
  Gaming...................................... $ 414,045  $ 442,064  $ 461,622
  Rooms.......................................    41,044     40,682     41,815
  Food and beverage...........................    59,456     55,953     58,029
  Other.......................................    16,458     16,656     17,894
                                               ---------  ---------  ---------
    Gross revenues............................   531,003    555,355    579,360
  Less--Promotional allowances (Note 1).......    61,250     56,444     62,178
                                               ---------  ---------  ---------
    Net revenues..............................   469,753    498,911    517,182
                                               ---------  ---------  ---------
COST AND EXPENSES:
  Gaming......................................   227,394    237,566    260,472
  Rooms.......................................    15,216     15,525     15,662
  Food and beverage...........................    23,909     25,080     25,035
  General and administrative..................    98,819     99,424     99,629
  Depreciation and amortization...............    36,388     36,858     39,750
                                               ---------  ---------  ---------
                                                 401,726    414,453    440,548
                                               ---------  ---------  ---------
Income from operations........................    68,027     84,458     76,634
Interest income...............................       923      1,382      2,019
Interest expense..............................  (104,049)  (108,379)  (115,311)
                                               ---------  ---------  ---------
Net loss...................................... $ (35,099) $ (22,539) $ (36,658)
                                               =========  =========  =========


  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                          ACCUMULATED   TOTAL
                                              CONTRIBUTED   SURPLUS    CAPITAL
                                                CAPITAL    (DEFICIT)  (DEFICIT)
                                              ----------- ----------- ---------
Balance, January 1, 1992.....................  $123,765    $ 44,072   $167,837
Net loss.....................................       --      (35,099)   (35,099)
Partnership distribution (Note 6)............       --       (1,825)    (1,825)
                                               --------    --------   --------
Balance, December 31, 1992...................   123,765       7,148    130,913
Net loss.....................................       --      (22,539)   (22,539)
Partnership distribution (Note 6)............       --       (1,733)    (1,733)
                                               --------    --------   --------
Balance, December 31, 1993...................   123,765     (17,124)   106,641
Net loss.....................................       --      (36,658)   (36,658)
Partnership distribution (Note 6)............       --       (2,171)    (2,171)
                                               --------    --------   --------
Balance, December 31, 1994...................  $123,765    $(55,953)  $ 67,812
                                               ========    ========   ========



  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1992      1993      1994
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................ $(35,099) $(22,539) $(36,658)
 Adjustments to reconcile net loss to net cash
  flows provided by
  operating activities--
  Depreciation and amortization..................   36,388    36,858    39,750
  Charges related to lease guarantee.............    1,519     1,763     2,047
  Accretion of discount on Bond indebtedness.....   13,172    15,745    18,820
  Other adjustments to reduce the carrying value
   of non-current
   assets........................................    2,563     2,764     2,134
  Utilization of CRDA credits....................      --        --      1,500
  Provision for doubtful accounts................    6,197     3,472     2,974
                                                  --------  --------  --------
                                                    24,740    38,063    30,567
 Changes in operating assets and liabilities:
  Receivables, net...............................   (3,349)   (2,281)   (5,383)
  Inventory......................................       (6)   (1,612)   (1,746)
  Other current assets...........................     (655)      (39)   (3,552)
  Other assets...................................     (225)     (766)     (392)
  Due to affiliates, net.........................      186        98      (381)
  Accounts payable...............................    1,717    (2,225)     (678)
  Accrued interest payable.......................   14,611    14,900    12,537
  Other liabilities..............................   (5,233)    2,496     2,450
                                                  --------  --------  --------
   Net cash flows provided by operating
    activities...................................   31,786    48,634    33,422
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..............  (12,111)  (16,752)  (23,030)
 Investment in CRDA obligations..................   (5,648)   (5,408)   (4,201)
                                                  --------  --------  --------
   Net cash flows used in investing activities...  (17,759)  (22,160)  (27,231)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings........................    8,000       --        --
 Repayments of borrowings........................   (8,675)     (759)     (868)
 Partnership distribution........................   (1,825)   (1,733)   (2,171)
                                                  --------  --------  --------
   Net cash flows used in financing activities...   (2,500)   (2,492)   (3,039)
                                                  --------  --------  --------
NET INCREASE IN CASH AND CASH INVESTMENTS........   11,527    23,982     3,152
CASH AND CASH INVESTMENTS BEGINNING OF YEAR......   22,535    34,062    58,044
                                                  --------  --------  --------
CASH AND CASH INVESTMENTS END OF YEAR............ $ 34,062  $ 58,044  $ 61,196
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the year for interest.......... $ 74,778  $ 75,972  $ 79,121
                                                  ========  ========  ========
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
 Issuance of PIK bonds in lieu of cash interest.. $  8,844  $ 14,579  $ 12,249
                                                  ========  ========  ========

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND OPERATIONS

  The accompanying consolidated financial statements include those of Trump Taj Mahal Associates ("Taj Associates"), and its wholly owned subsidiary, Trump Taj Mahal Funding, Inc. ("Taj Funding"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Taj Associates was formed on June 23, 1988 as a New Jersey limited partnership. Taj Associates was converted to a general partnership in December 1990. The current partners and their respective ownership interests are Trump Taj Mahal, Inc. ("TTMI"), 49.995%, The Trump Taj Mahal Corporation ("TTMC"),
 .01%, and TM/GP Corporation ("TM/GP"), the managing general partner, and a wholly owned subsidiary of Taj Mahal Holding Corp. ("Taj Holding"), 49.995%.

  Taj Associates was formed for the purpose of acquiring, constructing and operating the Trump Taj Mahal Casino Resort (the "Taj Mahal"), an Atlantic City hotel, casino and convention center complex. On April 2, 1990, Taj Associates opened the Taj Mahal to the public.

  Taj Funding was incorporated on June 3, 1988 for the purpose of raising funds through the issuance of its 14% First Mortgage Bonds, Series A, due 1998 (the "Old Bonds"), the proceeds of which were loaned to Taj Associates for construction of the Taj Mahal. During 1991, as a result of a plan of reorganization (the "1991 Taj Restructuring"), the Old Taj Bonds were subsequently exchanged for the Taj Funding's 11.35% Mortgage Bonds, Series A, due 1999 (the "Taj Bonds"). Since Taj Funding has no business operations, its ability to repay the principal and interest on the Taj Bonds is completely dependent on the operations of Taj Associates.

  Donald J. Trump ("Trump") beneficially owns 50% of Taj Associates and has pledged his total ownership interest as collateral under various debt agreements.

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

  Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from hotel and other services are recognized at the time the related service is performed.

  Promotional Allowances

  Gross revenues includes the retail value of complimentary rooms, food, beverages, and other services furnished to patrons. The retail value of these promotional allowances is deducted from gross revenues to arrive at net revenues. The cost of promotional allowances is charged to operations.

  Promotional allowances consisted of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1992    1993    1994
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
   Rooms................................................ $23,692 $23,079 $25,562
   Food and Beverage....................................  34,403  30,734  32,581
   Other................................................   3,155   2,631   4,035
                                                         ------- ------- -------
                                                         $61,250 $56,444 $62,178
                                                         ======= ======= =======

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Income Taxes

  The accompanying financial statements do not include a provision for Federal income taxes of Taj Associates, since any income or losses allocated to the partners are reportable for Federal income tax purposes by the partners.

  Under the New Jersey Casino Control Commission regulations, Taj Associates is required to file a New Jersey corporation business tax return.

  Inventories

  Inventories are carried at cost on a weighted average basis.

  Property and Equipment

  Property and equipment is recorded at cost and is depreciated on the straight-line method over the estimated useful lives of assets. Estimated useful lives range from three to seven years for furniture, fixtures and equipment and 40 years for buildings and building improvements. Leasehold improvements are amortized over the term of the related lease commencing in the period these assets are placed in service.

  The interest expense associated with borrowings used to fund the purchase and construction of the Taj Mahal has been capitalized and is being amortized over the estimated useful life of the facility.

  Cash and Cash Investments

  Cash and cash investments include hotel and casino funds, funds on deposit with banks and temporary investments having a maturity of three months or less.

(2) LONG-TERM DEBT

  Long-term debt consisted of the following at December 31:

                                                             1993       1994
                                                           ---------  ---------
                                                             (IN THOUSANDS)
   First Mortgage Bonds (a)............................... $ 752,881  $ 765,130
   Unamortized discount...................................  (172,417)  (153,597)
                                                           ---------  ---------
   Net....................................................   580,464    611,533
   Bank term loan (b).....................................    45,314     45,138
   Other..................................................       792        773
                                                           ---------  ---------
     Total................................................   626,570    657,444
     Less: Current portion................................      (805)      (743)
                                                           ---------  ---------
                                                           $ 625,765  $ 656,701
                                                           =========  =========

---------------------
(a) Taj Funding's Bonds bear interest of 11.35% and are due November 15, 1999. Each Taj Bond, together with one share of Taj Holding's Class B redeemable common stock, par value $.01 per share, trade together as a unit ("Units"), and may not be transferred separately. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at the rate of 9.375% per annum (the "Mandatory Cash Interest Amount"). In addition to the Mandatory Cash Interest Amount, effective May 15, 1992 and annually thereafter, an additional amount of interest (the "Additional Amount") in cash or additional Taj Bonds or a combination thereof, is payable equal to the difference between 11.35% of the outstanding principal amount of the Taj Bonds and the Mandatory Cash Interest Amount previously paid. To the extent that there is excess available cash flow ("EACF") of Taj Associates, as defined in the related indenture, for

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) the immediately preceding calendar year, Taj Funding will pay the Additional Amount in cash up to 10.28% and the balance thereof may be paid at the option of Taj Funding in cash or additional Units, provided that an equivalent amount of cash is used to purchase or redeem Units. Additional Taj Bonds issued on October 4, 1991 amounted to approximately $7,208,000. For the period from the issuance of the Taj Bonds, October 4, 1991, through December 31, 1992, there was no EACF. Accordingly, Taj Funding paid the Additional Amounts on May 15, 1993 and May 15, 1992 through the issuance of approximately $14,579,000 and $8,844,000, respectively, in additional Taj Bonds. Of the $14,870,000 Additional Amount due May 15, 1994, $2,621,000 was paid in cash and the $12,249,000 balance in Taj Bonds. Of the $15,111,000 Additional Amount due May 15, 1995, Taj Associates expects to satisfy the obligation through the issuance of Taj Bonds.

  Since Taj Funding has no business operations, its ability to repay the principal and interest on the Bonds is completely dependent on the operations of Taj Associates. The Taj Bonds are guaranteed as to payment of principle and interest by Taj Associates and are collateralized by substantially all Taj Associates property.

  In accordance with AICPA Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code", the Bonds when issued were stated at the present value of amounts to be paid, determined at current interest rates (effective rate of approximately 18%). The effective interest rate of the Taj Bonds was determined based on the trading price of the Taj Bonds for a specific period. Stating the debt at its approximate present value resulted in a reduction of approximately $204,276,000 in the carrying amount of the Taj Bonds. This gain is being offset by increased interest costs over the period of the Taj Bonds to accrete such bonds to their face value at maturity. At December 31, 1994, the unaccreted balance of this discount approximated $153,597,000. The current interest rates of other borrowings approximated their stated interest rates as of the effective date. The accretion amounted to approximately $13,172,000 in 1992, $15,745,000 in 1993 and $18,820,000 in
  1994, and is included in interest expense.

(b) On November 3, 1989, Taj Associates entered into a loan agreement with National Westminster Bank, U.S.A. (the "NatWest Loan") which provided financing up to $50,000,000 for certain items of furniture, fixtures and equipment installed in the Taj Mahal. The terms of the NatWest Loan were modified in 1991 as part of the 1991 Taj Restructuring. The restructured NatWest Loan bears interest at 9 3/8% per annum. Principal and interest is payable monthly in the fixed amount of $373,000 to be applied first to accrued interest and the balance to the extent available, to principal, through maturity, November 15, 1999. Additionally, on May 15 of each year (May 15, 1992 through May 15, 1999), to the extent principal is still outstanding, NatWest will receive 16.5% of the EACF of the preceding calendar year in excess of the Additional Amount, to be applied first to accrued but unpaid interest, and then to principal.

  The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after acquired furniture, fixtures and equipment that replaces such property, or of the same type, provided, however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after acquired property up to 50% of the value of such after acquired property.

  In November 1991, Taj Associates obtained a working capital line of credit in the amount of $25,000,000 with a maturity of five years. In September 1994, Taj Associates extended the maturity to November 1999, in consideration of modifications of the terms of the facility. Interest on advances under the line are at prime plus 3% with a minimum of 0.666 per month. The Agreement provides for a 3/4% annual fee and a 1/2% unused line fee and contains various covenants. During 1993 and 1994, no amounts were outstanding under the line. During 1992, $8,000,000 was drawn under the line and repaid.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Aggregate annual maturities of long-term debt at accreted value are as follows:

            1995............................ $    743,000
            1996............................      423,000
            1997............................      233,000
            1998............................      256,000
            1999............................  809,386,000
            Thereafter......................            0

(3) TRANSACTIONS WITH AFFILIATES

  Taj Associates has engaged in certain transactions with Trump and entities that are wholly or partially owned by Trump. Amounts owed to (receivable from) at December 31 are as follows:

                                                                 1993    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
   Donald J. Trump (a)......................................... $  537  $   253
   Trump Taj Mahal Realty Corp. ("Realty Corp.") (b)...........    --       --
   Trump's Castle Associates (c)...............................     69       30
   Trump Plaza Associates (c)..................................    (73)    (131)
   Helicopter Air Services (d).................................    (43)     (43)
                                                                ------  -------
                                                                $  490  $   109
                                                                ======  =======

---------------------
(a) Taj Associates has entered into a Services Agreement (the "Services Agreement"), which provides that Trump will render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates. In consideration for the services to be rendered, Taj Associates will pay an annual fee equal to 1.5% of Taj Associates earnings before interest, taxes and depreciation, as defined, less capital expenditures and partnership distributions for such year, with a minimum base fee of $500,000. The services fee is payable monthly through November 15, 1999, although the agreement provides for earlier termination under certain events. Portions of the fee have been assigned to First Fidelity Bank in connection with the Loan to Realty Corp. which has been guaranteed by Trump. For the years ended December 31, 1992, 1993 and 1994, Taj Associates incurred $1,319,000, $1,566,000 and
    $1,353,000, respectively, under the Services Agreement. In addition, during 1993 and 1994, Taj Associates reimbursed Mr. Trump $232,000 and $224,000, respectively, for expenses pursuant to the Services Agreement, of which $127,000 and $149,000, respectively, was incurred to an affiliate for air transportation.

(b) The term of the lease between Taj Associates and Realty Corp. is through 2023 and provides for base rentals payable by Taj Associates, prior to the time that the NatWest Loan is paid in full, of $2,725,000 per year, plus 3 1/2% of the EACF in excess of the Additional Amount and, upon payment in full of the NatWest loan, increasing to include the payments to which NatWest is otherwise entitled under the amended NatWest Agreement (Note 3). The amended lease was assigned by Realty to First Fidelity Bank ("First Fidelity"). The first $3,300,000 received by First Fidelity each year will be applied to the interest due on the Realty Corp. loan (the "Loan"). Any additional sums paid will also reduce Taj Associates guarantee (see below) and the principal amount of the Loan. The Loan is secured by a first mortgage lien on the underlying parcels owned by Realty Corp.

  Pursuant to a limited subordinated guarantee Taj Associates will, under certain circumstances, reimburse First Fidelity for any deficiency in the amount owed to First Fidelity upon maturity of the Loan, up to a

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) maximum of $30,000,000, provided that First Fidelity first pursues its first mortgage lien on the parcels, and provided further that the Taj Bonds have been paid in full. Inasmuch as Taj Associates lease payments are Realty Corp's sole source of funds to satisfy the Loan and the amount of the Loan exceeds the estimated fair market value of the land by more than $30,000,000, Taj Associates recorded the present value of the maximum guarantee amount as of October 4, 1991. Discounted at 15%, a reasonable incremental cost of capital, the obligation amounted to approximately $9,103,000. This obligation is being accreted as interest expense over the life of the Taj Bonds and is included in Other Liabilities in the accompanying consolidated balance sheets. The accretion amounted to approximately $1,519,000, $1,763,000, and $2,047,000 for the years ended December 31, 1992, 1993 and 1994, respectively.

(c) Taj Associates engages in various transactions with the two other Atlantic City hotel/casinos owned by Trump. These transactions are charged at cost or normal selling price in the case of retail items and include the utilization of fleet maintenance and limousine services, certain shared professional fees and payroll costs as well as complimentary services offered to customers. During 1992, Taj Associates incurred approximately $622,000 and $93,000 of costs for these services from Trump's Castle Casino Resort ("Trump's Castle") and Trump Plaza, respectively. In addition, Taj Associates charged $67,000 and $309,000 to Trump's Castle and Trump Plaza, respectively, for similar services. During 1993, Taj Associates incurred approximately $1,100,000 and $83,000 of costs for these services from Trump's Castle and Trump Plaza, respectively. In addition, Taj Associates charged $256,000 and $255,000 to Trump's Castle and Trump Plaza, respectively, for similar services. During 1994, Taj Associates incurred approximately $1,167,000 and $149,000 of costs for these services from Trump's Castle and Trump Plaza, respectively. In addition, Taj Associates charged $235,000 and $361,000 to Trump's Castle and Trump Plaza, respectively, for similar services.

(d) Helicopter Air Services and the Trump Shuttle, Inc. (the "Trump Shuttle") provided aircraft charters and travel services to certain patrons of the Taj Mahal on behalf of Taj Associates. For the years ended December 31, 1992, 1993 and 1994, Taj Associates incurred no charges from Helicopter Air Services. During 1992, Taj Associates incurred charges of $29,000 from Trump Shuttle.

(4) OTHER CURRENT LIABILITIES

  The components of other current liabilities at December 31 consisted of the following:

                                                                 1993    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
   Payroll and related costs................................... $11,381 $14,806
   Self-insurance reserves.....................................   4,879   4,626
   Advertising/Marketing costs.................................   2,387   3,242
   Advance deposits............................................   1,046   3,022
   Unredeemed chip liability...................................   3,056   2,725
   Accrued taxes...............................................   2,912     912
   Progressive jackpot reserves................................   2,206     582
   Other.......................................................   6,233   7,187
                                                                ------- -------
                                                                $34,100 $37,102
                                                                ======= =======

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES

 LEASES AND EMPLOYMENT AGREEMENTS

  Taj Associates has entered into employment agreements with certain key employees and lease agreements for land, office and warehouse space under noncancellable operating leases expiring at various dates through 2023. At December 31, 1994, minimum commitments under these arrangements are as follows:

   1995............................................................. $ 8,186,000
   1996............................................................. $ 6,174,000
   1997............................................................. $ 4,637,000
   1998............................................................. $ 2,750,000
   1999............................................................. $ 2,725,000
   Thereafter....................................................... $65,400,000

  Rent expense was approximately $4,942,000, $4,520,000 and $5,027,000 for the years ended December 31, 1992, 1993 and 1994, respectively.

  Taj Associates leases the pier extending from the Taj Mahal 1,000 feet into the Atlantic Ocean (the "Steel Pier") from Realty Corp. A condition imposed on Taj Associates Coastal Area Facilities Review Act ("CAFRA") permit (which, in turn, is a condition of Taj Associates casino license) initially required that Taj Associates begin construction of certain improvements on the Steel Pier which were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which was $30,000,000. Such concept was approved by the New Jersey Department of Environmental Protection, the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. In March 1994 and 1995, Taj Associates received an additional one-year extension of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier as an amusement park.

 EMPLOYEE BENEFIT PLAN

  Effective January 1, 1989, Taj Associates established the Taj Mahal Retirement Savings Plan ("the Benefit Plan") for its employees over 21 years of age who are not covered by a collective bargaining agreement. The Benefit Plan is structured to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code and allows eligible participants to contribute up to 15% of their salary (certain limits apply, as defined) to the Benefit Plan with a matching Partnership contribution of 50% of the first 4% of such employee salary contribution. The funds are invested by a Benefit Plan trustee. Taj Associates contributions for the years ended December 31, 1992, 1993 and 1994 were $841,000, $870,000 and $938,000, respectively.

 CASINO LICENSE RENEWAL

  Taj Funding and Taj Associates are subject to regulation and licensing by the New Jersey Casino Control Commission (the "CCC"). Taj Associates' casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of Taj Associates and can be revoked at anytime. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to Taj Associates financial condition or for any other reason, the Casino Control Act (the "Casino Control Act") provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino's business and property,

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) subject to all valid liens, claims and encumbrances. On March 22, 1995, the CCC extended Taj Associates' casino license through June 30, 1995 in order to consolidate Taj Associates license renewal proceedings with Trump's Castle and the Taj Mahal (the "Other Trump Casinos"), at which time the CCC will conduct a plenary hearing for renewal of Taj Associates' casino license for a period of up to four years as provided by law.

 LEGAL PROCEEDINGS

  Taj Associates, its partners, certain of its employees and Taj Funding are involved in various legal proceedings incurred in the normal course of business. In the opinion of management of Taj Associates, the expected disposition of these proceedings would not have a material adverse affect on Taj Associates or TTMI's financial condition or results of operations.

 INVESTMENT OBLIGATION

  The Casino Control Act requires Taj Associates to make qualified investments, as defined, in New Jersey, or pay an investment alternative tax to the New Jersey Casino Reinvestment Development Authority ("CRDA"). Commencing in 1991, and for a period of thirty years thereafter, Taj Associates must either obtain investment tax credits, as defined, in an amount equivalent to 1.25% of its gross casino revenues or pay an alternative tax of 2.5% of its gross casino revenues, as defined. Investment tax credits may be obtained by making qualified investments, by depositing funds which may be converted to bonds by the CRDA or by donating previously deposited funds in exchange for future credits against tax liability. Taj Associates intends to satisfy its investment obligation primarily by depositing funds and donations of funds deposited. During 1994, Taj Associates contributed $9,500,000 of previous CRDA deposits, the carrying value of which was $4,750,000. Of the carrying value, $3,250,000 will become a leasehold improvement upon completion of the improvements during 1995, and $1,500,000 was a donation of previously deposited funds, which became a credit utilized in 1994 as a reduction of current year obligations. The deposits and bonds traditionally bear interest at below-market interest rates; accordingly, Taj Associates has reduced its carrying value of the deposits by 50% and charged operations approximately $2,563,000, $2,764,000 and $2,134,000 in 1992, 1993 and 1994, respectively. Taj Associates is required to satisfy its obligations to the CRDA through deposits on a quarterly basis. If such deposits are converted to bonds by the CRDA, such bonds will be accounted for under SFAS No. 115.

(6) PARTNERSHIP DISTRIBUTION

  Taj Associates is obligated to reimburse Taj Holding for its operating expenses which consist of directors and officers liability insurance, board of director fees and expenses, and administrative expenses. Total expenses for the years ended December 31, 1992, 1993 and 1994 approximated $1,825,000, $1,733,000 and $2,171,000, respectively.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments of Taj Funding and Taj Associates approximates fair value, as follows: (a) cash and cash equivalents and accrued interest payable are based on the short term nature of the financial instruments; and, (b) CRDA deposits are based on the valuation allowances to give effect to the below market interest rates.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The estimated fair values of the other financial instruments are as follows (Note 3):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1993     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
   11.35% Mortgage Bonds (a)
     Carrying Amount......................................... $580,464 $611,533
     Fair Value..............................................  761,350  512,638

---------------------
(a) The fair value of the Taj Bonds is based on quoted market prices as of December 31, 1993 and 1994.

  There are no quoted market prices for the Taj Associates-NatWest Loan and other debt and a reasonable estimate of their value could not be made without incurring excessive costs.

(8) FINANCIAL INFORMATION--TAJ FUNDING

  Financial information relating to Taj Funding as of and for the years ended December 31, 1993 and 1994 is as follows (in thousands):

                                                                1993     1994
                                                              -------- --------
Total Assets (including Mortgage Note Receivable of $752,881 and $765,130 and related interest receivable)..............  $771,018 $783,562
                                                              ======== ========
Total Liabilities and Capital (including Taj Bonds payable
 of $752,881 and $765,130 and related interest payable).....  $771,018 $783,562
                                                              ======== ========
Interest Income.............................................  $ 84,829 $ 86,322
                                                              ======== ========
Interest Expense............................................  $ 84,829 $ 86,322
                                                              ======== ========
Net Income..................................................  $    --  $    --
                                                              ======== ========

(9) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           FIRST     SECOND    THIRD    FOURTH
                                          QUARTER   QUARTER   QUARTER  QUARTER
                                          --------  --------  -------- --------
                                                    (IN THOUSANDS)
1992
----
Net Revenues............................. $104,274  $118,110  $135,203 $112,166
Income from Operations...................    8,134    18,229    25,802   15,862
Net Income (Loss)........................  (17,049)   (7,251)      159  (10,958)
1993
----
Net Revenues............................. $110,382  $126,364  $141,597 $120,568
Income from Operations...................   13,014    23,181    30,812   17,451
Net Income (Loss)........................  (13,003)   (3,192)    4,212  (10,556)
1994
----
Net Revenues............................. $111,297  $127,254  $147,987 $130,644
Income from Operations...................    7,902    14,980    31,308   22,444
Net Income (Loss)........................  (20,761)  (13,847)    3,286   (5,336)

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
(10) SUBSEQUENT EVENT

  On January 8, 1996, Trump Hotels & Casino Resorts Inc. (the "Company"), Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock of the Company (the "Common Stock") as shall have a market value equal to $30.00. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by the Company of up to $140,000,000 of Common Stock and the consummation of the offering by AC Holdings and its wholly owned subsidiary THCR Atlantic City Funding, Inc. of up to $1,180,000,000 aggregate principal amount of mortgage notes, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the Taj Bonds, (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire, by purchasing and/or defeasing, the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Taj Associates under the NatWest Loan, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust to obtain releases of the liens that Bankers Trust has with respect to Taj Associates, and (ix) pay related fees and expenses and related guaranties;

    (b) the contribution by Trump to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by the Company to AC Holdings of all of its indirect ownership interests in Taj Associates acquired in the Merger.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1994         1995
                                                     ------------ -------------
                                                                   (UNAUDITED)
                       ASSETS
Current assets:
  Cash and cash investments.........................   $ 61,196     $108,769
  Receivables, net of allowance of $5,354 and $4,059
   for doubtful accounts............................     15,443       15,759
  Inventory.........................................      6,431        6,950
  Prepaid expenses and other current assets.........      7,806        5,175
                                                       --------     --------
    Total Current Assets............................     90,876      136,653
                                                       ========     ========
Property and Equipment:
  Land..............................................     37,843       37,843
  Building .........................................    656,702      663,284
  Furniture, fixtures and equipment.................    160,372      170,047
  Leasehold improvements............................     31,243       31,253
                                                       --------     --------
                                                        886,160      902,427
    Less: Accumulated depreciation and amortization.   (179,375)    (207,825)
                                                       --------     --------
                                                        706,785      694,602
                                                       --------     --------
Other Assets........................................      9,951       12,470
                                                       --------     --------
  Total Assets......................................   $807,612     $843,725
                                                       ========     ========
              LIABILITIES AND CAPITAL
Current Liabilities:
  Long-term debt due currently......................   $    743     $    868
  Accounts payable..................................      3,256        5,880
  Accrued interest payable..........................      8,977       27,441
  Due to affiliates, net............................        109          547
  Other current liabilities.........................     37,102       38,303
                                                       --------     --------
    Total Current Liabilities.......................     50,187       73,039
                                                       --------     --------
Other long term liabilities.........................     32,912       29,644
                                                       --------     --------
Long-term debt net of unamortized discount of
 $153,597 and $137,108..............................    656,701      688,143
                                                       --------     --------
Commitments and Contingencies
Capital:
  Contributed capital...............................    123,765      123,765
  Accumulated deficit...............................    (55,953)     (70,866)
                                                       --------     --------
    Total Capital...................................     67,812       52,899
                                                       --------     --------
    Total Liabilities and Capital...................   $807,612     $843,725
                                                       ========     ========


  The accompanying notes to financial statements are an integral part of these condensed consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE NINE
                                                                 MONTHS
                                                             ENDED SEPTEMBER
                                                                   30,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
REVENUES:
  Gaming................................................... $345,329  $377,368
  Rooms....................................................   32,159    33,035
  Food and beverage........................................   44,110    42,933
  Other....................................................   13,742    11,479
                                                            --------  --------
    Gross revenues.........................................  435,340   464,815
  Less--Promotional allowances.............................   48,802    47,519
                                                            --------  --------
    Net revenues...........................................  386,538   417,296
COST AND EXPENSES:
  Gaming...................................................  196,412   208,671
  Rooms....................................................   11,491    11,500
  Food and beverage........................................   18,142    18,597
  General and administrative...............................   77,359    73,717
  Depreciation and amortization............................   28,944    32,407
                                                            --------  --------
                                                             332,348   344,892
                                                            --------  --------
Income from operations.....................................   54,190    72,404
Interest income............................................    1,343     2,752
Interest expense...........................................  (86,855)  (88,864)
                                                            --------  --------
Net loss................................................... $(31,322) $(13,708)
                                                            ========  ========


  The accompanying notes to financial statements are an integral part of these condensed consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
             CONDENSED CONSOLIDATED STATEMENT OF CAPITAL (DEFICIT)
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                            ACCUMULATED
                                                CONTRIBUTED   SURPLUS    TOTAL
                                                  CAPITAL    (DEFICIT)  CAPITAL
                                                ----------- ----------- -------
Balance, December 31, 1994.....................  $123,765    $(55,953)  $67,812
Net loss for the nine months ended
 September 30, 1995............................       --      (13,708)  (13,708)
                                                 --------    --------   -------
Partnership distribution.......................       --       (1,205)   (1,205)
                                                 --------    --------   -------
Balance, September 30, 1995....................  $123,765    $(70,866)  $52,899
                                                 ========    ========   =======



  The accompanying notes to financial statements are an integral part of these condensed consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                               FOR THE NINE
                                                               MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1994      1995
                                                             --------  --------
Cash Flows from Operating Activities:
  Net loss.................................................. $(31,322) $(13,708)
  Adjustments to reconcile net loss
   to net cash flows provided by operating activities--
   Depreciation and amortization............................   28,944    32,407
   Charges related to lease guarantee.......................    1,506     1,748
  Accretion of discount on Bond indebtedness................   13,795    16,489
  Other adjustments to reduce the carrying value
   of non current assets....................................    2,148     2,315
  Provision for doubtful accounts...........................    1,809     3,825
                                                             --------  --------
                                                               16,880    43,076
  Changes in operating assets and liabilities:
   Receivables, net.........................................   (1,688)   (4,141)
   Inventory................................................   (1,883)     (519)
   Other current assets.....................................     (673)    2,114
   Other assets.............................................     (654)     (204)
   Due to affiliates, net...................................     (451)      438
   Accounts payable.........................................    2,251     2,624
   Accrued interest payable.................................   26,693    29,909
   Other liabilities........................................       87        13
                                                             --------  --------
    Net cash flows provided by operating activities.........   40,562    73,310
                                                             --------  --------
Cash Flows from Investing Activities:
  Purchase of property and equipment........................  (15,749)  (19,477)
  Investment in CRDA obligation.............................   (4,000)   (4,274)
                                                             --------  --------
    Net cash flows used in investing activities.............  (19,749)  (23,751)
                                                             --------  --------
Cash Flows from Financing Activities:
  Repayments of borrowings..................................     (645)     (781)
  Partnership distribution..................................   (1,710)   (1,205)
                                                             --------  --------
    Net cash flows used in financing activities.............   (2,355)   (1,986)
                                                             --------  --------
Net Increase (Decrease) in Cash and Cash Investments........   18,458    47,573
Cash and Cash Investments Beginning of Period...............   58,044    61,196
                                                             ========  ========
Cash and Cash Investments End of Period..................... $ 76,502  $108,769
                                                             ========  ========
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest.................... $ 42,074  $ 40,718
                                                             ========  ========
Supplemental Disclosure of Non-Cash Transactions:
  Issuance of PIK bonds in lieu of cash interest............ $ 12,249  $ 15,112
                                                             ========  ========

  The accompanying notes to financial statements are an integral part of these condensed consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) ORGANIZATION AND OPERATIONS

  The accompanying consolidated financial statements include those of Trump Taj Mahal Associates ("Taj Associates"), and its wholly owned subsidiary, Trump Taj Mahal Funding, Inc. ("Taj Funding"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Taj Associates was formed on June 23, 1988, as a New Jersey limited partnership. Taj Associates was converted to a general partnership in December, 1990. The current partners and their respective ownership interests are Trump Taj Mahal, Inc. ("TTMI"), 49.995%, The Trump Taj Mahal Corporation ("TTMC"),
 .01%, and TM/GP Corporation ("TM/GP"), the managing general partner, and a wholly owned subsidiary of Taj Mahal Holding Corp. ("Taj Holding"), 49.995%.

  The accompanying financial statements have been prepared by Taj Associates and Taj Funding without audit. In the opinion of Taj Associates and Taj Funding, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position, results of operations and changes in cash flows for the periods presented, have been made.

  The accompanying financial statements have been prepared by Taj Associates and Taj Funding pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, certain information and note disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in Taj Associates and Taj Funding's December 31, 1994 Annual Report on Form 10-K.

  Donald J. Trump ("Trump") beneficially owns 50% of Taj Associates and has pledged his total ownership interest as collateral under various debt agreements.

  The casino industry in Atlantic City is seasonal in nature. Therefore, results of operations for the three and nine months ended September 30, 1995 and 1994 are not necessarily indicative of the operating results for a full year.

(2) BORROWINGS

  Long term debt consists of bank debt and outstanding bonds. Taj Funding's first bonds bear interest at the rate of 11.35% and are due November 15, 1999 (the "Taj Bonds"). Each $1,000 principal amount of Taj Bonds, together with one share of Class B Common Stock of Taj Holding ("Taj Holding Class B Common Stock"), trade together as a Unit, and may not be transferred separately. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at the rate of 9.375% per annum (the "Mandatory Cash Interest Amount"). In addition to the Mandatory Cash Interest Amount, effective May 15, 1992 and annually thereafter, an additional amount of interest (the "Additional Amount") in cash or additional Taj Bonds or a combination thereof, is payable equal to the difference between 11.35% of the outstanding principal amount of the Taj Bonds and the Mandatory Cash Interest Amount previously paid. To the extent that there is excess available cash flow ("EACF") of Taj Associates, as defined in the Indenture governing the Taj Bonds, for the immediately preceding calendar year, Taj Funding will pay the Additional Amount in cash up to 10.28% and the balance thereof may be paid at the option of Taj Funding in cash or additional Units, provided that an equivalent amount of cash is used to purchase or redeem Units. Additional Taj Bonds issued on October 4, 1991 amounted to approximately $7,208,000. For the period from the issuance of the Taj Bonds, October 4, 1991 through December 31, 1992, there was no EACF. Accordingly, Taj Funding paid the Additional Amounts on May 15, 1993 and May 15, 1992 through the issuance of approximately $14,579,000 and $8,844,000,

                   TRUMP TAJ MAHAL ASSOCIATES, AND SUBSIDIARY
              NOTES TO CONDENSED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
respectively, in additional Taj Bonds. Of the $14,870,000 Additional Amount due May 15, 1994, $2,621,000 was paid in cash and the $12,249,000 balance in Taj Bonds. Of the $15,112,000 Additional Amount due May 15, 1995, Taj Funding satisfied the entire obligation through the issuance of Taj Bonds.

  Since Taj Funding has no business operations, its ability to repay the principal and interest on the Taj Bonds is completely dependent on the operations of Taj Associates. The Taj Bonds are guaranteed as to payment of principle and interest by Taj Associates and are collateralized by substantially all Taj Associates' property.

  In accordance with AICPA Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code", the Bonds when issued were stated at the present value of amounts to be paid, determined at current interest rates (effective rate of approximately 18%). The effective interest rate of the Taj Bonds was determined based on the trading price of the Taj Bonds for a specific period. Stating the debt at its approximate present value resulted in a reduction of approximately $204,276,000 in the carrying amount of the Taj Bonds. This gain is being offset by increased interest costs over the period of the Taj Bonds to accrete such Taj Bonds to their face value at maturity. At September 30, 1995, the unaccreted balance of this discount was approximately $137,108,000. The current interest rates of other borrowings approximated their stated interest rates as of the effective date.

  Taj Associates also has a loan agreement (the "NatWest Loan") with National Westminster Bank, U.S.A. ("NatWest") which provided financing up to $50,000,000 for certain items of furniture, fixtures and equipment installed in the Trump Taj Mahal Casino Resort. The NatWest Loan bears interest at 9 3/8% per annum. Principal and interest is payable monthly in the fixed amount of $373,000 to be applied first to accrued interest and the balance to the extent available, to principal, through maturity, November 15, 1999. Additionally, on May 15 of each year while principal is still outstanding, NatWest will receive 16.5% of the EACF of the preceding calendar year in excess of the Additional Amount, to be applied first to accrued but unpaid interest, and then to principal.

  The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after acquired furniture, fixtures and equipment that replaces such property, or of the same type, provided however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after acquired property up to 50% of the value of such after acquired property.

  In November 1991,Taj Associates obtained a working capital line of credit in the amount of $25,000,000 with a maturity of five years. In September 1994, Taj Associates extended the maturity to November 1999, in consideration for modifications of the terms of the facility. Interest on advances under the line are at prime plus 3% with a minimum of 0.666% per month. The agreement provides for a 3/4% annual fee and a 1/2% unused line fee and contains various covenants. During 1995 and 1994, no amounts were outstanding under the line.

(3) CASINO LICENSE RENEWAL

  Taj Funding and Taj Associates are subject to regulation and licensing by the New Jersey Casino Control Commission (the "CCC"). The Taj Associates' casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of the Partnership and can be revoked at anytime. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to Taj Associates' financial condition or for any other reason, the Casino Control Act (the "Casino Control Act") provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino's business and property, subject to all valid liens, claims and encumbrances. On June 22, 1995, the CCC renewed Taj Associates casino license for four years, through March 31, 1999.

                   TRUMP TAJ MAHAL ASSOCIATES, AND SUBSIDIARY
              NOTES TO CONDENSED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
(4) LEGAL PROCEEDINGS

  Taj Associates, its Partners, certain of its employees and Taj Funding are involved in various legal proceedings incurred in the normal course of business. In the opinion of management of Taj Associates, the expected disposition of these proceedings would not have a material adverse effect on the Taj Associates' or Taj Funding's financial condition or results of operations.

(5) PARTNERSHIP DISTRIBUTION

  Taj Associates is obligated to reimburse Taj Holding for its operating expenses which consist of directors and officers liability insurance, board of director fees and expenses, and administrative expenses. Total expenses for the nine months ended September 30, 1995 and 1994 approximated $1,205,000 and $1,710,000, respectively.
(6) FINANCIAL INFORMATION TAJ FUNDING

     Financial information relating to Taj Funding is as follows (in thousands):

                                                          DECEMBER   SEPTEMBER
                                                          31, 1994   30, 1995
                                                          --------- -----------
                                                                    (UNAUDITED)
      Total Assets (including Mortgage Note
       Receivable of $765,130 and $780,242
       in addition to related interest receivable)....... $ 783,562  $813,472
      Total Liabilities and Capital (including
       Taj Bonds payable of $765,130 and
       $780,242 and in addition to related interest pay-
       able)............................................. $ 783,562   813,472
                                                            1994       1995
      Three months ending September 30:                   --------- -----------
      Interest Income.................................... $  21,711  $ 22,140
      Interest Expense................................... $  21,711  $ 22,140
      Net Income......................................... $     --   $    --
      Nine months ending September 30:
      Interest Income.................................... $  64,611  $ 65,775
      Interest Expense................................... $  64,611  $ 65,775
      Net Income......................................... $     --   $    --

(7)  SUBSEQUENT EVENTS

  On January 8, 1996, Trump Hotels & Casino Resorts, Inc. (the "Company"), Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Taj Holding Class A Common Stock will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock of the Company par value $.01 per share ("Common Stock"), or shall have a market value equal to $30.00. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by the Company of up to $140,000,000 of Common Stock and the consummation of the offering by Trump Plaza Holding Associates ("AC Holdings") and its wholly owned subsidiary THCR Atlantic City Funding, Inc. of up to $1,180,000,000 aggregate principal amount

                   TRUMP TAJ MAHAL ASSOCIATES, AND SUBSIDIARY
              NOTES TO CONDENSED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)
  of mortgage notes, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the Taj Bonds, (iii) redeem the outstanding shares of Taj Holding Class B Common Stock as required in connection with the redemption of the Taj Bonds, (iv) retire, by purchasing and/or defeasing, the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Taj Associates under the NatWest Loan, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust to obtain releases of the liens that Bankers Trust has with respect to Taj Associates and related guarantees, and (ix) pay related fees and expenses;

    (b) the contribution by Trump to THCR Holdings of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by the Company to AC Holdings (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOT ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................  20
Use of Proceeds..........................................................  36
Price Range of Common Stock..............................................  37
Dividend Policy..........................................................  37
Capitalization...........................................................  38
Selected Historical Combined Financial Information.......................  39
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  42
Unaudited Pro Forma Financial Information................................  59
Business.................................................................  66
Regulatory Matters.......................................................  97
Management............................................................... 110
Certain Transactions..................................................... 121
Security Ownership of Certain Beneficial Owners and Management........... 127
Description of Capital Stock............................................. 128
Description of the THCR Holdings Partnership Agreement................... 132
Shares Eligible for Future Sale.......................................... 137
Special Tax Considerations for Foreign Shareholders...................... 138
Underwriting............................................................. 140
Legal Matters............................................................ 141
Experts.................................................................. 141
Available Information.................................................... 142
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       SHARES

                                    (LOGO)

                      TRUMP HOTELS & CASINO RESORTS, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION
                             SALOMON BROTHERS INC
                           BT SECURITIES CORPORATION

                                       , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Common Stock being registered, all of which will be paid by THCR Holdings. All amounts are estimates except the registration fee, the NASD filing fee and the NYSE listing fee.

   Registration Fee..................................................... $
   NASD Filing Fee......................................................
   Blue Sky Fees and Expenses...........................................
   New York Stock Exchange Listing Fee..................................
   Accounting Fees and Expenses.........................................
   Legal Fees and Expenses..............................................
   Printing and Engraving Fees and Expense..............................
   Miscellaneous........................................................
                                                                         ------
     Total.............................................................. $
                                                                         ======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers against liabilities and expenses they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in or not opposed to the best interests of the corporation.

  Article IX of Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Company) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in Article IX.

  No director or officer shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer
(A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

    (i) shall have breached his duty of loyalty to the Company or its stockholders;

    (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

    (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    (iv) shall have derived an improper personal benefit.

  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the formation and capitalization of the Company, on March 29, 1995, the Company sold to Donald J. Trump 100 shares of its Common Stock for $300.00. In connection with the June 1995 public offering of its Common Stock, on June 6, 1995, the Company issued to Donald J. Trump 1,000 shares of its Class B Common Stock in exchange for Mr. Trump's contribution to THCR Holdings.

  On June 12, 1995, the Company issued to Nicholas L. Ribis, under its 1995 Stock Incentive Plan, (a) a stock bonus award of 66,667 shares of its Common Stock, (b) a phantom stock unit award of 66,666 units, entitling Mr. Ribis to receive 66,666 shares of its Common Stock and (c) an award of nonqualified stock options entitling Mr. Ribis to purchase 133,333 shares of its Common Stock. The options have an exercise price of $14.00 per share.

  The foregoing sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (A)         EXHIBITS
   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
    1.1*       Underwriting Agreement, dated      , 1996 among Trump Hotels &
               Casino Resorts, Inc., Donaldson, Lufkin & Jenrette Securities
               Corporation and BT Securities Corporation.
    2.1(13)    Agreement and Plan of Merger, dated January 8, 1996, between
               Trump Hotels & Casino Resorts, Inc., Taj Mahal Holding Corp. and
               THCR Merger Corp.
    2.1.1(14)  Amendment to Agreement and Plan of Merger, dated January 31,
               1996, by and among Trump Hotels & Casino Resorts, Inc., Taj
               Mahal Holding Corp. and THCR Merger Corp.
    3.1(12)    Amended and Restated Certificate of Incorporation of Trump
               Hotels & Casino Resorts, Inc.
    3.2(12)    Amended and Restated By-Laws of Trump Hotels & Casino Resorts,
               Inc.
    4.1(7)     Mortgage Note Indenture, among Trump Plaza Funding, Inc., as issuer, Trump Plaza Associates, as guarantor, and First Bank
               National Association, as trustee.
    4.2(7)     Indenture of Mortgage, between Trump Plaza Associates, as
               mortgagor, and Trump Plaza Funding, Inc., as mortgagee.
    4.3(7)     Assignment Agreement between Trump Plaza Funding, Inc., and
               First Bank National Association, as trustee.

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
    4.4(7)     Assignment of Operating Assets from Trump Plaza Associates to
               Trump Plaza Funding, Inc.
    4.5(7)     Assignment of Leases and Rents from Trump Plaza Associates to
               Trump Plaza Funding, Inc.
    4.6(7)     Indenture of Mortgage between Trump Plaza Associates and First
               Bank National Association, as trustee.
    4.7(7)     Assignment of Leases and Rents from Trump Plaza Associates to
               First Bank National Association, as trustee.
    4.8(7)     Assignment of Operating Assets from Trump Plaza Associates to
               First Bank National Association, as trustee.
    4.9(7)     Trump Plaza Associates Note to Trump Plaza Funding, Inc.
    4.10(7)    Mortgage Note Certificate (included in Exhibit 4.1).
    4.11(7)    Pledge Agreement of Trump Plaza Funding, Inc., in favor and for the benefit of First Bank National Association, as trustee.
    4.12-4.16  Intentionally omitted.
    4.17(12)   Senior Secured Note Indenture between Trump Hotels & Casino
               Resorts Holdings, L.P. and Trump Hotels & Casino Resorts
               Funding, Inc., as issuers, and First Bank National Association, as trustee.
    4.18(12)   Senior Secured Note Certificate (included in Exhibit 4.17).
    4.19.1(12) Pledge Agreement, dated June 12, 1995, from Trump Hotels &
               Casino Resorts Holdings, L.P., as pledgor to First Bank National
               Association as collateral agent, on behalf of First Bank
               National Association in its respective capacities as trustees.
    4.19.2(12) Pledge Agreement, dated June 12, 1995, from Trump Hotels &
               Casino Resorts Holdings, L.P., as pledgor to First Bank National
               Association as trustee.
    4.19.3(12) Pledge Agreement, dated June 12, 1995, from Trump Plaza Holding
               Associates, as pledgor to First Bank National Association as collateral agent, on behalf of First Bank National Association in its respective capacities as trustees.
    4.19.4(12) Pledge Agreement, dated June 12, 1995, from Trump Plaza Holding,
               Inc. as pledgor to First Bank National Association as collateral agent, on behalf of First Bank National Association in its respective capacities as trustees.
    4.20       Intentionally omitted.
    4.21-4.23  Intentionally omitted.
    4.24(12)   Cash Collateral and Disbursement Agreement, dated June 12, 1995, among First Bank National Association, as disbursement agent,
               First Bank National Association, as trustee, and Trump Hotels &
               Casino Resorts Holdings, L.P. and Trump Hotels & Casino Resorts
               Funding, Inc., as issuers.
    4.25(11)   Certificate of Common Stock of Trump Hotels & Casino Resorts,
               Inc.
    5.1*       Opinion of Willkie Farr & Gallagher.
   10.1-10.6   Intentionally omitted.
   10.7(9)     Employment Agreement between Trump Plaza Associates and Barry
               Cregan.
   10.8-10.9   Intentionally omitted.
   10.10(3)    Agreement of Lease, dated as of July 1, 1980, by and between SSG
               Enterprises, as lessor and Atlantic City Seashore 2, Inc., as lessee, as SSG Enterprises' interest has been assigned to
               Seashore Four, and as Atlantic City Seashore 2, Inc.'s interest has been, through various assignments, assigned to Trump Plaza
               Associates (with schedules).

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
   10.11(3)    Agreement of Lease, dated July 11, 1980, by and between Plaza
               Hotel Management Company, as lessor, and Atlantic City Seashore
               3, Inc., as lessee, as Atlantic City Seashore 3, Inc.'s interest has been, through various assignments, assigned to Trump Plaza
               Associates (with schedules).
   10.12(3)    Agreement of Lease, dated as of July 1, 1980, by and between
               Magnum Associates and Magnum Associates II, as lessor and
               Atlantic City Seashore 1, Inc., as lessee, as Atlantic City
               Seashore 1, Inc.'s interest has been, through various
               assignments, assigned to Trump Plaza Associates (with
               schedules).
   10.13-10.15 Intentionally omitted.
   10.16(1)    Trump Plaza Hotel and Casino Retirement Savings Plan effective as of November 1, 1986.
   10.17-10.20 Intentionally omitted.
   10.21(4)    Assignment of Lease, dated as of July 28, 1988, by and between
               Magnum Associates and Magnum Associates II, as assignor, Trump
               Seashore Associates, as assignee, and Trump Plaza Associates, as lessee.
   10.22-10.27 Intentionally omitted.
   10.28(2)    Option Agreement, dated as of February 2, 1993, between Donald
               J. Trump and Trump Plaza Associates.
   10.29       Intentionally omitted.
   10.30(5)    Amended and Restated Services Agreement between Trump Plaza
               Associates and Donald J. Trump.
   10.31-10.32 Intentionally omitted.
   10.33(6)    Mortgage from Donald J. Trump, as nominee, to Albert Rothenberg and Robert Rothenberg, dated October 3, 1983.
   10.34(6)    Intentionally omitted.
   10.35(6)    Mortgage from Trump Plaza Associates to The Mutual Benefit Life
               Insurance Company, dated October 5, 1990.
   10.35.1(6)  Collateral Assignment of Leases from Trump Plaza Associates to
               The Mutual Benefit Life Insurance Company, dated October 5,
               1990.
   10.36-10.37 Intentionally omitted.
   10.38(8)    Employment Agreement between Trump Plaza Associates and Nicholas
               L. Ribis.
   10.38.1(12) Employment Agreement between Trump Hotels & Casino Resorts
               Holdings, L.P. and Nicholas L. Ribis (with exhibits).
   10.39(8)    Severance Agreement between Trump Plaza Associates and Robert M.
               Pickus.
   10.40(13)   Employment Agreement, dated as of February 7, 1995, between
               Trump Plaza Associates and Kevin S. Smith.
   10.41(10)   Employment Agreement between Trump Plaza Associates and James A.
               Rigot.
   10.42(10)   Option and Right of First Offer Agreement between Trump Plaza
               Associates and Missouri Boardwalk Inc., dated June 24, 1993.
   10.43(10)   Lease between Donald J. Trump and Missouri Boardwalk Inc., dated
               June 24, 1993.
   10.44(10)   Sublease between Donald J. Trump and Missouri Boardwalk Inc., dated June 24, 1993.
   10.45       Intentionally omitted.
   10.46(12)   Executive Agreement among Donald J. Trump, Trump Hotels & Casino
               Resorts, Inc. and Trump Hotels & Casino Resorts Holdings, L.P.

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
   10.47(12)   1995 Stock Incentive Plan of Trump Hotels & Casino Resorts, Inc.
   10.48(11)   Sales and Construction Agreement, dated May 1, 1995, between
               Trump Indiana, Inc. and Atlantic Marine, Inc.
   10.49(11)   Agreement of Sale, dated May 10, 1995, between Trump Indiana,
               Inc. and Lehigh Portland Cement Company.
   10.50(11)   Acquisition Agreement, dated April 27, 1995, between Trump
               Oceanview, Inc. and The New Jersey Sports and Exposition
               Authority.
   10.51(11)   Amended and Restated Partnership Agreement of Trump Hotels &
               Casino Resorts Holdings, L.P.
   10.52(12)   Exchange and Registration Rights Agreement, dated June 12, 1995, between Trump Hotels & Casino Resorts, Inc. and Donald J. Trump.
   10.53(12)   Contribution Agreement, dated June 12, 1995, between Trump
               Hotels & Casino Resorts Holdings, L.P. and Donald J. Trump.
   10.54(12)   Trademark License Agreement, dated June 12, 1995, between Donald
               J. Trump and Trump Hotels & Casino Resorts Holdings, L.P.
   10.55(12)   Trademark Security Agreement, dated June 12, 1995, between Trump
               Hotels & Casino Resorts, Inc. and Donald J. Trump.
   10.56(11)   Agreement of Sublease between Donald J. Trump and Time Warner
               Entertainment Company, L.P., as amended.
   10.57       Intentionally omitted.
   10.58(12)   Promissory Note of Donald J. Trump in favor of Trump Hotels &
               Casino Resorts Holdings, L.P.
   10.59(15)   First Amended and Restated Operating Agreement of Buffington
               Harbor Riverboat, L.L.C. by and between Trump Indiana, Inc. and
               Barden-Davis Casinos, L.L.C., dated as of October 31, 1995.
   10.60(15)   Form of Loan and Security Agreement, by and between debis
               Financial Services, Inc. and Trump Indiana, Inc., dated August
               30, 1995.
   10.61(15)   Voting Agreement between Donald J. Trump and Trump Hotels &
               Casino Resorts, Inc., dated January 8, 1996.
   21*         List of Subsidiaries of Trump Hotels & Casino Resorts, Inc.
   23.1        Consent of Arthur Andersen LLP.
   23.2        Intentionally omitted.
   23.3*       Consent of Willkie Farr & Gallagher (included in Exhibit 5.1).
   23.4*       Consent of Sterns & Weinroth.
   23.5*       Consent of Tabbert Hahn & Zanetis, P.C.
   24.1(16)    Power of Attorney.

---------------------
*To be filed by amendment.
(1) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the year ended December 31, 1986.
(2) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the year ended December 31, 1992.

(3) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-4604, of Trump Plaza Funding, Inc.
(4) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. for the fiscal year ended December 31, 1990.
(5) Previously filed in the Registration Statement on Form S-1, Registration No. 33-58608, of Trump Plaza Holding Associates.
(6) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-58602, of Trump Plaza Funding, Inc. and Trump Plaza Associates.
(7) Incorporated herein by reference to the identically numbered Exhibit in the Registration Statement on Form S-1, Registration No. 33-58608, of Trump Plaza Holding Associates.
(8) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Plaza Holding Associates for the year ended December 31, 1993.
(9) Incorporated herein by reference to the identically numbered Exhibit in the Quarterly Report on Form 1O-Q of Trump Plaza Funding, Inc. for the quarter ended September 30, 1994.
(10) Incorporated herein by reference to the identically numbered Exhibit in the Annual Report on Form 10-K of Trump Plaza Funding, Inc. and Trump Plaza Holding Associates for the year ended December 31, 1994.
(11) Incorporated herein by reference to the identically numbered Exhibit to the Registration Statement on Form S-1, Registration No. 33-90784, of Trump Hotels & Casino Resorts, Inc.
(12) Incorporated herein by reference to the identically numbered Exhibit in the Quarterly Report on Form 10-Q of Trump Hotels & Casino Resorts, Inc., Trump Hotels & Casino Resorts Holdings, L.P. and Trump Hotels & Casino Resorts Funding, Inc. for the quarter ended June 30, 1995.
(13) Incorporated herein by reference to the identically numbered Exhibit on the Current Report on Form 8-K of Trump Hotels & Casino Resorts, Inc., dated January 10, 1996.
(14) Incorporated herein by reference to the identically numbered Exhibit on the Current Report on Form 8-K of Trump Hotels & Casino Resorts, Inc., dated February 1, 1996.
(15) Incorporated herein by reference to the identically numbered Exhibit to the Registration Statement on Form S-4, Registration No. 333-153, of Trump Hotels & Casino Resorts, Inc.
(16) Contained on the signature page of this Registration Statement.

  (B) FINANCIAL STATEMENT SCHEDULES

  SCHEDULE II--Valuation and Qualifying Accounts of Trump Plaza Holding
              Associates and Trump Plaza Associates for the years ended December 31, 1992, 1993 and 1994.

  SCHEDULE II--Valuation and Qualifying Accounts of Trump Taj Mahal
              Associates and Trump Taj Mahal Funding, Inc. for the years ended December 31, 1992, 1993 and 1994.

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes as follows:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on February 1, 1996.

                                          TRUMP HOTELS & CASINO RESORTS, INC.

                                            /s/ Donald J. Trump
                                          By __________________________________
                                            Name:Donald J. Trump
                                            Title:Chairman of the Board of
                                            Directors

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Trump Hotels & Casino Resorts, Inc. whose signature appears below constitutes and appoints Donald J. Trump and Nicholas L. Ribis, and each of them, his true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                        TITLE                 DATE

  /s/ Donald J. Trump                  Chairman of the           February 1,
-------------------------------------   Board of Directors           1996
           DONALD J. TRUMP

        /s/ Nicholas L. Ribis          President, Chief          February 1,
-------------------------------------   Executive Officer            1996
          NICHOLAS L. RIBIS             and Director
                                        (principal
                                        executive and
                                        financial officer)

        /s/ Wallace B. Askins          Director                  February 1,
-------------------------------------                                1996
          WALLACE B. ASKINS

          /s/ Don M. Thomas            Director                  February 1,
-------------------------------------                                1996
            DON M. THOMAS

          /s/ Peter M. Ryan            Director                  February 1,
-------------------------------------                                1996
            PETER M. RYAN

          /s/ John P. Burke            Senior Vice               February 1,
-------------------------------------   President of                 1996
            JOHN P. BURKE               Corporate Finance
                                        (principal
                                        accounting officer)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Plaza Holding Associates and  Trump Plaza Associates:

  We have audited in accordance with generally accepted auditing standards, the financial statements of Trump Plaza Holding Associates and Trump Plaza Associates (Partnerships) included in this registration statement and have issued our report thereon dated February 18, 1995 (except with respect to the matters discussed in Note 10, as to which the date is January 31, 1996). Our audit was made for the purposes of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Partnerships' management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
February 18, 1995 (except with respect to the matters discussed in Note 10, as to which the date is January 31, 1996)

                                                                     SCHEDULE II

    TRUMP PLAZA HOLDING ASSOCIATES AND TRUMP PLAZA ASSOCIATES VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 1992 1993 AND 1994

                            BALANCE AT  CHARGED TO    OTHER         BALANCE AT
                             BEGINNING  COSTS AND    CHANGES          END OF
                             OF PERIOD   EXPENSES  (DEDUCTIONS)       PERIOD
                            ----------- ---------- ------------     -----------
YEAR ENDED DECEMBER 31,
 1992
  Allowances for doubtful
   accounts................ $20,231,000 $4,675,000 $(10,504,000)(A) $14,402,000
                            =========== ========== ============     ===========
  Valuation allowance for
   interest differential on
   CRDA bonds.............. $ 1,385,000 $  645,000 $    (96,000)(B) $ 1,934,000
                            =========== ========== ============     ===========
YEAR ENDED DECEMBER 31,
 1993
  Allowances for doubtful
   accounts................ $14,402,000 $   90,000 $ (3,876,000)(A) $10,616,000
                            =========== ========== ============     ===========
  Valuation allowance for
   interest differential on
   CRDA bonds.............. $ 1,934,000 $1,047,000          --      $ 2,981,000
                            =========== ========== ============     ===========
YEAR ENDED DECEMBER 31,
 1994
  Allowances for doubtful
   accounts................ $10,616,000 $  323,000 $ (2,446,000)(A) $ 8,493,000
                            =========== ========== ============     ===========
  Valuation allowance for
   interest differential on
   CRDA bonds.............. $ 2,981,000 $  838,000 $ (1,645,000)(B) $ 2,174,000
                            =========== ========== ============     ===========

---------------------
(A) Write-off of uncollectible accounts.
(B) Write-off of allowance applicable to contribution of CRDA deposits.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Taj Mahal Associates and Subsidiary:

  We have audited in accordance with generally accepted auditing standards, the financial statements of Trump Taj Mahal Associates (Partnership) and Subsidiary included in this registration statement and have issued our report thereon dated March 22, 1995 (except with respect to the matter discussed in Note 10, as to which the date is January 31, 1996). Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is the responsibility of the Partnership's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 22, 1995 (except with respect to the matter discussed in Note 10, as to which the date is January 31, 1996)

          TRUMP TAJ MAHAL ASSOCIATES AND TRUMP TAJ MAHAL FUNDING, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994

                             (DOLLARS IN THOUSANDS)

                           BALANCE AT CHARGED TO CHARGED  DEDUCTIONS   BALANCE
                           BEGINNING  COSTS AND  TO OTHER    FROM      AT END
                           OF PERIOD   EXPENSES  ACCOUNTS  RESERVES   OF PERIOD
                           ---------- ---------- -------- ----------  ---------
December 31, 1992:
  Allowance for doubtful
   receivables............  $ 5,664     $6,197     $--      $6,586(B)  $ 5,275
  Valuation allowance for
   CRDA investments (A)...    1,806      2,563      --         --        4,369
                            -------     ------     ----     ------     -------
                            $ 7,470     $8,760     $--      $6,586     $ 9,644
                            =======     ======     ====     ======     =======
December 31, 1993:
  Allowance for doubtful
   receivables............  $ 5,275     $3,472     $--      $4,401(B)  $ 4,346
  Valuation allowance for
   CRDA investments (A)...    4,369      2,764      --         --        7,133
                            -------     ------     ----     ------     -------
                            $ 9,644     $6,236     $--      $4,401     $11,479
                            =======     ======     ====     ======     =======
December 31, 1994:
  Allowance for doubtful
   receivables............  $ 4,346     $2,974     $--      $3,261(B)  $ 4,059
  Valuation allowance for
   CRDA investments (A)...    7,133      2,134      --       4,753       4,514
                            -------     ------     ----     ------     -------
                            $11,479     $5,108     $--      $8,014     $ 8,573
                            =======     ======     ====     ======     =======

---------------------
(A) See Note 5 to financial statements.

(B) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

   EXHIBIT NO.      DESCRIPTION OF EXHIBIT
   -----------      ----------------------
   23.1        Consent of Arthur Andersen LLP.